As filed with the Securities and Exchange Commission on May 4, 2007.
Registration No. 333-141205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-4
Registration Statement
Under
The Securities Act of 1933

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana	6022	35-1068133
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 North Michigan Street, South Bend, Indiana 46601
(574) 235-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John B. Griffith, Esquire
General Counsel
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Eric R. Moy, Esquire Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298	John W. Tanselle, Esquire Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 238-6216

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effective date of this Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock, without par value	2,300,000	N/A	(2)	$0

(1)
This amount is based upon the estimated maximum number of shares of Registrant that Registrant may issue at closing of the proposed merger (determined pursuant to the Agreement and Plan of Merger dated as of February 19, 2007, as amended, among the Registrant, Hickory Acquisition, Inc., FINA Bancorp, Inc., and Wayne B. Welter, as shareholders’ agent, described in the proxy statement/prospectus which is a part of this registration statement, assuming the price adjustment provisions require a price increase of not more than $1.5 million). Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended and computed pursuant to Rule 457(f)(2) and (f)(3) of the Securities Act. The proposed maximum offering price is equal to (1) the aggregate book value of the outstanding common stock of FINA Bancorp, Inc. to be acquired by Registrant in the merger of $69,900,000, as of December 31, 2006; less (2) the minimum cash portion of the merger consideration to be paid by the Registrant in the transaction (assuming the price adjustment provisions require a price decrease of $1.5 million), which will be $77,430,000. As this is a negative number, no fee is required to be paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 4, 2007

FINA Bancorp, Inc.

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of FINA Bancorp, Inc. to be held at our corporate offices at 14 Indiana Avenue, Valparaiso, Indiana, at 10:00 a.m. local time on May 30, 2007.

At the special meeting, you will be asked to approve the Agreement and Plan of Merger, by and among 1st Source Corporation, Hickory Acquisition, Inc., FINA Bancorp, Inc. and Wayne B. Welter, as shareholders’ agent, pursuant to which FINA Bancorp will merge with and into Hickory Acquisition, Inc. and the separate existence of FINA Bancorp will cease and First National Bank, Valparaiso, will become a wholly owned subsidiary of 1st Source Corporation.

The aggregate value of the merger consideration to be paid by 1st Source to FINA Bancorp shareholders is approximately $135,000,000, which shall consist of up to approximately $56,700,000 in 1st Source common stock and the remainder will be paid in cash. Based on 42,101 shares of FINA Bancorp common stock issued and outstanding, upon completion of the merger, FINA Bancorp shareholders are expected to receive merger consideration equal to approximately $3,206.57 per share of FINA Bancorp common stock. FINA Bancorp shareholders will be entitled to elect whether to receive cash or 1st Source common stock or a combination thereof, in exchange for their FINA Bancorp shares; provided that no more than 42% or less than 40% of the aggregate consideration will be paid in the form of stock. To the extent FINA Bancorp shareholders’ elections in aggregate would call for the payment of less than 58% of the aggregate consideration in cash, the available 1st Source common stock will be allocated among shareholders electing to receive common stock on a pro rata basis, based on the amount of 1st Source common stock they initially elect to receive. Similarly, and subject to the obligation of 1st Source under certain conditions to pay all of the aggregate consideration in cash, to the extent FINA Bancorp shareholders’ elections in aggregate would call for the payment of more than 60% of the aggregate consideration in cash, the available cash will be allocated among shareholders electing to receive cash on a pro rata basis, based on the amount of cash they initially elect to receive.

If you elect or become entitled to receive 1st Source common stock in the merger, the number of shares you receive will depend in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the anticipated completion of the merger. The average closing price of 1st Source common stock for the ten trading days ending on May 3, 2007 was $24.97.

Because the amount of cash and shares of 1st Source common stock you will receive in the merger is subject to adjustment based on the elections of all FINA Bancorp shareholders, and the number of shares of 1st Source common stock to be issued in the merger will be based in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the anticipated completion date of the merger, you will not know the exact number of shares of 1st Source common stock you will receive, or the value of those shares, when you vote on the agreement and plan of merger.

1st Source common stock is quoted on the Nasdaq Global Select Market under the trading symbol “SRCE.”

After careful consideration, FINA Bancorp’s board of directors recommends that you vote “FOR” approval of the agreement and plan of merger.

To complete the merger, holders of at least a majority of the outstanding shares of FINA Bancorp common stock must approve the agreement and plan of merger.

This document provides you with detailed information about the merger. In addition to being a proxy statement of FINA Bancorp, this document is also the prospectus of 1st Source for shares of 1st Source common stock that will be issued in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “Risk Factors” beginning on page 14 for a discussion of the risks related to the merger and owning 1st Source common stock after the merger.

I hope to see you on May 30, 2007 at our offices in Valparaiso, Indiana.

Sincerely,

Wayne B. Welter
President
FINA Bancorp, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF 1ST SOURCE COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated May 4, 2007 and is first being mailed to FINA Bancorp’s shareholders on or about May 7, 2007.

GENERAL INFORMATION

You should rely only on the information contained in this document in determining how to vote your shares at the special meeting. 1st Source and FINA Bancorp have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 4, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of 1st Source’s common stock in the merger creates any implication to the contrary.

See “Where You Can Find More Information” on page 68.

FINA BANCORP, INC.
14 Indiana Avenue
Valparaiso, Indiana
46383

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2007

To the Shareholders of FINA Bancorp, Inc.:

FINA Bancorp, Inc. will hold a special meeting of shareholders our corporate offices at 14 Indiana Avenue, Valparaiso, Indiana, at 10:00 a.m. local time on May 30, 2007, for the following purposes:

•
To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, as amended, dated as of February 19, 2007, by and between 1st Source Corporation, Hickory Acquisition, Inc., FINA Bancorp, Inc. and Wayne B. Welter, as shareholders’ agent, which provides for the merger of FINA Bancorp with and into Hickory Acquisition, Inc. A copy of the agreement and plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus of which this notice is a part. This proposal is described more fully in the proxy statement/prospectus of which this notice is a part.

•	For the transaction of such other matters as may properly come before the special meeting.

We have fixed the close of business on April 16, 2007 as the record date for determining those shareholders entitled to vote at the special meeting. Only FINA Bancorp shareholders of record at the close of business on that date are entitled to notice of the special meeting, and only the shareholders of record of FINA Bancorp common stock at the close of business on that date are entitled to vote at the special meeting. For the agreement and plan of merger to be approved by FINA Bancorp’s shareholders, the holders of at least a majority of the outstanding shares of FINA Bancorp common stock must vote for approval of the agreement and plan of merger. Abstentions and broker non-votes will have the same effect as votes against approval of the agreement and plan of merger and any other proposals being presented. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares. A list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at the offices of FINA Bancorp during usual business hours for a period of five business days before the special meeting. The list of shareholders will also be available for inspection during the special meeting and any adjournment of the special meeting.

If you do not vote in favor of the agreement and plan of merger and you strictly comply with the procedures set forth in Chapter 44 of the Indiana Business Corporation Law, you will be entitled to obtain payment in cash of the fair value of your shares of FINA Bancorp common stock as determined under this statute. A copy of these provisions is included as Appendix D to this document, and a summary of these provisions can be found in the section titled “Rights of Dissenting Shareholders” beginning on page 45 of this document.

By Order of the Board of Directors,

Wayne B. Welter
President
FINA Bancorp, Inc.
Valparaiso, Indiana
May 4, 2007

            YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. FINA BANCORP’S BOARD OF DIRECTORS SINCERELY WELCOMES YOUR PRESENCE AT THE SPECIAL MEETING. HOWEVER, SO THAT FINA BANCORP MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

FINA BANCORP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	3
Who We Are	3
The Special Meeting of FINA Bancorp	4
The Merger	4
Structure of the Merger	4
FINA Bancorp’s Board Recommends that You Vote “For” the Agreement and Plan of Merger; FINA Bancorp’s Reasons for Merger	4
1st Source’s Reasons for Merger	5
FINA Bancorp’s Financial Advisors Have Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to FINA Bancorp’s Shareholders	5
FINA Bancorp’s Shareholders Will Receive Cash and Shares of 1st Source Common Stock in the Merger Allocated Based on Their Elections and the Provisions of the Merger Agreement	5
Material Federal Income Tax Consequences of the Merger	5
FINA Bancorp Shareholder Vote Required to Approve the Agreement and Plan of Merger	6
Dissenters’ and Appraisal Rights	6
Certain FINA Bancorp Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders	6
FINA Bancorp Has Agreed When and How FINA Bancorp and its Subsidiaries Can Consider Third-Party Acquisition Proposals	7
Accounting Treatment	7
The Completion of the Merger is Subject to Certain Conditions	7
We Have Not Yet Obtained All Regulatory Approvals	7
Termination of the Agreement and Plan of Merger	8
Termination Fee	8
Voting Agreement	8
Shareholders’ Agent	9
SELECTED HISTORICAL FINANCIAL DATA	10
1st Source	10
FINA Bancorp	11
Comparative Historical and Pro Forma Per Share Data	12
RISK FACTORS	14
Risk Factors Relating to the Merger	14
Risk Factors Relating to 1st Source	17
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	21
FINA BANCORP SPECIAL MEETING	23
General	23
Date, Time and Place of Special Meeting	23
Purpose of the Special Meeting	23
Record Date; Shares Entitled to Vote; Quorum	23
Vote of FINA Bancorp Shareholders Required for Adoption of the Agreement and Plan of Merger	22
Voting By Proxy	23
Solicitation of Proxies; Expenses	25
THE MERGER	25
General	25
Background of the Merger	26
FINA Bancorp’s Reasons for the Merger and Recommendation of FINA Bancorp’s Board Of Directors	27
1st Source’s Reasons for the Merger	27
Opinion of FINA Bancorp’s Financial Advisor	28
Interests of Certain Persons in the Merger	31

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Indemnification and Insurance	32
Completion and Effectiveness of the Merger	32
Merger Consideration	32
Exchange of FINA Bancorp Stock Certificates for 1st Source Stock Certificates and Cash	35
Accounting Treatment	37
Management After the Merger	37
Material Federal Income Tax Consequences of the Merger	37
Governmental and Regulatory Approvals	43
Status of Applications and Notices	43
Restrictions on Resales by Affiliates	44
Listing on the Nasdaq Global Select Market of 1st Source Common Stock to be Issued in the Merger	44
RIGHTS OF DISSENTING SHAREHOLDERS	45
Dissenters’ Rights Procedures	45
THE AGREEMENT AND PLAN OF MERGER	49
Representations and Warranties	49
Conduct of FINA Bancorp’s Business Pending the Merger	50
Additional Covenants and Agreements	51
No Solicitation of Other Acquisition Proposals	52
Conditions to Completion of the Merger	53
Termination of the Agreement and Plan of Merger	54
Voting Agreement	54
Shareholders’ Agent	55
Amendment of Agreement and Plan of Merger	55
INFORMATION ABOUT FINA BANCORP	56
General	56
Facilities	57
FINA Bancorp, Inc. and First National Bank, Valparaiso Facilities	57
Employees	58
Legal Proceedings	59
Security Ownership by Certain Beneficial Owners and Management of FINA Bancorp	60
DESCRIPTION OF 1ST SOURCE CAPITAL STOCK	62
Authorized Capital Stock	62
1st Source Common Stock	62
1st Source Preferred Stock	62
COMPARISON OF RIGHTS OF HOLDERS OF FINA BANCORP COMMON STOCK AND 1ST SOURCE COMMON STOCK	63
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO 1ST SOURCE COMMON STOCK AND FINA BANCORP COMMON STOCK	67
Market Information	67
Dividends	67
OTHER MATTERS	68
LEGAL MATTERS	68
EXPERTS	68
WHERE YOU CAN FIND MORE INFORMATION	68

APPENDIX A: Agreement and Plan of Merger	A-1
APPENDIX B: Fairness Opinion, dated May 4, 2007	B-1
APPENDIX C: Shareholder Voting Agreement	C-1
APPENDIX D: Provisions of Indiana Law Relating to Dissenting Shareholders	D-1
APPENDIX E: Supplemental Information Regarding 1st Source Corporation	E-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

About the Merger

Q:	What am I voting on?

A:
1st Source, Hickory Acquisition, Inc., FINA Bancorp and Wayne B. Welter, as shareholders’ agent, have entered into an agreement and plan of merger pursuant to which 1st Source has agreed to acquire FINA Bancorp. You are being asked to consider and vote upon a proposal to approve the agreement and plan of merger through which FINA Bancorp will merge with and into Hickory Acquisition, Inc. As a result of the merger, FINA Bancorp will cease to exist and FINA Bancorp shareholders will exchange their FINA Bancorp common stock for shares of 1st Source common stock and/or cash, based on the election procedures described below.

Q:	What will I receive in exchange for my shares of FINA Bancorp common stock?

A:
Based on 42,101 shares of FINA Bancorp common stock issued and outstanding, upon completion of the merger, FINA Bancorp shareholders are expected to receive merger consideration equal to approximately $3,206.57 per share of FINA Bancorp common stock in the form of cash and (if you elect to receive shares and/or shares are allocated to you pursuant to the merger agreement) shares of 1st Source common stock. The cash portion of the merger consideration will be between 58% and 60% of the aggregate purchase consideration. After setting aside between $4 million and $5.5 million in escrow for purposes of adjusting the purchase price and providing indemnity to 1st Source, the balance of the purchase price will be allocated among the FINA Bancorp shareholders based on their written elections whether to take cash and 1st Source common stock or all cash as consideration for their shares. The amount in the escrow account will be paid out after satisfaction of all escrow conditions. Depending on the elections by all of the FINA Bancorp shareholders, the cash and stock consideration may be reallocated among the FINA Bancorp shareholders to ensure that the total mix of cash and stock consideration is within the parameters required by the merger agreement. If you receive 1st Source common stock in exchange for your shares of FINA Bancorp, the actual number of shares that you receive will depend in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the completion of the merger.

Q:	Will I be able to trade the 1st Source common stock that I receive in the merger?

A:
Yes. The 1st Source common stock issued in the merger will be quoted on the Nasdaq Global Select Market under the symbol “SRCE.” You may sell the shares of 1st Source common stock you receive in the merger without restriction unless, under United States securities laws, you are considered an “affiliate” of FINA Bancorp at the time of the special meeting or become an “affiliate” of 1st Source as a result of the merger. Affiliates will need to comply with the restrictions described in the section titled “The Merger—Restrictions on Resale by Affiliates” beginning on page 44.

Q:	What is the required vote to approve the agreement and plan of merger?

A:
The holders of at least a majority of the outstanding shares of FINA Bancorp common stock as of April 16, 2007, the record date for the special meeting, must vote to approve the agreement and plan of merger in order for the merger to be completed. Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same effect as a vote “against” the merger.

As of the record date, FINA Bancorp’s executive officers and directors and their affiliates, as a group, beneficially owned or had the power to direct the voting of approximately 82.9% of the common stock of FINA Bancorp. Individuals who are beneficial owners of and have the power to direct the voting of shares equal in the aggregate to approximately 72.3% of the common stock of FINA Bancorp have agreed to vote in favor of the agreement and plan of merger by means of a Shareholder Voting agreement, the form of which is attached as Appendix C to this proxy statement/prospectus. Included in these shares are 9,396 shares, or approximately 22.3% of the common stock of FINA Bancorp, held by the William J. Welter Irrevocable Trust. The provisions of this trust are currently the subject of a pending lawsuit which may impact the method of voting of these shares. Neither FINA Bancorp nor 1st Source is a party to this lawsuit and we offer no assurance as to how or when such lawsuit may be resolved.

Q:	Are 1st Source shareholders voting on the merger?

A:	No vote of 1st Source shareholders is required under applicable law to complete the merger.

Q:	What does the FINA Bancorp board of directors recommend?

A:	The board of directors of FINA Bancorp recommends by a majority vote that FINA Bancorp’s shareholders vote “FOR” the agreement and plan of merger.

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:
Yes. Under Indiana law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal, or appraisal rights, you must strictly follow the procedures prescribed by the Indiana Business Corporation Law, or IBCL. To review these procedures in more detail, see “Rights of Dissenting Shareholders” beginning on page 45 of this proxy statement/prospectus and Appendix D.

Q:	When do you expect the merger to occur?

A:
We expect to complete the merger promptly after FINA Bancorp’s shareholders approve the agreement and plan of merger at the special meeting and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable waiting periods and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur in the second quarter of 2007, although delays may occur.

Q:	Are there any risks I should consider in deciding whether I vote for the agreement and plan of merger and the merger?

A:	Yes. Set out under the heading of “Risk Factors,” beginning on page 14 of this document, a number of risk factors are discussed that you should consider carefully.

About the Special Meeting

Q:	When and where is the FINA Bancorp special shareholders meeting?

A:	The special meeting will be held at our corporate offices at 14 Indiana Avenue, Valparaiso, Indiana on May 30, 2007, at 10:00 a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:
Holders of record of FINA Bancorp common stock at the close of business on April 16, 2007, which is the date FINA Bancorp’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:
First, please mail your signed proxy card in the enclosed return envelope, as soon as possible, so your shares will be represented at the special meeting. In order to be sure that your vote is counted, please vote now even if you plan to attend the special meeting in person.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the agreement and plan of merger.

Second, if you wish to make an election regarding whether you will become entitled to receive a combination of stock and cash, or only cash, in the merger, you must complete the enclosed Letter of Transmittal and Election and return it with your original FINA Bancorp stock certificates to which it applies, to the exchange agent, on or before May 31, 2007.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may change your vote by submitting a new proxy with a later date or by voting in person at the special meeting. Alternatively, you may revoke your proxy altogether by notifying FINA Bancorp’s President in writing before the special meeting that you have revoked your proxy.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than completing, signing and mailing a proxy card.

Q:	Why is it important for me to vote?

A:
We cannot complete the merger without the holders of at least a majority of the outstanding shares of FINA Bancorp common stock as of the record date voting in favor of the agreement and plan of merger. If you do not vote or fail to give instructions to your broker or bank to vote on your behalf, it will have the same effect as a vote against the merger.

Q:	Should I send in my stock certificates with my proxy card?

A:
Yes. If you wish to make an election regarding whether you will become entitled to receive a combination of stock and cash, or only cash, in the merger, you must complete the enclosed Letter of Transmittal and Election and return it with your original FINA Bancorp stock certificates to which it applies, to the exchange agent, on or before May 31, 2007. If you do not make such an election and do not submit your stock certificates by that date, promptly after the completion of the merger, the exchange agent will mail to you a letter of transmittal and instructions for exchanging your FINA Bancorp stock certificates for the merger consideration.

How to Get More Information

Q:	Who can help answer my questions?

A:	If you have questions about the merger or about how to vote your shares, please call Wayne B. Welter at FINA Bancorp at (219) 462-4165.

Q:	Where can I find more information about 1st Source?

A:	You can find more information about 1st Source from the various sources described under the heading “Where You Can Find More Information” beginning on page 68 of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the other documents to which 1st Source and FINA Bancorp have referred you, including the Appendices to this proxy statement/prospectus. For more information about 1st Source and FINA Bancorp see “Where You Can Find More Information” on page 68. We have included page references in this Summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

Who We Are

1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000

1st Source Corporation, an Indiana corporation incorporated in 1971, is a bank holding company headquartered in South Bend, Indiana that provides, through its subsidiaries (collectively referred to as "1st

Source"), a broad array of financial products and services. 1st Source, through its principal subsidiary 1st Source Bank, offers commercial and consumer banking services, trust and investment management, and insurance, to individual and business clients through most of its 67 banking center locations in 16 counties in the Northern Indiana-Southwestern Michigan regional market area. 1st Source Bank’s Specialty Finance Group, with 24 locations nationwide, offers specialized financing services for new and used private and cargo aircraft, automobiles and light trucks for leasing and rental agencies, medium and heavy duty trucks, construction equipment, and environmental equipment. 1st Source is not dependent upon any single industry or client.

At December 31, 2006, 1st Source had consolidated total assets of $3.81 billion, loans and leases of $2.70 billion, deposits of $3.05 billion, and total shareholders' equity of $368.90 million.

FINA Bancorp, Inc.
14 Indiana Avenue
Valparaiso, Indiana 46383

FINA Bancorp, Inc., an Indiana corporation formed in 1973, is a bank holding company headquartered in Valparaiso, Indiana. Its principal subsidiary is First National Bank, Valparaiso, a full service bank founded in 1889 operating 26 banking facilities located in Porter, LaPorte and Starke County, Indiana, and offering a broad complement of personal and business banking services, as well as trust and asset management services.

At December 31, 2006, FINA Bancorp and its subsidiaries had total assets of $607.4 million, loans and leases of $230.1 million, deposits of $509.3 million, and shareholders’ equity of $69.9 million.

The Special Meeting of FINA Bancorp (page 23)

FINA Bancorp plans to hold a special meeting of its shareholders on May 30, 2007, at 10:00 a.m. local time, at our corporate offices at 14 Indiana Avenue, Valparaiso, Indiana, 46383. At the meeting you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger.

You can vote at the special meeting if you owned FINA Bancorp common stock at the close of business on April 16, 2007. As of that date, there were 42,101 shares of FINA Bancorp common stock outstanding and entitled to vote. You can cast one vote for each share of FINA Bancorp common stock that you own.

The Merger (page 25)

The agreement and plan of merger is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the agreement and plan of merger as it is the legal document that governs the merger.

Structure of the Merger (page 25)

FINA Bancorp will be merged with and into Hickory Acquisition, Inc., a wholly-owned subsidiary of 1st Source, with Hickory Acquisition, Inc. as the surviving corporation. Promptly following the merger, Hickory Acquisition, Inc. will be merged into 1st Source Corporation. The directors and officers of 1st Source before the merger will continue to serve as the directors and officers of 1st Source after the merger. First National Bank, Valparaiso will continue its separate existence as a wholly owned subsidiary of 1st Source.

FINA Bancorp’s Board Recommends that You Vote “For” the Agreement and Plan of Merger; FINA Bancorp’s Reasons for Merger (page 27)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, FINA Bancorp’s board of directors has determined that the merger is advisable and in your best interests and recommends that you vote “FOR” the agreement and plan of merger. One director voted against the proposal. For a discussion of the circumstances surrounding the merger and the factors considered by FINA Bancorp’s board of directors in approving the agreement and plan of merger, see page 26.

1st Source’s Reasons for Merger (page 27)

1st Source is a locally controlled, regional bank holding company serving communities in Northern Indiana and Southwestern Michigan. Acquisition of FINA Bancorp, and its subsidiary, First National Bank, Valparaiso, provides 1st Source with an important opportunity to acquire another locally controlled financial institution with a complementary geographic footprint and valuable depositary relationships.

FINA Bancorp’s Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to FINA Bancorp’s Shareholders (page 28)

ASFI, LLC (d/b/a Austin Financial Services) delivered its oral opinion to FINA Bancorp’s board of directors that, as of February 17, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by holders of the outstanding shares of common stock of FINA Bancorp under the agreement and plan of merger was fair from a financial point of view to such holders.

The full text of the written opinion of AFSI, dated May 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. FINA Bancorp’s shareholders should read the opinion in its entirety. AFSI provided its opinion for the information and assistance of FINA Bancorp’s board of directors in connection with its consideration of the transaction. The AFSI opinion is not a recommendation as to how any holder of FINA Bancorp common stock should vote or make any election with respect to the transaction.

FINA Bancorp’s Shareholders Will Receive Cash and Shares of 1st Source Common Stock in the Merger Allocated Based on Their Elections and the Provisions of the Merger Agreement (page 32)

Based on 42,101 shares of FINA Bancorp common stock issued and outstanding, upon completion of the merger, FINA Bancorp shareholders are expected to receive merger consideration equal to approximately $3,206.57 per share of FINA Bancorp common stock in the form of cash and (if you elect to receive shares and/or shares are allocated to you pursuant to the merger agreement) shares of 1st Source common stock. The cash portion of the merger consideration will be between 58% and 60% of the aggregate purchase consideration. The aggregate purchase price to be paid by 1st Source will be approximately $135 million, subject to adjustment in accordance with the merger agreement. After setting aside between $4 million and $5.5 million in cash in the escrow for purposes of adjusting the purchase price and providing indemnity to 1st Source, the balance of the purchase price will be allocated among the FINA Bancorp shareholders based on their written elections whether to take cash or 1st Source common stock as consideration for their shares. Depending on the elections by all of the FINA Bancorp shareholders, the cash and stock consideration may be reallocated among the FINA Bancorp shareholders to ensure that the total mix of cash and stock consideration is within the parameters required by the merger agreement. If you receive 1st Source common stock in exchange for your shares of FINA Bancorp, the actual number of shares that you receive will depend in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the completion of the merger.

Material Federal Income Tax Consequences of the Merger (page 37)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), generally referred to in this proxy statement/prospectus as the Code. It is a condition to the closing of the merger that FINA Bancorp receive an opinion of counsel, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Assuming the merger qualifies as a reorganization, in general, you will not recognize any gain or loss for federal income tax purposes on the exchange of your FINA Bancorp shares for 1st Source shares in the merger. Taxable gain will result, however, to the extent that you receive cash instead of 1st Source common stock (including cash received in lieu of fractional shares of 1st Source common stock) and the cash received exceeds your adjusted basis in the surrendered stock.

In the event that you and all of the other FINA Bancorp shareholders receive solely cash in exchange for your FINA Bancorp shares, the merger will not be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and, therefore, taxable gain will result to the extent that you receive cash and the cash received exceeds your adjusted basis in the surrendered shares of FINA Bancorp stock.

You should read “The Merger—Material Federal Income Tax Consequences of the Merger” beginning on page 37 for a more complete discussion of the United States federal income tax consequences of the merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

FINA Bancorp Shareholder Vote Required to Approve the Agreement and Plan of Merger (page 23)

Approval of the agreement and plan of merger requires the affirmative vote of the holders of at least a majority of the shares of FINA Bancorp common stock outstanding as of the close of business on April 16, 2007, the record date for the special meeting of FINA Bancorp shareholders. At the close of business on the record date, there were 42,101 shares of FINA Bancorp common stock outstanding held by 80 holders of record. Each holder of record of FINA Bancorp common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting.

As of the record date, FINA Bancorp’s executive officers and directors and their affiliates, as a group, beneficially owned approximately 82.9% of the common stock of FINA Bancorp. Individuals who are beneficial owners of and have the power to direct the voting of shares equal in the aggregate to approximately 72.3% of the common stock of FINA Bancorp have agreed to vote in favor of the agreement and plan of merger by means of a Shareholder Voting agreement, the form of which is attached as Appendix C to this proxy statement/prospectus. Included in these shares are 9,396 shares, or approximately 22.3% of the common stock of FINA Bancorp, held by the William J. Welter Irrevocable Trust. The provisions of this trust are currently the subject of a pending lawsuit which may impact the method of voting of these shares. Neither FINA Bancorp nor 1st Source is a party to this lawsuit and we offer no assurance as to how or when such lawsuit may be resolved.

Dissenters’ or Appraisal Rights (Page 45)

The Indiana Business Corporation Law grants dissenters’ rights in the merger to holders of FINA Bancorp common stock. Under the Indiana Business Corporation Law, FINA Bancorp shareholders may dissent from the share exchange and demand in writing that FINA Bancorp pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the share exchange unless the exclusion would be inequitable.

Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Appendix D to this proxy statement/prospectus. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights.

Certain FINA Bancorp Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders (page 31)

You should be aware that certain of FINA Bancorp’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of FINA Bancorp. FINA Bancorp’s board of directors was aware of these interests and took them into account at the time they approved the agreement and plan of merger. These interests include provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of

FINA Bancorp for events occurring before the merger. These interests are more fully described in this proxy statement/prospectus under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page 31.

FINA Bancorp Has Agreed When and How FINA Bancorp and its Subsidiaries Can Consider Third-Party Acquisition Proposals (page 52)

The agreement and plan of merger contains detailed provisions prohibiting FINA Bancorp, either directly or indirectly, from seeking or encouraging an alternative acquisition proposal. The “no solicitation” provisions prohibit FINA Bancorp and its subsidiaries, as well as their officers, directors, employees and representatives, from taking any action to solicit an acquisition proposal as described on page 52. However, the agreement and plan of merger does not prohibit FINA Bancorp and its subsidiaries, and their respective officers, directors, employees and representatives from providing confidential information to third parties, engaging in negotiations with, and potentially recommending an alternative acquisition proposal as described on page 52 if FINA Bancorp’s board of directors concludes in good faith, on the basis of written advice from outside counsel, that failure to take such actions would be a breach of fiduciary duties by the board of directors under applicable law.

Even if the FINA Bancorp board of directors resolves to change its recommendation in favor of the agreement and plan of merger, FINA Bancorp must hold the special meeting of shareholders unless the agreement has been terminated by FINA Bancorp because it has accepted a third-party acquisition proposal, as discussed above, or because 1st Source has accepted a third-party acquisition proposal. At any shareholders’ meeting of FINA Bancorp at which the agreement is considered, the FINA Bancorp shareholders who are parties to the voting agreement with 1st Source will be required to honor the voting agreement, under which they have agreed to vote the shares of FINA Bancorp common stock beneficially owned by them or over which they have power to direct the vote (aggregating approximately 72.3% of FINA Bancorp’s outstanding shares) in favor of the agreement and plan of merger.

Accounting Treatment (page 37)

The combination of the two companies will be accounted for as an acquisition of FINA Bancorp by 1st Source using the purchase method of accounting.

The Completion of the Merger is Subject to Certain Conditions (page 53)

Completion of the merger is subject to various conditions, including the approval of the agreement and plan of merger by FINA Bancorp’s shareholders, as well as receipt of all required banking and other regulatory approvals. However, 1st Source will not be required to consummate the merger if any such regulatory approval contains any condition which, in the reasonable good faith judgment of 1st Source, adversely impacts the ability of 1st Source to conclude the merger or operate any business of 1st Source or FINA Bancorp as currently operated. Other conditions include the accuracy of the other parties’ representations and performance of their respective obligations, and receipt by FINA Bancorp of an opinion of counsel as to the tax treatment of the merger, unless the aggregate merger consideration is all cash. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

We Have Not Yet Obtained All Regulatory Approvals (page 43)

We cannot complete the merger unless we receive the prior written approval of the Board of Governors of the Federal Reserve System (sometimes called the “Federal Reserve”) and the Indiana Department of Financial Institutions (sometimes called “IDFI”). 1st Source and FINA Bancorp and their relevant subsidiaries have filed all required applications and notices with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis. The Federal Reserve staff has advised 1st Source that due to the concentration of deposits in Starke County that would likely exist following completion of the merger, the Federal Reserve will condition its approval of the merger upon the agreement of 1st Source to divest itself of one of the current Starke County branch offices of FINA Bancorp (located in Hamlet,

Indiana and North Judson, Indiana (see pages 57 and 58 of this proxy statement/prospectus for information on FINA Bancorp’s current offices).

Termination of the Agreement and Plan of Merger (page 54)

The agreement and plan of merger may be terminated at any time prior to the completion of the merger, whether before or after approval of the agreement and plan of merger by FINA Bancorp shareholders:

•	by mutual consent of FINA Bancorp and 1st Source;

•	by either FINA Bancorp or 1st Source, if the merger has not become effective by August 31, 2007; provided, that the date will be extended for any period during which the merger is enjoined;

•	by either FINA Bancorp or 1st Source, if the Federal Reserve or the Indiana Department of Financial Institutions has denied approval of the merger and such denial has become final and nonappealable;

•
by either FINA Bancorp or 1st Source, upon 60 days notice to the other upon a breach or failure of a representation, warranty or covenant by the other that causes a failure of the conditions to the closing of the merger, which breach or failure has not been cured within the 60-day period after written notice of such breach is given, so long as the terminating party is not in material breach of any of its obligations under the agreement and plan of merger; or

•	by the board of directors of FINA Bancorp:

•	if 1st Source accepts a proposal from a third party to acquire 51% or more of its common stock; or

•
if prior to the effective time of the merger, FINA Bancorp shall have received an acquisition proposal and the board of directors of FINA Bancorp determines, in good faith judgment based on the written opinion of its legal counsel and after consultation with its investment banking firm, that failure to terminate the agreement and plan of merger and accept such alternative acquisition proposal would violate the fiduciary duties of FINA Bancorp’s board of directors (subject to payment of a termination fee to 1st Source).

Termination Fee

If FINA Bancorp determines it is required to terminate the merger agreement in order to accept an alternative acquisition proposal, as described in the foregoing paragraph, FINA Bancorp may only exercise such right of termination if it pays a termination fee of $4.5 million to 1st Source.

Voting Agreement

In connection with the execution of the agreement and plan of merger, and as a condition to 1st Source’s willingness to enter into the agreement and plan of merger, Donna D. Welter, Wendy N. Meyers, Wayne B. Welter and Cyril J. Welter, who are the beneficial owners of and have the power to direct the voting of shares equal in the aggregate to approximately 72.3% of FINA Bancorp’s outstanding common stock, entered into a Shareholders Voting Agreement with 1st Source. Included in these shares are 9,396 shares, or approximately 22.3% of the common stock of FINA Bancorp, held by the William J. Welter Irrevocable Trust. The provisions of this trust are currently the subject of a pending lawsuit which may impact the method of voting of these shares. FINA Bancorp is not a party to this lawsuit and is offering no assurance as to how or when such lawsuit may be resolved. The voting agreement is attached to this proxy statement/prospectus as Appendix C. Under the voting agreement, each such shareholder has agreed (with respect to all shares of FINA Bancorp common stock beneficially owned by that shareholder, and any shares held of record by a fiduciary in respect of which such shareholder has power to direct the vote) that at any meeting of the FINA Bancorp shareholders or in connection with any written consent of the shareholders of FINA Bancorp with respect to the merger, the agreement and plan of merger or any other acquisition proposal, such shareholder will:

•	vote (or direct the voting of) his or her shares in favor of the agreement and plan of merger, the merger and any transactions contemplated thereby; and

•	vote (or direct the voting of) his or her shares against approval of any other acquisition proposal.

The voting agreement also contains restrictions on:

•	the sale, transfer, assignment or other disposition of the shareholder’s shares;

•	the grant of any proxy, power-of-attorney or other authorization relating to the agreement and plan of merger; and

•	depositing of the shareholder’s shares into a voting trust or entrance into a voting agreement.

In the voting agreement, each signing shareholder agrees not to solicit or respond to any other acquisition proposal, and to promptly inform 1st Source of any other acquisition proposal. The voting agreement will terminate upon the earlier to occur of (i) the completion date of the merger, (ii) the termination of the agreement and plan of merger, or (iii) notification by 1st Source to the Shareholders’ Agent.

Shareholders’ Agent

Prior to the effective time of the merger, the Board of Directors and the officers of FINA Bancorp will continue to take action on behalf of FINA Bancorp under the agreement and plan of merger. However, after the effective time of the merger, since FINA Bancorp will have been merged out of existence and First National Bank will become a wholly owned subsidiary of 1st Source, Wayne B. Welter has been designated under the agreement and plan of merger to act as the “Shareholders’ Agent” from and after the effective time of the merger for the then former shareholders of FINA Bancorp.

SELECTED HISTORICAL FINANCIAL DATA

1st Source

1st Source is providing the following table to aid you in your analysis of the financial aspects of the merger. The following selected historical financial data is derived from 1st Source’s audited consolidated financial statements as of and for each of the years ended December 31, 2006, 2005, 2004, 2003, and 2002. The selected historical financial data as of December 31, 2006, 2005 and 2004 and for each of the three years in the period ended December 31, 2006 should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2006, included as part of Appendix E to this proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for each of the two years ended December 31, 2003 is derived from 1st Source’s audited consolidated financial statements and related notes not incorporated herein. See “Where You Can Find More Information” on page 68.

1ST SOURCE CORPORATION AND SUBSIDIARIES
(Dollars in Thousands Except Per Share Data)

	2006	2005	2004	2003	2002
Interest income	$208,994	$168,532	$151,437	$162,322	$199,503
Interest expense	102,561	70,104	52,749	59,070	80,817
Net interest income	106,433	98,428	98,688	103,252	118,686
(Recovery of) provision for loan and lease losses	(2,736)	(5,855)	229	17,361	39,657
Net interest income after (recovery of) provision for
loan and lease losses	109,169	104,283	98,459	85,891	79,029
Noninterest income	76,585	68,533	62,733	80,196	73,117
Noninterest expense	126,211	123,439	127,091	138,904	140,741
Income before income taxes	59,543	49,377	34,101	27,183	11,405
Income taxes	20,246	15,626	9,136	8,029	1,366
Net income	$39,297	$33,751	$24,965	$19,154	$10,039
Assets at year-end	$3,807,315	$3,511,277	$3,563,715	$3,330,153	$3,407,468
Long-term debt and mandatorily redeemable
securities at year-end	43,761	23,237	17,964	22,802	16,878
Shareholders’ equity at year-end	368,904	345,576	326,600	314,691	309,429
Basic net income per common share *	1.74	1.48	1.10	0.83	0.44
Diluted net income per common share *	1.72	1.46	1.08	0.82	0.43
Cash dividends per common share*	.534	.445	.382	.336	.327
Dividend payout ratio	31.05%	30.48%	35.37%	40.98%	76.05%
Return on average assets	1.11%	1.00%	0.75%	0.59%	0.29%
Return on average common equity	10.98%	10.12%	7.81%	6.12%	3.23%
Average common equity to average assets	10.07%	9.89%	9.55%	9.60%	8.95%
* All per share amounts have been restated for stock dividends.

FINA Bancorp

FINA Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. The following selected historical financial data as of and for each of the years in the five year period ended December 31, 2006 is derived from FINA Bancorp’s audited financial statements, which are not included in this proxy statement/prospectus. This information is only a summary.

FINA BANCORP, INC.
(Dollars in Thousands Except Per Share Data)

	2006	2005	2004	2003	2002
Interest income	$33,560	$29,395	$32,688	$38,284	$33,180
Interest expense	14,030	11,052	8,472	8,966	10,113
Net interest income	19,530	18,343	24,216	25,318	23,061
Provision for loan and lease losses	-0-	250	-0-	-0-	545
Net interest income after provision for loan and lease losses	19,530	18,093	24,216	25,318	22,522
Noninterest income (loss)	(160)	5,683	(1,067)	8,950	5,348
Noninterest expense	18,511	17,907	16,447	16,190	14,770
Income before income taxes	859	5,869	6,702	18,078	13,100
Income taxes	(94)	1,970	2,365	6,522	4,682
Net income	953	3,898	4,336	11,556	8,419
Assets at year-end	607,362	647,646	648,662	618,433	577,600
Long-term debt and mandatorily redeemable securities at year-end	--	--	--	--	--
Shareholders’ equity at year-end	69,906	69,269	73,210	69,119	67,329
Basic net income per common share *	22.63	92.14	101.44	267.19	189.69
Diluted net income per common share *	22.63	92.14	101.44	267.19	189.69
Cash dividends per common share*	30.00	20.00	24.00	16.00	15.00
Dividend payout ratio	133.14%	21.87%	25.04%	6.11%	7.95%
Return on average assets	.15%	.60%	.68%	1.93%	1.47%
Return on average common equity	1.37%	5.47%	6.09%	16.94%	18.91%
Average common equity to average assets	11.09%	10.99%	11.23%	10.53%	10.56%
* All per share amounts have been restated for stock dividends.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth for 1st Source and FINA Bancorp certain historical and pro forma per share financial information. The pro forma per share information gives effect to the merger as if the merger had been effective on the dates presented in the case of the book value data, and as if the merger had been effective as of January 1 of the fiscal year presented in the case of the earnings per share and the cash dividends data. The pro forma and pro forma equivalent data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The pro forma financial adjustments are subject to change as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information presented in 1st Source’s prior filings with the Securities and Exchange Commission.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect for the periods indicated. Upon completion of the merger, the operating results of FINA Bancorp and its subsidiaries will be reflected in the consolidated financial statements of 1st Source on a prospective basis.

As of and for the year ended December 31, 2006

	1st Source Historical	FINA Bancorp Historical	Pro Forma Combined	FINA Bancorp ProForma Equivalent
Net income per share, basic	$1.74	$22.63	$1.60	$167.33
Net income per share, diluted	$1.72	$22.63	$1.58	$165.34
Dividends declared per share	$.534	$30.00	$.534	$55.99
Book value per common share	$16.40	$1,660.37	$17.26	$1,809.78

The foregoing data are presented on the basis of the following:

(1) The historical net book value per 1st Source and FINA Bancorp share is computed by dividing shareholders’ equity at the end of the period by the number of shares of 1st Source and FINA Bancorp common stock outstanding at the same date. The pro forma combined net book value per share is computed by dividing the pro forma combined shareholders’ equity at the end of the period by the pro forma number of shares of 1st Source common stock that would have been outstanding, assuming the merger had occurred as of that date. For purposes of this illustration, management assumed (i) a purchase price of $134,228,000 and (ii) that 1,853,866 shares of 1st Source common stock valued at $29.16 per share will be issued for 40% of the merger consideration paid for the shares of FINA Bancorp common stock. The remainder of the merger consideration is assumed to be paid in cash.

(2) The pro forma combined amounts for the year ended December 31, 2006 were derived from (a) the audited consolidated financial statements of 1st Source contained in Appendix E of this document and (b) the audited financial statements of FINA Bancorp for the year ended December 31, 2006 after giving effect to pro forma adjustments for the estimated impact of purchase accounting relating to the merger. Pro forma adjustments made to net income per share for purposes of this illustration include estimated amortization expense, net of taxes, totaling $1,323,000 for the year. Pro forma adjustments for the acquisition related expenses of $1,328,000 after taxes were included in book value per share, but not net income per share, for purposes of this illustration. This illustration does not include adjustment for any efficiencies associated with the combined operation or changes which may be made after completion of the merger.

(3) Shares used to calculate pro forma combined income per share (basic and diluted) were computed by adding the 1,853,866 shares assumed to be issued in the merger to 1st Source’s weighted average shares (basic and diluted) for the respective periods.

(4) The pro forma combined equivalent data is calculated by multiplying the pro forma combined data amounts by an exchange ratio averaging in aggregate 104.845 shares of 1st Source common stock for each outstanding share of FINA Bancorp common stock.

(5) The pro forma combined dividend information incorporates historical dividends of 1st Source because 1st Source currently has no intention of changing its dividend policy as a result of the merger.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting and in deciding whether to elect to receive cash or shares of 1st Source common stock in the merger. See also “Where You Can Find More Information” on page 68.

Risks Factors Relating to the Merger

The proportions of cash or 1st Source common stock you will receive as consideration in the merger is uncertain and will not be known until the merger is effective.

Even if you elect to receive cash consideration in exchange for your FINA Bancorp shares instead of shares of 1st Source common stock, depending on the elections of other FINA Bancorp shareholders and other factors described in the merger agreement, shares of 1st Source common stock may nevertheless be allocated to you in the merger. Similarly, even if you elect to receive stock consideration in exchange for your FINA Bancorp shares instead of cash, depending on the elections of other FINA Bancorp shareholders and other factors described in the merger agreement, incremental cash may nevertheless be allocated to you in the merger instead of shares of 1st Source common stock. Accordingly, you will not know the exact proportions of cash or stock consideration you will become entitled to receive until the merger is effective.

If you receive shares of 1st Source common stock in the merger, you will not be certain of the number of shares you will receive until the effective time of the merger.

The number of shares of 1st Source common stock received by a FINA Bancorp shareholder who receives 1st Source stock will depend in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the anticipated completion of the merger. In addition, if the value of 1st Source common stock at closing falls below $25.663, the 1st Source common stock received by FINA Bancorp shareholders will be initially determined on the basis of a value of $25.663, but 1st Source will be required to compensate FINA Bancorp shareholders receiving 1st Source stock for the deficiency in the closing value of 1st Source common stock below $25.663, in the form of cash or stock or both, as 1st Source determines. Accordingly, FINA Bancorp shareholders will not know the exact number of shares of 1st Source common stock they will receive in the merger until the effective time of the merger.

FINA Bancorp will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FINA Bancorp and consequently on 1st Source. These uncertainties may impair FINA Bancorp’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with FINA Bancorp to seek to change existing business relationships with FINA Bancorp. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with 1st Source. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with 1st Source, 1st Source’s business after the merger could be harmed. In addition, the agreement and plan of merger restricts FINA Bancorp from making acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent FINA Bancorp from pursuing attractive business opportunities that may arise before the completion of the merger. Please see the section entitled “The Agreement and Plan of Merger—Conduct of FINA Bancorp Business Pending the Merger” beginning on page 50 of this proxy statement/prospectus for a description of the restrictive covenants to which FINA Bancorp is subject.

1st Source may fail to realize the anticipated benefits of the merger.

To realize the anticipated benefits from the merger, 1st Source must successfully combine the businesses of 1st Source and FINA Bancorp. The anticipated benefits of the merger also depend on the continued operating performance of FINA Bancorp’s businesses after the merger. If 1st Source is not able to successfully combine the businesses of 1st Source and FINA Bancorp, or if FINA Bancorp’s businesses do not perform as anticipated after the merger, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the introduction of new ownership, or arrangements to coordinate the operations of FINA Bancorp with 1st Source’s operations could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The opinion obtained by FINA Bancorp from its financial advisor will not reflect subsequent changes.

AFSI, the financial advisor to FINA Bancorp, has delivered a “fairness opinion” to the board of directors of FINA Bancorp. The opinion which is dated May 4, 2007, states that, based upon and subject to the assumptions and limitations on review set forth in the opinion, the merger consideration to be paid to FINA Bancorp shareholders is fair, from a financial point of view, to those shareholders. The opinion does not reflect changes that may occur or may have occurred after the date of this opinion, including changes to the operations and prospects of 1st Source or FINA Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinion is based, may alter the relative value of 1st Source and FINA Bancorp.

Some of the directors and executive officers of FINA Bancorp may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of FINA Bancorp may be different from those of FINA Bancorp’s shareholders, and directors and officers of FINA Bancorp may be participants in arrangements that are different from, or in addition to, those of FINA Bancorp’s shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 31.

The agreement and plan of merger limits FINA Bancorp’s ability to pursue alternatives to the merger.

The agreement and plan of merger contains provisions that limit FINA Bancorp’s ability to consider competing third-party proposals to acquire all or a significant part of FINA Bancorp. It also would required FINA Bancorp to pay 1st Source a significant termination fee if it determined it was obligated to terminate the merger agreement in order to accept an alternative proposal. See “The Agreement and Plan of Merger—No Solicitation or Other Acquisition Proposals” beginning on page 52 of this proxy statement/prospectus. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FINA Bancorp from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire FINA Bancorp than it might otherwise have proposed to pay.

If the merger is not completed by August 31, 2007, either 1st Source or FINA Bancorp may choose not to proceed with the merger.

Either 1st Source or FINA Bancorp may terminate the agreement and plan of merger if the merger has not been completed by August 31, 2007, unless the failure of the merger to have been completed has resulted from the failure of the party seeking to terminate the agreement and plan of merger to have performed its obligations. See “The Agreement and Plan of Merger—Termination of the Agreement and Plan of Merger,” beginning at page 54 of this proxy statement/prospectus.

Regulatory approvals may not be received, may take longer than expected or may impose conditions which are not presently anticipated.

The merger must be approved by the Federal Reserve (or that approval must be waived), and the Indiana Department of Financial Institutions. The Federal Reserve will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. Moreover, if conditions imposed by regulatory agencies are unduly burdensome, 1st Source may choose to terminate the merger agreement.

The Federal Reserve staff has advised 1st Source that due to the concentration of deposits in Starke County that would likely exist following completion of the merger, the Federal Reserve will condition its approval of the merger upon the agreement of 1st Source to divest itself of one of the current Starke County branch offices of FINA Bancorp (located in Hamlet, Indiana and North Judson, Indiana (see pages 57 and 58 of this proxy statement/prospectus for information on FINA Bancorp’s current offices). 1st Source does not view this condition as material or adversely impacting its ability to conclude the merger or to operate the business of 1st Source and FINA Bancorp in Starke County following the merger, and so is prepared to accept this condition of the Federal Reserve’s approval. However, before the merger may be consummated, 1st Source will be required to have executed a definitive agreement with a qualified third party to dispose of one of FINA Bancorp’s Starke County branches and there is no assurance as to when, or the terms upon which, 1st Source will be able to enter into such an agreement. Alternatively, 1st Source will be required to place one of the Starke County branches in trust with an independent trustee prior to the Closing on terms acceptable to the Federal Reserve. Such trustee will be directed to arrange for the sale of such branch.

FINA Bancorp’s shareholders will have less influence as shareholders of 1st Source than as shareholders of FINA Bancorp.

You currently have the right to vote in the election of the board of directors of FINA Bancorp and on other matters affecting FINA Bancorp. The merger will transfer control of FINA Bancorp to 1st Source. If the merger occurs and you receive shares of 1st Source common stock in the merger, you will become a shareholder of 1st Source with a percentage ownership of 1st Source that is much smaller than your percentage ownership of FINA Bancorp. Because of this, you will no longer be able to influence the management policies of FINA Bancorp’s operations (to the extent you were able to do so before the merger), and as a shareholder of 1st Source with a small ownership percentage you will not be able to influence the management policies of 1st Source.

Unanticipated costs relating to the merger could reduce 1st Source’s future earnings per share.

1st Source believes it has reasonably estimated the likely costs of integrating the operations of FINA Bancorp into 1st Source and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of 1st Source after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on 1st Source’s earnings per share. In other words, if the merger is completed and 1st Source incurs unexpected costs and expenses as a result of the merger, 1st Source believes that the earnings per share of 1st Source common stock could be less than they would have been if the merger had not been completed.

It is uncertain when you will receive all of the consideration to which you are entitled in the merger.

Because of the funds that will be deposited into the escrow account, shareholders of FINA Bancorp may not receive $3,206.57 per share in consideration for their shares in the merger. Furthermore, even if the amount is received, the total price may not be paid to the shareholders for six years following the merger. The escrow account is described in more detail in the section of the proxy statement / prospectus entitled “The Merger - Merger Consideration - Escrow Arrangements” beginning at page 32.

Risk Factors Relating to 1st Source

Fluctuations in interest rates could reduce 1st Source’s profitability and affect the value of its assets.

Like other financial institutions, 1st Source is subject to interest rate risk. Its primary source of income is net interest income, which is the difference between interest earned on loans and leases and investments, and interest paid on deposits and borrowings. 1st Source expects to periodically experience imbalances in the interest rate sensitivities of its assets and liabilities and the relationships of various interest rates to each other. Over any defined period of time, its interest-earning assets may be more sensitive to changes in market interest rates than its interest-bearing liabilities, or vice-versa. In addition, the individual market interest rates underlying its loan and lease and deposit products may not change to the same degree over a given time period. In any event, if market interest rates should move contrary to 1st Source’s position, earnings may be negatively affected. In addition, loan and lease volume and quality and deposit volume and mix can be affected by market interest rates as can the businesses of 1st Source’s clients. Changes in levels of market interest rates could have a material adverse affect on 1st Source’s net interest spread, asset quality, origination volume, and overall profitability.

Over the last two years, the Federal Reserve increased its target for Federal funds rate 400 basis points. While these short-term market interest rates (which are used as a guide for pricing deposits) have increased, longer-term market interest rates (which are used as a guide for pricing longer-term loans and leases) have not increased at the same rate. If short-term interest rates continue to rise, and if rates on 1st Source deposits and borrowings continue to reprice upwards faster than the rates on long-term loans and leases and investments, 1st Source could experience continued compression of 1st Source’s interest rate spread and net interest margin, which could have a negative effect on its profitability.

1st Source principally manages interest rate risk by managing the volume and mix of its earning assets and funding liabilities. In a changing interest rate environment, 1st Source may not be able to manage this risk effectively. If 1st Source is unable to manage interest rate risk effectively, its business, financial condition and results of operations could be materially harmed.

Changes in the level of interest rates also may negatively affect 1st Source’s ability to originate loans and leases, the value of its assets and its ability to realize gains from the sale of assets, all of which ultimately could affect its earnings.

Future expansion involves risks.

In the future, 1st Source may acquire all or part of other financial institutions and may establish de novo branch offices. There could be considerable costs involved in executing 1st Source’s growth strategy. For instance, new branches generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which 1st Source does not have an established presence. Accordingly, any new branch expansion could be expected to negatively impact earnings for some period of time until the branch reaches certain economies of scale. Acquisitions and mergers involve a number of risks, including the risk that:

• 1st Source may incur substantial costs identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

• 1st Source’s estimates and judgments used to evaluate credit, operations, management, and market risks relating to target institutions may not be accurate;

• There may be substantial lag-time between completing an acquisition or opening a new office and generating sufficient assets and deposits to support costs of the expansion;

• 1st Source may not be able to finance an acquisition, or the financing obtained may have an adverse effect on its operating results or cause dilution of existing shareholders;

• The attention of 1st Source management in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from existing business;

• Acquisitions typically involve the payment of a premium over book and market values and; therefore, some dilution of tangible book value and net income per common share may occur in connection with any future transaction;

• 1st Source may enter new markets where it lacks local experience;

• 1st Source may incur goodwill in connection with an acquisition, or the goodwill it incurs may become impaired, which results in adverse short-term effects on its operating results; or

• 1st Source may lose key employees and clients.

Competition from other financial services providers could adversely impact 1st Source’s results of operations.

The banking and financial services business is highly competitive. 1st Source faces competition in making loans and leases, attracting deposits and providing insurance, investment, trust, and other financial services. Increased competition in the banking and financial services businesses may reduce 1st Source’s market share, impair 1st Source’s growth or cause the prices it charges for services to decline. 1st Source’s results of operations may be adversely impacted in future periods depending upon the level and nature of competition it encounters in its various market areas.

1st Source is dependent upon the services of its management team.

1st Source’s future success and profitability is substantially dependent upon its management and the banking abilities of its senior executives. 1st Source believes that its future results will also depend in part upon its ability to attract and retain highly skilled and qualified management. 1st Source is especially dependent on a limited number of key management personnel, many of whom do not have employment agreements with 1st Source. The loss of the chief executive officer and other senior management and key personnel could have a material adverse impact on 1st Source’s operations because other officers may not have the experience and expertise to readily replace these individuals. Many of these senior officers have primary contact with 1st Source’s clients and are extremely important in maintaining personalized relationships with 1st Source’s client base. The unexpected loss of services of one or more of these key employees could have a material adverse effect on 1st Source’s operations and possibly result in reduced revenues if 1st Source were unable to find suitable replacements promptly. Competition for senior personnel is intense, and 1st Source may not be successful in attracting and retaining such personnel. Changes in key personnel and their responsibilities may be disruptive to 1st Source’s businesses and could have a material adverse effect on its businesses, financial condition, and results of operations.

Technology security breaches could expose 1st Source to possible liability and damage its reputation.

Any compromise of 1st Source’s security also could deter clients from using 1st Source’s internet banking services that involve the transmission of confidential information. 1st Source relies on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect its systems from compromises or breaches of its security measures that could result in damage to 1st Source’s reputation and business.

Planned conversion of core data processing systems may involve difficulties or delays that could disrupt 1st Source’s business.

Failure to successfully implement a pending project 1st Source has undertaken to replace the majority of its core and ancillary data processing systems, would negatively impact its business. During 2006, 1st Source continued to work toward the implementation of a new core system. Complete conversion is slated for 2007. The replacement of the core systems has wide-reaching impacts on 1st

Source’s internal operations and business. 1st Source can provide no assurance that the amount of this investment will not exceed its expectations and result in materially increased levels of expense or asset impairment charges. There is no assurance that this initiative will achieve the expected cost savings or result in a positive return on investment. Additionally, if the new core system does not operate as intended, or is not implemented as planned, there could be disruptions in 1st Source’s business which could adversely affect its financial condition and results of operations.

1st Source is subject to credit risks relating to its loan and lease portfolios. If 1st Source’s allowance for credit losses is not sufficient to cover actual loan losses, 1st Source’s earnings could decrease.

In the financial services industry, there is always a risk that certain borrowers may not repay borrowings. 1st Source’s reserve for loan and lease losses may not be sufficient to cover the loan and lease losses that it may actually incur. If 1st Source experiences defaults by borrowers in any of its businesses, its earnings could be negatively affected. Changes in local economic conditions could adversely affect credit quality, particularly in 1st Source’s local business loan and lease portfolio. Changes in national economic conditions could also adversely affect the quality of 1st Source’s loan and lease portfolio and negate, to some extent, the benefits of national diversification through its Specialty Finance Group’s portfolio.

Commercial and commercial real estate loans generally involve higher credit risks than residential real estate and consumer loans. Because payments on loans secured by commercial real estate or equipment are often dependent upon the successful operation and management of the underlying assets, repayment of such loans may be influenced to a great extent by conditions in the market or the economy.

1st Source offers both fixed-rate and adjustable-rate consumer mortgage loans secured by properties, substantially all of which are located in its primary market area. Adjustable-rate mortgage loans help reduce exposure to changes in interest rates; however, during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase as a result of repricing and the increased payments required from the borrower.

Consumer loans can entail risk, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets. In these cases, any repossessed collateral may not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy.

1st Source’s construction and transportation related lending businesses could be adversely affected by slow downs in the economy. Clients who rely on the use of assets financed through 1st Source’s Specialty Finance Group to produce income could be negatively affected, and 1st Source could experience substantial loan and lease losses. By the nature of the businesses these clients operate in, 1st Source could be adversely affected by continued rapid increases of fuel costs. Since some of the relationships in these industries are large (up to $15 million), a slow down could have a significant adverse impact on 1st Source’s performance.

1st Source’s construction and transportation related businesses could be adversely impacted by the negative effects caused by high fuel costs, actual or threatened terrorist attacks, and other destabilizing events. These factors could contribute to the deterioration of the quality of 1st Source’s loan and lease portfolio, as they could have a negative impact on the travel sensitive businesses for which its specialty finance businesses provide financing.

In addition, 1st Source’s leasing and equipment financing activity is subject to the risk of cyclical downturns, industry concentration and clumping, and other adverse economic developments affecting these industries and markets. This area of lending, with transportation in particular, is dependent upon general economic conditions and the strength of the travel, construction, and transportation industries.

1st Source operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

1st Source is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on 1st Source and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect 1st Source’s powers, authority and operations, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on 1st Source.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of 1st Source, and which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe”, “contemplate”, “seek”, “estimate”, “plan”, “project”, “anticipate”, “assume”, “expect”, “intend”, “targeted”, “continue”, “remain”, “will”, “should”, “indicate”, “would”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

All written or oral forward-looking statements that are made by or attributable to 1st Source or FINA Bancorp are expressly qualified in their entirety by this cautionary notice. 1st Source has no obligation and does not undertake to update, revise, or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made. 1st Source has expressed its expectations, beliefs, and projections in good faith and believes they have a reasonable basis. However, 1st Source makes no assurances that its expectations, beliefs, or projections will be achieved or accomplished. These forward-looking statements may not be realized due to a variety of factors, including, without limitation, the following:

• Local, regional, national, and international economic conditions and the impact they may have on 1st Source and its clients and its assessment of that impact.

• Changes in the level of nonperforming assets and charge-offs.

• Changes in estimates of future cash reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

• The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

• Inflation, interest rate, securities market, and monetary fluctuations.

• Political instability.

• Acts of war or terrorism.

• Substantial increases in the cost of fuel.

• The timely development and acceptance of new products and services and perceived overall value of these products and services by others.

• Changes in consumer spending, borrowings, and savings habits.

• Changes in the financial performance and/or condition of borrowers.

• Technological changes.

• Acquisitions and integration of acquired businesses.

• The ability to increase market share and control expenses.

• Changes in the competitive environment among bank holding companies.

• The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which 1st Source and its subsidiaries must comply.

• The effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters.

• Changes in 1st Source’s organization, compensation, and benefit plans.

• The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquires and the results of regulatory examinations or reviews.

• Greater than expected costs or difficulties related to the integration of new products and lines of business.

• The factors described above under “Risk Factors”.

Additional factors that could cause 1st Source’s results to differ materially from those described in the forward-looking statements can be found in 1st Source’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

FINA BANCORP SPECIAL MEETING

General

FINA Bancorp is sending you this proxy statement/prospectus to provide you with information concerning the Agreement and Plan of Merger, dated as of February 19, 2007, by and between 1st Source, FINA Bancorp, Hickory Acquisition, Inc. and Wayne B. Welter, as the shareholders’ agent. The agreement and plan of merger provides for the merger of FINA Bancorp with and into Hickory Acquisition, Inc. FINA Bancorp’s board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

This proxy statement/prospectus is also being furnished by 1st Source to FINA Bancorp’s shareholders as a prospectus in connection with the issuance by 1st Source of shares of 1st Source common stock upon completion of the merger.

This proxy statement/prospectus is first being furnished to the shareholders of FINA Bancorp on or about May 7, 2007.

Date, Time and Place of Special Meeting

The special meeting of FINA Bancorp shareholders is to scheduled to be held as follows:

May 30, 2007
10:00 a.m. local time
FINA Bancorp, Inc.
14 Indiana Avenue
Valparaiso, Indiana
46383

Purpose of the Special Meeting

At the special meeting, the shareholders of FINA Bancorp entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the agreement and plan of merger and the merger. THE FINA BANCORP BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF FINA BANCORP COMMON STOCK VOTE FOR THE AGREEMENT AND PLAN OF MERGER AND THE MERGER. SEE “THE MERGER—BACKGROUND OF THE MERGER” BEGINNING ON PAGE 26.

Record Date; Shares Entitled to Vote; Quorum

The FINA Bancorp board of directors has fixed the close of business on April 16, 2007, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 42,101 shares of FINA Bancorp common stock issued and outstanding, each of which entitles its holder to one vote. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of FINA Bancorp common stock is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes (which are signed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares) will be counted for purposes of determining whether a quorum exists.

Vote of FINA Bancorp Shareholders Required for Adoption of the Agreement and Plan of Merger

The affirmative vote of the holders of at least a majority of the outstanding shares of FINA Bancorp common stock on the record date is required for approval of the agreement and plan of merger. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the agreement and plan of merger is approved.

As of the record date, beneficial owners of FINA Bancorp common stock, with power to direct the vote of approximately 72.3% of the outstanding shares have signed a voting agreement with 1st Source agreeing to vote in favor of the merger. See “Agreement and Plan of Merger - Voting Agreement” on page 54.

Voting By Proxy

All properly completed and signed proxies delivered and not properly revoked will be voted at the special meeting in the manner specified in those proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the approval of the agreement and plan of merger. The failure to submit a vote by proxy or in person at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of the proposals presented.

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting.

You may vote by proxy by completing and mailing the enclosed proxy card. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

How to Vote

If you are a shareholder of record and you hold shares of FINA Bancorp common stock in your name, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of FINA Bancorp common stock through a trustee, custodian or other fiduciary, please follow the voting instructions that the applicable fiduciary requires. If you (or, as appropriate, your fiduciary) do not return your proxy card those shares will not be voted at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented, and at the discretion of the proxy holders with respect to any other business properly brought before the meeting.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the proxy card, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying FINA Bancorp’s President, Wayne B. Welter, at FINA Bancorp, Inc., 14 Indiana Avenue, Valparaiso, Indiana 46383, in writing before the special meeting that you have revoked your proxy; or

•	voting in person at the special meeting.

Voting in Person

If you are a registered holder and plan to attend the special meeting and wish to vote in person, you will be permitted to do so at the special meeting.

Solicitation of Proxies; Expenses

Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of FINA Bancorp, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of FINA Bancorp common stock held of record by such persons, and FINA Bancorp may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the agreement and plan of merger incurring the expense.

THE MATTER TO BE CONSIDERED AT THE SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF FINA BANCORP. ACCORDINGLY, HOLDERS OF FINA BANCORP COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

FINA Bancorp’s board of directors has approved and adopted the agreement and plan of merger, the merger and the transactions contemplated thereby. The agreement and plan of merger provides for the merger of FINA Bancorp with and into Hickory Acquisition, Inc., a wholly-owned subsidiary of 1st Source. Hickory Acquisition, Inc. will be the surviving entity in the merger and the separate existence of FINA Bancorp will cease. After the effective time of the merger, the officers and directors of Hickory Acquisition, Inc. will continue as the officers and directors of the surviving entity.

Promptly after the merger of FINA Bancorp into Hickory Acquisition, Inc., Hickory Acquisition, Inc. will be merged into 1st Source Corporation. First National Bank, Valparaiso will become a wholly owned subsidiary of 1st Source Corporation.

FINA Bancorp’s shareholders will be entitled to receive upon completion of the merger shares of 1st Source common stock and cash for each share of FINA Bancorp’s common stock. Shares of 1st Source common stock issued and outstanding at the time the merger is completed will remain outstanding and those stock certificates will be unaffected by the merger. 1st Source’s common stock will continue to be quoted on the Nasdaq Global Select Market under the 1st Source Corporation name with the symbol “SRCE” after the merger.

Please see “The Agreement and Plan of Merger” beginning on page 49 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the agreement and plan of merger.

Background of the Merger

Members of the Board of Directors of FINA Bancorp who beneficially own approximately 72.3% of the outstanding shares of FINA Bancorp became interested in liquidating their investment in FINA Bancorp in a manner which would allow the participation of all shareholders of FINA Bancorp. On May 15, 2006 the Board of Directors authorized FINA Bancorp to engage Renninger & Associates as its financial advisor in connection with its efforts to assess its strategic alternatives and to pursue a possible strategic affiliation with other entities, while balancing the needs of its shareholders with the potential impact on FINA Bancorp’s employees, customers and communities.

Renninger & Associates conducted an internal review of FINA Bancorp and, working with FINA Bancorp, prepared a confidential information memorandum containing financial and operating information about FINA Bancorp. In early September 2006, Renninger & Associates, on behalf of FINA Bancorp, began a confidential inquiry by contacting thirty-seven parties about their interest in pursuing a merger. Renninger & Associates developed the list of potential merger partners based on its assessment of each party’s expected financial ability, regulatory acceptability, geographic interest and, with the input of FINA Bancorp, cultural suitability. Twenty of those potential merger partners executed confidentiality agreements, including 1st Source, and received the confidential information memorandum. Seven of those twenty potential merger partners submitted preliminary non-binding indications of interest to acquire FINA Bancorp.

In early October 2006, Renninger & Associates reviewed with the FINA Bancorp board of directors the pricing and terms of each of the seven non-binding indications of interest. After discussion about the merits of the proposals, the FINA Bancorp board chose to provide four potential merger partners (including 1st Source) with access to additional information and management of FINA Bancorp and to answer questions about the operations of FINA Bancorp. Three potential merger partners ultimately completed due diligence procedures during the month of November 2006.

In early December 2006, two potential merger partners, including 1st Source, elected to significantly improve and refine their respective proposals. On December 16, 2006 the board of directors of FINA Bancorp met with Renninger & Associates and its legal counsel to discuss and analyze financial and non-financial aspects of the two superior proposals. In addition to engaging AFSI to provide a fairness opinion, the board of directors directed Renninger & Associates to have further discussions with and seek clarifications from the two potential merger partners and to arrange oral presentations. Oral presentations were conducted in late December 2006.

On January 6, 2007 the board of directors of FINA Bancorp met again with Renninger & Associates for further discussion and analysis of the two proposals. FINA Bancorp’s board of directors determined that 1st Source’s proposal was acceptable and further discussions commenced on more complete terms. Negotiation of the merger agreement commenced between the parties and their counsel in mid-January 2007.

During January 2007, Renninger & Associates, AFSI, and legal counsel conducted a review of certain information regarding 1st Source at 1st Source’s headquarters. FINA Bancorp (represented by Renninger & Associates), 1st Source and their respective counsel negotiated the terms of the merger agreement and related documents and FINA Bancorp and 1st Source prepared their disclosure schedules to the merger agreement.

On February 17, 2007, FINA Bancorp’s board of directors met with Renninger & Associates, AFSI, and legal counsel to review the terms of the merger agreement in detail. AFSI provided an oral opinion as to the fairness of the proposed transaction to FINA Bancorp shareholders from a financial point of view.

On February 19, 2007, FINA Bancorp’s board of directors met again with Renninger & Associates and legal counsel to discuss the proposed acquisition terms and voted to approve the agreement and plan of merger. They authorized Wayne B. Welter, as president of FINA Bancorp, to execute the agreement in the form presented to the board. All but one of the directors voted for the merger. The parties executed and publicly announced the agreement and plan of merger later that day.

FINA Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

FINA Bancorp’s board of directors determined that the merger agreement and the merger consideration were in the best interests of FINA Bancorp and its shareholders and recommends that FINA Bancorp shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement. One director of FINA Bancorp voted against the merger agreement and recommendation.

In its deliberations and in making its determination, FINA Bancorp’s board of directors considered many factors including, without limitation, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both FINA Bancorp and 1st Source;

•	1st Source’s access to capital and managerial resources relative to that of FINA Bancorp;

•
the premium represented by the value of the merger consideration over the current book value of FINA Bancorp common stock and the trading prices of the 1st Source Common Stock prior to the announcement of the merger;

•
its desire to provide shareholders with the prospects for greater future appreciation on their investments in FINA Bancorp common stock than the amount the board of directors believes that FINA Bancorp could achieve independently;

•	the greater liquidity of 1st Source common stock, which is traded on the Nasdaq Global Select Market;

•	the oral opinion delivered by AFSI that the merger consideration is fair, from a financial standpoint, to the shareholders of FINA Bancorp;

•	FINA Bancorp’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due to 1st Source’s more diverse financial products and services;

•	the effect of the merger on FINA Bancorp’s employees, customers and community; and

•	1st Source’s long-term growth strategy.

The above discussion of the information and factors considered by FINA Bancorp’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the FINA Bancorp shareholders vote to approve the merger agreement and related transactions. The FINA Bancorp board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

The FINA Bancorp board of directors recommends that FINA Bancorp’s shareholders approve the merger agreement and the related transactions.

1st Source’s Reasons for the Merger

1st Source is a locally controlled, regional bank holding company serving communities in Northern Indiana and Southern Michigan. Acquisition of FINA Bancorp, and its subsidiary, First National Bank,

Valparaiso, provides 1st Source with an important opportunity to acquire another locally controlled financial institution with a complementary geographic footprint and valuable depositary relationships. 1st Source believes that its culture, as a business organization, is consistent with the existing culture of FINA Bancorp and First National Bank, Valparaiso as a business organization.

Opinion of FINA Bancorp’s Financial Advisor

FINA Bancorp retained AFSI, LLC, d/b/a Austin Financial Services (“AFSI”) to act as its financial advisor for purposes of rendering a fairness opinion. AFSI is a nationally recognized investment banking firm specializing in the banking and financial services industry. In the ordinary course of its investment banking business, AFSI is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. FINA Bancorp selected AFSI as its financial advisor based upon AFSI’s qualifications, expertise and reputation in such capacity. Neither AFSI nor any of its affiliates has a material relationship with FINA Bancorp or 1st Source or any material financial interest in FINA Bancorp or 1st Source.

In connection with AFSI’s engagement, FINA Bancorp asked AFSI to evaluate the fairness of the merger consideration to FINA Bancorp shareholders from a financial point of view. At the February 17, 2007 meeting of the board to evaluate the merger, AFSI delivered to the FINA Bancorp board its oral opinion that the merger consideration was fair to FINA Bancorp shareholders from a financial point of view. Subsequently, the FINA Bancorp board voted to approve the merger and executed the agreement and plan of merger on February 19, 2006. AFSI provided its written opinion on May 4, 2007.

You should consider the following when reading the discussion of AFSI’s opinion in this document:

•
The summary of the opinion of AFSI set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by AFSI in connection with its opinion.

•
AFSI’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by FINA Bancorp’s board, nor does it address the decision by FINA Bancorp’s board to proceed with the merger.

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AFSI’s opinion to FINA Bancorp’s board of directors rendered in connection with the merger does not constitute a recommendation to any FINA Bancorp shareholder as to how he or she should vote at the special meeting.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, AFSI performed a variety of financial analyses. AFSI believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of AFSI’s opinion.

In performing its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FINA Bancorp and may not be realized. Any estimates contained in AFSI’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by AFSI was assigned a greater significance by AFSI than any other. The relative importance or weight given to these analyses by AFSI is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

AFSI has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. AFSI did not undertake any independent evaluation or appraisal of the assets and liabilities of FINA Bancorp or 1st Source nor was it furnished with any appraisals.

AFSI is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of FINA Bancorp or 1st Source; and it has assumed that the allowances of FINA Bancorp and 1st Source are in the aggregate adequate to cover potential losses. AFSI’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, AFSI made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•
that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on FINA Bancorp, 1st Source or on the anticipated benefits of the merger;

•	that FINA Bancorp had provided it with all of the information prepared by FINA Bancorp or its other representatives that might be material to AFSI in its review; and

•
that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of FINA Bancorp as to the future operating and financial performance of FINA Bancorp.

In connection with its opinion dated May 4, 2007, AFSI reviewed:

•	the agreement and plan of merger;

•	the audited financial statements of 1st Source for the five years ended December 31, 2006;

•	Consolidated Reports of Condition and Income of First National Bank, Valparaiso for the five years ended December 31, 2006;

•	Consolidated Reports of Condition and Income of 1st Source Bank for the year ended December 31, 2006;

•	the audited financial statements of FINA Bancorp for the years ended December 31, 2004 and 2005; and

•	financial and operating information with respect to the business, operations and prospects of FINA Bancorp and 1st Source.

In addition, AFSI:

•
held discussions with members of management of FINA Bancorp and 1st Source regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of FINA Bancorp and 1st Source;

•	compared the results of operations of FINA Bancorp and 1st Source with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as AFSI deemed appropriate.

As part of preparing its fairness opinion, AFSI performed due diligence investigations in January, 2007 including a visitation to 1st Source on January 25, 2007. As part of the due diligence, AFSI requested information regarding the financial condition and performance of the 1st Source Corporation including budgets, an allowance for loan losses reconciliation and delinquent loans; information regarding pending or potential environmental, shareholder, regulatory and general litigation or claims; information regarding any outstanding stock options or planned programs; board and committee minutes; director meeting information packages; information regarding regulatory administrative orders or other actions imposed on 1st Source Corporation or its affiliates; regulatory exams; and other items.

In conjunction with the on-site review of these materials, AFSI met with 1st Source Corporation officers Richard Q. Stifel, Executive Vice President and Chief Credit Officer; Larry E. Lentych, Senior Vice President, Treasurer and Chief Financial Officer; and John B. Griffith, Senior Vice President, General Counsel and Secretary. In addition, AFSI addressed a series of questions regarding any current, known or suspected and undisclosed issues or matters that would have a materially adverse impact on the current or future financial condition or performance of 1st Source Bank to 1st Source Corporation officers Lentych and Griffith.

Valuation Methodology

The following is a summary of all material analyses performed by AFSI in connection with its written opinion provided to the FINA Bancorp board of directors dated May 4, 2007. The summary does not purport to be a complete description of the analyses performed by AFSI.

The principal step in determining the fair market value of FINA Bancorp is to evaluate its wholly owned subsidiary, First National Bank, Valparaiso. First National Bank, Valparaiso represented 96.84% of the total assets (excluding cash) of FINA Bancorp at March 31, 2007. In evaluating FINA Bancorp, AFSI considered numerous appraisal methods and eventually determined that two methods were proper in calculating FINA Bancorp’s fair market value. The two selected methods were the discounted cash flow and the adjusted book value.

Discounted Cash Flow. Using a discounted future cash flow analysis, AFSI projected cash flows of FINA Bancorp’s wholly owned subsidiary bank, First National Bank, five years into the future. The principal behind the discounted future cash flow analysis is that the worth of a business is equal to the present value of the future expected cash flows of the business. Besides determining five years of future cash flows, AFSI also estimated First National Bank’s residual value. The residual value represents the value of the institution beyond the explicit forecast period. This value is based on the cash flow during the year following the final projected year. The steps involved in determining First National Bank’s value utilizing the discounted future cash flow analysis included the following: (1) the projected earnings in excess of the amount necessary to maintain a 6.00% equity capital to asset ratio were added to book charges such as depreciation less any projected capital expenditures in order to determine future cash flow; (2) the future cash flows were then converted to a present value equivalent using a discount rate of 15.61%, which was determined from the use of the Capital Asset Pricing Model (“CAPM”); (3) the residual value was then calculated by dividing the projected cash flows for the 6th year by the capitalization rate. The capitalization rate not only includes all aspects of the CAPM but also reflects the long-term income growth prospects of First National Bank, as well as specific company risk factors; (4) the present value equivalent of the projected residual value was calculated using the 15.61% discount rate; and (5) the present value of the cash flows and the residual value were added together. The value per share of First National Bank’s common stock resulting from this analysis was $62.96 million.

Adjusted Book Value. AFSI also determined the fair market value of First National Bank utilizing the adjusted book method as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure, representing the summary measure of stockholders’ claims against the assets on a historical cost basis, is derived from the March 31, 2007 balance sheet. Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional “off-balance sheet” adjustments are calculated, if necessary. The value per share of First National Bank’s common stock resulting from this analysis was $93.83 million.

AFSI accorded an equal weight to each of the values derived from its analysis in order to arrive at an aggregate value of First National Bank. The weightings were based on AFSI’s review of the financial position, history and recent performance of First National Bank. The sum of the weighted values, or $78.4 million, equates to the fair market value of First National Bank as of March 31, 2007. The sum of the weighted values equates to the fair market value of First National Bank as a going concern. Subsequently, AFSI replaced the book value of First National Bank as represented in FINA Bancorp’s March 31, 2007 parent company only balance sheet with the fair market value of First National Bank. This substitution results in a fair market value of FINA Bancorp as a going concern of $81.0 million.

Comparable Transactions. AFSI also analyzed certain other merger/acquisition transactions that have consummated over the past two years in the Midwest (Iowa, Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) which involved target financial institutions with assets between $250 million to $1 billion. AFSI compared the median transaction multiples of book value and earnings for these comparable transactions to FINA Bancorp’s book value and last 12 months earnings. These multiples, when applied to FINA Bancorp’s book value and last 12 months earnings as of and for the twelve months ending December 31, 2006, suggest the purchase consideration received by FINA Bancorp would be slightly below comparable transaction values on a book value basis adjusted for the higher ratio of equity to assets maintained at FINA Bancorp and well in excess of transaction values on an earnings basis even after adjusting for “normalized” earnings. The results produced in this analysis do not purport to be indicative of actual value or expected value of FINA Bancorp shares of common stock.

Summary of Proposed Merger. The aggregate purchase price to be paid by 1st Source in the merger will be approximately $135 million, subject to adjustment in accordance with the merger agreement. The cash portion of the merger consideration will be between 58% and 60% of the aggregate purchase consideration. After setting aside between $4 million and $5.5 million in escrow for purposes of adjusting the purchase price and providing indemnity to 1st Source, the balance of the purchase price will be allocated among the FINA Bancorp shareholders based on their written elections whether to take cash or 1st Source common stock as consideration for their shares. Depending on the elections by all of the FINA Bancorp shareholders, the cash and stock consideration may be reallocated among the FINA Bancorp shareholders to ensure that the total mix of cash and stock consideration is within the parameters required by the merger agreement. The actual number of shares to be issued by 1st Source in the merger will depend in part on the average closing price of 1st Source common stock on the Nasdaq Global Select Market for the ten full trading days ending on the third full trading day before the completion of the merger.

Based on the results of the various analyses described above, AFSI concluded that the consideration to be received by FINA Bancorp shareholders under the agreement and plan of merger is fair, from a financial point of view, to the shareholders of FINA Bancorp.

The opinion expressed by AFSI was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of FINA Bancorp or 1st Source could materially affect the assumptions used in preparing the opinion.

AFSI will receive a fee equal to $50,000.00 plus out-of-pocket expenses incurred for all services performed in connection with the rendering of the fairness opinion. In addition, FINA Bancorp has agreed to indemnify AFSI and its directors, officers and employees, from liability in connection with the transaction, and to hold AFSI harmless from any losses, actions, claims, damages, expenses or liabilities related to any of AFSI’s acts or decisions made in good faith and in the best interest of FINA Bancorp.

Interests of Certain Persons in the Merger

Certain of FINA Bancorp’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of FINA Bancorp. FINA Bancorp’s board of directors was aware of these interests and took them into account at the time they approved the agreement and plan of merger. These interests are the continued director and officer liability coverage discussed below under “The Merger - Indemnification and Insurance.”

Indemnification and Insurance

For a period of six years following the merger, 1st Source will be obligated to indemnify, defend and hold harmless the present and former directors and officers of FINA Bancorp and its subsidiaries, against expenses, claims, or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions occurring at or before the merger (including the transactions contemplated in the merger agreement), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the articles of incorporation or by-laws of FINA Bancorp and its subsidiaries and any indemnification agreements with FINA Bancorp or its subsidiaries in effect on the date of the merger agreement. Certain potential claims identified by FINA Bancorp to 1st Source, if a claim for indemnification is made with respect to such matters, will reduce the indemnity escrow amount. See the “The Merger - Merger Consideration - Escrow Arrangements,” below. FINA Bancorp has undertaken to obtain tail coverage, prior to the merger, in addition to its existing director and officer liability insurance coverage, to provide director’s and officer’s liability insurance through the sixth anniversary of the merger providing for reimbursement of such officers and directors with respect to such expenses and claims.

Effective April 10, 2007, the parties amended the merger agreement to stipulate that the indemnification provisions are subject to the limitations of federal banking law.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the agreement and plan of merger by the shareholders of FINA Bancorp. The merger will become effective upon the filing of appropriate articles of merger with the Secretary of State of the State of Indiana.

We intend to complete the merger as quickly as possible after FINA Bancorp’s special meeting and plan to complete the merger during the second quarter of 2007, although delays may occur.

Merger Consideration

The aggregate purchase price provided for in the merger agreement is approximately $135 million, subject to adjustment (up or down), on a dollar for dollar basis, to the extent that the shareholders' equity of FINA Bancorp is greater than or less than a targeted figure of $69,051,000. For purposes of the agreement, shareholders' equity is defined as shareholders' equity as recorded on the balance sheet of FINA Bancorp in accordance with generally accepted accounting principles; provided that such figure will be (i) adjusted for unrealized gains or losses on securities, (ii) reduced by any loss in fair market value of FINA Bancorp's nonoperating real estate if 1st Source's appraisal of such real estate is less than 95% of the value of such real estate on FINA Bancorp's books, and (iii) reduced by any unrecorded liability for obligations arising upon a change of control. As of the date of this proxy statement/prospectus, FINA Bancorp does not expect the adjustment for shareholders' equity to be material. Therefore the aggregate purchase price is expected to be approximately $135 million. There are 42,101 shares of common stock of FINA Bancorp outstanding on the date hereof, so if the aggregate purchase price after adjustment were $135 million, and there is no change in the number of outstanding shares before the effective date of the merger, FINA Bancorp shareholders would receive $3,206.57 per share in consideration for their shares in the merger.

Escrow Arrangements

Of the total purchase price, 1st Source will first set aside cash in an escrow account for two purposes. First, $4 million will be set aside as an indemnity escrow to protect 1st Source against certain post-closing contingencies, discussed below. Second, up to $1.5 million (with the specific amount to be specifically determined shortly prior to closing depending on FINA Bancorp's estimation of its closing date shareholders’ equity) will be set aside for potential remittance to 1st Source in the event that FINA Bancorp's shareholders equity as of closing is less than an estimated amount to be determined prior to closing of the merger. Such amount is called the purchase price adjustment escrow. So if the full $1.5 million is placed in escrow for the purchase price adjustment (along with the $4 million indemnity escrow), a total of $5.5 million in cash will be placed in escrow. The balance of the purchase price (sometimes called the "initial purchase consideration", which would amount to $129.5 million, in this example) will become payable to shareholders of FINA Bancorp in the form of 1st Source common stock, or cash, or both, based on the allocation procedures and provisions of the merger agreement, summarized below.

You will be given the opportunity to elect whether you wish to receive shares of 1st Source common stock for some or all of your FINA Bancorp shares, or cash for some or all of your FINA Bancorp shares, as further described below. Each share of FINA Bancorp stock for which the purchase consideration is paid in cash will become entitled to receive an amount equal to the initial purchase consideration divided by the number of outstanding shares of FINA Bancorp stock as of the closing. If there continue to be 42,101 shares of FINA Bancorp stock outstanding, and the initial purchase consideration, as indicated in the foregoing example, were $129.5 million, then FINA Bancorp shareholders receiving cash would become entitled to receive $3,075.94 for each share of FINA Bancorp stock surrendered in the merger.

Each share of FINA Bancorp stock for which the purchase consideration is paid in the form of 1st Source common stock will become entitled to receive the number of shares of 1st Source common stock determined by dividing the amount of cash that would be paid in respect of FINA Bancorp shares receiving cash (or $3,075.94 in the foregoing example) by the value per share of 1st Source common stock at closing, subject to an upper and lower threshold. The value of 1st Source common stock as of closing will be equal to the average of the closing prices of 1st Source common stock for a period of 10 full trading days ending three full trading days before the date of the closing. The lower threshold is $25.663, so if the value of 1st Source common stock at closing is in fact less than $25.663, it will nevertheless be deemed to be $25.663 for purposes of determining the amount of 1st Source common stock to be issued to holders of FINA Bancorp common stock receiving 1st Source common stock (subject to 1st Source’s obligation to provide supplemental consideration as described below). Similarly, the upper threshold is $32.663, so if the value of 1st Source common stock at closing is in fact greater than $32.663, it will nevertheless be deemed to be $32.663 for purposes of determining the amount of 1st Source common stock to be issued to holders of FINA Bancorp common stock receiving 1st Source common stock. The value of 1st Source common stock, determined based on the foregoing formula, as of the date of the merger agreement was $29.163. If the value of 1st Source common stock at closing were $29.163, then each share of FINA Bancorp common stock surrendered in exchange for 1st Source common stock would be exchanged for 105.474 shares of 1st Source common stock. Only a whole number of shares of 1st Source common stock will be issued to any holder of FINA Bancorp shares and 1st Source will pay cash in lieu of any fractional shares.

Electing to Receive Cash or 1st Source Stock in the Merger

A form of Letter of Transmittal and Election is included with this proxy statement/prospectus. If you wish to make an election whether to receive cash or 1st Source common stock for your shares of FINA Bancorp common stock, you must: (i) complete your Letter of Transmittal and Election form in accordance with the accompanying instructions, and (ii) return your completed, signed, Letter of Transmittal and Election, together with your original certificates for shares of FINA Bancorp common stock covered by the Letter of Transmittal and Election, to the exchange agent. You must do so no later than May 31, 2007. If you do not submit your Letter of Transmittal and Election before such deadline, your FINA Bancorp shares will be deemed “no election” shares and cash and stock consideration will be allocated to your shares based on the allocation procedures described below.

Allocation Procedures

The allocation of cash and 1st Source common stock as consideration for shares of FINA Bancorp will be made generally with a view to assuring that no less than 40% and no more than 42% of the aggregate purchase consideration (including the amounts set aside in escrow) will be paid in the form of 1st

Source common stock and the balance will be paid in cash. 1st Source Bank, acting as the exchange agent, will make allocations of cash and stock consideration consistent with the following rules.

If FINA Bancorp shareholders electing to receive cash for their shares would be entitled to receive cash exceeding 60% of the total purchase consideration, then all FINA Bancorp shareholders electing to receive 1st Source Common Stock, and all FINA Bancorp shareholders holding shares for which no valid election was made, will receive shares of 1st Source common stock in exchange for their shares. The exchange agent will then select a portion of the shares for which holders elected to receive cash, on a pro rata basis, to instead receive 1st Source common stock, so that no more than 60% of the total purchase consideration is paid in cash.

If FINA Bancorp shareholders electing to receive cash for their shares would be entitled to receive cash amounting to less than 58% of the total purchase consideration, then all FINA Bancorp shareholders electing to receive cash will receive cash. Next, the exchange agent will allocate cash to those shares of FINA Bancorp for which no valid election was made to the extent necessary to ensure that 58% of the total consideration will be paid in cash. If less than all "no election" shares would need to be allocated cash consideration to ensure the percentage of cash purchase consideration is not less than 58%, then the exchange agent will select among the "no election" shares randomly to determine the "no election" shares for which cash will be paid. If the exchange agent allocates cash to all of the "no election" shares and the percentage of cash purchase consideration is still less than 58%, then the exchange agent will select a portion of the shares for which holders elected to receive 1st Source common stock, on a pro rata basis, to instead receive cash, so that no less than 58% of the total purchase consideration is paid in cash.

If FINA Bancorp shareholders electing to receive cash for their shares would be entitled to receive cash amounting to between 58% and 60% of the total purchase consideration, then all shares of FINA Bancorp common stock the holders of which elected to receive 1st Source common stock, and all shares for which no valid election was made, will receive shares of 1st Source common stock; and all FINA Bancorp common stock the holders of which elected to receive cash, will receive cash.

1st Source and the FINA Bancorp shareholders who executed the voting agreement with 1st Source as described herein may agree, in advance of the allocation of cash or stock consideration described above, that, in lieu of pro rata allocation by the exchange agent of consideration to FINA Bancorp shareholders (in cash or stock) in a form different from what such shareholders elected as contemplated above, such reallocations will first be made in respect of shares held by holders who are party to such voting agreement.

Supplemental Consideration in the Event of a Decline in the Value of 1st Source Common Stock

Notwithstanding the foregoing allocation rules, if the value of 1st Source common stock at closing, determined in accordance with the merger agreement, is less than $25.663, 1st Source will be required to remit additional consideration to FINA Bancorp shareholders receiving 1st Source common stock, to cover the deficiency between the value of 1st Source common stock at closing and $25.663. 1st Source will decide whether to pay such differential in the form of common stock, cash, or both. If, however, 1st Source's election to allocate this portion of the consideration under this provision would cause the merger to fail to qualify as a tax-free reorganization with respect to the 1st Source common stock being issued in the merger, then all holders of FINA Bancorp common stock will receive cash consideration and will not receive any 1st Source common stock.

Exchange Process

If the exchange agent has not received your Letter of Transmittal and Election prior to the effective time of the merger, it will mail an additional letter of transmittal to you at that time. To become eligible to receive your merger consideration from 1st Source you will be required to complete and execute a Letter of Transmittal and return it to the exchange agent, together with your original certificates for FINA Bancorp shares you are submitting for exchange.

The exchange agent will cause the consideration allocated to your FINA Bancorp shares to be paid or issued to you approximately 10 business days following the effective time (if you submitted a properly completed Letter of Transmittal and Election, together with your original FINA Bancorp share certificates prior to the effective time); or within 10 business days following its receipt, after the effective time, of your properly completed Letter of Transmittal together with your original FINA Bancorp share certificates.

Price Adjustment

The merger agreement provides for a mechanism to adjust the purchase price based on the amount by which FINA Bancorp's shareholders equity, as described above, at the closing, is more or less than $69,051,000. Following closing, 1st Source will make an initial determination of the total purchase price, based on its assessment of FINA Bancorp's shareholders' equity at closing. It will provide this statement to the FINA Bancorp shareholder’s agent for review. If the shareholder’s agent disagrees with this statement, the agreement provides for a process to resolve any disagreement through negotiations or, if necessary, referral to an independent accountant for a neutral, binding determination. Once the final purchase price is determined, if a decrease in the price is required, the escrow agent will release the amount of the deficit to 1st Source from the purchase price adjustment escrow amount (described above as an amount up to $1.5 million set aside for such purpose in connection with the closing) plus 5% interest from the closing date. If an increase in the purchase price is required, 1st Source will remit the amount of the increase to the escrow agent, plus 5% interest from the closing date. The escrow agent will then distribute any remaining portion of the purchase price adjustment escrow amount (and any payment made by 1st Source representing a purchase price increase) among the former holders of FINA Bancorp common stock, ratably according to their interests.

Indemnity Escrow

The escrow agent will retain the escrow indemnity amount of $4 million in the escrow account in accordance with the escrow agreement. If 1st Source, its subsidiaries (including the surviving corporation) or certain affiliates suffer damages or costs of litigation or investigation due to any of the following claims, 1st Source will be entitled to compensation for such claims or damages from the escrow indemnity amount, so long as it provides notice of its claim for indemnity on or before September 18, 2012. Claims for which 1st Source will be entitled to be indemnified are (i) any claim or action (whether pending or threatened) disclosed by FINA Bancorp in connection with the merger agreement; or (ii) any claim or action related to dissenting shares; or (iii) any claim related to a tax-qualified retirement plan. Indemnity of 1st Source for claims in respect of dissenting shares will be limited to the amount (if any) the holder of any dissenting shares recovers pursuant to the exercise of dissenters’ rights in excess of the amount of consideration to which such holder is otherwise entitled under the merger agreement. 1st Source will also be entitled to indemnity in respect of any breach of any representation, warranty or covenant of FINA Bancorp under the merger agreement; provided that 1st Source gives notice of such claim before the completion of the purchase price adjustment procedures under the merger agreement. Any portion of the escrow indemnity amount remaining in the custody of the escrow agent at September 18, 2012, not required to compensate 1st Source in respect of claims or breaches for which it has previously provided notice (and as to which it has not been released) will be distributed to the former holders of FINA Bancorp common stock, ratably in accordance with their interests, as promptly as practicable in accordance with the escrow agreement.

Exchange of FINA Bancorp Stock Certificates for 1st Source Stock Certificates and Cash

You received a Letter of Transmittal and Election form and related instructions for use with this proxy statement/prospectus. You may use this form to (i) choose whether you would prefer to receive 1st Source common stock for some or all of your shares of FINA Bancorp, along with cash, or only cash for some or all of your shares of FINA Bancorp in the merger (subject to the allocation provisions of the merger agreement described above), and (ii) submit your certificates representing your shares of FINA Bancorp common stock for exchange in the merger.

If you wish to make and election whether to receive any 1st Source common stock in exchange for your shares or cash, you must return this Letter of Transmittal and Election form, properly completed, with your original stock certificates for FINA Bancorp common stock being exchanged in the merger to the exchange agent, and such materials must be received by the exchange agent by May 31, 2007. The exchange agent is:

1st Source Bank
P.O. Box 1602
South Bend, Indiana 46634
Attention: Larry Lentych

If you desire to change your election, you may do so by submitting a replacement Letter of Transmittal and Election form, properly completed, to the exchange agent in advance of the deadline. If you wish to revoke an earlier election, and not to make a different election, you may do so by providing written notice to the exchange agent, and your certificates for FINA Bancorp stock submitted with your original Letter of Transmittal and Election will be returned to you upon request.

If you submit your Letter of Transmittal and Election form, properly completed, with your original stock certificates for FINA Bancorp common stock being exchanged in the merger, on or before May 31, 2007, when the merger is completed, you will need to take no further action and your FINA Bancorp stock certificates will be cancelled and you will receive the merger consideration to which you are entitled under the merger agreement. If, for any reason, the merger is not completed and the merger agreement is terminated, your certificates for FINA Bancorp common stock will be promptly returned to you.

You are not required to submit your Letter of Transmittal and Election in advance of the above date unless you wish to make an election regarding the form of consideration you wish to receive for your shares of FINA Bancorp common stock in the merger. If you do not submit your Letter of Transmittal and Election by such date, then, after the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your FINA Bancorp stock certificates in exchange for the merger consideration. When you deliver your FINA Bancorp stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your FINA Bancorp stock certificates will be cancelled and you will receive the merger consideration to which you are entitled under the agreement and plan of merger.

Dividends and Distributions

FINA Bancorp shareholders are not entitled to receive any dividends or other distributions on 1st Source common stock until the merger is completed and the FINA Bancorp shareholder has surrendered its FINA Bancorp stock certificates in exchange for 1st Source stock certificates. If there is any dividend or other distribution on 1st Source common stock with a record date after the merger and a payment date prior to the date of surrender of the FINA Bancorp stock certificates in exchange for 1st Source stock certificates, the FINA Bancorp shareholder will receive it with respect to the whole shares of 1st Source common stock issued to such shareholder promptly after they are issued. If there is any dividend or other distribution on 1st Source common stock with a record date after the merger and a payment date after the date of surrender of FINA Bancorp stock certificates in exchange for 1st Source stock certificates, the FINA Bancorp shareholder will receive it with respect to the whole shares of 1st Source common stock issued to the shareholder promptly after the payment date.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any FINA Bancorp shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

No Fractional Shares Will Be Issued

1st Source will not issue fractional shares of 1st Source common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, 1st Source will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the average closing sale prices of one share of 1st Source common stock for the ten consecutive trading days on the Nasdaq Global Select Market immediately proceeding the third trading day before the completion date of the merger. No interest will be paid or accrued on the cash paid for fractional shares.

Lost, Stolen or Destroyed FINA Bancorp Stock Certificates

If you have lost a certificate representing FINA Bancorp common stock, or it has been stolen or destroyed, 1st Source will issue to you the common stock or cash payable under the agreement and plan of merger if you submit an affidavit of that fact and post a bond in such reasonable amount as 1st Source or the exchange agent may direct to protect against any claim that may be made against 1st Source or the exchange agent about ownership of the lost, stolen or destroyed certificate.

Accounting Treatment

1st Source will account for the merger as a purchase. 1st Source will make a determination of the fair value of FINA Bancorp’s assets and assumed liabilities in order to allocate the purchase price of the assets acquired and liabilities assumed. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, 1st Source may record goodwill. After the merger, 1st Source will include the results of FINA Bancorp’s operations in its consolidated results of operations.

Management After the Merger

Neither the board of directors nor the executive officers of 1st Source will change as a result of the merger. Information about 1st Source’s directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Appendix E.  See also “Where You Can Find More Information” on page 68.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material anticipated United States federal income tax consequences of the merger to a U.S. holder of FINA Bancorp’s common stock that surrenders shares of FINA Bancorp common stock for shares of 1st Source common stock or cash in the merger. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The summary represents general information only and is based on the Code, its legislative history, existing and proposed United States Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, and all of which are subject to change or differing interpretations (possibly with retroactive effect) and any change could affect the continuing validity of this discussion.

For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any other entity treated as a partnership for United States federal income tax purposes) holds FINA Bancorp common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding FINA Bancorp common stock, such holder should consult its tax advisor.

This discussion only addresses FINA Bancorp’s shareholders that hold their shares of FINA Bancorp common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal income taxation that may be relevant to a FINA Bancorp shareholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax laws (including, for example, tax-exempt organizations, mutual funds, a trader in securities who elects to apply a mark to market method of accounting, brokers or dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their FINA Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, an S corporation, partnership or other pass through entity (or an investor in an S corporation, partnership or other pass through entity), holders subject to the alternative minimum tax provisions of the Code, holders whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, or holders who acquired their FINA Bancorp common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation). In addition, no information is provided in this proxy statement/prospectus with respect to the tax consequences of the merger under applicable state, local or non-United States laws. No ruling has been or will be requested by FINA Bancorp or 1st Source from the IRS regarding the United States federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

The merger is intended to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes, but the merger will not qualify as a reorganization if the merger consideration consists solely of cash (as described below). It is a condition to FINA Bancorp’s obligation to consummate the merger as a reorganization that it receive an opinion from tax counsel, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In addition, the opinion must state that FINA Bancorp and 1st Source are parties to such reorganization within the meaning of Section 368(b) of the Code and that no gain or loss shall be recognized by the shareholders of FINA Bancorp who receive shares of 1st Source in exchange for shares of FINA Bancorp common stock except to the extent of any cash received for such shares of FINA Bancorp common stock. These opinions will be based on representation letters provided by FINA Bancorp and 1st Source and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger as a reorganization could be adversely affected.

The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treas. Reg. § 1.368-1(e). The opinions are not binding on the IRS or any court and do not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion.

The United States federal income tax consequences of the merger depend upon whether the merger consideration includes shares of 1st Source common stock. (See the section of this proxy statement/prospectus entitled “Merger Consideration - Allocation Procedures” beginning on page 33.) If the merger consideration consists solely of cash and no 1st Source common stock (an “all-cash transaction”), the merger will be a taxable transaction for United States federal income tax purposes as discussed below under the heading “U.S. Federal Income Tax Consequences - Taxable Transaction.” If the merger consideration consists of the requisite combination of 1st Source common stock and cash, the merger will qualify as a reorganization for United States federal income tax purposes, with the result that the receipt of 1st Source common stock in the merger will be tax free to the FINA Bancorp shareholders as discussed below under the heading “U.S. Federal Income Tax Consequences - Code Section 368(a) Reorganization.”

In deciding whether to approve and adopt the merger agreement, the merger and the related transactions, FINA Bancorp shareholders should consider the possibility that the merger consideration may consist only of cash, in which case the merger will be a taxable transaction. FINA Bancorp shareholders will not be entitled to change their votes in the event the merger is a taxable transaction.

      U.S. Federal Income Tax Consequences -Taxable Transaction

If the merger is an all-cash transaction and if 1st Source does not exercise its right in Section 9.09 of the merger agreement to revise the structure or method of effecting the merger, the merger will be a taxable forward merger rather than a reorganization, and FINA Bancorp and its shareholders will recognize taxable gain or loss for United States federal income tax purposes as a result of the merger. If the merger is a taxable forward merger, FINA Bancorp will be deemed for United States federal income tax purposes to have (1) sold all of its assets and (2) distributed the sale proceeds to its shareholders in exchange for their shares of FINA Bancorp common stock in complete liquidation of FINA Bancorp. As a result, FINA Bancorp will recognize gain or loss on such deemed asset sale in an amount equal to the difference between the amount of cash received in the merger and the FINA Bancorp’s adjusted tax basis in the assets sold. Gain or loss recognized by FINA Bancorp will be capital gain or ordinary income depending on the character of the assets sold and FINA Bancorp’s holding period with respect thereto. Also, each FINA Bancorp shareholder who receives cash proceeds of the deemed asset sale in exchange for all of its shares of FINA Bancorp common stock will recognize gain or loss for United States federal income tax purposes in the manner discussed below under the heading “Exchange of FINA Bancorp Common Stock Solely for Cash.”

      U.S. Federal Income Tax Consequences - Code Section 368(a) Reorganization

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, FINA Bancorp and 1st Source will not recognize any gain or loss for United States federal income tax purposes as a result of the merger, except as described below. Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the merger to U.S. holders of FINA Bancorp common stock are, in general, as follows:

Exchange of FINA Bancorp Common Stock Solely for Cash

A FINA Bancorp shareholder who exchanges all of its shares of FINA Bancorp common stock solely for cash in the merger will recognize gain or loss on the exchange in an amount equal to the difference, if any, between the amount of cash received and the FINA Bancorp shareholder’s aggregate tax basis in the shares surrendered in exchange therefor. Gain or loss recognized by such a FINA Bancorp shareholder will be capital gain or loss (unless treated as a dividend under Section 302(b) of the Code as discussed below).

Exchange of FINA Bancorp Common Stock for a Combination of 1st Source Common Stock and Cash

A FINA Bancorp shareholder who receives a combination of 1st Source common stock and cash in exchange for all of its shares of FINA Bancorp common stock will recognize gain, if any, (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger (plus the value of the shareholder’s right to receive escrowed cash if the installment sale rules, open transaction doctrine or any other applicable gain recognition deferral technique do not apply as described below); and (ii) the excess, if any, of (a) the sum of the amount of cash (plus the value of the shareholder’s right to receive escrowed cash if the installment sale rules do not apply as described below) and the fair market value of the 1st Source common stock received in the merger over (b) the FINA Bancorp shareholder’s aggregate tax basis in its FINA Bancorp common stock surrendered in exchange therefor. Such FINA Bancorp shareholder’s aggregate tax basis in the 1st Source common stock received (including any fractional shares deemed received and exchanged for cash as described below) will be equal to the shareholder’s aggregate tax basis in its FINA Bancorp common stock surrendered, decreased by the amount of any cash received (other than cash received instead of fractional shares of 1st Source common stock) and increased by the amount of any gain recognized (other than gain recognized with respect to cash received instead of fractional shares of 1st Source common stock). Such FINA Bancorp shareholder’s holding period for 1st Source common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the FINA Bancorp common stock surrendered in the merger.

Possible Treatment of Exchange of FINA Bancorp Common Stock for Cash as a Dividend

Any gain recognized by a FINA Bancorp shareholder will be capital gain unless the FINA Bancorp shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a FINA Bancorp shareholder’s receipt of cash has the effect of a distribution of a dividend, the FINA Bancorp shareholder will be treated as if it first exchanged all of its FINA Bancorp common stock solely in exchange for 1st Source common stock and then 1st Source immediately redeemed a portion or all of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend of the FINA Bancorp shareholder if such receipt is, with respect to the FINA Bancorp shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a FINA Bancorp shareholder if it results in a “meaningful reduction” in the holder’s proportionate interest in 1st Source. If a holder that has a relatively minimal stock interest in 1st Source and no right to exercise control over corporate affairs suffers a reduction in the holder’s proportionate interest in 1st Source, the holder should be regarded as having suffered a meaningful reduction in the holder’s proportionate interest in 1st Source. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a FINA Bancorp shareholder who owns less than 50% of the voting power of the outstanding 1st Source common stock if the percentage of the outstanding 1st Source common stock that is actually and constructively owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding 1st Source common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a FINA Bancorp shareholder, if it results in a complete termination of a shareholder’s interest in the outstanding 1st Source common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b) of the Code, a shareholder is may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the FINA Bancorp shareholder’s holding period for its FINA Bancorp common stock is more than one year as of the date of the merger. Long-term capital gains recognized by an individual are generally subject to tax at reduced rates.

If, after applying these tests, the deemed redemption results in the gain recognized by a FINA Bancorp shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual FINA Bancorp shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Any gain treated as ordinary income will be taxable at ordinary income rates.

The determination as to whether a FINA Bancorp shareholder will recognize a capital gain or dividend income as a result of its exchange of FINA Bancorp common stock for cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each FINA Bancorp shareholder is urged to consult its own tax advisor with respect to this determination.

Cash Received Due to Exercise of Dissenters’ Rights

A holder of FINA Bancorp common stock who receives cash for its FINA Bancorp common stock because such shareholder exercised dissenters’ rights pursuant to Chapter 44 of the Indiana Business Corporation Law will be treated for United States federal income tax purposes as if the 1st Source common stock had been received and then redeemed for cash by 1st Source. Such FINA Bancorp shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the 1st Source common stock, unless such payment, under each such holder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code, as discussed above.

Cash in Lieu of Fractional Shares

A holder of FINA Bancorp common stock who receives cash in lieu of a fractional share of 1st Source common stock generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. As a result, assuming that the redemption of a fractional share of FINA Bancorp common stock is treated as a sale or exchange and not as a dividend, gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of 1st Source common stock and such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

Treatment of Escrowed Cash

Although the law is uncertain with respect to the United States federal income tax treatment of cash placed in escrow, unless a U.S. holder of FINA Bancorp common stock elects out of or is otherwise ineligible for the installment method of reporting gain, a shareholder may take the position that cash placed in escrow is not taxable to a FINA Bancorp shareholder at the time of the merger. Instead, the recognition of any gain is deferred until the cash is actually received. Under the installment method, the amount of the gain recognized will be the lesser of the cash received (minus the portion of the cash treated as interest, as discussed below) and the proportionate amount of the total gain realized in the merger that was not previously recognized as a result of the cash received at the effective time of the merger. For this purpose, the total gain realized in the merger will be the excess of (i) the sum of the fair market value of 1st Source common stock and the amount of cash that is received or expected to be received in the merger (including the holder’s portion of the full amount of cash placed in escrow) over (ii) the shareholder’s tax basis in the FINA Bancorp common stock surrendered in the merger. The proportion of the total gain realized and not previously recognized allocable to any cash received from the escrow in a particular tax year will be equal to the proportion of the escrowed cash received in that year. If less than the full amount of a FINA

Bancorp shareholder’s portion of the escrowed cash is ultimately received by such holder, the holder will have to make subsequent adjustments to its income tax returns to reflect such fact. Gain recognized will be capital gain (unless treated as a dividend under Section 302(b) of the Code as discussed above), which will be long-term capital gain if the holding period for the shares of FINA Bancorp common stock exchanged in the merger was more than one year as of the effective time of the merger. As discussed above, long-term capital gains recognized by an individual are generally subject to tax at reduced rates.

The installment method does not apply to FINA Bancorp shareholders who affirmatively elect out of the installment method. FINA Bancorp shareholders are urged to consult their own tax advisors with respect to whether they should elect out of the installment method and the impact of the installment method or such election out of the installment method on their particular tax posture. Certain other rules, including special interest and pledge rules applicable to an installment obligation arising from the disposition of property with a sales price in excess of $150,000, may also apply.

If the installment method does not apply or in the alternative, a U.S. holder of FINA Bancorp common stock may take the position that cash placed in escrow is not taxable to a FINA Bancorp shareholder at the time of the merger based upon application of the so-called “open transaction” doctrine. Temporary United States Treasury regulations, however, are intended to limit the use of the open transaction doctrine and open-transaction treatment to “rare and extraordinary cases.”

It is possible that the IRS could take the position that the installment method, open-transaction doctrine or any other applicable gain recognition deferral technique are unavailable to FINA Bancorp shareholders with respect to the escrowed cash and, therefore, seek to require the FINA Bancorp shareholders to recognize gain immediately on the escrowed cash at the time of the merger. Such a position, if sustained, would result in a FINA Bancorp shareholder being taxed on its share of the escrowed cash at the time of the merger without actually receiving such share of cash until the potential distribution of the escrowed cash at a later date.

The FINA Bancorp shareholders should be considered the owners of the escrowed funds and should be taxed on their pro rata share of the periodic earnings (including, but not limited to, interest income) on the escrowed funds on an annual basis. A portion of any escrowed cash and/or earnings thereon may be characterized as ordinary interest income for United States federal income tax purposes under the imputed interest rules of the Code. As a result, a portion of any payments made to the FINA Bancorp shareholders from the escrow at a date later than the merger may be recharacterized as interest income; applicable tax law may allocate payments between interest and sales proceeds, whether or not the parties have done so, and, in some cases, in derogation of the parties’ negotiated allocation. Generally, the amount of imputed interest income, if any, on the escrowed cash should be determined by a comparison of the actual interest earned by the FINA Bancorp shareholders with respect to the escrowed cash compared to the applicable federal rate in effect for the month in which the effective time of the merger occurs.

Backup Withholding and Information Reporting

In general, a non-corporate FINA Bancorp shareholder receiving cash in the merger may be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) may apply to cash payments received unless the exchanging FINA Bancorp shareholder either provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding (generally on a substitute IRS Form W-9) or otherwise establishes an exemption to the satisfaction of 1st Source and the exchange agent. Any amount withheld as backup withholding from payments to an exchanging FINA Bancorp shareholder will be allowed by the IRS as a refund or credit against the FINA Bancorp shareholder’s federal income tax liability if the shareholder timely furnishes the required information to the IRS. FINA Bancorp shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for establishing an exemption.

Reporting Requirements

A FINA Bancorp shareholder who receives 1st Source common stock as a result of the merger will generally be required to retain records pertaining to the merger and will be required to file with such shareholder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The preceding summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Holders are urged to consult their own tax advisers as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

Governmental and Regulatory Approvals

Completion of the merger is subject to prior receipt of all required approvals and consents by all applicable federal and state regulatory authorities. 1st Source and FINA Bancorp have agreed to use all reasonable best efforts to obtain consents of governmental and regulatory authorities necessary for consummation of the transactions contemplated by the agreement and plan of merger.

Section 3(a)(3) of the Bank Holding Company Act (“BHC Act”) requires the prior approval of the Board of Governors of the Federal Reserve Board (“FRB”) before a bank holding company may acquire direct or indirect ownership or control of more than 5 percent of the voting shares of any bank. The BHC Act requires the FRB to take into consideration the financial and managerial resources and future prospects of the bank holding companies and the banks involved in the transaction, their compliance with laws intended to detect and combat money laundering, and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FRB will, among other things, evaluate the adequacy of the capital levels of 1st Source Bank and First National Bank. In determining whether the transaction meets the convenience and needs of the communities to be served, the FRB must take into account 1st Source Bank’s record of performance under the Community Reinvestment Act in meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods.

The BHC Act prohibits the FRB from approving any proposed merger transaction that would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed merger transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The merger may not be consummated before the 30th calendar day, or, with the consent of the relevant agencies, the 15th calendar day, after the date of FRB approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FRB’s approval unless a court specifically orders otherwise.

1st Source must also obtain the prior written approval of the Indiana Department of Financial Institutions with regard to the proposed merger pursuant to Indiana Code section 28-2-14-12. In considering an application for approval of the transaction, the Department of Financial Institutions will consider factors similar to those considered by the FRB in its review of the transaction.

Status of Applications and Notices

1st Source has completed the filing of all required applications and notices with the applicable regulatory authorities in connection with the merger. There can be no assurance that all required approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or restrictions on the operations of 1st Source, 1st Source Bank or First National Bank. 1st Source shall not be required to consummate the merger if, any such regulatory approval contains any condition which, in the reasonable good faith judgment of 1st Source, adversely impacts the ability of 1st Source to conclude the merger or operate any business of 1st Source or FINA Bancorp as currently operated. See “The Agreement and Plan of Merger-Conditions to the Completion of the Merger” beginning on page 53.

The Federal Reserve staff has advised 1st Source that due to the concentration of deposits in Starke County that would likely exist following completion of the merger, the Federal Reserve will condition its approval of the merger upon the agreement of 1st Source to divest itself of one of the current Starke County branch offices of FINA Bancorp (located in Hamlet, Indiana and North Judson, Indiana (see pages 57 and 58 of this proxy statement/prospectus for information on FINA Bancorp’s current offices). 1st Source does not view this condition as material or adversely impacting its ability to conclude the merger or to operate the business of 1st Source and FINA Bancorp in Starke County following the merger, and so is prepared to accept this condition of the Federal Reserve’s approval. However, before the merger may be consummated, 1st Source will be required to have executed a definitive agreement with a qualified third party to dispose of one of FINA Bancorp’s Starke County branches and there is no assurance as to when, or the terms upon which, 1st Source will be able to enter into such an agreement. Alternatively, 1st Source will be required to place one of the Starke County branches in trust with an independent trustee prior to the Closing on terms acceptable to the Federal Reserve. Such trustee will be directed to arrange for the sale of such branch.

Restrictions on Resales by Affiliates

All shares of 1st Source common stock received by FINA Bancorp’s shareholders in the merger will be registered under the Securities Act of 1933, as amended, or Securities Act, and will be freely transferable, except for shares issued to any FINA Bancorp shareholder who, is deemed to be an “affiliate” of FINA Bancorp for purposes of Rule 145 under the Securities Act, or may be deemed to be an “affiliate” of 1st Source for purposes of Rule 144 under the Securities Act. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) 1st Source or FINA Bancorp at the time of the special meeting or (2) 1st Source at or after the completion of the merger. The agreement and plan of merger requires that FINA Bancorp cause its affiliates to sign a written agreement to the effect that they will not sell, assign, transfer or otherwise dispose of any of the shares of 1st Source common stock issued to them in the merger in violation of the Securities Act.

Rule 145 will restrict the sale of 1st Source common stock received in the merger by affiliates of FINA Bancorp and certain of their family members and related interests. Generally speaking, during the one-year period after the effective time of the merger, those persons who are affiliates of FINA Bancorp at the time of the special meeting, provided they do not become affiliates of 1st Source at or after the completion of the merger, may publicly resell any 1st Source common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of 1st Source common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of 1st Source after the completion of the merger may publicly resell the 1st Source common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of 1st Source common stock received in the merger under Rules 144 or 145 as summarized in this proxy statement/prospectus generally will be subject to 1st Source’ having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, for specified periods before the time of sale. Pursuant to the agreement and plan of merger, 1st Source has agreed to use its best efforts to satisfy its reporting requirements under the Exchange Act in order to satisfy the public information provisions required to be met in order for affiliates to resell shares of 1st Source common stock under Rules 145 and 144 for a period of not less than three years. Affiliates also would be permitted to resell 1st Source common stock received in the merger in accordance with an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This proxy statement/prospectus does not cover resales of 1st Source common stock received by any person who may be deemed to be an affiliate of FINA Bancorp and/or 1st Source.

Listing on the Nasdaq Global Select Market of 1st Source Common Stock to be Issued in the Merger

1st Source has agreed to use all reasonable best efforts to have the shares of 1st Source common stock issuable in the merger included for quotation on the Nasdaq Global Select Market, subject to official notice of issuance before the completion of the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

The Indiana Business Corporation Law grants dissenters’ rights in the merger to the holders of FINA Bancorp common stock. Under the Indiana Business Corporation Law, FINA Bancorp shareholders may dissent from the merger and demand in writing that FINA Bancorp pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights. Failure to strictly comply with the procedures may cause a termination of your dissenter’s rights. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Appendix D this proxy statement/prospectus. The following information is qualified in its entirety by the provisions of Chapter 44. Please review Chapter 44 for the complete procedures.

Dissenters’ Rights Procedures

If you are a FINA Bancorp shareholder and you wish to exercise your dissenters’ rights, you must satisfy the provisions of Chapter 44 of the Indiana Business Corporation Law. The following describes some of the requirements of Chapter 44.

1.	You must deliver a written notice to FINA Bancorp.

Before the shareholder vote is taken, you must deliver to FINA Bancorp a written notice of your intent to demand payment for your shares pursuant to Chapter 44 if the merger is completed. Dissenters’ rights are not available to you unless you fulfill this notice requirement. The written notice must:

•	be sent before the vote on the merger agreement is taken at the special meeting of FINA Bancorp shareholders; and
•	be sent to:

FINA Bancorp, Inc.
Attention: Wayne B. Welter
President
14 Indiana Avenue
Valparaiso, Indiana
46383

2.	Record owners may assert dissenters’ rights on behalf of beneficial owners.

If you are a record owner, such as a broker, who holds FINA Bancorp common stock as a nominee for others, you may assert dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. You may assert dissenters’ rights as to fewer than all shares registered in your name only if you dissent (in accordance with the provisions of Chapter 44) with respect to all of the shares beneficially owned by any one person, and you notify FINA Bancorp in writing of the name and address of each person on whose behalf you, as record owner, are asserting dissenters’ rights.

3.	Beneficial owners may assert dissenters’ rights only with the record owner’s consent.

If you are the beneficial owner of FINA Bancorp shares but you are not the record owner of those shares, you may assert dissenters’ rights as to the shares held on your behalf only if:

•	you submit to FINA Bancorp the record owner’s written consent to the dissent no later than the time you assert dissenters’ rights; and
•	you assert dissenters’ rights with respect to all of your shares or all of those shares over which you have the power to direct the vote.

4.	You must refrain from voting “FOR” approval of the merger agreement.

You must not vote “FOR” approval of the merger agreement. If you vote in favor of the merger agreement, your dissenters’ rights will terminate, even if you previously filed a written notice of your intent to demand payment for your shares.

5.	FINA Bancorp must notify dissenting shareholders if the merger is approved.

If the merger is approved, FINA Bancorp must send a written notice to each dissenting shareholder within ten days of the approval. The dissenters’ notice must:

•
supply a form that includes the date of the first announcement to news media or to shareholders of the terms of the merger and require that you certify whether you were the beneficial owner of your shares before that date;

•	state where you must send the payment demand and certificates for your shares;
•
set a date by which FINA Bancorp must receive your payment demand and certificates representing your shares (the date may not be fewer than 30 nor more than 60 days after the date FINA Bancorp delivers the dissenters’ notice to you); and

•	include a copy of Chapter 44.

6.	FINA Bancorp must return your shares if the merger is not completed by a certain date.

If FINA Bancorp and 1st Source do not complete the merger within 60 days after the date set forth in the dissenters’ notice for demanding payment and depositing shares, FINA Bancorp must return your shares to you. If FINA Bancorp and 1st Source complete the merger after returning your shares to you, FINA Bancorp must send you a new dissenters’ notice and repeat the payment demand procedure.

7.	You must demand payment for your shares.

To preserve statutory dissenters’ rights, you must send FINA Bancorp a payment demand, certify whether you were the beneficial owner of your shares prior to the date set forth in the dissenters’ notice and deposit the certificates formerly representing your shares, all in accordance with the terms of the dissenters’ notice. If you demand payment and deposit stock certificates in accordance with the terms of the dissenters’ notice, you will retain all other rights as a shareholder until the rights are cancelled or modified by the completion of the merger. If you fail to demand payment or deposit stock certificates as required by the dissenters’ notice by the date set forth in the notice, you will not be entitled to payment for your shares and will be considered to have voted in favor of the merger.

8.	1st Source, on behalf of FINA Bancorp, will pay you the estimated fair value of your shares.

Upon the completion of the merger, if you have met all statutory conditions for dissenting shareholders, 1st Source, on behalf of FINA Bancorp, will send you a payment of the amount FINA Bancorp estimates to be the fair value of your shares, accompanied by certain information specified in Chapter 44. However, FINA Bancorp may elect to withhold payment if you acquired beneficial ownership of your shares after the date set forth in the dissenters’ notice as the date of the first announcement to news media or shareholders of the terms of the merger. If FINA Bancorp elects to withhold payment from you and other post-announcement shareholders, 1st Source, on behalf of FINA Bancorp, will offer to pay you FINA Bancorp’s estimate of the fair value of your shares upon your agreement to accept the payment offered in full satisfaction of your dissenters’ demands.

9.	You may make an optional second payment demand.

Within 30 days after 1st Source, on behalf of FINA Bancorp, pays FINA Bancorp’s estimate of the fair value of your shares (or, if you are a post-announcement shareholder, after 1st Source, on behalf of FINA Bancorp, offers to pay you FINA Bancorp’s estimate of the fair value of your shares), you may notify FINA Bancorp of your estimate of the value of your shares and demand payment of your estimate of the fair value of the shares less any payment received on behalf of FINA Bancorp (or, if you are a post-announcement shareholder, reject the offer and demand payment of your estimate of the fair value of the shares). You may exercise this right if:

•	you believe the amount paid or offered on behalf of FINA Bancorp is less than the fair value of your shares;
•	1st Source and FINA Bancorp fail to make payment within 60 days after the date set for demanding payment; or
•	1st Source and FINA Bancorp have failed to complete the merger and has not returned your deposited certificates within 60 days after the date set for demanding payment.

10.	FINA Bancorp will commence an appraisal proceeding.

If a demand for payment by any dissenting shareholder remains unsettled, FINA Bancorp or, if the merger has occurred, Hickory Acquisition, Inc., as the surviving corporation, will commence a proceeding in the Circuit Court or the Superior Court of Porter County, Indiana to appraise the value of the dissenting shares. This appraisal proceeding must be commenced within 60 days after the receipt by FINA Bancorp of the unsettled demand. All dissenting shareholders whose claims remain unsettled at that time will be made parties to those proceedings. If FINA Bancorp does not commence the proceeding within the 60-day period, FINA Bancorp (or 1st Source, on behalf of FINA Bancorp) must pay each dissenter whose demand for payment is unsettled the amount demanded by the dissenter.

11.	The court will determine the fair value of your shares.

If you have an unsettled claim, you will be entitled to judgment for the amount, if any, by which the court finds the fair value of your shares, plus interest, exceeds any amount paid to you on behalf of FINA Bancorp. In determining the fair value, in accordance with Chapter 44, the court will not consider any appreciation or depreciation due to the anticipation or accomplishment of the merger, unless such exclusion is inequitable. The court could determine that the fair value of your shares of FINA Bancorp common stock is more than, the same as, or less than the consideration paid in the merger. In other words, if you demand appraisal rights, you could receive less consideration for your shares than you would have received under the merger agreement.

12.	The court may assess the costs of the appraisal proceeding against you, other dissenting shareholders and/or FINA Bancorp.

The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against FINA Bancorp if the court finds that FINA Bancorp did not substantially comply with the requirements of Chapter 44 or against either FINA Bancorp or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against FINA Bancorp, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

13.	You will retain your rights as a shareholder until the merger is completed.

You will retain the rights, if any, to vote and receive dividends until the merger is completed. Upon the completion of the merger, if you have given proper notice and made a valid demand, you will cease to be a shareholder and will have no rights with respect to your shares except the right to receive payment of the fair value.

If you fail to comply with these procedures, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you should consult a legal advisor before attempting to exercise your dissenters’ rights.

THE AGREEMENT AND PLAN OF MERGER

The following describes the material provisions of the Agreement and Plan of Merger. We urge you to read the Agreement and Plan of Merger which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the Agreement and Plan of Merger in this proxy statement/prospectus has been included to provide you with information regarding its terms. The Agreement and Plan of Merger contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Representations and Warranties

FINA Bancorp and 1st Source each made a number of representations and warranties in the Agreement and Plan of Merger regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.  Theses representations cover the following topics, among others:

•	organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power ;

•	authorization of the Agreement and Plan of Merger and related transactions;

•	regulatory approvals required for the Agreement and Plan of Merger and related transactions;

•	financial statements and SEC filings;

•	absence of certain changes or events;

•	legal proceedings;

•	regulatory matters;

•	compliance with laws;

•	material contract contracts and the absence of defaults;

•	employee benefit plans;

•	tax matters;

•	accuracy of books and records;

•	the inapplicability to the merger of state anti-takeover laws;

•	required payments related to the merger to financial advisers;

•	labor and employment matters;

•	environmental matters;

•	intellectual property; and

•	tax treatment of the merger.

In addition, 1st Source makes representations as to its organization and ownership of the merger subsidiary and the availability of cash sufficient to fund the cash portion of the merger consideration.

The representations and warranties contained in the agreement and plan of merger are not easily summarized. You are urged to carefully read the respective articles of the agreement and plan of merger setting forth the representations and warranties of 1st Source and FINA Bancorp. A copy of the agreement and plan of merger is attached hereto as Appendix A.

Conduct of FINA Bancorp’s Business Pending the Merger

FINA Bancorp has agreed that until the completion of the merger it will, and will cause each of its subsidiaries to operate and conduct their business in the usual and ordinary course and use its reasonable best efforts to preserve intact its business organization, assets, licenses, franchises, authorizations, and existing relationships with customers, suppliers and employees.

FINA Bancorp has also agreed that until the completion of the merger, FINA Bancorp will, unless it otherwise receives the written consent of 1st Source, conduct its business in compliance with specific restrictions relating to the following:

•
material changes to or materially deviations from its lending or investment policies and practices , provided that on or before May 1, 2007 FINA Bancorp will transition its current investment portfolio to an agreed investment portfolio;

•	issuance, sale and redemption of securities;

•	adjustments, splits, combinations or reclassifications of its capital stock and the payment of dividends (other than regular quarterly dividends at current levels) or other distributions;

•	transfers of and liens on FINA Bancorp’s assets;

•	acquisition of property or assets;

•	amendment to FINA Bancorp’s articles of incorporation and bylaws;

•	accounting policies and procedures and tax elections, except as required by generally accepted accounting principles in the United States or applicable regulatory accounting;

•	actions that would adversely affect the tax treatment of the merger or result in conditions to the merger failing to be satisfied;

•	compensation and employment agreements, with specified exceptions;

•	employee benefit plans, with specified exceptions;

•	maintenance of regulatory agreements and other regulatory authorizations;

•	actions affecting the tax-free reorganization status of the merger;

•	incurring or guarantying debt;

•	settlement of litigation or claims; or

•	any commitment to take any action described above.

1st Source has also agreed that until the completion of the merger 1st Source will, unless it otherwise receives the written consent of FINA Bancorp, conduct its business in compliance with specific restrictions relating to the following:

•	actions that would adversely affect the tax treatment of the merger or result in conditions to the merger failing to be satisfied;

•	amendment to FINA Bancorp’s articles of incorporation and bylaws; or

•	any commitment to take any action described above.

The agreements related to the conduct of FINA Bancorp’s business and 1st Source’s business in the agreement and plan of merger are not easily summarized. You are urged to carefully read the pertinent provisions of the agreement and plan of merger, a copy of which is attached hereto as Appendix A.

Additional Covenants and Agreements

Each of FINA Bancorp and 1st Source has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary under the agreement and plan of merger to complete the merger. Until the completion of the merger, FINA Bancorp and 1st Source have, as applicable, agreed as follows:

•
FINA Bancorp has agreed to hold a special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective for purposes of adopting the agreement and plan of merger and approving the merger and to cooperate with 1st Source in preparing and causing its registration statement to be declared effective;

•
1st Source has agreed to prepare and file the registration statement of which this proxy statement/prospectus is a part and to use its reasonable best efforts to have the registration statement declared effective as promptly as practicable after filing;

•	FINA Bancorp has agreed to prepare and provide to 1st Source its 2006 audited annual financial statements; and subsequent quarterly interim financial statements;

•	Each of 1st Source and FINA Bancorp have agreed to consult with each other as to press releases, communications to employees and shareholder communications;

•
Each of 1st Source and FINA Bancorp has agreed to provide the other with access information reasonably related to its operations or financial performance and to keep confidential any nonpublic information it receives;

•
FINA Bancorp has agreed to provide 1st Source Corporation a list of persons who are “affiliates” of FINA Bancorp for purposes of Rule 145 under the Securities Act and has agreed to cause each affiliate to execute and deliver to 1st Source an affiliates letter, in substantially the form attached to the agreement and plan of merger;

•	Each of 1st Source and FINA Bancorp have agreed to refrain from taking any action that would subject the merger to Indiana’s anti-takeover statutes (Indiana Code 23-1-42 and 23-1-43) ;

•
1st Source has agreed to use reasonable efforts to have the shares of 1st Source common stock to be issued in the merger to be listed, as of the effective time of the merger, on the Nasdaq Global Select Market;

•	Each of 1st Source and FINA Bancorp have agreed to use all reasonable best efforts to prepare and file all documents needed to obtain necessary regulatory approvals as soon as practicable;

•	Each of 1st Source and FINA Bancorp have agreed to maintain their current employee stock ownership, profit sharing and 401(k) plans and to fund contributions through the merger;

•
FINA Bancorp agreed that prior to the completion of the merger it will terminate its 401(k) plan, pay any excise taxes and correct any deficiencies in its plans and 1st Source has agreed to either terminate FINA Bancorp’s ESOP plan or merge it into its current plans. (Notwithstanding the foregoing provsion of the Merger Agreement related to FINA Bancorp's retirement plans, 1st Source and FINA Bancorp have subsequently agreed that FINA Bancorp's 401(k) Plan will continue for some period of time after the completion of the merger, and that FINA Bancorp's ESOP will be terminated effective on the Closing of the merger with an appropriate filing with the Internal Revenue Service for approval of such ESOP plan termination.);

•
Each of 1st Source and FINA Bancorp have agreed to give prompt notice to the other party of any events or facts which either maker any representation or warranty materially untrue or inaccurate, could result in a failure of any condition to the merger, would constitute a material adverse effect relating to it, or could result in a change to its investment or other policies and procedures;

•
Each of 1st Source and FINA Bancorp have agreed to consult with the other concerning policies and procedures and restructuring charges in connection with the merger and FINA Bancorp has agreed not to change its policies or practices or take such charges without the consent of 1st Source;

•	FINA Bancorp has agreed to terminate a series of specified agreements and use reasonable commercial efforts to sell specified real estate;

•	Each of 1st Source and FINA Bancorp have agreed not to take actions which are intended to manipulate the price of 1st Source common stock.

Upon the completion of the merger, FINA Bancorp and 1st Source have, as applicable, agreed as follows:

•
1st Source has agreed to provide indemnification to the directors, officers, employees and agents of FINA Bancorp and its subsidiaries for six years after the merger and FINA Bancorp has agreed to obtain “tail” coverage under it’s existing directors’ and officers’ insurance policy for that six-year period, see “The Merger—Indemnification and Insurance” on page 32;

•
FINA Bancorp has agreed to indemnify 1st Source (and its affiliates) up to the amount of the Indemnity Escrow ($4.0 million) against disclosed claims, dissenters claims and claims related to tax-qualified retirement plans made prior to September 12, 2012 and against breaches of the merger agreement if claims are made before the release of the Purchase Price Adjustment Escrow;

•
1st Source has agreed, following the merger, to provide compensation and employee benefits to the officers and employees of FINA Bancorp on terms and conditions which are substantially similar to those provided by 1st Source and its subsidiaries to their similarly situated officers and employees; and

•
1st Source has agreed, following the merger, to use its best efforts to meet the current public information requirements of SEC Rule 144 and cooperate with former FINA Bancorp shareholders who become “affiliates” of 1st Source in sale of 1st Source common stock in compliance with SEC rules 144 and 145.

No Solicitation of Other Acquisition Proposals

In addition to the restrictions on FINA Bancorp outlined above, until the merger is completed or the agreement and plan of merger is terminated, FINA Bancorp has agreed not to take, or allow its subsidiaries to take, any of the following actions:

•	Initiate, solicit, encourage, or knowingly facilitate any acquisition inquiries or proposals; or

•	Have discussions with, engage in negotiation with or furnish nonpublic information to any person in furtherance of any acquisition proposal.

However, FINA Bancorp may furnish information to third parties after execution of a confidentiality agreement, engage in discussions or negotiations with third parties and following receipt of an acquisition proposal, present such acquisition proposal to its shareholders and withdraw or modify its recommendation of the merger if:

•
FINA Bancorp’s board of directors concludes in good faith, on the basis of written advice from outside counsel, that failure to take such actions would be breach of fiduciary duties by the board of directors under applicable law;

•	FINA Bancorp promptly informs 1st Source of any acquisition proposal or request and the substance thereof; and

•	FINA Bancorp shall continue to keep 1st Source apprised of developments on a current basis.

An “acquisition proposal” includes any proposal, inquiry or offer relating to, any agreement to engage in, or any public announcement or written notice to FINA Bancorp of any plan or proposal to do, any of the following:

•
a tender offer, exchange offer, merger, consolidation, business combination or other similar transaction involving 51% or more of the voting power of the common stock of FINA Bancorp, other than as contemplated by the agreement and plan of merger; or

•	any sale of over 51% of the business, assets or deposits FINA Bancorp or any of its subsidiaries; other than as contemplated by the agreement and plan of merger.

Conditions to Completion of the Merger

The obligations of 1st Source and FINA Bancorp to complete the merger and the other transactions contemplated by the agreement and plan of merger are dependent on the satisfaction or waiver of the following conditions:

•	FINA Bancorp’s shareholders must approve and adopt the agreement and plan of merger;

•
the merger must be approved, as applicable, by the Federal Reserve, the FDIC, the Indiana Department of Financial Institutions, or other regulatory authorities whose approval is required for the merger and all applicable waiting periods shall have expired, and no required approval or consent shall contain any conditions which, in the reasonable good faith judgment of 1st Source, adversely impacts the ability of 1st Source to conclude the merger or operate any business of 1st Source or FINA Bancorp;

•	the absence of any order or injunction prohibiting the consummation of the merger or the transactions contemplated by the agreement and plan of merger;

•	the registration statement of which this proxy disclosure is a part shall have become effective under the Securities Act and no SEC proceeding to suspend its effectiveness shall be pending;

•	the 1st Source common stock to be issued in the merger to the shareholders of FINA Bancorp must be approved for trading on the Nasdaq Global Select Market;

•
FINA Bancorp must receive an opinion from Krieg DeVault LLP, its counsel, (or other counsel acceptable to FINA Bancorp) that the merger will constitute a “tax-free reorganization” under the Code unless all cash is paid for the purchase price; and

•
Each of 1st Source and the Shareholders’ Agent must have entered into an escrow agreement relating to the Purchase Price Adjustment Escrow and the Indemnity Escrow with an escrow agent designated by 1st Source and reasonably acceptable to FINA Bancorp.

1st Source’s obligations to complete the merger and other transactions contemplated by the agreement and plan of merger are further subject to the satisfaction or waiver of each of the following additional conditions:

•
FINA Bancorp’s representations and warranties must be true and correct in all material respects as of the date of the agreement and plan of merger and the date of the merger is completed except to the extent any such representations or warranties are made as of a specified date; and

•	FINA Bancorp must perform or comply in all material respects with all of its obligations required to be performed by it under the agreement and plan of merger.

FINA Bancorp’s obligations to complete the merger and the other transactions contemplated by the agreement and plan of merger are further subject to the satisfaction or waiver of each of the following additional conditions:

•
1st Source’s representations and warranties must be true and correct in all material respects as of the date of the agreement and plan of merger and the date of the merger is completed except to the extent any such representations or warranties are made as of a specified date; and

•	1st Source must perform or comply in all material respects with all of its obligations required to be performed by it under the agreement and plan of merger.

The Federal Reserve staff has advised 1st Source that due to the concentration of deposits in Starke County that would likely exist following completion of the merger, the Federal Reserve will condition its approval of the merger upon the agreement of 1st Source to divest itself of one of the current Starke County branch offices of FINA Bancorp (located in Hamlet, Indiana and North Judson, Indiana (see pages 57 and 58 of this proxy statement/prospectus for information on FINA Bancorp’s current offices). 1st Source does not view this condition as material or adversely impacting its ability to conclude the merger or to operate the business of 1st Source and FINA Bancorp in Starke County following the merger, and so is prepared to accept this condition of the Federal Reserve’s approval. However, before the merger may be consummated, 1st Source will be required to have executed a definitive agreement with a qualified third party to dispose of one of FINA Bancorp’s Starke County branches and there is no assurance as to when, or the terms upon which, 1st Source will be able to enter into such an agreement. Alternatively, 1st Source will be required to place one of the Starke County branches in trust with an independent trustee prior to the Closing on terms acceptable to the Federal Reserve. Such trustee will be directed to arrange for the sale of such branch.

Termination of the Agreement and Plan of Merger

The agreement and plan of merger may be terminated at any time prior to the completion of the merger, whether before or after approval of the agreement and plan of merger by FINA Bancorp shareholders:

•	by mutual consent of FINA Bancorp and 1st Source;

•	by either FINA Bancorp or 1st Source, if the merger has not become effective by August 31, 2007; provided, that the date will be extended for any period during which the merger is enjoined:

•	by either FINA Bancorp or 1st Source, if the Federal Reserve or the Indiana Department of Financial Institutions has denied approval of the merger and such denial has become final and nonappealable;

•
by either FINA Bancorp or 1st Source, upon 60 days notice to the other upon a breach or failure of a representation, warranty or covenant by the other that causes a failure of the conditions to the closing of the merger, which breach or failure has not been cured within the 60-day period after written notice of such breach is given, so long as the terminating party is not in material breach of any of its obligations under the agreement and plan of merger; or

•	by the board of directors of FINA Bancorp:

•	if 1st Source accepts a proposal from a third party to acquire 51% or more of its common stock; or

•
if prior to the effective time of the merger, FINA Bancorp shall have received an acquisition proposal and the board of directors of FINA Bancorp determines, in good faith judgment based on the written opinion of its independent legal counsel and after consultation with its investment banking firm, that failure to terminate the agreement and plan of merger and accept such alternative acquisition proposal would violate the fiduciary duties of FINA Bancorp’s board of directors. FINA Bancorp may only terminate the Agreement and Plan of Merger under these conditions if it pays a termination fee of $4.5 million to 1st Source.

Voting Agreement

The following describes the material provisions of the voting agreement. We urge you to read carefully the Shareholder Voting Agreement, the form of which is attached as Appendix C and is incorporated by reference into this proxy statement/prospectus, in its entirety.

In connection with the execution of the agreement and plan of merger, and as a condition to 1st Source’s willingness to enter into the agreement and plan of merger, Donna D. Welter, Wendy N. Meyers, Wayne B. Welter and Cyril J. Welter who are the beneficial owners of, or have power to direct the voting of, an aggregate of approximately 72.3% of FINA Bancorp’s outstanding common stock, entered into a Shareholder Voting Agreement with 1st Source. Included in these shares are 9,396 shares, or approximately 22.3% of the common stock of FINA Bancorp, held by the William J. Welter Irrevocable Trust. The provisions of this trust are currently the subject of a pending lawsuit which may impact the method of voting of these shares. Neither FINA Bancorp nor 1st Source is a party to this lawsuit and we offer no assurance as to how or when such lawsuit may be resolved.

Under the voting agreement, each such shareholder has agreed, with respect to the shares of FINA Bancorp common stock beneficially owned by that shareholder (and any shares held of record by a fiduciary in respect of which such shareholder has power to direct the vote), that at any meeting of the

FINA Bancorp shareholders or in connection with any written consent of the shareholders of FINA Bancorp with respect to the merger, the agreement and plan of merger or any other acquisition proposal, such shareholder will:

•	vote (or direct the voting of) his or her shares in favor of the agreement and plan of merger, the merger and any transactions contemplated thereby; and

•	vote (or direct the voting of) his or her shares against approval of any other acquisition proposal.

The voting agreement also contains restrictions on

•	the sale, transfer, assignment or other disposition of the shareholder’s shares;

•	the grant of any proxy, power-of-attorney or other authorization relating to the agreement and plan of merger; and

•	depositing of the shareholder’s shares into a voting trust or entrance into a voting agreement.

In the voting agreement, each signing shareholder agrees not to solicit or respond to any other acquisition proposal, and to promptly inform 1st Source of any other acquisition proposal. The voting agreement will terminate upon the earlier to occur of (i) the completion date of the merger, (ii) the termination of the agreement and plan of merger, or (iii) notification by 1st Source to the Shareholders’ Agent.

Shareholders’ Agent

Prior to the effective time of the merger, the Board of Directors and the officers of FINA Bancorp will continue to take action on behalf of FINA Bancorp under the agreement and plan of merger. However, after the effective time of the merger, since FINA Bancorp would become a wholly-owned subsidiary of 1st Source, Wayne B. Welter has been designated under the agreement and plan of merger to act as the “Shareholders’ Agent” from and after the effective time of the merger for the then former shareholders of FINA Bancorp.

Your vote to Approve the Merger will be a vote authorizing the Shareholders’ Agent to act as the attorney-in-fact for matters related to the agreement and plan of merger. The Shareholders’ Agent would act as attorney-in-fact for all former shareholders of FINA Bancorp in such matters as executing the Escrow Agreement, receiving notice of and resolving claims regarding the escrowed funds, the final purchase price adjustment and all other matters related to the merger and payment of the merger consideration.

Under the agreement and plan of merger, the Shareholder’s Agent may seek direction on any matter from a committee composed of Donna D. Welter, Wendy N. Meyers, and Cyril J. Welter. This Committee would also select a successor to the Shareholders’ Agent in the event of his death, disability or resignation. Successors to members of the Committee would be selected by a vote of a majority of the voting power of the FINA Bancorp shares that were held by the shareholders of FINA Bancorp at the effective time of the merger. Any expenses of the Shareholders’ Agent or the Committee will be reimbursed from the escrowed funds.

Amendment of Agreement and Plan of Merger

The parties may amend the Agreement and Plan of Merger before completion of the merger. However, after the Agreement and Plan of Merger has been adopted by the FINA Bancorp shareholders, the provisions of the Agreement and Plan of Merger relating to the amount of the merger consideration may not be amended without approval of the Shareholders’ Agent.

INFORMATION ABOUT FINA BANCORP

General

FINA Bancorp, headquartered in Valparaiso, Indiana wholly owns First National Bank, Valparaiso, a full service bank operating 26 banking facilities located in Porter, LaPorte and Starke County, Indiana, and offering a broad complement of personal and business banking services, as well as trust and asset management services.

At December 31, 2006, FINA Bancorp and its subsidiaries had total assets of $607.5 million, deposits of $509.4 million, and shareholders equity of $69.9 million. The authorized capital stock of the FINA Bancorp consists of 325,000 shares of common stock, no value. As of the date hereof, (i) 42,101 shares of FINA Bancorp common stock were issued and outstanding.

Founded in 1889 as an Indiana state bank to support local farmers and the developing community of Valparaiso, First National Bank converted to a national bank charter in 1959. Its principal offices have been located at 14 Indiana Avenue in Valparaiso for 118 years. FINA Bancorp was incorporated in Indiana and became the holding company for First National Bank in 1973.

Facilities

In addition to its main office, which also serves as the principal office of FINA Bancorp, First National operates 26 branch bank locations, of which 23 are owned and 3 are leased as indicated below. The following table sets forth the address, ownership status and deposit balances for each of First National Bank’s banking centers:

FINA Bancorp, Inc. and First National Bank, Valparaiso Facilities

Facility Location	Branch Type	Owned or Leased	Deposits at December 31, 2006

Valparaiso, Indiana

Main Branch, 14 Indiana Avenue	Corporate	Owned	$173,102,936

East Branch, 1806 East Lincolnway	Full Service	Owned	$ 11,813,549

West Branch, 2356 West Morthland Drive	Full Service	Owned	$ 22,701,355

North Calumet Branch, 2700 North Calumet Avenue	Full Service	Owned	$ 50,545,491

Napoleon Branch, 175 West Lincolnway	Full Service	Leased	$ 14,242,223

FrosTop Branch, 2904 John Howell Drive	Full Service	Owned	$ 3,060,567

Valparaiso Street Branch, 2600 Valparaiso Street	Express	Owned	$ 4,063,760

Hwy 130 & 149 Branch, 401 North Hwy 149	Express	Owned	$ 579,874

ATM, Valparaiso University (Student Union Building)	N/A	Leased	N/A

ATM, Porter County Building	N/A	Leased	N/A

ATM, 3201 Evans Avenue (Inside Inman’s Recreation)	N/A	Leased	N/A

Chesterton, Indiana

Chesterton Branch, 1500 South Calumet	Full Service	Owned	$ 41,119,838

1100 North Branch, 104 West County Road 1100 North	Express	Owned	$ 89,219

ATM, 8th and Broadway (at Poco’s)	N/A	Leased	N/A

ATM, US 6 and Meridian Road (Clark’s Mart)	N/A	Leased	N/A

ATM, US 49 and Indian Boundary Road (Wendy’s)	N/A	Leased	N/A

Hamlet, Indiana

Hamlet Branch, 100 East Short Street, Hamlet, IN 46532	Full Service	Leased	$ 7,051,647

Hebron, Indiana

Hebron Branch, 111 West Sigler Street	Full Service	Owned	$ 49,136,099

Patz Branch, 800 County Square Plaza	Express	Leased	$ 2,482,591

ATM, 698 West County Road 900 South	N/A	Owned	N/A

Kouts, Indiana

Kouts Branch, 221 South Main Street, Kouts, IN 46347	Full Service	Owned	$ 25,474,369

LaCrosse, Indiana

LaCrosse Branch, 218 North Washington Street, LaCrosse, IN 46348	Full Service	Owned	$ 8,057,659

LaPorte Branch, 2044 West State Road 2	Full Service	Owned	$ 7,279,772

Pine Lake Branch, 1340 Pine Lake Avenue	Full Service	Owned	$ 565,529

Boyd Branch, 1101 Boyd Boulevard	Full Service	Owned	$ 1,106,517

Michigan City, Indiana

Michigan City Branch, 9856 West County Road 400 North	Full Service	Owned	$ 3,451,969

35 & 20 Branch, 5844 N. US Hwy 35	Full Service	Owned	$ 273,580

Waterford Branch, 7007 W Johnson Rd.	Express	Owned	$ 150,066

North Judson, Indiana

North Judson Branch, 302 Keller Avenue, North Judson, IN 46366	Full Service	Owned	$ 7,166,752

Portage, Indiana

Portage Branch, 6043 Central Avenue	Full Service	Owned	$ 52,248,119

Swanson Branch, 5615 US Highway 6	Full Service	Owned	$ 1,850,561

ATM, 6045 Robbins Road	N/A	Owned	N/A

Wanatah, Indiana

Wanatah Branch, 10301 West US 30, Wanatah, IN 46391	Full Service	Owned	$ 5,822,163

Westville, Indiana

Westville Branch, 501 North Flynn Road, Valparaiso, IN 46383	Full Service	Owned	$ 15,963,795

Employees

At December 31, 2006, First National Bank had 242 employees, including 48 officers. Management of First National Bank considers its relations with its employees to be good. FINA Bancorp and First National Bank are not party to any collective bargaining agreement.

Legal Proceedings

FINA Bancorp and First National Bank, Valparaiso are from time to time involved in legal proceedings arising in the normal course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of FINA Bancorp’s management, any such liability will not have a material adverse effect upon FINA Bancorp’s financial condition, results of operations or cash flows. If the merger is effected and subsequent to the effective time of the merger 1st Source is sued for certain matters as a result of action taken or not taken by FINA Bancorp or its subsidiaries prior to the merger, 1st Source is entitled to indemnification out of the escrow account. See the discussion of “The Merger - Merger Consideration - Escrow Arrangements” on page 32.

Security Ownership by Certain Beneficial Owners and Management of FINA Bancorp

The following table sets forth, as of April 16, 2007, information with respect to the shares of FINA Bancorp common stock beneficially owned by (i) each person known to be a beneficial owner of 5% or more of the common stock of FINA Bancorp, and (ii) each director and executive officer of FINA Bancorp, and all directors and executive officers of FINA Bancorp as a group:

Name, Title & Address	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Donna D. Welter, Chairperson of the Board of Directors (2) 14 Indiana Avenue Valparaiso, IN 46383	15,289	36.3%

Wendy W. Meyers, as Trustee of the William J. Welter Irrevocable Trust (3) 14 Indiana Avenue Valparaiso, IN 46383	9,396	22.3%

Wendy W. Meyers, Wayne B. Welter and Cyril Welter as Co-Trustees of the William J. Welter Family Trust (4) 14 Indiana Avenue Valparaiso, IN 46383	3,124	7.4%

Wendy W. Meyers, Director and Secretary (5) 14 Indiana Avenue Valparaiso, IN 46383	2,009	4.8%

Wayne B. Welter, Director and President (6) 14 Indiana Avenue Valparaiso, IN 46383	2,315	5.5%

Cyril J. Welter, Director and Treasurer (7) 14 Indiana Avenue Valparaiso, IN 46383	1,447	3.4%

Charles P. Welter, Director and Vice President (8) 153 S. Washington Street Valparaiso, IN 46383	1,332	3.2%

First Bankers Trust Services, Inc., as Trustee of the First National Bank, Valparaiso Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62305	3,599	8.5%

All Directors and Officers as a group (5 persons) (9)	34,912	82.9%
__________________________
(1) Calculated based on 42,101 shares of common stock issued and outstanding.

(2) Donna D. Welter is party to the Shareholder Voting Agreement with 1st Source. Includes 5,607 shares held of record by Welter Estates, Inc. as to which Ms. Welter votes in her capacity as the chairperson of the board of directors of Welter Estates, Inc., and 47 shares held for the benefit of Mrs. Welter in the First National Bank, Valparaiso Employee Stock Ownership Plan. Excludes the 9,396 shares in the Wayne J. Welter Irrevocable Trust as to which Ms. Welter may be deemed to share power to direct the vote as a grantor of the trust.

(3) These shares are voted by Wendy W. Meyers in her capacity as trustee of this trust. The provisions of the trust provide that the shares are voted in accordance with the directions provided to the trustee by a majority of the grantors of the trust who contributed a majority of the shares of FINA Bancorp to the trust. The voting procedures set forth in the trust and other matters are currently the subject of a pending lawsuit. Neither FINA Bancorp nor 1st Source is a party to this lawsuit and they offer no assurance as to how such lawsuit may be resolved.

(4) These shares are voted by Wendy W. Meyers, Wayne B. Welter and Cyril Welter in their capacity as co-trustees of this trust. This trust is the subject of a pending lawsuit, which could result in different voting procedures or the appointment of different trustees. Neither FINA Bancorp nor 1st Source is a party to this lawsuit and they offer no assurance as to how such lawsuit may be resolved.

(5) Wendy W. Meyers is party to the Shareholder Voting Agreement with 1st Source. Includes 2,009 shares which may be deemed beneficially owned by Ms. Meyers as a fiduciary in various capacities for family members or by virtue of being held in IRA’s for the benefit of Ms. Meyers or her spouse. Excludes (i) the 9,396 shares held by Ms. Meyers of record, as Trustee of the William J. Welter Irrevocable Trust, as to which Ms. Meyers might be deemed to share power to direct the vote, and (ii) 3,124 shares held by Ms. Meyers of record, jointly as Co-Trustee of the William J. Welter Family Trust, as to which Ms. Meyers shares voting power.

(6) Wayne B. Welter is party to the Shareholder Voting Agreement with 1st Source. Includes 396 shares which may be deemed beneficially owned by Mr. Welter as a fiduciary in various capacities for family members, 470 shares held jointly with Mr. Welter’s spouse, and 373 shares held for the benefit of Mr. Welter in the First National Bank, Valparaiso Employee Stock Ownership Plan. Excludes (i) the 9,396 shares held by the William J. Welter Irrevocable Trust as to which Mr. Welter might be deemed to share power to direct the vote, and (ii) 3,124 shares held by Mr. Welter of record, jointly as Co-Trustee of the William J. Welter Family Trust, as to which Mr. Welter shares voting power.

(7) Cyril Welter is party to the Shareholder Voting Agreement with 1st Source. Includes 428 shares which may be deemed beneficially owned by Mr. Welter as a fiduciary in various capacities for family members, 35 shares held jointly with Mr. Welter’s spouse, 8 shares held by Mr. Welter’s spouse and 90 shares held in an IRA for the benefit of Mr. Welter’s spouse. Excludes (i) the 9,396 shares held by the William J. Welter Irrevocable Trust as to which Mr. Welter might be deemed to share power to direct the vote, and (ii) 3,124 shares held by Mr. Welter of record, jointly as Co-Trustee of the William J. Welter Family Trust, as to which Mr. Welter shares voting power.

(8) Includes 243 shares held in an IRA for the benefit of Mr. Welter and 556 shares held for the benefit of Mr. Welter in the First National Bank, Valparaiso Employee Stock Ownership Plan. Excludes the 9,396 shares in the Wayne J. Welter Irrevocable Trust as to which Mr. Welter may be deemed to share power to direct the vote.

(9) Includes the shares held in the William J. Welter Irrevocable Trust and the William J. Welter Family Trust. See footnote 3 and 4 above.

DESCRIPTION OF 1ST SOURCE CORPORATION CAPITAL STOCK

The following summary of the current terms of the capital stock of 1st Source and the terms of capital stock of 1st Source to be in effect after completion of the merger is not meant to be complete and is qualified by reference to 1st Source’s charter documents and amended by-laws.  See “Where You Can Find More Information” on page 68.

Authorized Capital Stock

1st Source is authorized to issue up to 40,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. As of April 30, 2007, 1st Source has 22,782,952 shares of common stock and no shares of preferred stock issued and outstanding.

1st Source Common Stock

The holders of 1st Source common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by 1st Source’s board of directors out of funds legally available for such a purpose. In the event of 1st Source’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of 1st Source common stock are fully paid and non-assessable.

The transfer agent and registrar for 1st Source common stock is 1st Source Bank.

1st Source Preferred Stock

1st Source’s board of directors, without any further action by 1st Source’s shareholders but subject to limits contained in its charter, is authorized to issue up to 10,000,000 shares of preferred stock, in one or more series. The board may fix by resolution the terms of a series of preferred stock, such as:

•	dividend rates and preference of dividends, if any,

•	conversion rights,

•	voting rights,

•	terms of redemption and liquidation preferences, and

•	the number of shares constituting each such series.

Holders of preferred stock have no right or power to vote on any matter except as otherwise as required by law in which case they are entitled to one vote for each share of preferred stock held. Holders of preferred stock are also not currently entitled to liquidation preferences in the event of 1st Source’s liquidation, dissolution, or winding up. However, the board of directors of 1st Source is authorized to determine the liquidation preferences and other rights of the preferred stock by resolution without shareholder approval. The issuance of additional shares of 1st Source preferred stock or the issuance of 1st Source common stock may adversely affect the interests of 1st Source shareholders by diluting their voting and ownership interests.

Provisions with Potential Anti-takeover Effect

Several provisions of the Indiana Business Corporation Law, could affect the acquisition of shares of 1st Source Common Stock, or otherwise affect the control of 1st Source. The IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the “Control Share Acquisition Statute”). Under the Control Share Acquisition Statute, if an acquirer purchases those shares at a time when the corporation is subject to the Control Share Acquisition Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof, and by the acquirer), approves in a special or annual meeting the rights of the acquirer to vote the shares that take the acquirer over each level of ownership as stated in the statute, the acquirer has no right to vote those shares.

In addition, Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as 1st Source (assuming it has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five (5) years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the Board of Directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

1st Source’s articles of incorporation also contain a provision requiring the affirmative vote of not less than 80% of the outstanding shares of the Common Stock of 1st Source to approve a business combination with a “Related Person" unless 2/3 of the entire Board of Directors not associated with the Related Person has first approved the transaction. A “Related Person” is generally defined as a beneficial owner of 5% or more of 1st Source common stock. This provision may only be amended by an 80% vote of 1st Source’s shareholders.

COMPARISON OF RIGHTS OF HOLDERS OF
FINA BANCORP COMMON STOCK AND 1ST SOURCE COMMON STOCK

Both 1st Source and FINA Bancorp are incorporated in the State of Indiana. If the merger is completed, holders of FINA Bancorp common stock receiving stock as consideration in the merger will become holders of 1st Source common stock and the rights of former FINA Bancorp shareholders will be governed by Indiana law and 1st Source’s restated articles of incorporation and amended by-laws. The rights of FINA Bancorp shareholders under FINA Bancorp’s amended articles of incorporation and by-laws differ in limited respects from the rights of 1st Source shareholders under 1st Source’s restated articles of incorporation and amended by-laws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Indiana Business Corporation Law, as amended (the “IBCL”). Copies of 1st Source’s restated articles of incorporation and amended by-laws are on file with the SEC. Copies of FINA Bancorp’s amended articles of incorporation and by-laws may be obtained from FINA Bancorp’s corporate secretary upon written request.

	FINA BANCORP SHAREHOLDER RIGHTS	1ST SOURCE SHAREHOLDER RIGHTS

Corporate Governance	The rights of FINA Bancorp shareholders are currently governed by Indiana law and the amended articles of incorporation and by-laws of FINA Bancorp.	The rights of 1st Source shareholders are currently governed by Indiana law and the restated articles of incorporation and amended by-laws of 1st Source.

	Upon consummation of the merger, the rights of FINA Bancorp shareholders will be governed by Indiana law and the restated articles of incorporation and amended by-laws of 1st Source.	Upon consummation of the merger, the rights of 1st Source shareholders will remain governed by Indiana law and the restated articles of incorporation and amended by-laws of 1st Source.

	FINA BANCORP SHAREHOLDER RIGHTS	1ST SOURCE SHAREHOLDER RIGHTS

Authorized Capital Stock	The authorized capital stock of FINA Bancorp consists of 325,000 shares of common stock.	The authorized capital stock of 1st Source consists of 40 million shares of common stock and 10 million shares of preferred stock.

Number of Directors	FINA Bancorp’s Board currently consists of five directors.
1st Source’s amended by-laws state that number of directors comprising the initial board of directors shall be not fewer than three, nor more than twenty-five members, subject to being increased or decreased by resolution of the board of directors. 1st Source’s board of directors currently consists of 14 directors.

Election of Directors
FINA Bancorp’s by-laws provide that directors shall be elected by a majority of votes cast at the annual meeting of shareholders. Cumulative voting is not authorized. Holders of its common stock currently elect FINA Bancorp’s board of directors.

1st Source’s amended by-laws provide that the election of directors shall be by a plurality of votes cast by the shareholders entitled to elect directors. Cumulative voting is not authorized. Holders of its common stock currently elect 1st Source’s board of directors.

Classification of Board of Directors
FINA Bancorp’s by-laws do not provide for a classified board of directors. Each director serves until the annual meeting of the shareholders next succeeding his election and until his successor shall have been duly elected and qualified.

1st Source’s amended by-laws provide that the board of directors shall be divided into three classes as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board of directors is elected at each annual meeting of shareholders. The classification of the board of directors makes it more difficult to change the composition of 1st Source’s board of directors because at least two annual meetings of shareholders are required to change control of the board of directors.

Removal of Directors
FINA Bancorp’s amended articles of incorporation and by-laws are silent with respect to removal of directors. Under the IBCL, the shareholders or directors of FINA Bancorp may remove a director with or without cause.

According to 1st Source’s amended by-laws, any director may be removed, with or without cause, at any meeting of shareholders or directors called for that purpose and if the number of votes to remove the director exceeds the number of votes cast not to remove the director.

	FINA BANCORP SHAREHOLDER RIGHTS	1ST SOURCE SHAREHOLDER RIGHTS
Shareholder Action Without a Meeting
FINA Bancorp’s amended articles of incorporation and by-laws are silent with respect to shareholder action without a meeting. Under a provision of the IBCL that does not apply to 1st Source, any action required or permitted to be taken at any meeting of FINA Bancorp shareholders may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders having the minimum number of votes that would be required to take the action at a meeting at which all shareholders entitled to vote on the matter were present.

According to1st Source’s amended by-laws, any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all shareholders entitled to vote with respect to the subject matter thereof.

Special Meetings of Shareholders
According to FINA Bancorp’s by-laws, FINA Bancorp may call a special shareholders’ meeting at the request of the president, forty percent of the directors, or by FINA Bancorp shareholders owning not less than one-fourth of the shares that would be entitled to vote at such a meeting.

According to 1st Source’s amended by-laws, a special meeting of the shareholders may be called by the president, the chairman of the board of directors or the board of directors, and shall be called by the president if one-fourth of the shareholders entitled to vote sign a written demand for the meeting.

Amendment of Articles of Incorporation and By-laws
FINA Bancorp’s amended articles of incorporation provide that FINA Bancorp may amend the articles in the manner provided under Indiana law. Under the IBCL, FINA Bancorp may amend its articles of incorporation at any time. Such amendments, with few exceptions, require shareholder approval.

The power to amend FINA Bancorp’s by-laws is vested exclusively in its board of directors.

Under the IBCL, 1st Source may amend its articles of incorporation at any time. Such amendments, with few exceptions, require shareholder approval. Approval by 2/3 of the 1st Source board, and the favorable vote of 80% of 1st Source shareholders is required to amend the provisions of the articles of incorporation restricting certain business combinations with interested persons.

The power to amend 1st Source’s by-laws is vested exclusively in its board of directors.

Voting Stock	Generally, the outstanding voting securities of FINA Bancorp are the shares of FINA Bancorp common stock. Holders of FINA Bancorp common stock have one vote per share held by them.	Generally, the outstanding voting securities of 1st Source are the shares of 1st Source common stock. Holders of 1st Source common stock have one vote per share held by them.

Authorization and Issuance of Additional Classes of Capital Stock	FINA Bancorp is not authorized to issue any preferred stock.
1st Source’s board of directors is authorized to issue ten million shares of preferred stock, and can determine the class, series and rights attached to any share of preferred stock. At this time, the board of directors of 1st Source has not issued any shares of preferred stock.

	FINA BANCORP SHAREHOLDER RIGHTS	1ST SOURCE SHAREHOLDER RIGHTS
Liquidation Rights	Under the IBCL, FINA Bancorp shareholders would share ratably in net assets in the event of liquidation, after satisfaction of all liabilities of the corporation.
According to 1st Source’s restated articles of incorporation, holders of common stock are entitled to share ratably in 1st Source’s assets after the payment of liabilities and liquidation preferences of preferred stock, if any.

Dividend Rights	Under the IBCL, holders of FINA Bancorp common stock are treated equally for the purpose of dividend rights.	According to 1st Source’s restated articles of incorporation, holders of common stock are treated equally for the purpose of dividend rights.

Appraisal Rights
FINA Bancorp shareholders have dissenters’ rights under Chapter 44 of the IBCL. Under these provisions, shareholders of FINA Bancorp who follow the procedures set forth in the IBCL may dissent from certain corporate actions proposed by FINA Bancorp’s management and may receive the fair value of their shares of FINA Bancorp common stock immediately prior to the effective time of the proposed corporate action. Please read “Rights of Dissenting Shareholders” on page 45 for a more complete description of dissenters’ rights.

Because the approval of the 1st Source shareholders is not required to complete the merger, they are not entitled to exercise their dissenters’ rights under the IBCL in connection with the merger. Generally, so long as 1st Source common stock is listed for trading on the Nasdaq Global Select Market (or a similar stock exchange) holders of 1st Source common stock will not be afforded dissenters’ rights if the provisions of the IBCL would otherwise provide dissenters rights in respect of a transaction being undertaken by 1st Source.

Preemptive Rights	FINA Bancorp’s amended articles of incorporation do not provide FINA Bancorp shareholders with preemptive rights.	1st Source’s restated articles of incorporation do not provide 1st Source shareholders with preemptive rights.

Indemnification	FINA Bancorp’s amended articles of incorporation and by-laws provide for the indemnification of FINA Bancorp’s directors and officers, if such director or officer acted in good faith and in a manner reasonably believed to be in the best interest of FINA Bancorp, and had no reason to believe his action was unlawful.
1st Source’s restated articles of incorporation provide for the indemnification of 1st Source’s directors and officers and of any person serving at the request of 1st Source as a director, officer, partner, trustee, employee, or agent of another employee, to the fullest extent permitted by Indiana law.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
1ST SOURCE COMMON STOCK AND FINA BANCORP COMMON STOCK

Market Information

1st Source

1st Source’s stock trades through the Nasdaq Global Select Market under the symbol “SRCE.” The following table sets forth the high and low sales prices and end-of-quarter closing prices of 1st Source’s common stock and the dividends paid thereon for the quarters indicated.

	2006 Sales Price		Cash Dividends	2005 Sales Price		Cash Dividends
Common Stock Prices* (quarter ended)	High	Low	Paid	High	Low	Paid
March 31	$27.26	$22.64	$.127	$23.49	$18.54	$.109
June 30	30.81	24.68	.127	21.64	17.65	.109
September 30	31.33	28.46	.140	23.54	20.06	.109
December 31	33.46	29.08	.140	23.72	19.02	.118
As of December 31, 2006, there were 1,037 holders of record of 1st Source common stock

* The computation of per common share data gives retroactive effect to a 10% stock dividend declared July 27, 2006.

The last reported sales price per share of 1st Source common stock, as reported on the Nasdaq Global Select Market on February 16, 2007, the last business day before public announcement of the signing of the agreement and plan of merger was $28.27. The last reported sales price per share of 1st Source common stock, as reported on the Nasdaq Global Select Market on May 3, 2007, the latest practicable trading day before the mailing of this document was $26.82.

Past price performance is not necessarily indicative of likely future performance. Because the market price of 1st Source common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and afterwards, you should obtain current market quotations for 1st Source common stock.

FINA Bancorp

There is no established public trading market for FINA Bancorp common stock, and no market for FINA Bancorp common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in FINA Bancorp’s common stock, and FINA Bancorp’s common stock is not listed or quoted on any stock exchange or automated quotation system. FINA Bancorp acts as the transfer agent and registrar for its own stock. As of the record date, there were 80 holders of the FINA Bancorp common stock.

FINA Bancorp is not obligated to register its common stock or, upon any registration, to create a market for its shares. Thus, a holder of FINA Bancorp common stock may be unable to liquidate his or her investment and must be able to bear the economic risk of such investment indefinitely.

Dividends

1st Source has paid regular quarterly dividends on its common stock during the last two years. The payment of dividends is within the discretion of the 1st Source board of directors. Dividends that may be paid by a subsidiary bank to 1st Source Corporation are subject to certain legal and regulatory limitations and also may be affected by capital needs, as well as other factors. Without regulatory approval, 1st Source Bank could authorize and pay dividends during 2007 of up to $67.14 million, plus an additional amount equal to its net profits for 2007, as defined by statute, up to the date of declaration of any such dividend.

OTHER MATTERS

FINA Bancorp’s management is not aware of any other matters to be brought before the special meeting of the shareholders. However, if other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

LEGAL MATTERS

The validity of the shares of 1st Source common stock offered by this proxy statement/prospectus has been passed upon for 1st Source by John B. Griffith, General Counsel of 1st Source. Certain legal matters relating to the merger will be passed upon for FINA Bancorp by Krieg DeVault LLP. It is a condition to the merger that Krieg DeVault LLP (or other counsel acceptable to FINA Bancorp) will provide an opinion to FINA Bancorp that the merger will qualify as a tax-free reorganization under the Internal Revenue Code.

EXPERTS

    The consolidated financial statements of 1st Source Corporation appearing in Appendix E of this proxy statement/prospectus and 1st Source Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein. Such consolidated financial statements and management’s assessments are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

1st Source is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including 1st Source. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by 1st Source at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. 1st Source’s periodic filings with the SEC may also be accessed on 1st Source’s website: www.1stsource.com.

1st Source has filed a registration statement on Form S-4 with the SEC that registers the 1st Source common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of 1st Source and a proxy statement of FINA Bancorp for the special meeting. 1st Source has supplied all of the information contained in this proxy statement/prospectus relating to 1st Source. FINA Bancorp has supplied all of the information relating to FINA Bancorp.

This proxy statement/prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about 1st Source and the 1st Source common stock to be issued in the merger. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Additional information regarding 1st Source, its business, financial statements, and management is contained in Appendix E to this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

dated as of February 19, 2007

by and among

1st SOURCE CORPORATION,

FINA BANCORP, INC.,

SHAREHOLDERS’ AGENT,
(as named herein)

and

HICKORY ACQUISITION, INC.

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2007 (this “Agreement”), among 1st Source Corporation, an Indiana corporation (“Parent”), FINA Bancorp, Inc., an Indiana corporation (“Company”), Hickory Acquisition, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Wayne B. Welter, in his capacity as Shareholders’ Agent (as defined herein).
PREAMBLE

The Agreement provides for the acquisition of Company by Parent pursuant to the merger of Company with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”). The respective boards of directors of Parent, Merger Sub and Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code, subject to Section 3.08(b).

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company Common Stock have executed and delivered to Parent an agreement in substantially the form of Exhibit A (the “Voting Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreement, to vote the shares of Company Common Stock held of record by such persons to approve and adopt this Agreement.

Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Company, Shareholders’ Agent and Merger Sub agree as follows:

ARTICLE I
Definitions; Interpretation

1.01 Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 51% of the voting power in Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 51% of the voting power in, or more than 51% of the business, assets or deposits of, Company or any of its Subsidiaries, other than the transactions contemplated hereby.

“Actual Equity” means Stockholders’ Equity as set forth on the Final Purchase Price Adjustment Statement.

“Actual Excess Equity Amount” means the difference (positive or negative) between (i) Actual Equity, and (ii) $69,051,000.

“Agreement” has the meaning assigned in the Preamble.

“All Cash Payment Option” has the meaning assigned in Section 3.08(b).

“Articles of Merger” has the meaning assigned to it in Section 2.03.

“Assumed Closing Parent Share Price” has the meaning assigned to it in Section 3.08(a).

“Benefit Arrangement” means, with respect to each of Parent and Company, each of the following (a) under which any of its employees or current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

“Burdensome Condition” has the meaning assigned in Section 6.11.

“Cash Designated Shares” has the meaning assigned in Section 3.01(c).

“Cash Election Shares” has the meaning assigned in Section 3.01(c).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Closing Parent Share Price” means the average of the closing sale price of one share of Parent Common Stock, as quoted on the NASDAQ Global Select Market, for the ten full trading days ending on the third full trading day immediately preceding the Closing Date; provided, however, that in the event that such average is less than or equal to $25.663 (the “Lower Threshold”), the “Closing Parent Share Price” will be deemed to be $25.663, and provided, further, that in the event that such average is greater than or equal to $32.663 (the “Upper Threshold”), the “Closing Parent Share Price” will be deemed to be $32.663.

“COBRA” has the meaning assigned in Section 5.03(m)(9).

“Code” has the meaning assigned in the Preamble.

“Company” has the meaning assigned in the Preamble.

“Company Affiliate” has the meaning assigned in Section 6.08.

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, no par value, of Company.

“Company Financial Statements” means (x) the following items contained in Section 5.03(g) of Company’s Disclosure Schedule: (i) audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2004 and 2005, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, including the notes thereto, together with the report thereon of BKD, LLP, independent certified public accountants, and (ii) an unaudited consolidated balance sheet of Company and its Subsidiaries and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2006, including the notes thereto; (y) the audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2006 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended, including the notes thereto, together with the report thereon of BKD, LLP, independent certified public accountants (the “2006 Financial Statements”); and (z) unaudited consolidated balance sheets of Company and its Subsidiaries and related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for each fiscal quarter ended after December 31, 2006, including, in each case, the notes thereto (the “Subsequent Interim Financial Statements”).

“Company Meeting” has the meaning assigned in Section 6.02(b).

“Company Stock” means Company Common Stock.

“Confidentiality Agreement” has the meaning assigned in Section 6.06(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” has the meaning assigned in Section 5.03(l).

“Covered Employees” has the meaning assigned in Section 6.13(a).

“D&O Claims” has the meaning assigned in Section 6.12(f).

“Damages” has the meaning assigned in Section 6.12(f).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 23-1-44-8 of the IBCL.

“Dissenting Shareholder” has the meaning assigned in Section 3.04.

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.01(c).

“Election Form” has the meaning assigned in Section 3.01(c).

“Election Form Record Date” has the meaning assigned in Section 3.01(c).

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct on the Parent or Company concerning pollution, or protection of human health and safety or of the environment.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Agent” means the escrow agent to be designated by Parent, subject to the approval of Company pursuant to Section 7.01(g).

“Escrow Agreement” means that certain Escrow Agreement to be entered into dated as of the Closing Date, by and among Parent, the Shareholders’ Agent and the Escrow Agent, as contemplated by this Agreement and agreed to by the parties.

“Escrow Amount” means the sum of (i) the Indemnity Escrow Amount and (ii) the Purchase Price Adjustment Escrow Amount.

“Escrow Fund” has the meaning assigned in Section 3.06.

“Estimated Balance Sheet” has the meaning assigned in Section 3.01(b).

“Estimated Equity” has the meaning assigned in Section 3.01(b).

“Estimated Excess Equity Amount” means the difference (positive or negative) between (i) Estimated Equity and, (ii) $69,051,000.

“Estimated Purchase Price” means $135,000,000 (i) plus the Estimated Excess Equity Amount if the Estimated Excess Equity Amount is a positive number, or (ii) less the Estimated Excess Equity Amount if the Estimated Excess Equity Amount is a negative number.

“Estimated Purchase Price Statement” has the meaning assigned in Section 3.01(b).

“Exception Shares” means, collectively, shares of Company Common Stock that are (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Parent and (ii) Dissenting Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.02(a).

“Final Purchase Price Adjustment” shall mean a Purchase Price Increase or a Purchase Price Decrease.

“Final Purchase Price Adjustment Statement” has the meaning assigned in Section 3.07(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“IBCL” means the Indiana Business Corporation Law, as amended.

“Indemnified Party” has the meaning assigned in Section 6.12(a).

“Indemnity Escrow Amount” means $4,000,000.

“Independent Accountant” shall mean an independent accounting firm designated and retained by Parent, subject to the approval in writing by Company pursuant to Section 3.07(c).

“Initial Parent Share Price” means $29.163, which is the average of the closing sale price of one share of Parent Common Stock, as quoted on the NASDAQ Global Select Market, for the ten full trading days ending on the third full trading day immediately prior to the date of this Agreement.

“Initial Per Share Cash Consideration” has the meaning assigned in Section 3.01(a).

“Initial Per Share Purchase Consideration” means the Initial Purchase Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Initial Per Share Stock Consideration” has the meaning assigned in Section 3.01(a).

“Initial Purchase Consideration” has the meaning assigned in Section 3.01(b).

“Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Lower Threshold” has the meaning assigned in the definition of “Closing Parent Share Price”.

“Mailing Date” has the meaning assigned in Section 3.01(c).

“Majority Holders” has the meaning assigned in Section 6.18(b).

“Material Adverse Effect” means, with respect to any person, any effect, change, event or circumstance that

(a) is material and adverse to the financial condition, results of operations, management, business or prospects of such person and its Subsidiaries, taken as a whole, excluding the impact of (1) changes in banking and other laws of general applicability or changes in the inter-pre-tation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking or financial services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting the U.S. banking industry generally, unless such changes have a dis-propor-tion-ate impact on such person as compared to other companies in the banking industry, and (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby; or

(b) would materially impair the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Maximum Cash Consideration” means the product of (x) 60% and (y) the sum of the Initial Purchase Consideration and the Escrow Amount.

“Merger” has the meaning assigned in the Preamble.

“Merger Sub” has the meaning assigned in the Preamble.

“Minimum Cash Consideration” means the product of (x) 58% and (y) the sum of the Initial Purchase Consideration and the Escrow Amount.

“NASDAQ” means The NASDAQ Stock Market, Inc.

“New Certificates” has the meaning assigned in Section 3.02(a).

“No Election Shares” has the meaning assigned in Section 3.01(c).

“Non-Operating Real Estate” means the real property identified in Section 6.17 of the Company’s Disclosure Schedule.

“Old Certificate” has the meaning assigned in Section 3.01(a).

“Old Share” has the meaning assigned in Section 3.01(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Preferred Stock” means the Preferred Stock, no par value, of Parent.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“party” means Parent, Merger Sub, Company or Shareholder’s Agent.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“Person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the paragraph of its Disclosure Schedule corresponding to the applicable section of this Agreement, or any other paragraph of its Disclosure Schedule so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule (i) applies to the section of this Agreement in question and (ii) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to the section of this Agreement in question.

“Proposed Purchase Price Adjustment Statement” has the meaning assigned in Section 3.07(a).

“Proxy Statement” has the meaning assigned in Section 6.02(c).

“Purchase Price” means $135,000,000 (i) plus the Actual Excess Equity Amount if the Actual Excess Equity Amount is a positive number, or (ii) less the Actual Excess Equity Amount if the Actual Excess Equity Amount is a negative number.

“Purchase Price Adjustment Escrow Amount” means an amount to be mutually agreed upon in writing by Parent and Company; provided, however, that in no event shall such amount exceed $1,500,000.

“Purchase Price Decrease” has the meaning assigned in Section 3.07(d).

“Purchase Price Dispute Notice” has the meaning assigned in Section 3.07(b).

“Purchase Price Increase” has the meaning assigned in Section 3.07(d).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.11.

“Resolution Period” has the meaning assigned in Section 3.07(b).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning assigned in Section 5.03(g).

“Secretary of State” means the Secretary of State of the State of Indiana.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders’ Agent” has the meaning assigned in Section 6.18(a).

“Shareholders’ Committee” has the meaning assigned in Section 6.18(b).

“Stock Designated Shares” has the meaning assigned in Section 3.01(c).

“Stock Election Shares” has the meaning assigned in Section 3.01(c).

“Stockholders’ Equity” shall mean the consolidated common stockholders’ equity of Company, after adjusting to market value all unrealized securities gains and losses (whether or not such adjustment is required by, or is consistent with, GAAP); provided, that Stockholders’ Equity shall (i) not be adjusted with respect to a decrease in the fair market value of the Non-Operating Real Estate, unless Parent’s appraised value of the Non-Operating Real Estate is less than 95% of the value of such Non-Operating Real Estate set forth on the Estimated Balance Sheet and (ii) be adjusted to reflect the unrecorded portion of any payments that may become due and owing as of or after the Closing pursuant to any change-in-control or similar type agreements between Company and any of its directors, officers or employees.

“Subsidiary” and “Significant Subsidiary” have the meanings assigned to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Surviving Corporation” has the meaning assigned in the Preamble.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by a party or its Subsidiaries.

“Termination Date” has the meaning assigned in Section 8.01(c).

“Upper Threshold” has the meaning assigned in “Closing Parent Share Price.”

“Voting Agreement” has the meaning assigned in the Preamble.

1.02 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Sections, Exhibits or Schedules are to the Preamble to, or Section of, or Exhibits or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Exhibits and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Exhibits to it;

(5) to any Governmental Authority include any successor to that Governmental Authority; and

(6) to the date of this Agreement are to February 19, 2007.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or maters immediately following it.

(d) The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II
The Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Company will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Company will terminate. Merger Sub will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Indiana and shall be a wholly owned subsidiary of Parent.

2.02 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Parent located at 100 N. Michigan Street, South Bend, Indiana 46601, at 10:00 a.m. on the date (unless the parties agree to another time or date) that is, subject to Section 3.08, the last day of the month in which each of the conditions set forth in Article VII have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03 Effective Time. Subject to the provisions of this Agreement, in connection with the Closing, Merger Sub will duly execute and deliver articles of merger (the “Articles of Merger”) to the Secretary of State for filing under Section 23-1-40-5 of the IBCL. The parties will make all other filings or recordings required under the IBCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State, or at such later date or time as Parent and Company mutually agree (the time the Merger becomes effective being the “Effective Time”).

2.04 Effects of the Merger. The Merger will have the effects prescribed by the IBCL and other applicable law.

2.05 Articles of Incorporation and By-laws.

(a) The Merger Sub certificate of incorporation, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time.

(b) The Merger Sub by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

ARTICLE III
Consideration; Exchange Procedure

3.01 Conversion or Cancellation of Shares.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive:

(1) at the election of the holder thereof as provided in, and subject to the provisions of Section 3.01(c) and Section 3.08, either:

(A) a number of shares of Parent Common Stock equal to the quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by the Closing Parent Share Price (the “Initial Per Share Stock Consideration”); or

(B) cash in an amount equal to the Initial Per Share Purchase Consideration (the “Initial Per Share Cash Consideration”), and

(2) the contingent right to receive additional amounts from the Escrow Fund as provided in the Escrow Agreement.

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article III (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article III.

(b) Determination of Initial Purchase Consideration.

(1) The Initial Purchase Consideration shall equal (i) the Estimated Purchase Price minus (ii) the Escrow Amount (the “Initial Purchase Consideration”). Not later than five business days prior to the Closing Date, Company will deliver to Parent an estimated balance sheet of Company as of the close of business on the Closing Date (the “Estimated Balance Sheet”), including a statement setting forth its best estimate of Stockholders’ Equity (“Estimated Equity”) as of the Closing Date and a detailed calculation of the Estimated Purchase Price (taken together, the “Estimated Purchase Price Statement”). The Company shall deliver to Parent on the day prior to the Closing Date its updated Estimated Equity determined as of the close of business two days prior to the Closing Date. The Estimated Purchase Price Statement will be prepared using the updated Estimated Equity and applying GAAP, as modified by the definition of Stockholders’ Equity contained herein, and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by Company in the preparation of Company Financial Statements delivered prior to the date of this Agreement.

(2) On the day prior to the Closing Date the Company and Parent shall in good faith agree in writing to the amount of the Purchase Price Adjustment Escrow Amount.

(c) Election Procedures.

(1) An election form and other appropriate and customary transmittal materials in such form as Parent and Company shall mutually agree (the “Election Form”) shall be mailed on the date on which proxy materials relating to the Merger are mailed to holders of shares of Company Common Stock or such other date as Parent and Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the same date as the record date for eligibility to vote on the Merger (the “Election Form Record Date”).

(2) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Initial Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Initial Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. Eastern Standard time, on the first business day subsequent to the Company Meeting (or such other time and date as Parent and Company may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(3) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(4) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within five business days after the later to occur of the Election Deadline or the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(A) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Maximum Cash Consideration, then:

(I) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Initial Per Share Stock Consideration,

(II) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Initial Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate of cash that will be paid in the

Merger equals an amount as close as practicable but in no event greater than the Maximum Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Initial Per Share Stock Consideration, and

(III) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Initial Per Share Cash Consideration.

(B) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Minimum Cash Consideration, then:

(I) all Cash Election Shares shall be converted into the right to receive the Initial Per Share Cash Consideration,

(II) the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Initial Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but in no event less than the Minimum Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Initial Per Share Cash Consideration, and

(III) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Initial Per Share Stock Consideration.

(C) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal to or exceeds the Minimum Cash Consideration and does not exceed the Maximum Cash Consideration (as determined by the Exchange Agent), then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Initial Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Initial Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and Company. In addition, the Parent and the shareholders of the Company who have executed the Voting Agreements may agree that a specified number of Stock Designated Shares or Cash Designated Shares, as applicable, may be selected from among the shares subject to the Voting Agreements prior to the pro rata selection process, after which the pro rata selection process will occur, if necessary.

For purposes of the calculations in this Section 3.01(c), but not for any pro rata selection process, Dissenting Shares shall be deemed to be Cash Election Shares.

(d) Exception Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each Exception Share shall cease to be outstanding,

shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Closing Parent Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.02 Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Parent shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Parent and Company (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates representing the shares of Parent Common Stock (“New Certificates”), each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to this Article III. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Parent. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Parent, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than five business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. After completion of the allocation procedure set forth in Section 3.01(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. Parent shall be entitled to deduct and withhold from the Merger consideration such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Company shareholders in respect to which such deduction and withholding was made by Parent. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Initial Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of Parent Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by the New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of Parent of Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Parent or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article III.

3.03 Adjustments to Parent Common Stock. If Parent changes (or Parent’s Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Initial Per Share Stock Consideration (and if appropriate the Upper Threshold and the Lower Threshold) shall be adjusted appropriately to provide the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.04 Dissenting Shareholders.

(a) Except as otherwise provided herein, each Dissenting Share shall not be converted into or represent a right to receive the Initial Per Share Purchase Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 23-1-44-8 of the IBCL. Company shall give Parent prompt notice upon receipt by Company of any demand for payment pursuant to Sections 23-1-44-8 and 23-1-44-9 of the IBCL and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 23-1-44-8 of the IBCL at or prior to the Effective Time, each of such holder’s shares of Company Common Stock shall be converted into a right to receive the Initial Per Share Purchase Consideration in accordance with the applicable provisions of this Agreement.

3.05 Effect on Parent and Merger Sub Stock.

(a) Each share of Parent Stock issued and outstanding immediately prior to the Effective Time will remain outstanding.

(b) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will remain outstanding.

3.06 Escrow. On the Closing Date, Parent, the Escrow Agent and the Shareholders’ Agent shall execute the Escrow Agreement. By 9:00 a.m. Eastern Standard time on the day immediately following the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit and on behalf of the shareholders of Company an amount of cash equal to the Escrow Amount (the “Escrow Fund”) for disbursement in accordance with the terms of the Escrow Agreement. The Escrow Fund constitutes part of the consideration to be paid to the holders of Company Common Stock, receipt of which is subject to the terms and conditions of the Escrow Agreement

3.07 Determination of Final Purchase Price Adjustment. The Initial Purchase Consideration shall be subject to adjustment following the Closing Date as follows:

(a) As soon as practicable after the Closing, but in no event later than 60 days after the Closing Date, Parent will prepare (or cause to be prepared) and deliver to the Shareholders’ Agent a balance sheet of Company as of the close of business on the Closing Date, a statement setting forth the actual Stockholders’ Equity as of such date and a statement setting forth a detailed calculation of the Purchase Price and Final Purchase Price Adjustment (taken together the “Proposed Purchase Price Adjustment Statement”). The Proposed Purchase Price Adjustment Statement will be prepared applying GAAP, as modified by the definition of Stockholders’ Equity contained herein, and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by Company in the preparation of Company Financial Statements delivered prior to the date of this Agreement.

(b) The Shareholders’ Agent shall have 15 days from receipt of the Proposed Purchase Price Adjustment Statement to give Parent written notice of his or her objection to any item or calculation contained in the Proposed Purchase Price Adjustment Statement, specifying in reasonable detail all disputed items and the basis therefore (a “Purchase Price Dispute Notice”). If the Shareholders’ Agent concurs with the Proposed Purchase Price Adjustment Statement or otherwise does not give Parent a Purchase Price Dispute Notice within such 15-day period, such Proposed Purchase Price Adjustment Statement shall be deemed final and conclusive with respect to the determination of the Final Purchase Price Adjustment and shall be binding on the parties for all purposes under this Agreement. If, however, the Shareholders’ Agent delivers a Purchase Price Dispute Notice objecting to any items or calculations contained in the Proposed Purchase Price Adjustment Statement within such 15-day period, Parent and the Shareholders’ Agent shall meet within 15 days following the date of the Purchase Price Dispute Notice (the “Resolution Period”) and shall attempt in good faith to resolve such objections and any written resolution by them as to any disputed amount shall be deemed final and conclusive with respect to the determination of the Final Purchase Price Adjustment and shall be binding on the parties for all purposes under this Agreement. Any amounts that were not timely disputed pursuant to a Purchase Price Dispute Notice (or if so disputed, subsequently resolved) may not be disputed. In all events the Proposed Purchase Price Adjustment Statement shall be final and binding, except to the extent of those amounts timely identified in a Purchase Price Dispute Notice in accordance with this paragraph.

(c) If Parent and the Shareholders’ Agent are unable to resolve the Shareholders’ Agent’s objections within the Resolution Period, then Parent shall designate and retain the Independent Accountant, subject to the written approval of Company, which approval shall not be unreasonably withheld or delayed. Following such approval by Company, Parent and the Shareholders’ Agent shall submit for review by the Independent Accountant all amounts and issues remaining in dispute and Parent’s and the Shareholders’ Agent responses thereto. All parties agree to execute, if requested by the Independent Accountant, a reasonable engagement letter with respect to the determination to be made by the Independent Accountant. The Independent Accountant will determine only those issues still in dispute at the end of the Resolution Period and the Independent Accountant’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accountant will be based solely on the information contained in the presentations with respect to such disputed items by Parent and the Shareholders’ Agent to the Independent Accountant and not on the Independent Accountant’s independent review. Each of Parent and the Shareholders’ Agent will use its reasonable best efforts to provide its presentations and related information as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accountant. Discovery shall be limited to documents designated by the Independent Accountant as necessary for it to assess the proper calculation of the Final Purchase Price Adjustment consistent with this Agreement. The Independent Accountant’s determination will be made within 30 days after its engagement (which engagement will be made no later than five business days after the end of the Resolution Period), or as soon thereafter as possible, and will be set forth in a written statement delivered to the Shareholders’ Agent and Parent. The Final Purchase Price Adjustment Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Final Purchase Price Adjustment and shall be binding on Parent and the shareholders of Company for all purposes under this Agreement. In deciding any matter, the Independent Accountant (A) will be bound by the provisions of this Agreement and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Shareholders’ Agent or less than the smallest value for such item claimed by Parent or the Shareholders’ Agent. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne by (1) Parent in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of the Shareholders’ Agent and (2) the Shareholders’ Agent in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of Parent. The amount of the fees and expenses of the Independent Accountant to be paid by the Shareholders’ Agent will be assessed first against the Escrow Fund. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the party incurring such cost and expense. The term “Final Purchase Price Adjustment Statement” will mean the definitive Proposed Purchase Price Adjustment Statement agreed to by the Shareholders’ Agent and Parent or resulting from the determination made by the Independent Accountant in accordance with this Section 3.07(c).

(d) In the event that the Purchase Price set forth on the Final Purchase Price Adjustment Statement exceeds the Estimated Purchase Price set forth on the Estimated Purchase Price Statement (such excess, together with interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, the “Purchase Price Increase”), then Parent shall promptly deliver to the Escrow Agent an amount in cash so that the sum of such cash and the Purchase Price Adjustment Escrow Amount shall be equal to the Purchase Price Increase. The Escrow Agent will promptly distribute an amount equal to the Purchase Price Increase from the Escrow Account to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement. In the event that the Estimated Purchase Price set forth on the Estimated Purchase Price Statement exceeds the Purchase Price set forth on the Final Purchase Price Adjustment Statement (such excess, together with interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, the “Purchase Price Decrease”), then the Escrow Agent shall promptly disburse to Parent from the Escrow Account an amount equal to such Purchase Price Decrease, but in no event an amount greater than the Purchase Price Adjustment Escrow Amount. Any remaining Escrow Funds in excess of the Indemnity Escrow Amount shall be distributed to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement.

3.08 Payment Options

(a) In the event that the Closing Parent Share Price without regard to the Lower Threshold is less than $25.663, Parent shall elect to pay to the holders of Stock Election Shares and Stock Designated Shares (if applicable), for each Stock Election Share and Stock Designated Share (if applicable), either (i) in addition to the Initial Per Share Stock Consideration cash in an amount equal to the difference between $25.663 and the Closing Parent Share Price without regard to the Lower Threshold, (ii) a number of shares of Parent Common Stock equal to a quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by the Closing Parent Share Price without regard to the Lower Threshold, or (iii) a number of shares of Parent Common Stock equal to a quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by a figure between the Closing Parent Share Price without regard to the Lower Threshold and $25.663 (the “Assumed Closing Parent Share Price”), plus cash equal to the difference between $25.663 and the Assumed Closing Parent Share Price; provided, that if any such election by Parent other than pursuant to 3.08(a)(ii) would cause the condition of Section 7.01(f) to not be satisfied, then Parent shall offer the consideration set forth in Section 3.08(b).

(b) Notwithstanding anything else to the contrary contained herein, in the event that the Closing Parent Share Price is less than the Lower Threshold and Parent pursuant to Section 3.08(a) must offer the consideration set forth in this Section 3.08(b), then Parent shall pay to all holders of Old Certificates in cash in an amount for each Old Certificate equal to the Initial Per Share Cash consideration, regardless of any elections made pursuant to Article III (“All Cash Payment Option”).

(c) If the All Cash Payment Option is utilized, then Parent shall cause payment to be made to all holders of Old Certificates within the later to occur of (i) thirty (30) days following the Closing Date, which payment shall include interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, or (ii) within ten business days after satisfaction of the conditions of Section 3.02(b) with respect to the surrender by the holder of the Old Certificate to the Exchange Agent the Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, which payment shall include interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date thirty (30) days subsequent to the Closing Date.

ARTICLE IV
Conduct of Business Pending the Merger

4.01 Forbearances of Company. Company agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect with respect to Company.

(b) Operations. Enter into any new line of business or change its lending, investment, underwriting, risk, asset liability management or other material banking and operating policies or practices, except as required by applicable law, regulation or policies imposed by any Governmental Authority; provided, however, that on or before May 1, 2007, Company will structure its investment portfolio as set forth on Schedule 4.01(b)(ii).

(c) Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or permit any additional shares of its stock to become subject to new grants.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock in amounts Previously Disclosed or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, securities or properties of any other entity.

(g) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements, or make, change or revoke any material Tax election or change any method of Tax accounting.

(i) Adverse Actions. Subject to Section 3.08(b), but otherwise notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(j) Compensation; Employment Agreements; Etc. Enter into, amend, modify, or renew or terminate any employment, consulting, change-in-control or similar contract, agreement or arrangement with any director, or employee or consultant, or increase or decrease the cash or equity compensation or fringe benefits of, or pay any bonus to, any director, employee or consultant or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law, (2) with respect to employees who are not executive officers, to grant merit based or annual salary increases in the ordinary and usual course of business and in accordance with past practice, or (3) for employment arrangements for newly hired employees who are not executive officers in the ordinary and usual course of business consistent with past practice.

(k) Benefit Plans. Enter into, establish, adopt, amend, modify, or renew or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, or take any action to fund the payment of compensation or benefits under any Benefit Arrangement (other than in the ordinary and usual course), or materially change any actuarial of other assumptions used to calculate the funding obligations with respect to any Benefit Arrangement that is not a qualified plan under Section 401(a) of the Code or change the manner in which contributions to any Benefit Arrangement are made or the basis on which such contributions are determined, except (1) as may be required by applicable law or (2) amendments that do not increase benefits or result in increased administrative costs.

(l) Debt. Other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loan or advance.

(m) Litigation. Settle any suit, action, investigation or proceeding, except for any suit, action, investigation or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its Subsidiaries, taken as a whole, and that does not involve or create precedent for any suit, action, investigation or proceeding that is reasonably likely to be material to Company or its Subsidiaries taken as a whole.

(n) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Parent. Parent agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Company (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Subject to Section 3.08(b), but otherwise notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(b) Constituent Documents. Amend its Constituent Documents or the Constituent Documents of Merger Sub in a way that is adverse to the holders of Company Stock.

(c) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03 Coordination of Dividends. Until the Effective Time, Parent and Company will coordinate on the declaration of any dividends or other distributions with respect to Parent Common Stock and Company Common Stock and the related record dates and payment dates, it being intended that Company shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Company Common Stock (including any shares of Parent Common Stock received in exchange therefor in the Merger).

ARTICLE V
Representations and Warranties

5.01 Disclosure Schedules. Before entry into this Agreement, Parent delivered to Company a schedule and Company delivered to Parent a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02 Standard. For all purposes of this Agreement, no representation or warranty of a party contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to such party.

5.03 Representations and Warranties. Except as Previously Disclosed, Company hereby represents and warrants to Parent and Merger Sub, and Parent hereby represents and warrants to Company, to the extent applicable, as follows:

(a) Organization, Standing and Authority. Each of it and, in the case of Parent only, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Capitalization.

(1) In the case of Company only: The authorized capital stock of Company consists of 325,000 shares of Company Common Stock. As of the date of this Agreement, 42,101 shares of Company Common Stock were outstanding and are held, as of the date of this Agreement, as Previously Disclosed. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance, Company does not have any Rights outstanding with respect to Company Stock, and Company does not have any commitment to authorize, issue or sell any Company Stock or Rights. Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock.

(2) In the case of Parent only: The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of February 15, 2007, no more than 22,760,615 shares of Parent Common Stock and zero shares of Parent Preferred Stock were outstanding, no more than 859,662 shares of Parent Common Stock were subject to Rights granted under the stock option and incentive plans of Parent, and no more than 2,406,620 shares of Parent Common Stock were reserved for issuance under such plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Parent Common Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are no shares of Parent Stock reserved for issuance, Parent does not have any Rights issued or outstanding with respect to Parent Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement and outstanding Rights under stock option and other equity incentive plans of Parent. As of the date of this Agreement, Parent has no commitment to redeem, repurchase or otherwise acquire any shares of Parent Stock, except pursuant to stock option and other equity incentive plans of Parent.

(c) Subsidiaries.

(1) In the case of Company only, (A) it owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each of its Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Subsidiaries, in the case of Company, and its Significant Subsidiaries, in the case of Parent, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Each of it and, in the case of Parent only, Merger Sub has duly authorized, executed and delivered this Agreement. Subject only, in the case of Company only, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its and, in the case of Parent only, Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act and an application to the Indiana Department of Financial Institutions as required under the Indiana Financial Institutions Act, as amended, (B) filing of the Registration Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (C) receipt of the applicable shareholder approval described in Section 5.03(e), (D) the filing of the Articles of Merger with the Indiana Secretary of State, and (E) such filings with NASDAQ necessary to obtain the authorizations for listing of Parent Common Stock to be issued pursuant to the terms of this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, it and, in the case of Parent only, Merger Sub is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(g) Financial Reports and SEC Filings.

(1) In the case of Parent only, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “SEC Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements and (ii) in the case of Company only, Company Financial Statements were prepared from the books and records of Company and its Subsidiaries and fairly present or, in the case of any

Company Financial Statements delivered after the date hereof, will fairly present, in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company Financial Statements (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments. Parent has been in compliance in all material respects with the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder and has timely filed all SEC Filings required thereunder, and it will be in compliance in all material respects with the Securities Act, Exchange Act, and all rules and regulations of the SEC promulgated thereunder, and will file all SEC Filings between the date hereof and the Effective Time.

(2) In the case of Company only, it and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Company Financial Statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to differences. Company and its Subsidiaries have maintained business records with respect to their respective assets, businesses and operations which are true, accurate and complete in all material respects, and Company is not aware of any material deficiencies in such business records. None of Company or its Subsidiaries has any of their primary records, systems, controls, data or information which are material to the operation of the businesses of it recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it.

(h) Material Adverse Effect. Since September 30, 2006:

(1) No event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of facts, circumstance, developments, changes and effects(whether or not described in any other paragraph of this Section 5.03), has, has had or is reasonably likely to have or result in a Material Adverse Effect with respect to it.

(2) It and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice.

(3) It and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(4) In the case of Company only, it and its Subsidiaries have not taken any action prior to the date of this Agreement that, if taken after the date of this Agreement, would constitute or cause a violation of Section 4.01.

(i) Litigation. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j) Regulatory Matters. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, has been advised or has reason to believe that it is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHC Act), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries.

(k) Compliance with Laws. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2004, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4)  is in compliance with the provisions of the Bank Secrecy Act, the USA Patriot Act and the regulations promulgated thereunder.

(l) Material Contracts; Defaults.

(1) In the case of Company only, neither it nor any of its Subsidiaries is a party to, bound by or subject to any of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) (each, a “Contract”):

(A) a Contract that would be a “direct financial obligation” within the meaning of Item 2.03(c) of the SEC’s Form 8-K, or an “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of the SEC’s Regulation S-K;

(B) a Contract containing obligations or liabilities of any kind to holders of the capital stock of it or any of its Subsidiaries as such (including an obligation to register any of such securities under any federal or state securities laws);

(C) a Contract that restricts the conduct of business by it or any of its Subsidiaries (including exclusivity obligations) or its or their ability to compete in any line of business;

(D) a Contract with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person or has an interest which involve aggregate payments in excess of $10,000;

(E) a Contract with any labor union or association representing any employee;

(F) a Contract that is a partnership or joint venture agreement;

(G) a Contract relating to the acquisition by it or any of its Subsidiaries of any operating business or the capital stock of any other person;

(H) a Contract under which it or any of its Subsidiaries agrees to indemnify any party or to share Tax liability of any person;

(I) a Contract for the purchase of materials, supplies, goods, services, equipment or assets providing for an annual payment by it or any of its Subsidiaries of $10,000 or more;

(J) a Contract granting options or rights of first refusal for the purchase or lease of any property for an aggregate purchase price in excess of $10,000 or of any real property; or

(K) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of it or any of the Subsidiaries to make payments in excess of $10,000 or receive payments in excess of $10,000.

(2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) Employee Benefit Plans.

(1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party. All actuarial reports, Forms 5500 (with all schedules and attachments), audit reports, summary annual reports, summary plan descriptions and compliance tests (including nondiscrimination tests required under Sections 401(a)(4), 401(k) and 401(m) of the Code and coverage tests under Section 410(b) of the Code) for the most recent two years for which such reports or documents are available, relating to its Benefit Arrangements have been made available to the other party. Any documents related to voluntary or involuntary correction of any Benefit Arrangement under the IRS Employee Plans Compliance Resolution System or correction programs offered by the Department of Labor have been made available to the other party. With respect to any Benefit Arrangement that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, it has made available to the other party a determination of the withdrawal liability that would be incurred upon withdrawal from such plan as of the last day of the most recently completed plan year, or as of a more recent date. Any rulings, opinions, information letters, or advisory opinions or similar documentation issued by or received from the Internal Revenue Service or Department of Labor with respect to any Benefit Arrangement have been provided.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Company or Parent, as the case may be, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(3) In all material respects, all Benefit Arrangements subject to Title IV and Section 302 of ERISA or Section 412 of the Code are in compliance with such sections of the Code and ERISA and the regulations promulgated thereunder. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. All requirements under the Code and ERISA, the regulations promulgated under the Code and ERISA, and the PBGC regulations have been met with respect to any application for a minimum funding waiver under Section 303 of ERISA and Section 412(d) of the Code, such waiver was approved by the Internal Revenue Service, and all requirements under Section 303 of ERISA and Section 412(d) were met upon approval of such waiver. All applications, government responses, and communications to participants related to a minimum funding waiver application have been provided.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made as required by the Code, ERISA, and other applicable law and have otherwise been reflected on its consolidated financial statements included in its SEC Filings. Except as otherwise set forth in paragraph (3), none of its Benefit Arrangements or its ERISA Affiliates’ Benefit Arrangements, has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Neither it nor any of its Subsidiaries has any obligations for post-retirement health, life, or any other welfare or fringe benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such retiree health, life, or fringe benefit plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Neither its execution of this Agreement, the consummation of the transactions contemplated hereby nor shareholder approval of the transactions covered by this Agreement will (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements or (C) cause any amounts to be non-deductible under Section 280G of the Code.

(7) All Benefit Arrangements that are subject to Section 409A of the Code are in substantial compliance in all material respects with Section 409A of the Code and any regulations or regulatory guidance issued thereunder. It and its Subsidiaries have not agreed to pay any of the taxes required to be paid under section 409A(a)(1) of the Code by reason of a Benefit Arrangement failing to comply with Section 409A of the Code and any regulations or regulatory guidance issued thereunder.

(8) No oral or written representation or communication with respect to any aspect of a Benefit Arrangement has been made to any employee on or before the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Arrangements.

(9) All Benefit Arrangements that are subject to the continuation coverage requirements as set forth in Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“COBRA”) are in all respects in material compliance with COBRA and the regulations promulgated thereunder.

(10) There has been no amendment to, written interpretation or announcement (whether or not written) by it or its Subsidiaries relating to Employee participation, coverage or benefits under any Benefit Arrangement that would increase the expense to it or its Subsidiaries maintaining the Benefit Arrangements above the level of expenses incurred in respect thereof for the 12-month period ending on December 31, 2006.

(n) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. In the case of Parent, it has made provision in accordance with GAAP, in the financial statements included in the SEC Filings filed on or before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its SEC Filings filed before the date hereof. In the case of Company, it has made provision in accordance with GAAP, in each of Company Financial Statements delivered on or before the date of this Agreement, for all Taxes that accrued on or before the ending date of such Company Financial Statement. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(o) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately reflect in all material respects the transactions and obligations to which it or its Subsidiaries is a party, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “interested shareholder,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including Chapter 43 of the IBCL. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that Company has retained Renninger & Associates, LLC as its financial advisor and Austin

Financial Services, Inc. to render a fairness opinion, the arrangements with which have been disclosed to Parent prior to the date hereof. Company agrees the payment of any fee owing to Renninger & Associates, LLC and Austin Financial Services, Inc. are the responsibility of Company, and that such fees will be paid in full prior to the Effective Time. As of the date of this Agreement, Company has received an oral opinion of Austin Financial Services, Inc., issued to Company, to the effect that the Merger Consideration is fair from a financial point of view to holders of Company Common Stock.

(r) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and to the knowledge of Company, no employee or agent of Company, or any of its Subsidiaries has committed any act or omission giving rise to material liability for any such violation or breach.

(s) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body against it, arising under any Environmental Laws; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation on it under or in respect of any Environmental Laws; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to it under any Environmental Laws.

(t) Intellectual Property. In the case of Company only:

(1) It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property (including Technology Systems) that is used by it and its Subsidiaries in their respective businesses as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

(2) It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third person. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(3) No third person has infringed, misappropriated or otherwise violated it or its Subsidiaries' Intellectual Property rights. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) a third person infringed or otherwise violated any of their Intellectual Property rights or (B) a third person's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(4) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(u) Merger Sub. In the case of Parent only, all of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(v) Tax Treatment of Merger. Neither Parent nor Company has any knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code.

(w) Availability of Funds. Except as provided in Section 3.08(c), with respect to Parent only, it has or will have availability to it at the Effective Time to pay the aggregate Initial Per Share Cash Consideration and any cash consideration to be paid pursuant to any Purchase Price Increase, and to pay any other amounts pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE VI
Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and Company will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

6.02 Shareholder Approvals.

(a) The Company Board has authorized and approved this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Company’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) Subject to the Company’s right to terminate this Agreement pursuant to Section 8.01(a), (b), (e) or (f), the Company Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable law and its respective Constituent

Documents, all reasonable action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”), as promptly as reasonably practicable, to consider and vote upon approval of the plan of merger as well as any other such matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. The Company Board will use reasonable best efforts to obtain from its shareholders the requisite vote approving the plan of merger contained in this Agreement, including a recommendation that its respective shareholders vote in favor of the Merger.

(c) In connection with the Company Meeting, Company shall prepare and distribute to its shareholders as soon as reasonably practicable a proxy statement and other proxy solicitation materials soliciting proxies from the holders of Company Common Stock in favor of the approval of the Merger (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and representatives, in the preparation of the Proxy Statement. Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to submitting such to the Company shareholders. Each of Parent, Merger Sub and Company agrees that none of the information supplied or to be supplied by it to be included or incorporated by reference in the Proxy Statement will at the date of mailing to Company’s shareholders or at the time of the meeting of Company’s shareholders held for the purpose of obtaining the shareholders approval of the Merger and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent, Merger Sub and Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

6.03 SEC Filings.

(a) Parent, Merger Sub and Company will cooperate in ensuring that all filings required under SEC Rules 165 and 425 are timely and properly made. Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement, and, provided that the parties and their respective Subsidiaries have cooperated as required above, Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Parent will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Parent also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Company agrees to furnish to Parent all information concerning Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Parent and Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent and Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement.

(c) Parent will advise Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Company Financial Statements. As promptly as practicable after the date hereof, Company shall cause to be prepared and delivered to Parent the 2006 Audited Financial Statements. As promptly as practicable after each fiscal quarter end, Company shall cause to be prepared and delivered to Parent the relevant Subsequent Interim Financial Statements.

6.05 Press Releases. Parent and Company will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Parent and Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.06 Access; Information.

(a) Each of Parent and Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Parent nor Company will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party, or violate any law or regulation. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Parent and Company (the “Confidentiality Agreement”).

(c) No investigation by Parent or Company of the business and affairs of the other party, pursuant to this Section 6.06 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated hereby.

(d) Each party hereby acknowledges that it is aware, and that it will advise its directors, officers, employees, and agents who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer or its affiliates material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person.

6.07 Acquisition Proposals. Company will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, except as otherwise provided herein. Nothing contained in this Section 6.07 will prohibit Company from engaging in discussions with respect to any unsolicited Acquisition Proposals if, in the good faith judgment of the Board of Directors based upon the written advice of counsel to Company, failure to engage in such discussions would be a breach of its fiduciary duties or any other obligations under applicable law. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company will promptly (within one business day) advise Parent following receipt of any Acquisition Proposal and the substance thereof, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis.

6.08 Affiliate Agreements. Not later than the 15th day before the date of mailing of the Proxy Statement, Company will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of Company (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. Company will use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent and Company on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Exhibit B.

6.09 Takeover Laws and Provisions. Neither party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.10 Exchange Listing. Parent will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.11 Regulatory Applications. Parent and Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, (the “Requisite Regulatory Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable; provided, that Parent shall not be required to consummate the transactions contemplated hereby if, in the reasonable good faith judgment of Parent, any conditions or restrictions imposed in connection with any such Requisite Regulatory Approval may reasonably be expected to materially impair the ability of Parent to consummate the transactions contemplated hereby or operate any business operated by Parent, Company or any of their respective Subsidiaries following the Effective Time in substantially the same manner it has been operated prior to the date of this Agreement (a “Burdensome Condition”). Parent and Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.12 Indemnification.

(a) Following the Effective Time and for a period of six years following the Effective Time, the Surviving Corporation shall and Parent will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Company and its Subsidiaries (each, an “Indemnified Party”), against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Company and its Subsidiaries.

(b) Prior to the Effective Date, Company will obtain tail coverage, in addition to its existing director and officer liability insurance coverage, to provide director’s and officer’s liability insurance through the sixth anniversary of the Effective Date that serves to reimburse the present and former officers and directors of Company or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Company or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided, that officers and directors of Company or any Subsidiary may be required to make application and provide customary representations and warranties to Company’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, that failure so to notify will not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a consequence.

(d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

               (f) Parent shall be entitled to recover from, and be reimbursed out of, the Escrow Account in an amount up to the Indemnity Escrow Amount for any and all losses, liabilities (including any liabilities under Section 6.12(a) which are not otherwise covered by insurance), claims, expenses (including costs of investigation and defense and reasonable attorneys’ and accountants’ fees and expenses), or damages of any kind or nature whatsoever, whether or not involving a third party claim (collectively, the “Damages”) imposed upon, incurred by or asserted against Parent or any of its subsidiaries (including but not limited to the Surviving Corporation), directors, officers, employees, or other agents or representatives, or any of their respective successors or assigns (collectively “Parent Indemnitees”), resulting from, arising out of or based upon (X) any claim or action (whether pending or threatened) of a type Previously Disclosed against the Company, or (Y) any claim or action relating to Dissenting Shares (D&O Claims, (X) and (Y) collectively, the “Claims”) or (Z) any breach of any representation, warranty or covenant of Company (collectively, a “Breach”); provided, however, that any claim by Parent for indemnification pursuant to this Section 6.12(f) relating to any Claims must be made by providing notice thereof to the Shareholders Agent and the Escrow Agent on or before September 18, 2012, and any claim by Parent for indemnification pursuant to this Section 6.12(f) relating to any Breach must be made on or before the date the Escrow Agent releases the Purchase Price Adjustment Escrow in accordance with Section 3.07(d) above. The amount of any Claim with respect to the Dissenting Shares shall be equal to the difference between the amount per Dissenting Share paid pursuant to Section 3.04 of this Agreement and the Initial Per Share Cash Consideration, as adjusted for any Purchase Price Increase or Purchase Price Decrease. If at any time prior to September 18, 2012 Company or Parent receives a full release of all Parent Indemnitees in form reasonably satisfactory to Parent, with regard to any Claims made or threatened prior to that date, the Escrow Agent shall release to the former shareholders of the Company entitled to receive payments from the Escrow Account pursuant to Section 3.01(a)(2) any amount remaining in the Escrow Account attributable to the Indemnity Escrow Amount after full payment to Parent of any amounts to which it is entitled under this Section 6.12(f). If Company or Parent does not receive such a release, then the Escrow Agent may not release any amount until the date which is thirty (30) days from the date on which any Claim is dismissed with prejudice, or determined by judge or jury and such dismissal or determination has become a final and non-appealable judgment. If Parent has not notified the Escrow Agent and the Shareholders Agent of any Claim prior to September 18, 2012, the Escrow Agent shall release to the former shareholders of the Company entitled to receive payments from the Escrow Account pursuant to Section 3.01(a)(2) any amount remaining in the Escrow Account attributable to the Indemnity Escrow Amount after full payment to Parent of any amounts to which it is entitled under this Section 6.12(f). The amounts to be released pursuant to this Section 6.12(f) shall be set forth in a spreadsheet, or other form of written notice, provided jointly by Parent and the Shareholders’ Agent to the Escrow Agent and authorizing the payment of such specified amounts to Shareholders.

(g) Pursuant to Section 3.07(d) of this Agreement, in the event that the Estimated Purchase Price set forth on the Estimated Purchase Price Statement exceeds the Purchase Price set forth on the Final Purchase Price Adjustment Statement, then Parent and the Shareholders’ Agent shall execute and deliver a joint written direction to the Escrow Agent directing the Escrow Agent to (i) distribute to Parent an amount equal to such Purchase Price Decrease, but in no event shall Parent be entitled to recover an amount greater than the Purchase Price Adjustment Escrow Amount, and (ii) distribute any remaining Escrow Funds in excess of the Indemnity Escrow Amount to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement. Upon receipt of such joint written direction, the Escrow Agent shall make the distributions to such accounts as Parent and Shareholders shall have designated to the Escrow Agent in writing.

(h) Pursuant to Section 3.07(d) of this Agreement, in the event that the Purchase Price set forth on the Final Purchase Price Adjustment Statement exceeds the Estimated Purchase Price set forth on the Estimated Purchase Price Statement, then Parent and the Shareholders’ Agent shall execute and deliver a joint written direction to the Escrow Agent directing the Escrow Agent to (i) accept from Parent the deposit of an amount of cash equal to the Purchase Price Increase, and (ii) distribute to the Shareholders all Escrow Funds other than the amount of the Escrow Indemnity Amount, including such additional deposited cash. Upon receipt of such joint written direction, the Escrow Agent shall make the distributions to such accounts as Shareholders shall have designated to the Escrow Agent in writing.

6.13 Employee Matters.

(a) As soon as practicable after the Effective Time, Parent shall provide the employees as of the Effective Time of Company and its Subsidiaries (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements (including base salary, annual bonus opportunities and annual equity grants) that are substantially similar to those provided to similarly situated employees of Parent and its Subsidiaries (without regard to grandfathered benefits provided to limited groups of employees of Parent). In addition, subject to the terms and conditions of Schedule A hereto, after the Effective Date, a Covered Employee whose employment is terminated due to Merger-related elimination of the Covered Employee’s position and who executes a valid waiver and release in a form acceptable to Parent (and who does not revoke such waiver and release during any applicable revocation period), shall be entitled to receive severance payments and benefits in accordance with Schedule A.

(b) Parent shall (1) provide all Covered Employees with service credit for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by Company for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

(c) After the date of this Agreement: (i) Company shall, except as otherwise provided in Section 6.13(d), continue to sponsor, maintain and administer its 401(k) plan (the

“401(k) Plan”) and employee stock ownership plan (“ESOP”) in accordance with its terms and conditions as set forth in its plan and trust documents as of the date of this Agreement, and in accordance with applicable law; (ii) Parent shall continue to sponsor and maintain the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan (the “Parent Plan”) in accordance with terms and conditions of the Parent Plan as set forth in its plan and trust documents as of the date of this Agreement and any amendments thereto, and in accordance with applicable law; (iii) the Company shall fund all unpaid employee contributions accrued through the Closing Date and owed to the 401(k) Plan, as well as any discretionary employer contributions to the 401(k) Plan or ESOP (with respect to compensation earned by participants through the Closing Date) determined by the Company before the Closing Date (and disclosed to Parent) in amounts not in excess of the discretionary employer contributions previously made by the Company and its affiliates to the 401(k) Plan and ESOP; (iv) Parent shall fund all unpaid employee contributions accrued through the Closing Date and owed to the Parent Plan, as well as any discretionary employer contributions (with respect to compensation earned by participants through the Closing Date) determined by Parent before the Closing Date in amounts not in excess of the discretionary employer contributions previously made by Parent to the Parent Plan; (v) the Company shall amend the 401(k) Plan and ESOP (after Parent has been given the opportunity to review and comment on each such amendment), to the extent not amended by the Closing Date, as may be necessary to maintain the tax-qualification of the 401(k) Plan and ESOP and their related employee benefit trusts for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, and to implement the amendments referred to in subsection (d) of this Section 6.13; (vi) Parent shall amend the Parent Plan (after the Company has been given the opportunity to review and comment on each such amendment), to the extent not amended by the Closing Date, as may be necessary to maintain the tax-qualification of the Parent Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively; (vii) Company shall do whatever the Parent and Company determine is necessary to correct any failures in the administration of the 401(k) Plan and ESOP that could affect the tax qualification of the 401(k) Plan and ESOP prior to the Closing Date, including a filing under the Internal Revenue Service’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; (viii) Company shall pay any excise taxes due if it is determined that a prohibited transaction has occurred in the 401(k) Plan or ESOP; and (ix) after the Closing, Parent shall either terminate the ESOP or merge it into Parent Plan at a time and in the manner determined by the Parent.

(d) Immediately prior to the Closing, the Company Board shall adopt resolutions (which may include appropriate amendments to the 401(k) Plan, including the full vesting of all 401(k) Plan participants upon termination) that terminate the 401(k) Plan effective immediately prior to the Closing. If any of the individual fiduciaries responsible for administering the 401(k) Plan resign from that position upon or after the date of this Agreement, the Company shall appoint another individual to that position (in the manner provided in the 401(k) Plan). Promptly after the Closing, Parent shall or shall cause Surviving Corporation to notify the 401(k) Plan participants and beneficiaries of the name, address and telephone number of each of the fiduciaries of the 401(k) Plan to whom questions about benefits due under the 401(k) Plan may be directed after the Closing. Parent also shall, or cause Surviving Corporation to, file or cause to be filed an application with the IRS for a favorable determination letter to the 401(k) Plan. Following receipt of such letter and the final liquidation of assets under the 401(k) Plan, such assets (net of any liabilities) shall be (i) distributed to each participant in accordance with the applicable distribution provisions of the 401(k) Plan, (ii) if directed by a participant, directly rolled over to an individual retirement arrangement or to a qualified plan of another employer that accepts direct rollovers, or (iii) if directed by any such participant, transferred in a direct rollover to the Parent Plan; provided, however, that the Parent Plan will not be obligated to accept any such rollover contributions prior to the receipt of such favorable determination letter. Parent shall, or cause Subsidiary Corporation to, timely file or cause to be filed an annual return (IRS Form 5500) for the 401(k) Plan for each plan year ending on or after the Closing Date for which such a return is required to be filed.

6.14 Notification of Certain Matters. Parent and Company will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII or (c) could reasonably be expected to result in a change to the investment securities portfolio policies, procedures, practices, characteristics or composition of Company or its Subsidiaries.

6.15 Certain Modifications; Restructuring Charges. Company and Parent shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Company and Parent shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and Company shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.

6.16 Termination of Agreements. Company shall use its commercially reasonably efforts to terminate the agreements identified in Section 6.16 of Company’s Disclosure Schedule, on or prior to the Closing Date.

6.17 Sale of Certain Real Property. Company shall use its commercially reasonably efforts to sell in arms-length transactions at commercially reasonable prices and other commercially reasonable terms the real property identified in Section 6.17 of Company’s Disclosure Schedule, on or prior to the Closing Date, subject to the approval of Parent, which approval shall not be unreasonably withheld.

6.18 Shareholders’ Agent.

(a) Company has designated Wayne B. Welter as the initial “Shareholders’ Agent” hereunder, and approval of this Agreement (including the plan of merger contained herein) by the requisite vote of the holders of Company Common Stock shall constitute ratification and approval of the designation of the Shareholders’ Agent as their true and lawful attorney-in-fact, for them in their name and on their behalf, (i) to give and accept notice in accordance with this Agreement and the Escrow Agreement or other agreement or document entered into in connection with the transactions contemplated by this Agreement and the Escrow Agreement, whether prior to, on or after the Effective Time, (ii) to execute the Escrow Agreement and any other agreement or document entered into in connection with the transactions contemplated by this Agreement and the Escrow Agreement, whether prior to, on or after the Effective Time, (iii) to waive any provisions of any such agreements, (iv) to authorize delivery to Parent of any funds from the Escrow Fund in accordance with the Escrow Agreement, (v) to settle disputes between the parties and (vi) to perform the other duties required of the Shareholders’ Agent under this Agreement, the Escrow Agreement and any other agreement or document to which the Shareholders’ Agent is a party. This power of attorney shall not be terminated or otherwise affected by the disability of any holder of Company Common Stock. This power of attorney shall terminate only when the duties of the Shareholders’ Agent have been fully performed or upon resignation as provided below. From and after the Effective Time, Parent and the Surviving Corporation shall be entitled to conclusively rely as to any obligation they may have hereunder to the former holders of Company Common Stock upon any written instruction, waiver, notice, request, demand or other communication delivered by or on behalf of the shareholders of Company by the Shareholders’ Agent.

(b) In the event of the resignation, death or incapacity of any Shareholders’ Agent, a new Shareholders’ Agent shall be appointed by a three (3) person committee consisting of Donna D. Welter, Wendy N. Meyers, and Cyril J. Welter (the “Shareholders’ Committee”). In the event that any individual authorized hereunder as a Shareholders’ Committee member shall die, become incapacitated, resign or otherwise fail to act on behalf of the Shareholders for any reason, a new individual shall be appointed to the committee by action or written consent of persons who held immediately prior to the Effective Time no less than a majority of the outstanding Company Common Stock (other than Excluded Shares) (the “Majority Holders”), and if none is so selected within thirty (30) days, then the Shareholders’ Committee shall be reduced by one member. The vote of the majority of the members of the Shareholders’ Committee members shall constitute the act of the Shareholders’ Committee. Upon formation, the Shareholders’ Committee shall designate one member as the notice recipient and furnish such member’s contact information to Parent. Thereafter, in each case under this Agreement whereby Parent is required to notify, contact or otherwise provide information or documents to the Shareholders’ Agent, if there is no person currently serving as a Shareholders’ Agent, such requirement shall be satisfied by Parent’s notification, contact or provision of information or documents to the designated Shareholders’ Committee member. Notwithstanding the formation of the Shareholders’ Committee, nothing in this Section 6.18(b) shall allow any extension or delay in the period of time that the Shareholders’ Agent is required to respond or otherwise act as set forth in this Agreement or the Escrow Agreement.

(c) The Shareholders’ Agent shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Shareholders’ Agent will have no obligation to act on behalf of the holders of Company Common Stock, except as expressly provided herein. The Shareholders’ Agent will have no liability to Parent, Merger Sub, Company, the Surviving Corporation or the holders of Company Common Stock with respect to actions taken or omitted to be taken in its capacity as Shareholders’ Agent, except with respect to the Shareholders’ Agent’s gross negligence or willful misconduct. Parent shall not be liable in any way to the shareholders of Company or Company based on any act or omission of the Shareholders’ Agent relating to this Agreement or the Escrow Agreement. The Shareholders’ Agent will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Shareholders’ Agent shall not be required to seek or follow any such direction, and shall be under no obligation to take any action in its capacity as Shareholders’ Agent, unless the Shareholders’ Agent is holding funds delivered to it under this Agreement or the Escrow Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Shareholders’ Agent, are sufficient to protect the Shareholders’ Agent against the losses which may be incurred by the Shareholders’ Agent in responding to such direction or taking such action. The Shareholders’ Agent shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Shareholders’ Agent) shall be entitled to conclusively rely on the opinions and advice of such persons. Any expenses incurred by the Shareholders’ Agent with respect to the foregoing shall be reimbursed out of the Escrow Fund, or if such fund has been depleted, and notwithstanding any provision hereof to the contrary, at the instruction of the Shareholders’ Agent out of and prior to any distributions to be made to the holders of Company Common Stock (other than holders of Dissenting Shares) pursuant to this Agreement or the Escrow Agreement, or such other mechanism established by the Shareholders’ Agent for the benefit of the holders of Company Common Stock (other than holders of Dissenting Shares) for such purpose, and in no event shall the Shareholders’ Agent be entitled to any other reimbursement for any expenses from the Escrow Fund.

6.19 Current Public Information. Parent agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to this Agreement with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of Parent Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act.

6.20 Parent Stock. Parent and Company each agrees that it shall not, and shall cause its directors, officers, subsidiaries and affiliates to not, directly or indirectly, take any action that is intended to manipulate the Closing Parent Share Price.

ARTICLE VII
Conditions to the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent, Merger Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Parent, Merger Sub and Company before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of Company.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not include or impose a Burdensome Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f) Opinion of Tax Counsel. Subject to Section 3.08(b) hereof, Parent and Company shall have received an opinion of Krieg DeVault LLP (or another law firm as may be mutually agree upon in writing in good faith by Parent and Company) dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) Parent and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of Company who receive shares of Parent Common Stock in exchange for their Company Common Stock, except with respect to any cash received. In rendering such opinion, Krieg DeVault LLP (or such other law firm) will be entitled to receive and rely upon customary certificates and representations of officers of Parent and Company.

(g) Escrow Agent and Agreement. Parent shall have designated the Escrow Agent, subject to the approval of Company (which approval shall not be unreasonably withheld or delayed) and the Escrow Agent shall have agreed to serve in such capacity, and Parent, the Shareholders’ Agent and the Escrow Agent will have duly executed and delivered a copy of the Escrow Agreement.

7.02 Conditions to Company’s Obligation. Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Company before the Effective Time of each of the following conditions:

(a) Parent’s Representations and Warranties. The representations and warranties of Parent in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to that effect.

(b) Performance of Parent’s Obligations. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to that effect.

7.03 Conditions to Parent’s Obligation. Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent, before the Effective Time of each of the following conditions:

(a) Company’s Representations and Warranties. The representations and warranties of Company in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to that effect.

(b) Performance of Company’s Obligations. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to that effect.

ARTICLE VIII
Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a) Mutual Agreement. By mutual agreement of the parties in writing.

(b) Breach. By Parent or Company, upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein; or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided, that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c) Delay. By Parent or Company, if the Effective Time has not occurred by the close of business on August 31, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date; provided, further, that the Termination Date will be tolled for any period of time during which the Merger is enjoined by way of a temporary restraining order, injunction or otherwise.

(d) Denial of Regulatory Approval. By Parent or Company, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(e) Acceptance of Acquisition Proposal by Company. By Company, prior to the approval of the Merger at the Company Meeting, in order to concurrently enter into an agreement respecting an Acquisition Proposal that (i) has been received by the Company Board in compliance with Section 6.07 hereof, and (ii) the Company Board, based upon the written advice of counsel to Company and after consultation with its financial advisors and taking into account all legal, financial, tax, regulatory and other aspects of the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed) has concluded in good faith that failure to terminate this Agreement and accept the Acquisition Proposal would be a breach of the fiduciary duty of the Company Board or any other obligation under applicable law; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.01(e) only after the fifteenth calendar day following the Company’s provision of written notice to Parent advising Parent that the Board of Directors is prepared to accept an Acquisition Proposal and setting forth the material terms and conditions of any such Acquisition Proposal, including the amount of consideration per share of Company Common Stock the stockholders of the Company will receive (valuing any non-cash consideration at what the Company Board determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, the Company has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that acceptance of such Acquisition Proposal would no longer be in the best interests of the

Company, and (ii) the Company Board has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that failure to terminate this Agreement and accept the Acquisition Proposal, even after giving effect to the adjustments proposed by Parent, would be a breach of the fiduciary duties of the Company Board or any other obligations under applicable laws; and provided further that such termination shall not be effective until the Company pays the Termination Fee in accordance with Section 8.02(b) hereof.

(f) Acceptance of Acquisition Proposal by Parent. By Company if Parent has entered into an agreement with respect to an Acquisition Proposal which would result in the acquisition of all Parent Common Stock by a person or entity not an affiliate of Parent as of the date hereof.

8.02 Effect of Termination and Abandonment.

(a) General Provisions. If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(q), Section 6.06(b), this Section 8.02 and Article IX will survive termination of this Agreement.

(b) Termination Fee to Parent. If the Company terminates this Agreement pursuant to Section 8.01(e), then the Company shall pay Parent an amount equal to $4,500,000 in immediately available funds by wire-transfer to an account designated by Parent, on or prior to the earlier of the date on which an agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the fee pursuant to this Section 8.02(b) shall represent the sole remedy for any termination of this Agreement requiring such payment and the Company and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE IX
Miscellaneous

9.01 Survival. All representations, warranties, covenants and agreements made or undertaken by Parent or Company in this Agreement are material, have been relied upon by the other, shall survive the Effective Time, shall not merge in the performance of any obligation by any party, and shall terminate and expire on the date on which the Purchase Price Increase or Purchase Price Decrease, as applicable, is paid pursuant to Section 3.07. Notwithstanding anything in this Agreement to the contrary, this Article IX and the covenant of Parent made pursuant to Section 6.12 will survive the Effective Time.

9.02 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or, after any approval of the plan of merger contained in this Agreement by the shareholders of Parent or Company, require submission or resubmission of this Agreement or the plan of merger contained herein to the shareholders of Parent or Company without the further approval of such shareholders.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04 Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within that State.

9.05 Expenses. Except as set forth in Section 8.02 or the Escrow Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and all such expenses shall be paid or accrued prior to the Effective Time.

9.06 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Company, to:

FINA Bancorp, Inc.
14 Indiana Avenue
Valparaiso, Indiana 46383-5699
Attention: Wayne B. Welter, President
Facsimile: (219) 464-3874

with a copy to:

John W. Tanselle
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Facsimile: (317) 636-1507

If to Parent or Merger Sub, to:

1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
Attention: Christopher J. Murphy III, President and Chief Executive Officer
Facsimile: (574) 235-2033

with a copy to:

Richard L. Mintz
Barnes & Thornburg LLP
100 North Michigan
600 First Source Bank Center
South Bend, Indiana 46601
Facsimile: (574) 237-1125

If to the shareholders of Company or the Shareholders’ Agent:

Wayne B. Welter
3201 Parker Drive
Valparaiso, IN 46383

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Parent and Company regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreements. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.12, which is intended to benefit the Indemnified Parties to the extent stated, and the provisions of the Escrow Agreement, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Parent and Company.

9.08 Severability . If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreements, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided, that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of Company, (2) such revision does not adversely affect the tax consequences to the shareholders of Company; provided that, if Section 3.08(b) becomes applicable, clause (2) of this Section 9.09 shall not be applicable, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof), other than Section 7.01(f) if Section 3.08(b) becomes applicable. This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

*******************************************

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

1st SOURCE CORPORATION
By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

HICKORY ACQUISITION, INC.
By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

FINA BANCORP, INC.
By:	/s/ Wayne B. Welter
Wayne B. Welter, President

WAYNE B. WELTER, AS SHAREHOLDERS’ AGENT
By:	/s/ Wayne B. Welter
Wayne B. Welter, as Shareholders’ Agent

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) is made as of April 10, 2007, by and among 1st Source Corporation, an Indiana corporation (“Parent”), FINA Bancorp, Inc., an Indiana corporation (“Company”), Hickory Acquisition, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Wayne B. Welter, in his capacity as Shareholders’ Agent (“Agent”) with regard to the following facts and circumstances.

RECITALS

WHEREAS, Parent, Company, Merger Sub and Agent are parties to that certain AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2007 (the “Original Agreement”);

WHEREAS, the Original Agreement contemplates the merger of Company with and into Merger Sub, thereby becoming a wholly-owned subsidiary of Parent, all on the terms and subject to the conditions set forth in the Original Agreement (the “Merger”);

WHEREAS, Section 7.01 (b) of the Original Agreement conditions the obligations of Parent, Merger Sub and Company to consummate the Merger on receipt of all “Regulatory Approvals” (as defined therein) and Section 7.01 (b) of the Original Agreement contains the covenant of Parent and Company to use all reasonable efforts to obtain all Regulatory Approvals necessary for the Merger;

WHEREAS, Section 6.12 of the Original Agreement sets forth certain obligations of Merger Sub after the effective time of the proposed merger (the “Effective Time”) to indemnify former officers and directors of Company with respect to certain matters arising prior to the Effective Time;

WHEREAS, on March 26, 2007, Parent filed with the Federal Reserve Bank of Chicago (the “Federal Reserve Bank”) its application for approval of the Merger and on April 2, 2007 Parent received correspondence from the Federal Reserve Bank which commented on Section 6.12 of the Original Agreement and suggesting a specified amendment of that section; and

WHEREAS, Parent, Merger Sub, Company and Agent are each willing to so amend the Original Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Incorporation of Recitals. The foregoing recitals to this Amendment are hereby incorporated in and made a part of this Amendment to the same extent as if set forth in full herein.

Section 2. Definitions. Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings assigned to such terms in the Original Agreement.

Section 3. Amendment. The Original Agreement is amended, effective on the date of this Amendment, as follows:

(a) Section 6.12 Section 6.12 of the Original Agreement is herby amended by inserting as a second and final sentence in subsection (a) thereof the following sentence:

“Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of the Surviving Corporation are limited by federal banking law and, to the extent that they may otherwise violate federal banking law, will be invalid and unenforceable.”

Section 4.  Effect on the Agreement and Plan of Merger. Upon the effectiveness of this Amendment, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Original Agreement as amended by this Amendment. Except as specifically amended above, the Original Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 6. Headings. Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 7. Counterparts. This Amendment may be executed in one or more counterparts, which taken together shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK, SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

1st SOURCE CORPORATION

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

HICKORY ACQUISITION, INC.

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

FINA BANCORP, INC.

By:	/s/ Wayne B. Welter
Wayne B. Welter, President

WAYNE B. WELTER, AS SHAREHOLDERS’ AGENT

By:	/s/Wayne B. Welter
Wayne B. Welter, as Shareholders’ Agent

APPENDIX B

FAIRNESS OPINION

May 4, 2007

Board of Directors
FINA Bancorp, Inc.
14 Indiana Avenue
Valparaiso, IN 46383

Members of the Board:

You have requested our opinion, from a financial point of view, as to the fairness to FINA Bancorp, Inc., Valparaiso, IN and its shareholders of the terms of the Agreement and Plan of Merger, dated February 19, 2007 among FINA Bancorp, Inc., 1st Source Corporation (South Bend, IN), Shareholders’ Agent, and Hickory Acquisition, Inc. (”Merger Sub”). The terms of the Agreement provide for the merger of FINA Bancorp with and into Merger Sub with Merger Sub, the surviving corporation, a wholly owned subsidiary of 1st Source.

Austin Financial Services (“AFSI”) is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is frequently engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. In the past ten years, AFSI has not provided professional services and/or products to FINA Bancorp or 1st Source in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with FINA Bancorp and/or 1st Source arising from this engagement, nor has its opinion concerning the fairness of the Agreement been subject to indications of future business with either FINA Bancorp or 1st Source.

In rendering its opinion, AFSI made the following assumptions:

▪	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

▪
that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on FINA Bancorp, 1st Source or on the anticipated benefits of the merger;

▪	that FINA Bancorp had provided it with all of the information prepared by FINA Bancorp or its other representatives that might be material to AFSI in its review; and

▪
that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of FINA Bancorp as to the future operating and financial performance of FINA Bancorp.

In connection with its opinion dated May 4, 2007, 2007, AFSI reviewed:

▪	the agreement and plan of merger;

▪	Consolidated Reports of Condition and Income of First National Bank, Valparaiso for the five years ended December 31, 2006;

▪	Consolidated Reports of Condition and Income of 1st Source Bank for the year ended December 31, 2006;

▪	the audited financial statements of FINA Bancorp for the years ended December 31, 2004 and 2005;

▪	the audited financial statements of 1st Source for the five years ended December 31, 2006;

▪	the 2004 and 2005 Annual Reports of 1st Source;

▪	the 1st Source Corp. Consolidated 2007 plan;

▪	the 1st Source Corporate Plan 2010;

▪	March 31, 2007 Consolidated Reports of Condition and Income of First National Bank, Valparaiso;

▪	Parent Company Only Financial Statements of FINA Bancorp dated March 31, 2007;

▪	Form 10-Q of 1st Source dated September 30, 2006;

▪	Parent Company Only Financial Statements of FINA Bancorp dated December 31, 2006;

▪	First National Bank of Valparaiso Uniform Bank Performance Reports dated December 31, 2005, September 30, 2006, December 31, 2006 and March 31, 2007;

▪	Bank holding FINA Bancorp Performance Report of FINA Bancorp dated September 30, 2006 and December 31, 2006;

▪	SNL Financial Briefing Book and SNL Interactive Briefing Book regarding 1st Source;

▪	other internal financial and operating information which was provided to AFSI by FINA Bancorp and 1st Source;

▪
publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry;

▪	the financial terms of certain recent business combinations in the financial institution industry;

▪	the prospectus and proxy statement related to the merger transaction; and

▪	other financial and operating information with respect to the business, operations and prospects of FINA Bancorp and 1st Source.

In addition, AFSI:

▪
held discussions with members of management of FINA Bancorp and 1st Source regarding the historical and current business operations, financial condition and future prospects of their respective companies;

▪	reviewed the historical market prices and trading activity for the common stock of FINA Bancorp and 1st Source;

▪	compared the results of operations of FINA Bancorp and 1st Source with those of certain financial institutions which it deemed to be relevant;

▪	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

▪	conducted such other studies, analyses, inquiries and examinations as AFSI deemed appropriate.

As part of preparing its fairness opinion, AFSI performed limited due diligence investigations in January, 2007 including a visitation to 1st Source on January 25, 2007. As part of the due diligence, AFSI requested information regarding the financial condition and performance of the corporation including budgets, an allowance for loan losses reconciliation and delinquent loans; information regarding pending or potential environmental, shareholder, regulatory and general litigation or claims; information regarding any outstanding stock options or planned programs; board and committee minutes; director meeting information packages; information regarding regulatory administrative orders or other actions imposed on 1st Source Corporation or its affiliates; regulatory exams; and other items.

In conjunction with the on-site review of these materials, AFSI met with 1st Source Corporation officers Richard Q. Stifel, Executive Vice President and Chief Credit Officer; Larry E. Lentych, Senior Vice President, Teasurer and Chief Financial Officer; and John B. Griffith, Senior Vice President, General Counsel and Secretary. In addition, AFSI addressed a series of questions regarding any current, known or suspected and undisclosed issues or matters that would have a materially adverse impact on the current or future financial condition or performance of the bank to 1st Source Corporation officers Lentych and Griffith.

AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.

AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by FINA Bancorp and 1st Source or from public sources. AFSI has not made an independent evaluation of the assets of FINA Bancorp or 1st Source, but has relied upon the books and records of FINA Bancorp and 1st Source and the audited financial statements as presented to AFSI as the valuators of the fair value of FINA Bancorp. In addition, AFSI did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FINA Bancorp and 1st Source were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Furthermore, AFSI did not independently verify the carrying values of other real estate owned or loans classified as in-substance foreclosures of each of FINA Bancorp and 1st Source and assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of the reported date. AFSI was not retained to and did not conduct a physical inspection of any of the properties or facilities of FINA Bancorp or 1st Source, nor did AFSI make any independent evaluation or appraisal of the assets, liabilities or prospects of FINA Bancorp or 1st Source or 1st Source, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FINA Bancorp and 1st Source. Any estimates contained in AFSI's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No FINA Bancorp or transaction utilized in AFSI's analyses was identical to FINA Bancorp or 1st Source or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the FINA Bancorp or companies to which they are being compared. None of the analyses performed by AFSI was assigned a greater significance by AFSI than any other.

The aggregate purchase price to be paid by 1st Source in the merger will be approximately $135 million, subject to adjustment in accordance with the merger agreement. The cash portion of the merger consideration will be between 58% and 60% of the aggregate purchase consideration. After setting aside between $4 million and $5.5 million in escrow for purposes of adjusting the purchase price and providing indemnity to 1st Source, the balance of the purchase price will be allocated among the FINA Bancorp shareholders based on their written elections whether to take cash or 1st Source common stock as consideration for their shares. Depending on the elections by all of the FINA Bancorp shareholders, the cash and stock consideration may be reallocated among the FINA Bancorp shareholders to ensure that the total mix of cash and stock consideration is within the parameters required by the merger agreement. The actual number of shares to be issued by 1st Source in the merger will depend in part on the average closing price of 1st Source common stock on the NASDAQ Global Select Market for the ten full trading days ending on the third full trading day before the completion of the merger.

Valuation Methodology

The following is a summary of all material analyses performed by AFSI in connection with its written opinion provided to the FINA Bancorp board of directors dated May 4, 2007. The summary does not purport to be a complete description of the analyses performed by AFSI.

The principal step in determining the fair market value of FINA Bancorp is to evaluate its wholly owned subsidiary, First National Bank, Valparaiso. First National Bank, Valparaiso represented 96.84% of the total assets (excluding cash) of FINA Bancorp at March 31, 2007. In evaluating FINA Bancorp, AFSI considered numerous appraisal methods and eventually determined that two methods were proper in calculating FINA Bancorp’s fair market value. The two selected methods were the discounted cash flow and the adjusted book value.

Discounted Cash Flow Approach

Using a discounted future cash flow analysis, AFSI projected cash flows of FINA Bancorp’s wholly owned subsidiary bank, First National Bank (“FNB”), five years into the future. The principal behind the discounted future cash flow analysis is that the worth of a business is equal to the present value of the future expected cash flows of the business. Besides determining five years of future cash flows, AFSI also estimated First National Bank’s residual value.

The residual value represents the value of the institution beyond the explicit forecast period. This value is based on the cash flow during the year following the final projected year. The steps involved in determining First National Bank’s value utilizing the discounted future cash flow analysis included the following: (1) the projected earnings in excess over the amount necessary to maintain a 6.00% equity capital to asset ratio were added to book charges such as depreciation less any projected capital expenditures in order to determine future cash flow; (2) the future cash flows were then converted to a present value equivalent using a discount rate of 15.61%, which was determined from the use of the Capital Asset Pricing Model (“CAPM”); (3) the residual value was then calculated by dividing the projected cash flows for the 6th year by the capitalization rate.

The capitalization rate not only includes all aspects of the CAPM but also reflects the long-term income growth prospects of First National Bank’s, as well as specific FINA Bancorp risk factors; (4) the present value equivalent of the projected residual value was calculated using the 15.61% discount rate; and (5) the present value of the cash flows and the residual value were added together. The value per share of First National Bank’s common stock resulting from this analysis was $62.96 million.

Adjusted Book Value

AFSI also determined the fair market value of First National Bank’s utilizing the adjusted book method as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure, representing the summary measure of stockholders’ claims against the assets on a historical cost basis, is derived from the March 31, 2007 balance sheet.

Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional “off-balance sheet” adjustments are calculated, if necessary. The value per share of First National Bank’s common stock resulting from this analysis was $93.83 million.

AFSI accorded an equal weight to each of the values derived from its analysis in order to arrive at an aggregate value of First National Bank’s. The weightings were based on AFSI’s review of the financial position, history and recent performance of First National Bank’s. The sum of the weighted values, or $78.4 million, equates to the fair market value of First National Bank as of March 31, 2007.

The sum of the weighted values equates to the fair market value of First National Bank as a going concern. Subsequently, AFSI replaced the book value of First National Bank as represented in FINA Bancorp’s March 31, 2007, parent company only balance sheet with the fair market value of Fist National Bank. This substitution results in a fair market value of FINA Bancorp as a going concern of $81.0 million.

Comparable Transactions

AFSI also analyzed certain other merger/acquisition transactions that have consummated over the past two years in the Midwest (Iowa, Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) which involved target financial institutions with assets between $250 million to $1 billion. AFSI compared the median transaction multiples of book value and earnings for these comparable transactions to FINA Bancorp’s book value and last 12 months earnings.

These multiples, when applied to FINA Bancorp’s book value and last 12 months earnings as of and for the twelve months ending December 31, 2006, suggest the purchase consideration received by FINA Bancorp would be slightly below comparable transaction values on a book value basis adjusted for the higher ratio of equity to assets maintained at FINA Bancorp and well in excess of transaction values on an earnings basis even after adjusting for “normalized” earnings. The results produced in this analysis do not purport to be indicative of actual value or expected value of FINA Bancorp shares of common stock.

Set forth below are the median transaction multiples:

	Selected Midwest Bank Acquisitions	1st Source Purchase Offer
Price/Earnings	21.1 x	41.1(1)
Price/Book Value	272.05%	250.09%(2)
(1) Based on tax-adjusted earnings before securities losses
(2) Adjusted for the higher ratio of equity to assets maintained at FINA Bancorp

The financial institution acquisition transactions announced for all of 2006 included in the above multiples include:

Buyer Target	State of Target	Target Assets (000s)	Price to LTM Earnings	Price to Book Value
BancorpSouth Inc./ City Bancorp	MO	827,343	20.31	240.42
BMO Financial Group/ Edville Bankcorp Incorporated	IL	287,763	17.39	281.27
Castle Creek Capital III LLC/ LDF Incorporated	IL	410,254	11.45	181.00
Castle Creek Capital III LLC/ BB&T Bancshares Corp.	IL	438,272	25.53	265.06
Commerce Bancshares Inc./ West Pointe Bancorp Inc.	IL	477,391	22.80	227.15
Emprise Financial Corporation/ Prairie Capital Inc.	KS	289,492	NM	196.90
FBOP Corp./ United Financial Holdings Inc.	IL	252,956	51.39	240.77
Fidelity Holding Co./ Fidelity Bancshares Inc.	MN	331,086	NA	NA
Inland Bancorp Holding Company/ Cambank Inc.	IL	303,165	16.72	279.04
Integra Bank Corp./ Prairie Financial Corporation	IL	575,081	17.71	341.88
Marshall & Ilsley Corp./ Trustcorp Financial Inc.	MO	705,359	21.74	355.93
Midwest Banc Holdings Inc./ Royal American Corporation	IL	507,252	25.99	295.09
National Bancshares Inc./ Metrocorp Inc.	IL	570,536	16.18	182.12
National City Corp./ Forbes First Financial Corp.	MO	505,229	NM	316.14
Old National Bancorp/ St. Joseph Capital Corp.	IN	490,906	27.59	241.84
PrivateBancorp Inc./ Bloomfield Hills Bancorp Inc.	MI	313,523	19.48	338.91
UnionBancorp Inc./ Centrue Financial Corporation	IL	626,303	NM	NM
Western Illinois Bancshares/ Midwest Bank of Western IL	IL	274,115	20.44	150.00
Wintrust Financial Corp./ Hinsbrook Bancshares Inc.	IL	506,212	20.40	321.59

Based on the results of the various analyses described above, AFSI concluded that the consideration to be received by FINA Bancorp shareholders under the agreement and plan of merger is fair, from a financial point of view, to the shareholders of FINA Bancorp.

The opinion expressed by AFSI was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of FINA Bancorp or 1st Source could materially affect the assumptions used in preparing the opinion.

AFSI will receive a fee equal to $50,000.00 plus out-of-pocket expenses incurred for all services performed in connection with the rendering of the fairness opinion. In addition, FINA Bancorp has agreed to indemnify AFSI and its directors, officers and employees, from liability in connection with the transaction, and to hold AFSI harmless from any losses, actions, claims, damages, expenses or liabilities related to any of AFSI’s acts or decisions made in good faith and in the best interest of FINA Bancorp.

On behalf of:

AFSI, LLC
DBA Austin Financial Services

Craig D. Bernard President

APPENDIX C

SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT, dated as of February 19, 2007 (this “Agreement”), among 1st Source Corporation, an Indiana corporation (“Parent”), and the persons listed on the signature pages hereof under the heading “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”). Parent and the Shareholders are sometimes collectively referred to herein as the “parties”.

W I T N E S S E T H :

WHEREAS, FINA Bancorp, Inc. is a corporation organized under the laws of the State of Indiana (“Company”). Each Shareholder owns, or has the power to direct a fiduciary to vote any shares in which they have a beneficial interest, the number of shares of common stock, no par value per share, of Company that have been Previously Disclosed by the Company (the “Company Common Stock”) (such shares being collectively referred to as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and Hickory Acquisition, Inc., a corporation organized under the laws of the State of Indiana and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, amended, supplemented or restated, the “Merger Agreement”) providing for the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth therein (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement); and

WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 7, each Shareholder, severally and not jointly, agrees as follows:

(a) At any meeting of shareholders of Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) or direct any fiduciary to vote any shares in which such Shareholder has a beneficial interest, the Subject Shares in favor of the adoption by Company of the Merger and the approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

(b) To the extent Shareholder has the power to elect (or cause an election to be made with respect to) the form of consideration into which any of the Subject Shares will be converted in the Merger, the Shareholder agrees to make an irrevocable election (or to cause an irrevocable election to be made) to receive cash in respect of 60 percent of such Subject Shares and shares of Parent Common Stock in respect of 40 percent of such Subject Shares.

(c) At any meeting of shareholders of Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Company is sought, such Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any Acquisition Proposal, and (ii) any amendment of the Company’s articles of incorporation or by-laws or other proposal or transaction involving Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock.

(d) Except as provided in the following sentence of this Section 1(d), such Shareholder agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”) or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of any Subject Shares to any person, other than in accordance with the Merger Agreement and other than pursuant to pledge and similar agreements entered into in the ordinary course of business, or (ii) grant any proxies or deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, other than pursuant to this Agreement. Notwithstanding the foregoing, such Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 1(d)) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other person who becomes a Shareholder hereunder, (B) any charitable organization described in Section 170(c) of the U.S. Internal Revenue Code of 1986, as amended, (C) any trust, the trustees of which include only the persons named in clause (A) or (B) and the beneficiaries of which include only the persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the persons named in clause (A) or (B), or (E) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(e) Subject to the terms of Section 2, such Shareholder shall not, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person (other than Parent or any Affiliate of Parent) with respect to Company that constitutes an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any person acting on behalf of such Shareholder to do any of the foregoing, and such Shareholder shall not, alone or together with any other person, make an Acquisition Proposal. If such Shareholder receives any inquiry or proposal regarding any Acquisition Proposal, such Shareholder shall promptly inform Parent of such inquiry or proposal and the details thereof.

(f) In the event that the Company’s board of directors or management does not call a special meeting of the shareholders upon which a vote, consent or other approval of all or some of the shareholders for the Merger by May 1, 2007, unless the Company has terminated the Agreement pursuant to Section 8.01(e) of the Agreement, the Shareholders shall themselves call a special meeting of the shareholders to approve the Merger pursuant to Article 1, Section 2 of the Company By-laws.

(g) Subject to the terms of Section 2, such Shareholder further agrees not to commit or agrees to take any action inconsistent with the foregoing.

2. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of Company shall be deemed to make any agreement or under-stand-ing in this Agreement in such person’s capacity as a director or officer and nothing herein shall affect the ability of any person to take action on behalf of Company or any Subsidiary in its capacity as either a director or officer of Company or any Subsidiary thereof that is permissible under applicable law and not otherwise prohibited under the Merger Agreement or as such director in its capacity as such may reasonably determine to be otherwise necessary to comply with its fiduciary duties as a director of Company or any Subsidiary thereof, whether or not such actions are consistent with the obligations of such person under this Agreement. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Subject Shares.

3. Representations and Warranties of Each Shareholder. Each Shareholder, severally and not jointly, represents and warrants to Parent as follows:

(a) Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets, which would adversely affect such Shareholder’s ability to perform any of its obligations hereunder.

(c) Such Shareholder is the record and beneficial owner of the Subject Shares set forth opposite such Shareholder’s name on the list Previously Disclosed to Parent and at the time of any vote or consent pursuant to Section 1(a) or (c) or any election pursuant to Section 1(b), the Subject Shares will be free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. Except for this Agreement and other than pledge and similar agreements entered into in the ordinary course of business, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares, and (ii) no person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Such Shareholder understands and acknowledges that Parent is entering into, and causing the Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

4. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or bylaws of Parent or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets, which would adversely affect Parent’s ability to perform any of its obligations hereunder.

5. Shareholder Representative.

(a) Each Shareholder hereby designates and appoints (and each permitted Transferee of each such Shareholder is hereby deemed to have so designated and appointed) Wayne B. Welter (the “Shareholder Representative”), as its attorney-in-fact with full power of substitution, to serve as the representative of such Shareholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Shareholder (including the voting of the Subject Shares in accordance with Sections 1(a) and 1(c) and the making of elections with respect to the Subject Shares in accordance with Section 1(b)), and hereby acknowledges that the Shareholder Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Shareholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest. Each such Shareholder hereby authorizes (and each such Permitted Transferee of such Shareholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Shareholder pursuant to this Agreement, except for notices and actions taken by the Shareholder Representative. Parent is and will be entitled to rely on any action so taken or any notice given by the Shareholder Representative and is and will be entitled and authorized to give notices only to the Shareholder Representative for any notice contemplated by this Agreement to be given to any such Shareholder. A successor to the Shareholder Representative may be chosen by a majority in interest of the Shareholders; provided, that notice thereof is given by the new Shareholder Representative to Parent.

(b) Notwithstanding the generality of Section 5(a), each Shareholder hereby constitutes and appoints the Shareholder Representative, with full power of substitution, as the proxy pursuant to the provisions of the IBCL and attorney of such Shareholder, and hereby authorizes and empowers the Shareholder Representative to represent, vote and otherwise act (by voting at any meeting of the shareholders of Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a), 1(b), 1(c) and 1(d) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a), 1(b) or 1(c).

6. Specific Performance. Each Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have.

7. Termination. This Agreement shall terminate upon the earliest to occur of (A) the Effective Time, (B) the date of the termination of the Merger Agreement or (C) at any time upon notice by Parent to the Shareholder Representative. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof.

9. Amendments; Waivers; Remedies. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and the Shareholders Representative. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought; provided, that the Shareholder Representative’s authority under Section 5 hereof shall include the authority to agree to any such waiver, discharge or termination on behalf of any Shareholder. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

11. Assignment. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 1(d) shall, upon the delivery of the documents contemplated by Section 1(d), become a “Shareholder” and (ii) Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to Merger Sub or any direct or indirect wholly owned subsidiary of Parent. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana applicable to contracts executed and fully performed within such state, without regard to the conflicts of laws provisions thereof.

13. Jurisdiction; Waiver of Venue. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Indiana or the United States District Court for the Northern District of Indiana located in St. Joseph County (each, a “Designated Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Designated Court, and any claim that any such action or proceeding brought in any Designated Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Designated Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Designated Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

14. Notices. All notices, consents, requests, instructions, approvals and other communica-tions given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt):

If to Parent, to:

1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
Attention: General Counsel

with copies to:

Barnes & Thornburg LLP
600 1st Source Bank Center
100 North Michigan Street
South Bend, Indiana 46601
Attention: Peter G. Trybula, Esq.

If to any Shareholder, to:

Wayne Welter
3201 Parker Drive
Valparaiso, Indiana 46383

with a copy to:

Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Attention: John W. Tanselle, Esq.

15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement by the parties hereto, and may be used in lieu of the original signature pages to this Agreement for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

1ST SOURCE CORPORATION
By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

The undersigned hereby (i) acknowledges and accepts his appointment as Shareholder Representative pursuant to Section 5(a) and the grant of the proxy referred to in Section 5(b), and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 1(a) and 1(c) and make all elections in respect of Subject Shares in accordance with Section 1(b):

/s/ Wayne B. Welter
Name: Wayne B. Welter

SHAREHOLDERS:

/s/ Donna D. Welter
Name: Donna D. Welter

/s/ Wendy N. Meyers
Name: Wendy N. Meyers

/s/ Wayne B. Welter
Name: Wayne B. Welter

/s/ Cyril J. Welter
Name: Cyril J. Welter

APPENDIX D

PROVISIONS OF INDIANA LAW RELATING TO DISSENTING SHAREHOLDERS

Title 23. Business and Other Associations
Article 1. Indiana Business Corporation Law
Chapter 44. Dissenters’ Rights

23-1-44-1 “Corporation” defined

Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 “Dissenter” defined

Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 “Fair value” defined

Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 “Interest” defined

Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 “Record shareholder” defined

Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 “Beneficial shareholder” defined

Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 “Shareholder” defined

Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

23-1-44-8 Right to dissent and obtain payment for shares

Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.

(c) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

23-1-44-9 Dissenters’ rights of beneficial shareholder

Sec. 9. (a) A record shareholder may assert dissenters’rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 Proposed action creating dissenters’ rights; notice

Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

23-1-44-11 Proposed action creating dissenters’ rights; assertion of dissenters’ rights

Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

23-1-44-12 Dissenters’ notice; contents

Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

23-1-44-13 Demand for payment and deposit of shares by shareholder

Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23- 1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

23-1-44-14 Uncertificated shares; restriction on transfer; dissenters’ rights

Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15 Payment to dissenter

Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-16 Failure to take action; return of certificates; new action by corporation

Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-18 Dissenters’ estimate of fair value; demand for payment; waiver

Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

23-1-44-19 Court proceeding to determine fair value; judicial appraisal

Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 Costs; fees; attorney fees

Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX E

SUPPLEMENTAL INFORMATION REGARDING 1ST SOURCE CORPORATION

Appendix E

SUPPLEMENTAL INFORMATION
REGARDING 1st SOURCE CORPORATION

ITEM 1. BUSINESS.

1st SOURCE CORPORATION

1st Source Corporation, an Indiana corporation incorporated in 1971, is a bank holding company headquartered in South Bend, Indiana that provides, through our subsidiaries (collectively referred to as "1st Source"), a broad array of financial products and services. 1st Source Bank ("Bank"), our principal subsidiary, offers commercial and consumer banking services, trust and investment management services, and insurance to individual and business clients through most of our 67 banking center locations in 16 counties, one Trustcorp Mortgage office located in each state of Indiana and Ohio. 1st Source Bank Specialty Finance Group, with 24 locations nationwide, offers specialized financing services for new and used private and cargo aircraft, automobiles and light trucks for leasing and rental agencies, medium and heavy duty trucks, construction equipment, and environmental equipment. While concentrated in certain equipment types, we enjoy serving a very diverse client base. We are not dependent upon any single industry or client. At December 31, 2006, we had consolidated total assets of $3.81 billion, loans and leases of $2.70 billion, deposits of $3.05 billion, and total shareholders’ equity of $368.90 million.

Our principal executive office is located at 100 North Michigan Street, South Bend, Indiana 46601 and our telephone number is 574 235-2000. Access to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports is available, free of charge, at www.1stsource.com soon after the material is electronically filed with the Securities Exchange Commission (SEC). We will provide a printed copy of any of the aforementioned documents to any requesting shareholder.

1st SOURCE BANK

1st Source Bank is a wholly owned subsidiary of 1st Source Corporation that offers a broad range of consumer and commercial banking services through its lending operations, retail branches, and fee based businesses.

Commercial, Agricultural, and Real Estate Loans— 1st Source Bank provides commercial and agriculture loans to corporations and other business clients primarily located within our regional market area. Loans are made for a wide variety of general corporate purposes, including financing for industrial and commercial properties, financing for equipment, inventories and accounts receivable, and acquisition financing. Other services include commercial leasing and cash management services.

Consumer Services— 1st Source Bank provides a full range of consumer banking services, including checking accounts, on-line banking, savings programs, installment and real estate loans, home equity loans and lines of credit, drive-in and night deposit services, safe deposit facilities, automated teller machines, overdraft facilities, debit and credit card services, and brokerage services.

Trust Services— 1st Source Bank provides a wide range of trust, investment, agency, and custodial services for individual and corporate clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans, and charitable foundations.

Specialty Finance Group Services— 1st Source Bank, through its Specialty Finance Group, provides a broad range of comprehensive lease and equipment finance products addressing the financing needs of diverse companies. This Group can be broken down into four areas: auto, light truck, and environmental equipment financing; medium and heavy duty truck financing; aircraft financing; and construction equipment financing.

Auto, light truck, and environmental equipment financing consists of financings to automobile rental and leasing companies, light truck rental and leasing companies, and environmental equipment companies. Auto, light truck, and environmental equipment finance receivables generally range from $50,000 to $15 million with fixed or variable interest rates and terms of two to seven years.

Medium and heavy duty truck financing consists of financings for highway tractors and trailers and delivery trucks to the commercial trucking industry. Medium and heavy duty truck finance receivables generally range from $50,000 to $15 million with fixed or variable interest rates and terms of two to seven years.

Aircraft financing consists of financings for new and used aircraft for individual and corporate aircraft users, aircraft dealers, charter operators, and air cargo carriers. Aircraft finance receivables generally range from $100,000 to $15 million with fixed or variable interest rates and terms of two to ten years.

Construction equipment financing includes financing of equipment (i.e., asphalt and concrete plants, bulldozers, excavators, cranes, and loaders, etc.) to the construction industry. Construction equipment finance receivables generally range from $100,000 to $15 million with fixed or variable interest rates and terms of three to seven years.

We also generate equipment rental income through the leasing of construction equipment, various trucks, and other equipment to clients through operating leases.

SPECIALITY FINANCE GROUP SUBSIDIARIES

The Specialty Finance Group also consists of separate wholly owned subsidiaries of 1st Source Bank which include: Michigan Transportation Finance Corporation, 1st Source Specialty Finance, Inc., SFG Equipment Leasing, Inc., 1st Source Intermediate Holding, LLC, 1st Source Commercial Aircraft Leasing, Inc., and SFG Equipment Leasing Corporation I.

TRUSTCORP MORTGAGE COMPANY

Trustcorp Mortgage Company (Trustcorp) is a mortgage banking company with one office in Indiana and one office in Ohio and is a wholly owned subsidiary of 1st Source Corporation. Trustcorp provides real estate mortgage loan services primarily in the one-to-four family residential housing market. Most of the residential mortgages originated and/or purchased are sold into the secondary market and serviced by Trustcorp.

1st SOURCE INSURANCE, INC.

1st Source Insurance, Inc. is a wholly owned subsidiary of 1st Source Bank that provides insurance services to individuals and businesses covering corporate and personal property products, casualty insurance products, and individual and group health and life insurance products.

1st SOURCE CORPORATION INVESTMENT ADVISORS, INC.

1st Source Corporation Investment Advisors, Inc. is a wholly owned subsidiary of 1st Source Bank that provides investment advisory services to trust and investment clients of 1st Source Bank and to the 1st Source Monogram Funds. 1st Source Corporation Investment Advisors, Inc. is registered as an investment advisor with the Securities and Exchange Commision under the Investment Advisors Act of 1940. 1st Source Corporation Investment Advisors, Inc. serves strictly in an advisory capacity and, as such, does not hold any client securities.

OTHER CONSOLIDATED SUBSIDIARIES

We have various other subsidiaries that are not significant to the consolidated entity.

1st SOURCE CAPITAL TRUST II, III, AND IV

Our unconsolidated subsidiaries include, 1st Source Capital Trust II, III, and IV (1st Source Capital Trust I was dissolved on May 26, 2005). These subsidiaries were created for the purposes of issuing $17.25 million, $10.00 million, and $30.00 million of trust preferred securities, respectively, and lending the proceeds to 1st Source. We guarantee, on a limited basis, payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities.

COMPETITION

The activities in which we and the Bank engage are highly competitive. These activities and the geographic markets served involve competition with other banks, some of which are affiliated with large bank holding companies headquartered outside of our principal market. We generally compete on the basis of client service and responsiveness to client needs, available loan and deposit products, the rates of interest charged on loans and leases, the rates of interest paid for funds, other credit and service charges, the quality of services rendered, the convenience of banking facilities, and in the case of loans and leases to large commercial borrowers, relative lending limits.

In addition to competing with other banks within our primary service areas, the Bank also competes with other financial service companies, such as credit unions, industrial loan associations, securities firms, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit organizations, and other enterprises. Additional competition for depositors’ funds comes from United States Government securities, private issuers of debt obligations, and suppliers of other investment alternatives for depositors. Many of our non-bank competitors are not subject to the same extensive Federal regulations that govern bank holding companies and banks. Such non-bank competitors may, as a result, have certain advantages over us in providing some services.

We compete against these financial institutions by offering a full array of products and highly personalized services. We also rely on our history in our core market dating back to 1863, as well as, relationships that long-term colleagues have with our clients, and the capacity we have for quick local decision-making.

EMPLOYEES

At December 31, 2006, we had approximately 1,200 employees on a full-time equivalent basis. We provide a wide range of employee benefits and consider employee relations to be good.

REGULATION AND SUPERVISION

General— 1st Source and the Bank are extensively regulated under Federal and State law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on our business and our prospective business. Our operations may be affected by legislative changes and by the policies of various regulatory authorities. We are unable to predict the nature or the extent of the effects on our business and earnings that fiscal or monetary policies, economic controls, or new Federal or State legislation may have in the future.

We are a registered bank holding company under the Bank Holding Company Act of 1956 (BHCA) and, as such, we are subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve System (Federal Reserve). We are required to file annual reports with the Federal Reserve and to provide the Federal Reserve such additional information as it may require.

The Bank, as an Indiana state bank and member of the Federal Reserve System, is supervised by the Indiana Department of Financial Institutions (DFI) and the Federal Reserve. As such, the Bank is regularly examined by and subject to regulations promulgated by the DFI and the Federal Reserve. Because the Federal Deposit Insurance Corporation (FDIC) provides deposit insurance to the Bank, the Bank is also subject to supervision and regulation by the FDIC (even though the FDIC is not its primary Federal regulator).

Bank Holding Company Act— Under the BHCA, as amended, our activities are limited to business so closely related to banking, managing, or controlling banks as to be a proper incident thereto. We are also subject to capital requirements applied on a consolidated basis in a form substantially similar to those required of the Bank. The BHCA also requires a bank holding company to obtain approval from the Federal Reserve before (i) acquiring, or holding more than 5% voting interest in any bank or bank holding company, (ii) acquiring all or substantially all of the assets of another bank or bank holding company, or (iii) merging or consolidating with another bank holding company.

The BHCA also restricts non-bank activities to those which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. As discussed below, the Gramm-Leach-Bliley Act, which was enacted in 1999, established a new type of bank holding company known as a "financial holding company," that has powers that are not otherwise available to bank holding companies.

Financial Institutions Reform, Recovery and Enforcement Act of 1989— The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) reorganized and reformed the regulatory structure applicable to financial institutions generally.

The Federal Deposit Insurance Corporation Improvement Act of 1991— The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was adopted to supervise and regulate a wide variety of banking issues. In general, FDICIA provides for the recapitalization of the Bank Insurance Fund (BIF), deposit insurance reform, including the implementation of risk-based deposit insurance premiums, the establishment of five capital levels for financial institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") that would impose more scrutiny and restrictions on less capitalized institutions, along with a number of other supervisory and regulatory issues. At December 31, 2006, the Bank was categorized as "well capitalized," meaning that its total risk-based capital ratio exceeded 10.00%, its Tier 1 risk-based capital ratio exceeded 6.00%, its leverage ratio exceeded 5.00%, and it was not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

Federal Deposit Insurance Reform Act— On February 1, 2006, Congress approved the Federal Deposit Insurance Reform Act of 2005 (FDIRA). Among other things, the FDIRA provides for the merger of the Bank Insurance Fund with the Savings Association Insurance Fund and for an immediate increase in Federal deposit insurance for certain retirement accounts up to $250,000. The statute further provides for the indexing of the maximum deposit insurance coverage for all types of deposit accounts in the future to account for inflation. The FDIRA also requires the FDIC to provide certain banks and thrifts that were in existence prior to December 31, 1996 with one-time credits against future premiums based on the amount of their payments to the Bank Insurance Fund or Savings Association Insurance Fund prior to that date.

Securities and Exchange Commission (SEC) and The Nasdaq Stock Market (Nasdaq)— We are under the jurisdiction of the SEC and certain state securities commissions for matters relating to the offering and sale of our securities and our investment advisory services. We are subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as administered by the SEC. We are listed on the Nasdaq Global Select Market under the trading symbol "SRCE," and we are subject to the rules of Nasdaq for listed companies.

Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994— Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Act) in September 1994. Beginning in September 1995, bank holding companies have the right to expand, by acquiring existing banks, into all states, even those which had theretofore restricted entry. The legislation also provides that, subject to future action by individual states, a holding company has the right to convert the banks which it owns in different states to branches of a single bank. The states of Indiana and Michigan have adopted the interstate branching provisions of the Interstate Act.

Economic Growth and Regulatory Paperwork Reduction Act of 1996— The Economic Growth and Regulatory Paperwork Reduction Act of 1996 (EGRPRA) was signed into law on September 30, 1996. Among other things, EGRPRA streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies.

Gramm-Leach-Bliley Act of 1999— The Gramm-Leach-Bliley Act of 1999 (GLBA) is intended to modernize the banking industry by removing barriers to affiliation among banks, insurance companies, the securities industry, and other financial service providers. It provides financial organizations with the flexibility of structuring such affiliations through a holding company structure or through a financial subsidiary of a bank, subject to certain limitations. The GLBA establishes a new type of bank holding company, known as a financial holding company, which may engage in an expanded list of activities that are "financial in nature," which include securities and insurance brokerage, securities underwriting, insurance underwriting, and merchant banking. The GLBA also sets forth a system of functional regulation that makes the Federal Reserve the "umbrella supervisor" for holding companies, while providing for the supervision of the holding company’s subsidiaries by other Federal and state agencies. A bank holding company may not become a financial holding company if any of its subsidiary financial institutions are not well-capitalized or well-managed. Further, each bank subsidiary of the holding company must have received at least a satisfactory Community Reinvestment Act (CRA) rating. The GLBA also expands the types of financial activities a national bank may conduct through a financial subsidiary, addresses state regulation of insurance, generally prohibits unitary thrift holding companies organized after May 4, 1999, from participating in new activities that are not financial in nature, provides privacy protection for nonpublic customer information of financial institutions, modernizes the Federal Home Loan Bank system, and makes miscellaneous regulatory improvements. The Federal Reserve and the Secretary of the Treasury must coordinate their supervision regarding approval of new financial activities to be conducted through a financial holding company or through a financial subsidiary of a bank. While the provisions of the GLBA regarding activities that may be conducted through a financial subsidiary directly apply only to national banks, those provisions indirectly apply to state-chartered banks. In addition, the Bank is subject to other provisions of the GLBA, including those relating to CRA and privacy, regardless of whether we elect to become a financial holding company or to conduct activities through a financial subsidiary of the Bank. We do not, however, currently intend to file notice with the Board to become a financial holding company or to engage in expanded financial activities through a financial subsidiary of the Bank.

Financial Privacy— In accordance with the GLBA, Federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about customers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLBA affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

USA Patriot Act of 2001— The USA Patriot Act of 2001 (USA Patriot Act) was signed into law primarily as a result of the terrorist attacks of September 11, 2001. The USA Patriot Act is comprehensive anti-terrorism legislation that, among other things, substantially broadened the scope of anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations on financial institutions.

The regulations adopted by the United States Treasury Department under the USA Patriot Act impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering, and terrorist financing. Additionally, the regulations require that we, upon request from the appropriate Federal regulatory agency, provide records related to anti-money laundering, perform due diligence of private banking and correspondent accounts, establish standards for verifying customer identity, and perform other related duties.

Failure of a financial institution to comply with the USA Patriot Act's requirements could have serious legal and reputational consequences for the institution.

Regulations Governing Capital Adequacy— The Federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below the minimum levels established by these guidelines, a bank holding company or bank will be required to submit an acceptable plan for achieving compliance with the capital guidelines and will be subject to denial of applications and appropriate supervisory enforcement actions. The various regulatory capital requirements that we are subject to are disclosed in Part II, Item 8, Financial Statements and Supplementary Data — Note Q of the Notes to Consolidated Financial Statements. Our management believes that the risk-weighting of assets and the risk-based capital guidelines does not have a material adverse impact on our operations or on the operations of the Bank.

Community Reinvestment Act— The Community Reinvestment Act of 1977 requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal banking regulators must evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. Federal banking regulators are required to consider a financial institution's performance in these areas as they review applications filed by the institution to engage in mergers or acquisitions or to open a branch or facility.

Regulations Governing Extensions of Credit— The Bank is subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to 1st Source or our subsidiaries, or investments in our securities and on the use of our securities as collateral for loans to any borrowers. These regulations and restrictions may limit our ability to obtain funds from the Bank for our cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. Further, the BHCA, certain regulations of the Federal Reserve, state laws and many other Federal laws govern the extensions of credit and generally prohibit a bank from extending credit, engaging in a lease or sale of property, or furnishing services to a customer on the condition that the customer obtain additional services from the bank’s holding company or from one of its subsidiaries.

The Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are at least as stringent as those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is also subject to certain lending limits and restrictions on overdrafts to such persons.

Reserve Requirements— The Federal Reserve requires all depository institutions to maintain reserves against their transaction account deposits. Reserves of 3.00% must be maintained against net transaction accounts greater than $7.80 million and less than $48.3 million (subject to adjustment by the Federal Reserve) and reserves of 10.00% must be maintained against that portion of net transaction accounts in excess of $48.3 million.

Dividends — The ability of the Bank to pay dividends and management fees is limited by various state and Federal laws, by certain covenant agreements, by the regulations promulgated by its primary regulators, and by the principles of prudent bank management.

Monetary Policy and Economic Control— The commercial banking business in which we engage is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks deposits and assets of foreign branches, and the imposition of, and changes in, reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments, and deposits, and such use may affect interest rates charged on loans and leases or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance, and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on our future business and earnings, and the effect on the future business and earnings of the Bank cannot be predicted.

Sarbanes-Oxley Act of 2002— On July 30, 2002, the Sarbanes-Oxley Act of 2002 (SOA) was signed into law. The SOA's stated goals include enhancing corporate responsibility, increasing penalties for accounting and auditing improprieties at publicly traded companies and protecting investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SOA generally applies to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934 (Exchange Act.)

Among other things, the SOA creates the Public Company Accounting Oversight Board as an independent body subject to SEC supervision with responsibility for setting auditing, quality control, and ethical standards for auditors of public companies. The SOA also requires public companies to make faster and more-extensive financial disclosures, requires the chief executive officer and the chief financial officer of public companies to provide signed certifications as to the accuracy and completeness of financial information filed with the SEC, and provides enhanced criminal and civil penalties for violations of the Federal securities laws.

The SOA also addresses functions and responsibilities of audit committees of public companies. The statute, by mandating certain stock exchange listing rules, makes the audit committee directly responsible for the appointment, compensation, and oversight of the work of the company's outside auditor, and requires the auditor to report directly to the audit committee. The SOA authorizes each audit committee to engage independent counsel and other advisors, and requires a public company to provide the appropriate funding, as determined by its audit committees, to pay the company's auditors and any advisors that its audit committee retains. The SOA also requires public companies to include an internal control report and assessment by management, along with an attestation to this report prepared by the company's registered public accounting firm, in their annual reports to stockholders.

Pending Legislation— Because of concerns relating to competitiveness and the safety and soundness of the banking industry, Congress often considers a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposals will be adopted or the extent to which our business may be affected thereby.

ITEM 2. PROPERTIES.

Our headquarters building is located in downtown South Bend. In 1982, the land was leased from the City of South Bend on a 49-year lease, with a 50-year renewal option. The building is part of a larger complex, including a 300-room hotel and a 500-car parking garage. Also, in 1982, we sold the building and entered into a leaseback agreement with the purchaser for a term of 30 years. The building is a structure of approximately 160,000 square feet, with 1st Source and our subsidiaries occupying approximately 70% of the available office space and approximately 30% subleased to unrelated tenants.

At December 31, 2006, we also owned property and/or buildings on which 46 of the Bank subsidiary’s 67 banking centers were located, including the facilities in Allen, Elkhart, Fulton, Huntington, Kosciusko, LaPorte, Marshall, Porter, St. Joseph, Starke, and Wells Counties in the State of Indiana and Berrien and Cass Counties in the State of Michigan, as well as an operations center, training facility, warehouse, and our former headquarters building, which is utilized for additional business operations. The Bank leases additional property and/or buildings to and from third parties under lease agreements negotiated at arms-length.

ITEM 3. LEGAL PROCEEDINGS.

1st Source and our subsidiaries are involved in various legal proceedings incidental to the conduct of our businesses. Our management does not expect that the outcome of any such proceedings will have a material adverse effect on our consolidated financial position or results of operations.

ITEM 4. ISSUER PURCHASES OF EQUITY SECURITIES.

The following table summarizes our share repurchase activity during the three months ended December 31, 2006.

Issuer Purchases of Equity Securities

			Total Number of	Maximum Number (or Approximate
			Shares Purchased as	Dollar Value) of Shares that
	Total Number of	Average Price	Part of Publicly Announced	may yet be Purchased Under
Period	Shares Purchased	Paid Per Share	Plans or Programs*	the Plans or Programs
October 01 - 31, 2006	-	$-	-	954,796
November 01 - 30, 2006	5,571	30.80	5,571	949,225
December 01 - 31, 2006	536	31.47	536	948,689
*1st Source maintains a stock repurchase plan that was authorized by the Board of Directors on April 27, 2006. Under the terms of the plan, 1st Source may repurchase up to
1,025,248 shares of its common stock when favorable conditions exist on the open market or through private transactions at various prices from time to time. Since the inception of the plan, 1st Source has repurchased a total of 76,559 shares.

Federal laws and regulations contain restrictions on the ability of 1st Source and the Bank to pay dividends. For information regarding restrictions on dividends, see Part I, Item 1, Business - Regulation and Supervision - Dividends and Part II, Item 8, Financial Statements and Supplementary Data - Note Q of the Notes to Consolidated Financial Statements.

ITEM 5. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

The purpose of this analysis is to provide the reader with information relevant to understanding and assessing our results of operations for each of the past three years and financial condition for each of the past two years. In order to fully appreciate this analysis the reader is encouraged to review the consolidated financial statements and statistical data presented in this document.

FORWARD-LOOKING STATEMENTS

This report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe”, “contemplate”, “seek”, “estimate”, “plan”, “project”, “anticipate”, “assume”, “expect”, “intend”, “targeted”, “continue”, “remain”, “will”, “should”, “indicate”, “would”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on our expectations and are subject to a number of risks and uncertainties.

All written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise, or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made. We have expressed our expectations, beliefs, and projections in good faith and we believe they have a reasonable basis. However, we make no assurances that our expectations, beliefs, or projections will be achieved or accomplished. These forward-looking statements may not be realized due to a variety of factors, including, without limitation, the following:

•	Local, regional, national, and international economic conditions and the impact they may have on us and our clients and our assessment of that impact.
•	Changes in the level of nonperforming assets and charge-offs.
•	Changes in estimates of future cash reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•	Inflation, interest rate, securities market, and monetary fluctuations.
•	Political instability.
•	Acts of war or terrorism.
•	Substantial increases in the cost of fuel.
•	The timely development and acceptance of new products and services and perceived overall value of these products and services by others.
•	Changes in consumer spending, borrowings, and savings habits.
•	Changes in the financial performance and/or condition of our borrowers.
•	Technological changes.
•	Acquisitions and integration of acquired businesses.
•	The ability to increase market share and control expenses.
•	Changes in the competitive environment among bank holding companies.
•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply.
•
The effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters.

•	Changes in our organization, compensation, and benefit plans.
•
The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquires and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.
•	Our success at managing the risks described in Item 1A. Risk Factors.

EXECUTIVE SUMMARY

Our mission is to help individuals, institutions, businesses, and communities achieve security, build wealth, and realize their dreams. We accomplish our mission by maintaining a high degree of integrity, offering outstanding client service, attaining superior quality in everything we do, working as a team, and providing leadership in the communities we serve.

We have established goals in our 2010 strategic plan which are being driven by six initiatives - develop our people; vitalize sales; roll out full services in all markets; open new markets; upgrade our core systems; and achieve superior financial performance.

In order to meet our 2010 objectives we have focused our staff development on recruiting, hiring, and retaining employees who share our core values of being accessible and attentive to the needs of our clients. To vitalize sales, we opened newly designed banking centers to give better service and more convenience to our customers. We focused on small business clients and became the #1 SBA lender in Northern Indiana and Southwestern Michigan in 2006; and we piloted a program of retail bankers who became "micro-lenders" serving the needs of small business clients. In Fort Wayne, we added private banking, agricultural and small business banking, investment and asset management, and business banking to our service offerings. In our retail banking system, we added asset advisors to assist our clients in investments and we opened a new banking center in our traditional market.

In 2006, we also focused on opening in totally new markets. To gain new clients, we opened a facility in Kalamazoo which will initially focus on private banking and small business clients; and have hired leadership for our efforts in Lafayette, Indiana which will open in 2007. Additionally, we conducted significant analysis on areas within our own markets and across the country to showcase opportunities where 1st Source might expand through de novo branching or acquisitions. Our goal is to find acquisition partners that are culturally similar and possess significant market presence or have potential for improved profitability through financial management, economies of scale, and expanded services. Consistent with our goal of growth market expansion, on February 19, 2007, we announced the agreement and plan of merger with FINA Bancorp, Inc., the parent company of First National Bank, Valparaiso. Pending customary closing conditions, including regulatory approval, we expect the merger to be completed in the second quarter of 2007. We believe this acquisition provides us with an opportunity to join two strong local banks with similar values, history, and legacies. First National Bank, Valparaiso is located in the fastest growing area of our retail market and will serve as a platform for future expansion.

None of this can be accomplished without the proper infrastructure. We are in the process of replacing our core accounting and management systems that will allow us to grow and expand by becoming more effective and efficient. A major portion of this will be installed during 2007.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in accordance with U. S. generally accepted accounting principles and follow general practices within the industries in which we operate. Application of these principles requires our management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates or judgments reflect our management’s view of the most appropriate manner in which to record and report our overall financial performance. Because these estimates or judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experience. As such, changes in these estimates, judgments, and/or assumptions may have a significant impact on our financial statements. All accounting policies are important, and all policies described in Part II, Item 8, Financial Statements and Supplementary Data, Note A (Note A), should be reviewed for a greater understanding of how our financial performance is recorded and reported.

We have identified three policies as being critical because they require our management to make particularly difficult, subjective, and/or complex estimates or judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the determination of the reserve for loan and lease losses, the valuation of mortgage servicing rights, and the valuation of securities. Our management has used the best information available to make the estimations or judgments necessary to value the related assets and liabilities. Actual performance that differs from estimates or judgments and future changes in the key variables could change future valuations and impact net income. Our management has reviewed the application of these policies with the Audit Committee of the Board of Directors. A brief discussion of our critical accounting policies appears below.

Reserve for Loan and Lease Losses— The reserve for loan and lease losses represents our management’s estimate of probable losses inherent in the loan and lease portfolio and the establishment of a reserve that is sufficient to absorb those losses. In determining an adequate reserve, our management makes numerous judgments, assumptions, and estimates based on continuous review of the loan and lease portfolio, estimates of future client performance, collateral values, and disposition, as well as historical loss rates and expected cash flows. In assessing these factors, our management benefits from a lengthy organizational history and experience with credit decisions and related outcomes. Nonetheless, if our management’s underlying assumptions prove to be inaccurate, the reserve for loan and lease losses would have to be adjusted. Our accounting policy related to the reserve is disclosed in Note A under the heading "Reserve for Loan and Lease Losses."

Mortgage Servicing Rights Valuation— We recognize as assets the rights to service mortgage loans for others, known as mortgage servicing rights whether the servicing rights are acquired through purchases or through originated loans. Mortgage servicing rights do not trade in an active open market with readily observable market prices. Although sales of mortgage servicing rights do occur, the precise terms and conditions may not be readily available. As such, the value of mortgage servicing assets are established and valued using discounted cash flow modeling techniques which require management to make estimates regarding estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing assets. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the fair value of the mortgage servicing assets, mortgage interest rates (which are used to determine prepayment rates), and discount rates are held constant over the estimated life of the portfolio. Expected mortgage loan prepayment rates are derived from a third-party model and adjusted to reflect our actual prepayment experience. Mortgage servicing assets are carried at the lower of the initial capitalized amount, net of accumulated amortization or fair value. The values of these assets are sensitive to changes in the assumptions used and readily available market pricing does not exist. The valuation of mortgage servicing assets is discussed further in Note A under the heading "Mortgage Banking Activities."

Valuation of Securities—Our available-for-sale security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer, and our intent and ability to hold the security for a time necessary to recover the amortized cost. A decline in value that is considered to be other-than-temporary is recorded as investment securities and other investment losses in the Consolidated Statements of Income. The valuation of securities is discussed further in Note A under the heading "Securities."

EARNINGS SUMMARY

Net income in 2006 was $39.30 million, up from $33.75 million in 2005 and up from $24.97 million in 2004. We declared a 10% stock dividend on July 27, 2006; therefore, all share and per share information has been adjusted accordingly. Diluted net income per common share was $1.72 in 2006, $1.46 in 2005, and $1.08 in 2004. Return on average total assets was 1.11% in 2006 compared to 1.00% in 2005, and 0.75% in 2004. Return on average common shareholders' equity was 10.98% in 2006 versus 10.12% in 2005, and 7.81% in 2004.

Net income in 2006 was favorably affected by a strong increase in noninterest income that was primarily related to solid progress in growing our leased equipment portfolio during the year and positive market valuation adjustments related to our investments in venture partnerships. Net interest income improved 8.13% for 2006 over 2005. The improvement in net interest income was driven primarily by an increase in average earning assets; however, the higher cost of deposits greatly offset the increase in average earning assets. Noninterest expense increased moderately in 2006 as compared to 2005. Net income in 2005 was favorably affected by a recovery in the provision for loan and lease losses, a reduction in loan and lease collection and repossession expense, and decreased professional fee expense. In addition, income from deposit fees increased and losses on investment securities decreased notably from 2005 and 2004. Equipment rental income decreased and depreciation on leased equipment decreased accordingly in 2005 from 2004. We did not record any other-than-temporary impairment on investment securities in 2006. Net income included $0.61 million and $4.78 million of other-than-temporary impairment on investment securities, for 2005 and 2004, respectively.

Dividends paid on common stock in 2006 amounted to $0.534 per share, compared to $0.445 per share in 2005, and $0.382 per share in 2004. The level of earnings reinvested and dividend payouts are based on management’s assessment of future growth opportunities and the level of capital necessary to support them.

Upgrade of Core Systems— On December 1, 2005, 1st Source Bank, entered into a license and service agreement with Fiserv Solutions, Inc. (Fiserv), a subsidiary of Fiserv, Inc. The agreement was an integral part of the decision we made to upgrade a majority of our core and ancillary data processing systems. We expect the completion of core systems upgrade will increase the effectiveness and efficiency of our operations and facilitate future growth. We also expect that, over time, this investment should be offset by elimination of current costs for ongoing support of the current technology platform.

Under the agreement, 1st Source and our affiliates are licensing integrated core technology and ancillary systems from Fiserv. The core technology licensing includes a loan system, deposit system, general ledger system, and customer information file system. Fiserv is obligated to provide professional services for installation of the technology and training, and maintenance support services. The agreement provides an initial five year maintenance period to begin no later than March 2007. The agreement provides for automatic renewal of the maintenance period, after the initial five year term, unless either party notifies the other of its intent not to renew. We are subject to termination fees for early termination of the maintenance period. We expect the initial cost will be approximately $6.0 million for the technology licenses, professional fees for installation and training, and hardware delivered under the Fiserv agreement.

During 2006, we worked to organize the various components of this large conversion effort. Numerous internal teams have been formed to manage the installation and conversion of data and various systems. Additionally, ATM networks, a voice response unit (VRU) system, and document imaging systems have been or are being installed. We are relying on several third party vendors to integrate several systems, including internet banking and cash management. Our intent is to convert independent systems, such as the legacy centralized information repository and document image systems, as they are ready. Our goal is to convert the core systems in 2007. Our timeframe for conversion could be impacted by the delivery of systems from outside vendors, as well as our own internal testing. We will implement these new systems only when we are confident and certain of their successful conversion. We look forward to the implementation of new core systems and their impact on the effectiveness and efficiency of our operations and the increased functionality that will facilitate future growth.

Net Interest Income— Our primary source of earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and borrowings represent the major portion of interest-bearing liabilities. For purposes of the following discussion, comparison of net interest income is done on a tax equivalent basis, which provides a common basis for comparing yields on earning assets exempt from federal income taxes to those which are fully taxable.

Net interest margin (the ratio of net interest income to average earning assets) is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 3.29% in 2006 compared to 3.21% in 2005, and 3.25% in 2004. Our focus on loan and lease portfolio credit quality coupled with increased competition for deposits across all markets offset efforts to improve the net interest margin resulting in nominal changes in our net interest margin for the past three years.

Net interest income was $106.43 million for 2006, compared to $98.43 million for 2005. Tax-equivalent net interest income totaled $108.98 million for 2006, an increase of $7.88 million from the $101.10 million reported for 2005. The increase reflects a $5.97 million increase due to increased volume and a $1.91 million increase due to rate changes on the underlying assets and liabilities.

During 2006, average earning assets increased $162.87 million while average interest-bearing liabilities increased $189.66 million over the comparable period. The yield on average earning assets increased 95 basis points to 6.38% for 2006 from 5.43% for 2005. The rate earned on assets was positively impacted by the continued increases in short-term market interest rates throughout 2005 and the first two quarters of 2006. Total cost of average interest-bearing liabilities increased 98 basis points during 2006 as liabilities were also affected by increases in short-term market interest rates. The result was a decrease of three basis points to net interest spread, or the difference between interest income on earning assets and expense on interest-bearing liabilities. Our tax-equivalent net interest margin of 3.29% for 2006 was a moderate increase from 3.21% in 2005.

The largest contributor to the increase in the yield on average earning assets in 2006, on a volume-weighted basis, was the $217.53 million increase in net loans and leases. The loan and lease portfolio contributed approximately $34.83 million to the change in interest income, while the portfolio's average yield increased 84 basis points from the prior year to 6.94%.

During 2006, the tax-equivalent yield on securities available for sale increased 103 basis points to 4.23% while the average balance decreased $58.51 million. Although the portfolio decreased through the year, the average tax-equivalent yield increased due to the addition of higher-rate securities and the maturities of lower-rate securities. Funds received from the maturities, calls, and sales of investment securities helped fund loan growth.

Average interest-bearing deposits increased $200.42 million during 2006 while the effective rate paid on those deposits increased 98 basis points. The increase in the average cost of interest-bearing deposits was primarily the result of increases in interest rates offered on deposit products due to increases in short-term market interest rates and increased competition for deposits across all markets.

Average demand deposits decreased $40.27 million during 2006. Much of the decline was attributed to fact that clients preferred the interest provided on fixed-term Certificates on Deposit over the liquidity provided by noninterest bearing deposit accounts and low interest bearing savings accounts.

Average short-term borrowings decreased $29.45 million during 2006; however, the effective rate paid increased 122 basis points. Average subordinated notes which represent our trust preferred borrowings remained unchanged from 2005 to 2006 while the effective rate increased 53 basis points. Interest paid on short-term and trust preferred borrowings increased due to the interest rate increase in adjustable rate borrowings. Average long-term debt increased $18.68 million during 2006 as the effective rate declined 32 basis points. The majority of the increase in long-term debt was made up of Federal Home Loan Bank (FHLB) borrowings.

The following table provides an analysis of net interest income and illustrates interest income earned and interest expense charged for each major component of interest earning assets and the interest bearing liabilities. Yields/rates are computed on a tax-equivalent basis, using a 35% rate. Nonaccrual loans and leases are included in the average loan and lease balance outstanding.
		2006			2005			2004
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Investment securities:
Taxable	$470,447	$19,816	4.21%	$515,992	$14,777	2.86%	$590,786	$16,361	2.77%
Tax-exempt	173,652	7,416	4.27	186,614	7,682	4.12	171,600	7,502	4.37
Mortgages held for sale	53,034	3,549	6.69	82,174	4,779	5.82	69,964	3,868	5.53
Net loans and leases	2,566,217	178,125	6.94	2,348,690	143,295	6.10	2,240,055	125,469	5.60
Other investments	51,754	2,632	5.09	18,765	666	3.55	49,585	952	1.92
Total earning assets	3,315,104	211,538	6.38	3,152,235	171,199	5.43	3,121,990	154,152	4.94
Cash and due from banks	78,365			84,517			81,334
Reserve for loan and
lease losses	(59,082)			(61,072)			(69,567)
Other assets	217,914			197,457			215,607
Total assets	$3,552,301			$3,373,137			$3,349,364
LIABILITIES AND
SHAREHOLDERS’ EQUITY
Interest bearing deposits	$2,418,344	$85,067	3.52%	$2,217,923	$56,341	2.54%	$2,105,013	$41,698	1.98%
Short-term borrowings	265,824	11,011	4.14	295,271	8,628	2.92	405,192	6,079	1.50
Subordinated notes	59,022	4,320	7.32	59,022	4,008	6.79	57,198	3,863	6.75
Long-term debt and
mandatorily redeemable
securities	36,952	2,163	5.85	18,270	1,127	6.17	22,921	1,109	4.84
Total interest bearing liabilities	2,780,142	102,561	3.69	2,590,486	70,104	2.71	2,590,324	52,749	2.04
Noninterest bearing deposits	352,204			392,475			384,157
Other liabilities	62,196			56,553			55,146
Shareholders' equity	357,759			333,623			319,737
Total liabilities and
shareholders’ equity	$3,552,301			$3,373,137			$3,349,364
Net interest income		$108,977			$101,095			$101,403
Net interest margin on a tax
equivalent basis			3.29%			3.21%			3.25%

The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. The following table shows changes in tax equivalent interest earned and interest paid, resulting from changes in volume and changes in rates:
	Increase (Decrease) due to
(Dollars in thousands)	Volume	Rate	Net
2006 compared to 2005
Interest earned on:
Investment securities:
Taxable	$(1,169)	$6,208	$5,039
Tax-exempt	(568)	302	(266)
Mortgages held for sale	(2,143)	913	(1,230)
Net loans and leases	14,009	20,821	34,830
Other investments	1,576	390	1,966
Total earning assets	$11,705	$28,634	$40,339
Interest paid on:
Interest bearing deposits	$5,395	$23,331	$28,726
Short-term borrowings	(747)	3,130	2,383
Subordinated notes	-	312	312
Long-term debt and mandatorily redeemable securities	1,091	(55)	1,036
Total interest bearing liabilities	$5,739	$26,718	$32,457
Net interest income	$5,966	$1,916	$7,882
2005 compared to 2004
Interest earned on:
Investment securities:
Taxable	$(2,139)	$555	$(1,584)
Tax-exempt	534	(354)	180
Mortgages held for sale	700	211	911
Net loans and leases	6,273	11,553	17,826
Other investments	781	(1,067)	(286)
Total earning assets	$6,149	$10,898	$17,047
Interest paid on:
Interest bearing deposits	$2,323	$12,320	$14,643
Short-term borrowings	(1,020)	3,569	2,549
Subordinated notes	122	23	145
Long-term debt and mandatorily redeemable securities	(51)	69	18
Total interest bearing liabilities	$1,374	$15,981	$17,355
Net interest income	$4,775	$(5,083)	$(308)

Noninterest Income— Noninterest income for the most recent three years ended December 31 was as follows:
(Dollars in thousands)	2006	2005	2004
Noninterest income:
Trust fees	$13,806	$12,877	$12,361
Service charges on deposit accounts	19,040	17,775	16,228
Mortgage banking income	11,637	10,868	9,553
Insurance commissions	4,574	4,133	3,695
Equipment rental income	18,972	16,067	18,856
Other income	6,554	6,463	6,759
Investment securities and other investment gains (losses)	2,002	350	(4,719)
Total noninterest income	$76,585	$68,533	$62,733

Noninterest income increased 11.75% in 2006 over 2005 mainly due to increases in the operating lease portfolio that resulted in increased equipment rental income; market valuation adjustments that resulted in gains on venture partnership investments; growth in assets under management and an increase in IRA custodian revenue that resulted in increased trust fee income; and increased overdraft and NSF activity that resulted in increased service charges on deposit accounts. Noninterest income increased 9.25% in 2005 from 2004 mainly due to recoveries of mortgage servicing rights impairment, decreased charges for other-than-temporary impairment of securities, and market valuation adjustments resulting in gains on partnership investments.

Equipment rental income generated from operating leases grew by 18.08% during 2006 from 2005 compared to a decrease of 14.79% in 2005 from 2004. Revenues from operating leases for construction equipment, various trucks, and other equipment increased as clients responded positively to our strong marketing efforts and entered into new lease agreements over the course of 2006. Revenues for 2005 were negatively affected due to maturities of leases and revenues for 2004 were negatively affected as clients opted to take advantage of the tax benefits available for purchases of equipment versus equipment rental.

Investment securities and other investment gains totaled $2.00 million for the year ended 2006 compared to $0.35 million for the year ended 2005. Favorable market valuation adjustments on our venture partnership investments during 2006 were the main factor contributing to the gains. Gains on venture capital investments during 2005 were partially offset by other-than-temporary impairment of $0.61 million for 2005. In 2004, investment securities and other investment losses totaled $4.72 million, of this amount $4.58 million was comprised of other-than-temporary impairment charges on investments in Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) preferred stock.

Service charges on deposit accounts increased 7.12% in 2006 from 2005 compared to an increase of 9.53% in 2005 from 2004. Growth in the number of deposit accounts led to increased consumer NSF and overdraft fees.

Trust fees (which includes investment management fees, estate administration fees, mutual fund fees, annuity fees, and fiduciary fees) increased by 7.21% in 2006 from 2005 compared to an increase of 4.17% in 2005 over 2004. Trust fees are largely based on the size of client relationships and the market value and mix of assets under management. The market value of trust assets under management at December 31, 2006 and 2005, were $2.98 billion and $2.66 billion, respectively. At December 31, 2006, these trust assets were comprised of $1.49 billion of personal and agency trusts, $1.03 billion of employee benefit plan assets, $358.84 million of estate administration assets, and $98.56 million of custody assets. Growth in trust fees was mainly attributed to an increase in assets under management coupled with a stronger stock and bond market in 2006. A weaker stock and bond market slowed the growth of trust fees in 2005 from 2004.

Mortgage banking income increased 7.08% in 2006 over 2005, compared to an increase of 13.77% in 2005 from 2004. The increase in 2006 was primarily due to $4.75 million, pre-tax gains on bulk sales of mortgage servicing rights related to both governmental and conventional loans that occurred during the second and third quarters. The increase in 2005 was primarily the result of a recovery of impairment on mortgage servicing assets of $2.27 million versus impairment recoveries of $0.28 million during 2004. During 2006 and 2005, we determined that no permanent write-down was necessary for previously recorded impairment on mortgage servicing assets. Mortgage production declined 17.96% during 2006 compared to 2005 as the Bank and Trustcorp, jointly, produced $678.14 million in new mortgages --$103.00 million through the Bank; $126.89 million through Trustcorp; and $448.25 million from wholesale production sources. During 2005, the Bank and Trustcorp together produced $826.63 million in new mortgages -- $139.06 million through the Bank; $214.05 million through Trustcorp; and $473.52 million purchased from wholesale production sources.

Insurance commissions were up 10.67% in 2006 from 2005 compared to an increase of 11.85% in 2005 from 2004. The increases for 2006 and 2005 were mainly attributed to higher contingent commissions and new business sales growth, respectively.

Other income remained relatively unchanged in 2006 as compared to 2005 compared to a decrease of 4.38% in 2005 from 2004. The decline in other income during 2005 was primarily the result of lower standby letter of credit fee income which decreased by $0.17 million and miscellaneous fee income which decreased by $0.31 million.

Noninterest Expense— Noninterest expense for the recent three years ended December 31 was as follows:

(Dollars in thousands)	2006	2005	2004
Noninterest expense:
Salaries and employee benefits	$66,605	$69,767	$63,083
Net occupancy expense	7,492	7,749	7,196
Furniture and equipment expense	12,316	11,418	10,290
Depreciation — leased equipment	14,958	12,895	15,315
Professional fees	3,998	3,362	6,563
Supplies and communications	5,496	5,462	5,708
Business development and marketing expense	4,008	3,630	3,613
Intangible asset amortization	1,910	2,663	2,631
Loan and lease collection and repossession expense	704	(1,094)	4,946
Other expense	8,724	7,587	7,746
Total noninterest expense	$126,211	$123,439	$127,091

In 2006 we experienced an increase in noninterest expense of 2.25% from 2005 compared to a decrease of 2.87% in 2005 from 2004. The leading factors contributing to the increase in noninterest expense in 2006 were increased depreciation expense on leased equipment, lower gains and valuation adjustments on repossessed assets, and higher professional fees. The increase in 2006 was partially offset by decreases in salaries and employee benefits, net occupancy expense, and intangible asset amortization. The decline in noninterest expense in 2005 was mostly due to reduced professional fees, decreased depreciation on leased equipment, and a decline in loan and lease collection and repossession expenses.

Total salaries and employee benefits decreased 4.53% in 2006 from 2005, following a 10.60% increase in 2005 from 2004.

Employee salaries decreased 5.56% in 2006 compared to an increase of 7.65% in 2005. The decrease in salaries in 2006 was primarily due to the first quarter 2006 reversal of previously recognized stock-based compensation expense under historical accounting methods related to the estimated forfeiture of stock awards. This one-time expense reversal, combined with the adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payment, (SFAS No. 123(R)) estimated forfeiture accounting requirements, resulted in a reduction in stock-based compensation of $2.07 million, pre-tax, for the year. The increase in salaries in 2005 was primarily the result of merit-based and market-driven salary increases and increased commissions due to higher insurance revenues.

Employee benefits remained relatively stable in 2006, following a 23.70% increase in 2005. We were able to contain employee benefit costs during 2006 as our group insurance costs for 2006 were maintained close to 2005 levels.

Occupancy expense decreased 3.32% in 2006 from 2005, compared to a 7.68% increase in 2005 from 2004. The decrease in 2006 was primarily driven by lower depreciation expense than that experienced in 2005. The increase in 2005 was primarily due to higher leasehold improvements and repair of premises expenses.

Furniture and equipment expense, including depreciation, increased in 2006 over 2005 by 7.86%, compared to a 10.96% increase in 2005 from 2004. Higher software costs which were mostly related to implementation of upgrades to our core accounting and management systems, and higher debit card transaction expense were the significant factors contributing to the increased costs in 2006. The leading causes for the increase in 2005 were increased third-party processing charges and desktop computer upgrades.

Depreciation on equipment owned under operating leases increased 16.00% in 2006 from 2005, following a 15.80% decrease in 2005 from 2004. In 2006, depreciation on equipment owned under operating leases increased in conjunction with the increase in equipment rental income as some of our clients opted to enter into new lease arrangements rather than purchase equipment. Conversely, during 2005, depreciation on operating leases declined in conjunction with the decline in noninterest income from equipment owned under operating leases due to maturities in the operating lease portfolio and clients who opted to take advantage of the tax benefits available for purchases of equipment versus equipment rental during 2004.

Professional fees increased 18.92% in 2006 from 2005, compared to a 48.77% decrease in 2005 from 2004. The majority of the increase in 2006 was due to higher legal fees and audit and examination fees which were mainly incurred in the normal course of business. The decrease in 2005 was mainly due to the settlement, during the fourth quarter of 2004, of the lawsuit described in the 2003 Form 10-K Item 3, Legal Proceedings and a reduction in the associated legal fees.

Supplies and communications expense remained relatively unchanged in 2006 as compared to 2005. Supplies and communications expense decreased 4.31% in 2005 from 2004. The decrease in 2005 was primarily due to lower charges for postage and freight and telephone service.

Business development and marketing expense increased 10.41% in 2006 from 2005. The increase in 2006 was mainly due to robust marketing related to the opening of new branches and expansion of our business into the Kalamazoo area. Business development and marketing expense remained relatively steady for the year 2005 as compared to 2004.

Intangible asset amortization decreased 28.28% in 2006 from 2005 compared to a 1.22% increase in 2005 from 2004. The decrease in intangible asset amortization for 2006 was primarily due to the effects of the complete amortization of assets associated with acquisitions which occurred during 2001. The increase in 2005 was due to amortization related to an insurance agency acquisition made during the year.

Loan and lease collection and repossession expenses increased 164.35% (or $1.80 million) in 2006 as compared to 2005. Loan and lease collection and repossession expenses decreased 122.12% (or $6.04 million) in 2005 from 2004. The increase in 2006 was mainly due to lower gains on the disposition of repossessed assets as we continued to vigorously dispose of our inventory of repossessed assets. In 2005 and 2004, valuation adjustments on repossessed assets continued to decrease along with a decrease in legal and collection expenses. From 2003 through 2005, we took back 72 aircraft in repossession and all of those repossessed aircraft had been disposed of as of December 31, 2006.

Other expenses increased 14.99% in 2006 as compared to 2005. The increase was largely due to losses related to an employee defalcation and expenses related to employee training and education and relocation. A decrease of 2.05% occurred in other expenses during 2005, compared to 2004. Lower insurance cost was the primary factor for the decline for 2005.

Income Taxes— 1st Source recognized income tax expense in 2006 of $20.25 million, compared to $15.63 million in 2005, and $9.14 million in 2004. The effective tax rate in 2006 was 34.00% compared to 31.65% in 2005, and 26.79% in 2004. The effective tax rate increased in 2006 due to a decrease in tax-exempt interest in relation to taxable income. For detailed analysis of 1st Source’s income taxes see Part II, Item 8, Financial Statements and Supplementary Data — Note N of the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

Loan and Lease Portfolio— The following table shows 1st Source’s loan and lease distribution at the end of each of the last five years as of December 31:
(Dollars in thousands)	2006	2005	2004	2003	2002
Commercial and agricultural loans	$478,310	$453,197	$425,018	$402,905	$428,367
Auto, light truck and environmental equipment	317,604	310,786	263,637	269,490	247,883
Medium and heavy duty truck	341,744	302,137	267,834	221,562	197,312
Aircraft financing	498,914	459,645	444,481	489,155	323,802
Construction equipment financing	305,976	224,230	196,516	219,562	303,126
Loans secured by real estate	632,283	601,077	583,437	533,749	567,950
Consumer loans	127,706	112,359	99,245	94,577	111,012
Total loans and leases	$2,702,537	$2,463,431	$2,280,168	$2,231,000	$2,179,452

At December 31, 2006, 16.9% and 12.6% of total loans and leases were concentrated with borrowers in trucking and truck leasing and construction end users, respectively.

Average loans and leases, net of unearned discount, increased 9.26% and 4.85% in 2006 and 2005, respectively. Loans and leases, net of unearned discount, at December 31, 2006, were $2.70 billion and were 70.98% of total assets, compared to $2.46 billion and 70.16% of total assets at December 31, 2005.

Commercial and agricultural lending, excluding those loans secured by real estate, increased 5.54% in 2006 over 2005. Commercial and agricultural lending outstandings were $478.31 million and $453.20 million at December 31, 2006 and December 31, 2005, respectively. This increase was mainly due to increased sales activity within the commercial loan and small business loan areas coupled with improved market conditions and market expansion.

Loans secured by real estate increased 5.19% during 2006 over 2005. Loans secured by real estate outstanding at December 31, 2006, were $632.28 million and $601.08 million at December 31, 2005. The primary focus of this lending area is commercial real estate ($412.52 million at December 31, 2006, the majority of which is owner occupied) and residential mortgage lending ($219.76 million at December 31, 2006) in the regional market area. This increase was mostly due to business clients' continued investment in real estate for expansion or relocation of their commercial facilities and our ability to meet those funding needs.

Auto, light truck, and environmental equipment financing increased 2.19% in 2006 over 2005. At December 31, 2006, auto, light truck, and environmental equipment financing had outstandings of $317.60 million and $310.79 million at December 31, 2005. Environmental equipment financing increased 21.07% in 2006 over 2005, most of this increase was in the municipal equipment lease portfolio as a result of focused sales activity. Auto and light truck financing decreased 4.93% at December 31, 2006 compared to December 31, 2005, mainly due to car rental companies reducing their inventories during the off-season in order to avoid higher interest costs.

Medium and heavy duty truck loans and leases experienced growth of $39.61 million, or an increase of 13.11%, in 2006. Medium and heavy duty truck financing at December 31, 2006 and 2005, had outstandings of $341.74 million and $302.14 million, respectively. Most of the increase at December 31, 2006 from December 31, 2005 can be attributed to clients' making proactive decisions to contain their future costs by completing purchases of 2007 new tractor needs in 2006. Most of our clients were affected by a new regulatory standard which mandated that, effective January 1, 2007, all Class 8 diesel trucks produced have emission compliant engines. This requirement will increase the cost of each vehicle approximately $6,000 to $9,000.

Aircraft financing at year-end 2006 increased 8.54% from year-end 2005. Aircraft financing at December 31, 2006 and 2005, had outstandings of $498.91 million and $459.65 million, respectively. The increase in 2006 was primarily due to rigorous marketing efforts and a strong focus on sales.

Construction equipment financing increased 36.46% in 2006 over 2005. Construction equipment financing at December 31, 2006, had outstandings of $305.98 million, compared to outstandings of $224.23 million at December 31, 2005. The increase at December 31, 2006 from December 31, 2005 was mainly the result of continued strong commercial, industrial, and non-residential building industries, as well as, substantial Federal, state and local funding for roads, bridges, and general transportation projects upon which our client base relies for business. During 2006, we added two new sales territories which further enhanced growth in this portfolio.

Consumer loans increased 13.66% in 2006 over 2005. Consumer loans outstanding at December 31, 2006, were $127.71 million and $112.36 million at December 31, 2005. Successful marketing to new and established clients was the main factor in the increase.

The following table shows the maturities of loans and leases in the categories of commercial and agriculture, auto, light truck and environmental equipment, medium and heavy duty truck, aircraft and construction equipment outstanding as of December 31, 2006. The amounts due after one year are also classified according to the sensitivity to changes in interest rates.
(Dollars in thousands)	0-1 Year	1-5 Years	Over 5 Years	Total
Commercial and agricultural loans	$274,867	$183,103	$20,340	$478,310
Auto, light truck and environmental equipment	145,567	166,002	6,035	317,604
Medium and heavy duty truck	100,896	231,197	9,651	341,744
Aircraft financing	111,769	348,080	39,065	498,914
Construction equipment financing	89,991	212,473	3,512	305,976
Total	$723,090	$1,140,855	$78,603	$1,942,548

Rate Sensitivity (Dollars in thousands)	Fixed Rate	Variable Rate	Total
1 - 5 Years	$840,995	$299,860	$1,140,855
Over 5 Years	35,752	42,851	78,603
Total	$876,747	$342,711	$1,219,458

Most of the Bank's residential mortgages are sold into the secondary market and serviced by our mortgage subsidiary, Trustcorp Mortgage Company (Trustcorp). Mortgage loans held for sale were $50.16 million at December 31, 2006 and were $67.22 million at December 31, 2005.

CREDIT EXPERIENCE

Reserve for Loan and Lease Losses— Our reserve for loan and lease losses is provided for by direct charges to operations. Losses on loans and leases are charged against the reserve and likewise, recoveries during the period for prior losses are credited to the reserve. Our management evaluates the adequacy of the reserve quarterly, reviewing all loans and leases over a fixed-dollar amount ($100,000) where the internal credit rating is at or below a predetermined classification, actual and anticipated loss experience, current economic events in specific industries, and other pertinent factors including general economic conditions. Determination of the reserve is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows or fair value of collateral on collateral-dependent impaired loans and leases, estimated losses on pools of homogeneous loans and leases based on historical loss experience, and consideration of economic trends, all of which may be susceptible to significant and unforeseen changes. We review the status of the loan and lease portfolio to identify borrowers that might develop financial problems in order to aid borrowers in the handling of their accounts and to mitigate losses. See Part II, Item 8, Financial Statements and Supplementary Data — Note A of the Notes to Consolidated Financial Statements for additional information on management’s evaluation of the adequacy of the reserve for loan and lease losses.

The reserve for loan and lease losses at December 31, 2006 totaled $58.80 million and was 2.18% of loans and leases, compared to $58.70 million or 2.38% of loans and leases at December 31, 2005 and $63.67 million or 2.79% of loans and leases at December 31, 2004. It is our opinion that the reserve for loan and lease losses was adequate to absorb losses inherent in the loan and lease portfolio as of December 31, 2006.

The recovery of provision for loan and lease losses was $2.74 million and $5.86 million for 2006 and 2005, respectively, compared to the provision for loan and lease losses of $0.23 million in 2004. The recovery of the provision for 2006 and 2005 was consistent with our improved credit quality of the loan and lease portfolio.

The following table summarizes our loan and lease loss experience for each of the last five years ended December 31:
(Dollars in thousands)	2006	2005	2004	2003	2002
Amounts of loans and leases outstanding
at end of period	$2,702,537	$2,463,431	$2,280,168	$2,231,000	$2,179,452
Average amount of net loans and leases outstanding
during period	$2,566,217	$2,348,690	$2,240,055	$2,091,004	$2,332,992
Balance of reserve for loan and lease losses
at beginning of period	$58,697	$63,672	$70,045	$59,218	$57,624
Charge-offs:
Commercial and agricultural loans	1,038	1,478	6,104	1,187	2,376
Auto, light truck and environmental equipment	340	630	2,408	2,789	6,380
Medium and heavy duty truck	-	15	352	69	771
Aircraft financing	1,126	2,424	3,585	6,877	27,401
Construction equipment financing	118	-	686	4,712	2,326
Loans secured by real estate	129	167	456	344	340
Consumer loans	1,203	858	1,090	1,560	2,127
Total charge-offs	3,954	5,572	14,681	17,538	41,721
Recoveries:
Commercial and agricultural loans	1,594	1,308	1,312	519	1,311
Auto, light truck and environmental equipment	430	1,140	1,277	1,182	616
Medium and heavy duty truck	59	174	14	-	-
Aircraft financing	3,612	2,255	4,460	1,698	759
Construction equipment financing	753	1,065	547	248	465
Loans secured by real estate	31	89	107	11	26
Consumer loans	316	421	362	523	481
Total recoveries	6,795	6,452	8,079	4,181	3,658
Net (recoveries) charge-offs	(2,841)	(880)	6,602	13,357	38,063
(Recoveries) provisions charged to operating expense	(2,736)	(5,855)	229	17,361	39,657
Reserves acquired in acquisitions	-	-	-	6,823	-
Balance at end of period	$58,802	$58,697	$63,672	$70,045	$59,218
Ratio of net (recoveries) charge-offs to average net
loans and leases outstanding	(0.11)%	(0.04)%	0.29%	0.64%	1.63%

Net (recoveries) charge-offs as a percentage of average loans and leases by portfolio type follow:
	2006	2005	2004	2003	2002
Commercial and agricultural loans	(0.12)%	0.04%	1.14%	0.16%	0.23%
Auto, light truck and environmental equipment	(0.03)	(0.17)	0.43	0.62	2.27
Medium and heavy duty truck	(0.02)	(0.06)	0.14	0.03	0.47
Aircraft financing	(0.54)	0.04	(0.19)	1.73	6.40
Construction equipment financing	(0.24)	(0.51)	0.07	1.67	0.55
Loans secured by real estate	0.02	0.01	0.06	0.06	0.05
Consumer loans	0.74	0.41	0.77	1.04	1.39
Total net (recoveries) charge-offs to average portfolio loans and leases	(0.11)%	(0.04)%	0.29%	0.64%	1.63%

The reserve for loan and lease losses has been allocated according to the amount deemed necessary to provide for the estimated probable losses that have been incurred within the categories of loans and leases set forth in the table below. The amount of such components of the reserve at December 31 and the ratio of such loan and lease categories to total outstanding loan and lease balances, are as follows (for purposes of this analysis, auto, light truck and environmental equipment and medium and heavy duty truck loans and leases have been consolidated into the category truck and automobile financing):

	2006		2005		2004		2003		2002
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans and		Loans and		Loans and		Loans and		Loans and
		Leases		Leases		Leases		Leases		Leases
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Reserve	Loans and	Reserve	Loans and	Reserve	Loan and	Reserve	Loans and	Reserve	Loans and
(Dollars in thousands)	Amount	Leases	Amount	Leases	Amount	Leases	Amount	Leases	Amount	Leases
Commercial and agricultural loans	$14,547	17.70%	$15,472	18.40%	$13,612	18.64%	$9,589	18.06%	$11,163	19.65%
Truck and automobile financing	13,359	24.40	13,008	24.88	12,633	23.31	13,966	22.01	11,006	20.43
Aircraft financing	18,621	18.46	19,583	18.66	26,475	19.49	31,733	21.93	21,603	14.86
Construction equipment financing	5,030	11.32	4,235	9.10	4,502	8.62	9,061	9.84	9,394	13.91
Loans secured by real estate	4,672	23.40	4,058	24.40	4,187	25.59	3,798	23.92	3,656	26.06
Consumer loans	2,573	4.72	2,341	4.56	2,263	4.35	1,898	4.24	2,396	5.09
Total	$58,802	100.00%	$58,697	100.00%	$63,672	100.00%	$70,045	100.00%	$59,218	100.00%

Nonperforming Assets— Our policy is to discontinue the accrual of interest on loans and leases where principal or interest is past due and remains unpaid for 90 days or more, except for mortgage loans, which are placed on nonaccrual at the time the loan is placed in foreclosure and consumer loans that are both well secured and in the process of collection. Nonperforming assets amounted to $17.67 million at December 31, 2006, compared to $22.04 million at December 31, 2005, and $33.21 million at December 31, 2004. Impaired loans and leases totaled $12.32 million, $16.87 million, and $45.39 million at December 31, 2006, 2005, and 2004, respectively. During 2006, interest income that would have been recorded on nonaccrual loans and leases under their original terms was $1.90 million, compared to $2.19 million in 2005. Interest income that was recorded on nonaccrual loans and leases was $0.62 million and $0.81 million in 2006 and 2005, respectively.

Nonperforming assets at December 31, 2006, decreased 19.84% from December 31, 2005. During 2006, decreases in repossessed assets, commercial and agricultural loans, construction equipment financing, auto, light truck and environmental equipment, other real estate, and consumer loans were partially offset by increases in medium and heavy duty truck, loans secured by real estate, and aircraft financing.

Nonperforming assets at December 31 (Dollars in thousands)	2006	2005	2004	2003	2002
Loans past due over 90 days	$116	$245	$481	$212	$154
Nonaccrual loans and leases and restructured loans:
Commercial and agricultural loans	1,768	3,701	6,928	2,795	4,819
Auto, light truck and environmental equipment	481	812	2,336	2,419	4,730
Medium and heavy duty truck	1,755	17	179	1,823	1,384
Aircraft financing	8,219	7,641	10,132	12,900	12,281
Construction equipment financing	853	2,513	4,097	4,663	9,844
Loans secured by real estate	2,214	1,475	1,141	1,786	2,191
Consumer loans	285	393	440	699	415
Total nonaccrual loans and leases and restructured loans	15,575	16,552	25,253	27,085	35,664
Total nonperforming loans and leases	15,691	16,797	25,734	27,297	35,818
Other real estate	800	960	1,307	3,010	4,362
Repossessions:
Commercial and agricultural loans	2	-	-	34	-
Auto, light truck and environmental equipment	178	128	1,112	847	1,364
Medium and heavy duty truck	-	-	-	-	-
Aircraft financing	300	4,073	3,037	4,551	19,242
Construction equipment financing	400	-	183	753	681
Consumer loans	95	83	50	78	56
Total repossessions	975	4,284	4,382	6,263	21,343
Operating leases	201	-	1,785	257	2,594
Total nonperforming assets	$17,667	$22,041	$33,208	$36,827	$64,117
Nonperforming loans and leases to loans and leases,
net of unearned discount	0.58%	0.68%	1.13%	1.22%	1.64%
Nonperforming assets to loans and leases and operating leases,
net of unearned discount	0.64%	0.87%	1.42%	1.59%	2.79%

Potential Problem Loans and Leases— At December 31, 2006, the Bank had a $2.95 million standby letter of credit outstanding which supported bond indebtedness of a customer. If this standby letter of credit is funded, due to the current financial condition of the customer, the Bank likely will foreclose on the real estate securing the customer's reimbursement obligation. This likely will result in an increase in other real estate for approximately the same amount as the funding.

At December 31, 2006, our management was not aware of any potential problem loans or leases that would have a material effect on loan and lease delinquency or loan and lease charge-offs. Loans and leases are subject to continual review and are given management’s attention whenever a problem situation appears to be developing.

INVESTMENT PORTFOLIO

The amortized cost of securities at year-end 2006 increased 11.16% from 2005, following a 19.30% decrease from year-end 2004 to year-end 2005. The amortized cost of securities at December 31, 2006 was $709.09 million or 18.62% of total assets, compared to $637.88 million or 18.17% of total assets at December 31, 2005.

The amortized cost of securities available-for-sale as of December 31 is summarized as follows:

(Dollars in thousands)	2006	2005	2004
U.S. Treasury and government agencies, including agency mortgage-backed securities	$466,326	$415,793	$552,949
States and political subdivisions	182,356	179,797	171,338
Other securities	60,409	42,288	66,117
Total investment securities available-for-sale	$709,091	$637,878	$790,404

Yields on tax-exempt obligations are calculated on a fully tax equivalent basis assuming a 35% tax rate. The following table shows the maturities of securities available-for-sale at December 31, 2006, at the amortized costs and weighted average yields of such securities:
(Dollars in thousands)	Amount	Yield
U.S. Treasury and government agencies, including agency mortgage-backed securities
Under 1 year	$344,393	5.36%
1 - 5 years	53,450	3.38
5 - 10 years	6,589	5.13
Over 10 years	61,894	5.34
Total U.S. Treasury and government agencies, including agency mortgage-backed securities	466,326	5.13
States and political subdivisions
Under 1 year	47,658	5.27
1 - 5 years	96,616	5.74
5 - 10 years	38,082	7.20
Over 10 years	-	-
Total states and political subdivisions	182,356	5.92
Other securities
Under 1 year	20,170	5.34
1 - 5 years	3,925	2.92
5 - 10 years	75	6.55
Over 10 years	-	-
Marketable equity securities	36,239	5.81
Total other securities	60,409	5.47
Total investment securities available-for-sale	$709,091	5.36%

DEPOSITS

The average daily amounts of deposits and rates paid on such deposits are summarized as follows:
	2006		2005		2004
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest bearing demand deposits	$352,204	-%	$392,475	-%	$384,157	-%
Interest bearing demand deposits	715,242	2.51	784,366	1.78	707,168	0.88
Savings deposits	190,347	0.44	210,151	0.30	228,836	0.29
Other time deposits	1,512,755	4.38	1,223,406	3.41	1,169,009	2.98
Total	$2,770,548	-	$2,610,398	-	$2,489,170	-

The amount of certificates of deposit of $100,000 or more and other time deposits of $100,000 or more outstanding at December 31, 2006, by time remaining until maturity is as follows:

(Dollars in thousands)
Under 3 months	$206,555
4 - 6 months	69,420
7 - 12 months	148,966
Over 12 months	195,836
Total	$620,777

Scheduled maturities of time deposits, including both private and public funds, at December 31, 2006 were as follows:

(Dollars in thousands)
2007	$1,161,555
2008	324,772
2009	104,491
2010	16,318
2011	8,686
Thereafter	18,176
Total	$1,633,998

SHORT-TERM BORROWINGS

The following table shows the distribution of our short-term borrowings and the weighted average interest rates thereon at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amount of borrowings, as well as weighted average interest rates for the last three years.
	Federal Funds
	Purchased and
	Security		Other
	Repurchase	Commercial	Short-Term	Total
(Dollars in thousands)	Agreements	Paper	Borrowings	Borrowings
2006
Balance at December 31, 2006	$195,262	$10,907	$16,549	$222,718
Maximum amount outstanding at any month-end	265,362	12,922	90,689	368,973
Average amount outstanding	211,973	7,997	45,854	265,824
Weighted average interest rate during the year	3.95%	4.99%	4.87%	4.14%
Weighted average interest rate for outstanding amounts at
December 31,2006	3.41%	5.08%	4.89%	3.60%
2005
Balance at December 31, 2005	$230,756	$4,600	$42,113	$277,469
Maximum amount outstanding at any month-end	273,428	5,552	122,038	401,018
Average amount outstanding	214,199	2,054	79,018	295,271
Weighted average interest rate during the year	2.55%	3.36%	3.91%	2.92%
Weighted average interest rate for outstanding amounts at
December 31,2005	3.86%	3.88%	2.76%	3.70%
2004
Balance at December 31, 2004	$216,751	$836	$82,075	$299,662
Maximum amount outstanding at any month-end	411,812	1,152	113,958	526,922
Average amount outstanding	295,172	815	109,205	405,192
Weighted average interest rate during the year	1.15%	1.23%	2.46%	1.50%
Weighted average interest rate for outstanding amounts at
December 31, 2004	2.09%	1.72%	2.09%	2.09%

LIQUIDITY

Core Deposits— Our major source of investable funds is provided by stable core deposits consisting of all interest bearing and noninterest bearing deposits, excluding brokered certificates of deposit and certain certificates of deposit of $100,000 and over. In 2006, average core deposits equaled 63.27% of average total assets, compared to 67.60% in 2005 and 66.97% in 2004. The effective cost rate of core deposits in 2006 was 2.65%, compared to 1.96% in 2005 and 1.59% in 2004.

Average demand deposits (noninterest bearing core deposits) decreased 10.26% in 2006 compared to an increase of 2.17% in 2005. These represented 15.67% of total core deposits in 2006, compared to 17.21% in 2005, and 17.13% in 2004.

Purchased Funds— We use purchased funds to supplement core deposits and include certain certificates of deposit of $100,000 and over, brokered certificates of deposit, Federal funds, securities sold under agreements to repurchase, commercial paper, and other short-term borrowings. Purchased funds are raised from customers seeking short-term investments and are used to manage the Bank’s interest rate sensitivity. During 2006, our reliance on purchased funds increased to 22.21% of average total assets from 18.55% in 2005.

Shareholders’ Equity— Average shareholders’ equity equated to 10.07% of average total assets in 2006 compared to 9.89% in 2005. Shareholders’ equity was 9.69% of total assets at year-end 2006, compared to 9.84% at year-end 2005. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we include unrealized gain (loss) on available-for-sale securities, net of income taxes, as accumulated other comprehensive income (loss) which is a component of shareholders’ equity. While regulatory capital adequacy ratios exclude unrealized gain (loss), it does impact our equity as reported in the audited financial statements. The unrealized loss on available-for-sale securities, net of income taxes, was $0.26 million and $3.24 million at December 31, 2006 and 2005, respectively.

Liquidity Risk Management— The Bank’s liquidity is monitored and closely managed by the Asset/Liability Management Committee (ALCO), whose members are comprised of the Bank’s senior management. Asset and liability management includes the management of interest rate sensitivity and the maintenance of an adequate liquidity position. The purpose of interest rate sensitivity management is to stabilize net interest income during periods of changing interest rates.

Liquidity management is the process by which the Bank ensures that adequate liquid funds are available to meet financial commitments on a timely basis. Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities and provide a cushion against unforeseen needs.

Liquidity of the Bank is derived primarily from core deposits, principal payments received on loans, the sale and maturity of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability funded liquidity is deposit growth and retention of the core deposit base. The principal source of asset-funded liquidity is available-for-sale investment securities, cash and due from banks, Federal funds sold, securities purchased under agreements to resell, and loans and interest bearing deposits with other banks maturing within one year. Additionally, liquidity is provided by repurchase agreements, and the ability to borrow from the Federal Reserve Bank and Federal Home Loan Bank.

Interest Rate Risk Management— ALCO monitors and manages the relationship of earning assets to interest bearing liabilities and the responsiveness of asset yields, interest expense, and interest margins to changes in market interest rates. In the normal course of business, we face ongoing interest rate risks and uncertainties. We occasionally utilize interest rate swaps to partially manage the primary market exposures associated with the interest rate risk related to underlying assets, liabilities, and anticipated transactions.

A hypothetical change in earnings was modeled by calculating an immediate 100 basis point (1.00%) change in interest rates across all maturities. This analysis presents the hypothetical change in earnings of those rate sensitive financial instruments and interest rate swaps which we held at December 31, 2006. The aggregate hypothetical decrease in pre-tax earnings was estimated to be $0.92 million on an annualized basis on all rate-sensitive financial instruments, based on a hypothetical increase of a 100 basis point change in interest rates. The aggregate hypothetical increase in pre-tax earnings was estimated to be $0.59 million on an annualized basis on all rate-sensitive financial instruments based on a hypothetical decrease of a 100 basis point change in interest rates. The earnings simulation model excludes the earnings dynamics related to how fee income and noninterest expense may be affected by changes in interest rates. Actual results may differ materially from those projected. The use of this methodology to quantify the market risk of the balance sheet should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions. At December 31, 2006, the impact of these hypothetical fluctuations in interest rates on our derivative holdings was not significant, and, as such, separate disclosure is not presented.

Due to the nature of the mortgage banking business, we manage the earning assets and interest-bearing liabilities of Trustcorp on a separate basis. The predominant assets on Trustcorp’s balance sheet are mortgage loans held for sale, which are funded by short-term borrowings (normally less than 30 days). These borrowings are managed on a daily basis. We fund a portion of Trustcorp’s other borrowings for working capital.

Trustcorp manages the interest rate risk related to loan commitments by entering into contracts for future delivery of loans with outside parties. See Part II, Item 8, Financial Statements and Supplementary Data — Note O of the Notes to Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

In the ordinary course of operations, we enter into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The following table summarizes our significant fixed, determinable, and estimated contractual obligations, by payment date, at December 31, 2006, except for obligations associated with short-term borrowing arrangements. Payments for borrowings do not include interest. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual obligations payments by period.
						Indeterminate
(Dollars in thousands)	Note	0 - 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years	maturity	Total
Deposits without stated maturity	-	$1,414,287	$0	$0	$0	$0	$1,414,287
Certificates of deposit	-	1,161,555	429,263	25,004	18,176	0	1,633,998
Long-term debt and mandatorily
redeemable securities	J	10,407	25,789	481	903	6,181	43,761
Subordinated notes	L	0	0	0	59,022	0	59,022
Operating leases	O	2,680	4,359	3,322	1,484	0	11,845
Purchase obligations	-	30,424	5,616	2,294	68	0	38,402
Total contractual obligations		$2,619,353	$465,027	$31,101	$79,653	$6,181	$3,201,315

We routinely enter into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for early termination of the contract. We have made a diligent effort to account for such payments and penalties, where applicable. Additionally, where necessary, we have made reasonable estimates as to certain purchase obligations as of December 31, 2006. Our management has used the best information available to make the estimations necessary to value the related purchase obligations. Our management is not aware of any additional commitments or contingent liabilities which may have a material adverse impact on or liquidity or capital resources.

We also enter into derivative contracts under which we are required to either receive cash from, or pay cash to, counterparties depending on changes in interest rates. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. The fair value of the contracts change daily as market interest rates change. Because the derivative liabilities recorded on the balance sheet at December 31, 2006 do not represent the amounts that may ultimately be paid under these contracts, these liabilities are not included in the table of contractual obligations presented above.

Assets under management and assets under custody are held in fiduciary or custodial capacity for our clients. In accordance with U. S. generally accepted accounting principles, these assets are not included on our balance sheet.

We are also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our clients. These financial instruments include commitments to extend credit and standby letters of credit. Further discussion of these commitments is included in Part II, Item 8, Financial Statements and Supplementary Data — Note O of the Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS
Three Months Ended (Dollars in thousands, except per share amounts)
	March 31	June 30	September 30	December 31
2006
Interest income	$46,396	$50,781	$54,379	$57,438
Interest expense	21,297	23,636	26,928	30,700
Net interest income	25,099	27,145	27,451	26,738
(Recovery of) provision for loan and lease losses	(300)	(1,671)	(667)	(98)
Investment securities and other investment gains (losses)	2,083	150	(223)	(8)
Income before income taxes	14,998	15,497	17,117	11,931
Net income	9,933	10,277	10,964	8,123
Diluted net income per common share*	0.43	0.45	0.48	0.36
2005
Interest income	$38,796	$40,843	$43,657	$45,236
Interest expense	15,192	16,641	18,358	19,913
Net interest income	23,604	24,202	25,299	25,323
(Recovery of) provision for loan and lease losses	(421)	(3,411)	(1,304)	(719)
Investment securities and other investment gains (losses)	904	5	(559)	-
Income before income taxes	10,046	12,385	14,186	12,760
Net income	6,944	8,227	9,481	9,099
Diluted net income per common share*	0.30	0.36	0.41	0.39
Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.

Net income was $8.12 million for the fourth quarter of 2006, down 10.73 percent compared to the $9.10 million of net income reported for the fourth quarter of 2005. Diluted net income per common share for the fourth quarter of 2006 amounted to $0.36, compared to $0.39 per common share reported in the fourth quarter of 2005.

Our recovery of provision for loan and lease losses was $0.10 million in the fourth quarter of 2006 compared to a recovery of provision for loan and lease losses of $0.72 million in the fourth quarter of 2005. Net charge-offs were $0.10 million for the fourth quarter 2006, compared to net recoveries of $0.87 million a year ago.

Noninterest income for the fourth quarter of 2006 was $17.69 million, a marginal increase, as compared to the fourth quarter of 2005. During the fourth quarter of 2006 increases in equipment rental income and trust fees were mostly offset by a decline in mortgage banking income.

Noninterest expense for the fourth quarter of 2006 was $32.60 million an increase of 5.64 percent as compared to the fourth quarter of 2005. The increase in the fourth quarter of 2006 as compared to the fourth quarter of 2005 was primarily due to higher depreciation on leased equipment expense, furniture and equipment expense, and professional fees

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUARTER ENDED MARCH 31, 2007

The following management’s discussion and analysis is presented to provide information concerning our financial condition as of March 31, 2007, as compared to December 31, 2006, and the results of operations for the three months ended March 31, 2007 and 2006. This discussion and analysis should be read in conjunction with our consolidated financial statements and the financial and statistical data appearing elsewhere in this report and our 2006 Annual Report.

FINANCIAL CONDITION

Our total assets at March 31, 2007, were $3.80 billion, relatively unchanged from December 31, 2006. Total loans and leases increased 1.81% and total deposits remained stable over the comparable figures at the end of 2006.

On February 19, 2007, we announced the agreement and plan of merger with FINA Bancorp, Inc., the parent company of First National Bank, Valparaiso. Pending customary closing conditions, including regulatory approval, we expect the merger to be complete in the second quarter of 2007. We believe this acquisition provides us with an opportunity to join two strong local banks with similar values, history, and legacies. First National Bank, Valparaiso is located in the fastest growing area of our retain market and will serve as a platform for future expansion.

Nonperforming assets at March 31, 2007, were $14.02 million, which was a 20.67% improvement over the $17.67 million reported at December 31, 2006. During the first quarter of 2007 nonperforming assets decreased as compared to year-end 2006, across all loan and lease portfolios with the exception of loans secured by real estate. The most significant improvement in 2007 year-to-date nonperforming loans and leases was in aircraft financing compared to December 31, 2006. At March 31, 2007, nonperforming assets were 0.50% of net loans and leases compared to 0.64% at December 31, 2006.

Accrued income and other assets were as follows:

(Dollars in Thousands)

	March 31,	December 31,
	2007	2006
Accrued income and other assets:
Bank owned life insurance cash surrender value	$36,507	$36,157
Accrued interest receivable	17,058	17,997
Mortgage servicing assets	7,255	7,572
Other real estate	534	800
Repossessions	1,019	975
Intangible assets	19,313	19,418
All other assets	23,285	25,084
Total accrued income and other assets	$104,971	$108,003

CAPITAL

As of March 31, 2007, total shareholders' equity was $375.06 million, up 1.67% from the $368.90 million at December 31, 2006. In addition to net income of $8.52 million, other significant changes in shareholders’ equity during the first three months of 2007 included $0.17 million in treasury stock purchases, and $3.16 million of dividends paid. The accumulated other comprehensive income/(loss) component of shareholders’ equity totaled $0.36 million at March 31, 2007, compared to $(0.26) million at December 31, 2006. The improvement in accumulated other comprehensive income/(loss) for the first quarter of 2007 over the same period of 2006 was primarily a result of changes in unrealized gain/(loss) on securities in the available-for-sale portfolio. Our equity-to-assets ratio was 9.86% as of March 31, 2007, compared to 9.69% at December 31, 2006. Book value per common share rose to $16.66 at March 31, 2007, up from $16.40 at December 31, 2006.

We declared and paid dividends per common share of $0.14 during the first quarter of 2007. The trailing four quarters dividend payout ratio, representing dividends per share divided by diluted earnings per share, was 32.95%. The dividend payout is continually reviewed by management and the Board of Directors.

The banking regulators have established guidelines for leverage capital requirements, expressed in terms of Tier 1 or core capital as a percentage of average assets, to measure the soundness of a financial institution. In addition, banking regulators have established risk-based capital guidelines for U.S. banking organizations. The actual capital amounts and ratios of 1st Source and our largest subsidiary, the Bank, as of March 31, 2007, are presented in the table below:

					To Be Well
					Capitalized Under
	Actual		Minimum Capital		Prompt Corrective
			Adequacy		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (To Risk-Weighted Assets):
1st Source	$454,286	14.32%	$253,806	8.00%	$317,258	10.00%
Bank	433,180	13.82	250,824	8.00	313,531	10.00
Tier 1 Capital (to Risk-Weighted Assets):
1st Source	412,634	13.01	126,903	4.00	190,355	6.00
Bank	392,743	12.53	125,412	4.00	188,118	6.00
Tier 1 Capital (to Average Assets):
1st Source	412,634	11.27	146,491	4.00	183,113	5.00
Bank	392,743	10.90	144,103	4.00	180,129	5.00

LIQUIDITY AND INTEREST RATE SENSITIVITY

The Bank’s liquidity is monitored and closely managed by the Asset/Liability Committee (ALCO), which is comprised of the Bank’s senior management. Asset and liability management includes the management of interest rate sensitivity and the maintenance of an adequate liquidity position. The purpose of interest rate sensitivity management is to stabilize net interest income during periods of changing interest rates.

Liquidity management is the process by which the Bank ensures that adequate liquid funds are available to meet financial commitments on a timely basis. Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities and provide a cushion against unforeseen needs.

Liquidity of the Bank is derived primarily from core deposits, principal payments received on loans, the sale and maturity of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability funded liquidity is deposit growth and retention of the core deposit base. The principal sources of asset funded liquidity are available-for-sale investment securities, cash and due from banks, Federal funds sold, securities purchased under agreements to resell, and loans and interest bearing deposits with other banks maturing within one year. Additionally, liquidity is provided by bank lines of credit, repurchase agreements, and the ability to borrow from the Federal Reserve Bank and Federal Home Loan Bank.

The ALCO monitors and manages the relationship of earning assets to interest bearing liabilities and the responsiveness of asset yields, interest expense, and interest margins to changes in market interest rates. At March 31, 2007, the consolidated statement of financial condition was rate sensitive by $370.10 million more liabilities than assets scheduled to reprice within one year, or approximately 0.85%.

RESULTS OF OPERATIONS

Net income for the three month period ended March 31, 2007, was $8.52 million, compared to $9.93 million for the same period in 2006. Diluted net income per common share was $0.37 for the three month period ended March 31, 2007, compared to $0.43 for the same period in 2006. Return on average common shareholders' equity was 9.24% for the three months ended March 31, 2007, compared to 11.53% in 2006. The return on total average assets was 0.94% for the three months ended March 31, 2007, compared to 1.18% in 2006.

The decrease in net income for the three months ended March 31, 2007, over the first three months of 2006, was primarily the result of a decrease in total noninterest income and an increase in total noninterest expense. These negative impacts to net income were somewhat offset by an increase in net interest income and a decrease in the income tax provision. Details of the changes in the various components of net income are discussed further below.

NET INTEREST INCOME

The taxable equivalent net interest income for the three months ended March 31, 2007, was $26.97 million, an increase of 4.83% over the same period in 2006. The net interest margin on a fully taxable equivalent basis was 3.17% for the three months ended March 31, 2007, compared to 3.29% for the three months ended March 31, 2006.

During the first quarter of 2007, average earning assets increased $279.72 million or 8.82% while average interest-bearing liabilities increased $294.64 million or 11.19% over the comparable period one year ago. The yield on average earning assets increased 65 basis points to 6.66% for the first quarter of 2007 from 6.01% for the first quarter of 2006. The rate earned on assets continued to experience positive impacts from the increases in short-term market interest rates from a year ago. Total cost of average interest-bearing liabilities increased 83 basis points to 4.11% as of March 31, 2007 from 3.28% at March 31, 2006, as liabilities were also affected by short-term market interest rates. The result was a decrease of 12 basis points to the net interest margin, or the difference between interest income on earning assets and expense on interest-bearing liabilities.

The largest contributor to the increase in the yield on average earning assets for the first three months of 2007, on a volume-weighted basis, was the $249.38 million or 10.15% increase in net loans and leases as compared to the first three months of 2006. Total average investment securities increased 4.97% for the three month period over one year ago due mainly to an increase in federal agency, mortgage-backed, municipal securities, and market valuation adjustments. Average mortgages held for sale decreased 25.67% primarily due to a decrease in demand resulting in an approximate 29.00% decrease in production volume. Other investments, which include federal funds sold, time deposits with other banks and commercial paper, increased 43.00% for the three month period over one year ago as excess funds were invested.

Average interest-bearing deposits increased $325.18 million or 14.45% for the first three months of 2007 over the same period in 2006. The effective rate paid on average interest-bearing deposits increased 91 basis points to 3.98% as of March 31, 2007 compared to 3.07% as of March 31, 2006. The increase in the average cost of interest-bearing deposits during the first three months of 2007 as compared to the first three months of 2006 was primarily the result of increases in interest rates offered on deposit products due to increases in market interest rates and increased competition for deposits across all markets. Interest paid on short-term and trust preferred borrowings increased 58 basis points due to the interest rate increase in adjustable rate borrowings. Average long-term debt increased $12.58 million or 40.61% during the first three months of 2007 as compared to the first three months of 2006. The majority of the increase in long-term debt was made up of Federal Home Loan Bank borrowings.

Average demand deposits decreased $49.08 million as of March 31, 2007 from the same period one year ago. Much of the decline was due to the reclassification of some of our deposit products from noninterest bearing to interest bearing and a decrease in escrow deposit accounts concurrent with the reduction in our mortgage servicing portfolio.

The following table provides an analysis of net interest income and illustrates the interest earned and interest expense charged for each major component of interest earning assets and interest bearing liabilities. Yields/rates are computed on a tax-equivalent basis, using a 35% rate. Nonaccrual loans and leases are included in the average loan and lease balance outstanding.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Dollars in thousands)
	Three months ended March 31,
		2007			2006

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Investment securities:
Taxable	$484,489	$5,730	4.80%	$458,812	$3,925	3.47%
Tax exempt	180,861	2,018	4.53%	175,027	1,827	4.23%
Mortgages - held for sale	38,969	638	6.64%	52,425	827	6.40%
Net loans and leases	2,706,462	47,728	7.15%	2,457,080	40,125	6.62%
Other investments	40,832	532	5.28%	28,553	316	4.49%

Total Earning Assets	3,451,613	56,646	6.66%	3,171,897	47,020	6.01%

Cash and due from banks	70,166			79,943
Reserve for loan and lease losses	(58,800)			(58,702)
Other assets	218,817			211,914

Total	$3,681,796			$3,405,052

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$2,576,261	$25,270	3.98%	$2,251,083	$17,033	3.07%
Short-term borrowings	248,871	2,690	4.38%	291,993	2,760	3.83%
Subordinated notes	59,022	1,094	7.52%	59,022	1,050	7.21%
Long-term debt and
mandatorily redeemable securities	43,575	627	5.84%	30,990	454	5.94%

Total Interest-Bearing Liabilities	2,927,729	29,681	4.11%	2,633,088	21,297	3.28%
Noninterest-bearing deposits	314,124			363,201
Other liabilities	65,749			59,460
Shareholders' equity	374,194			349,303

Total	$3,681,796			$3,405,052

Net Interest Income		$26,965			$25,723

Net Yield on Earning Assets on a Taxable
Equivalent Basis			3.17%			3.29%

PROVISION AND RESERVE FOR LOAN AND LEASE LOSSES

The recovery of provision for loan and lease losses for the three month periods ended March 31, 2007 and 2006 was $0.62 million and $0.30 million, respectively. Net recoveries of $0.52 million were recorded for the first quarter 2007, compared to net recoveries of $0.70 million for the same quarter a year ago.

In the first quarter 2007, loan and lease delinquencies were 0.25% as compared to 0.76% on March 31, 2006, and 0.17% at the end of 2006. For comparative purposes the rise and fall in delinquencies for the first quarter of 2007, year-end 2006, and the first quarter of 2006, were mainly in the turbine aircraft portfolio. The reserve for loan and lease losses as a percentage of loans and leases outstanding at the end of the period was 2.13% as compared to 2.38% one year ago and 2.18% at December 31, 2006. A summary of loan and lease loss experience during the three month periods ended March 31, 2007 and 2006 is provided below.

	Summary of Reserve for Loan and Lease Losses
	(Dollars in Thousands)
	Three Months Ended
	March 31,
	2007	2006

Reserve for loan and lease losses - beginning balance	$58,802	$58,697
Charge-offs	(1,345)	(780)
Recoveries	1,868	1,480
Net recoveries	523	700

Recovery of provision for loan and lease losses	(623)	(300)

Reserve for loan and lease losses - ending balance	$58,702	$59,097

Loans and leases outstanding at end of period	$2,751,415	$2,479,504
Average loans and leases outstanding during period	2,706,462	2,457,080

Reserve for loan and lease losses as a percentage of
loans and leases outstanding at end of period	2.13%	2.38%
Ratio of net recoveries during period to
average loans and leases outstanding	(0.08)%	(0.12)%

NONPERFORMING ASSETS
    Nonperforming assets were as follows:
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2007	2006	2006

Loans and leases past due 90 days or more	$75	$116	$121
Nonaccrual and restructured loans and leases	12,275	15,575	15,071
Other real estate	534	800	1,192
Repossessions	1,019	975	4,640
Equipment owned under operating leases	112	201	48

Total nonperforming assets	$14,015	$17,667	$21,072

Nonperforming assets totaled $14.02 million at March 31, 2007, a 20.67% improvement over the $17.67 million reported at December 31, 2006, and a 33.49% improvement from the $21.07 million reported at March 31, 2006. The improvement during the first quarter 2007 compared to year-end 2006 was primarily related to a decrease in nonaccrual loans and leases in all areas, whereas the improvement compared to the first quarter of 2006 was primarily related to a decrease in nonaccrual loans and leases in all areas with the exception of increases in the medium and heavy duty truck portfolio, loans secured by real estate, and aircraft financing. Nonperforming assets as a percentage of total loans and leases improved to 0.50% at March 31, 2007, from 0.64% at December 31, 2006, and 0.83% at March 31, 2006.

Repossessions consisted mainly of aircraft, automobiles, light trucks, and construction equipment at March 31, 2007. At the time of repossession, the recorded amount of the loan or lease is written down, if necessary, to the estimated value of the equipment or vehicle by a charge to the reserve for loan and lease losses, unless the equipment is in the process of immediate sale. Any subsequent write-downs are included in noninterest expense.

Supplemental Loan and Lease Information as of March 31, 2007

(Dollars in thousands)		Nonaccrual	Other real estate	Year-to-date
	Loans and leases	and	owned and	net credit losses/
	outstanding	restructured loans	repossessions	(recoveries)

Commercial and agricultural loans	$508,976	$866	$-	$(721)
Auto, light truck and environmental equipment	308,341	426	48	(39)
Medium and heavy duty truck	336,254	1,617	-	(38)
Aircraft financing	501,838	5,119	300	(323)
Construction equipment financing	326,779	523	597	439
Loans secured by real estate	644,819	3,744	534	4
Consumer loans	124,408	92	74	53

Total	$2,751,415	$12,387	$1,553	$(625)

For financial statements purposes, nonaccrual loans and leases are included in loan and lease outstandings, whereas repossessions and other real estate are included in other assets. Net credit losses include net charge-offs on loans and leases and valuation adjustments and gains and losses on disposition of repossessions and defaulted operating leases.

NONINTEREST INCOME

Noninterest income for the three-month periods ended March 31, 2007 and 2006 was $17.49 million and $19.01 million, respectively. The predominant factor behind the decrease in 2007 was a significant decrease in market value adjustments resulting in lower gains on venture capital investments and a decline in mortgage banking income, partially offset by an increase in equipment rental income.

(Dollars in thousands)	Three Months Ended
	March 31,
	2007	2006
Noninterest income:
Trust fees	$3,643	$3,391
Service charges on deposit accounts	4,570	4,386
Mortgage banking income	571	1,757
Insurance commissions	1,638	1,682
Equipment rental income	5,098	4,220
Other income	1,719	1,486
Investment securities and other investment gains	247	2,083

Total noninterest income	$17,486	$19,005

Gains on venture partnership investment, due to market value adjustments, totaled $0.03 million for the first quarter of 2007 compared to gains of $2.05 million for the first quarter of 2006. Mortgage banking income decreased in the first quarter of 2007 as compared to the first quarter of 2006 primarily due a decline in production volume of approximately 29.00% which resulted in lower gains on sales of mortgage servicing assets and a decline in loan servicing fee income due to a reduction in the portfolio from servicing sales in the second and third quarters of 2006.

Equipment rental income generated from operating leases increased during the first quarter of 2007 as compared to the first quarter of 2006 primarily due to an increase of 29.00% in the operating lease portfolio from one year ago. Other income increased from the three-month period ended March 31, 2007 as compared to the same period of 2006, mainly due to fees generated from customer related interest rate swaps and mutual fund income. Additionally, trust fees and service charges on deposit accounts increased during the first quarter of 2007 as compared to the first quarter 2006.

NONINTEREST EXPENSE

Noninterest expense for the three-month periods ended March 31, 2007 and 2006 was $31.80 million and $29.41 million, respectively.

(Dollars in thousands)	Three Months Ended
	March 31,
	2007	2006
Noninterest expense:
Salaries and employee benefits	$17,566	$15,514
Net occupancy expense	1,936	1,867
Furniture and equipment expense	3,094	3,134
Depreciation - leased equipment	4,076	3,382
Professional fees	900	885
Supplies and communication	1,272	1,363
Business development and marketing expense	858	642
Intangible asset amortization	106	666
Loan and lease collection and repossession expense	165	90
Other expense	1,827	1,863

Total noninterest expense	$31,800	$29,406

The leading factor in the overall increase in noninterest expense in the first quarter of 2007 as compared to 2006 was in salaries and employee benefits. During the first quarter of 2006 we benefited from the reversal of previously recognized stock-based compensation expense under historical accounting methods related to the estimated forfeiture of stock awards. This one-time expense reversal, combined with the adoption of SFAS No. 123(R) estimated forfeiture accounting requirements, resulted in a reduction in stock-based compensation of $2.07 million, pre-tax. Leased equipment depreciation expense increased in conjunction with the increase in equipment rental income from first quarter of 2006 to first quarter of 2007. Business development and marketing expense increased for the first three months of 2007 as compared to the first three months of 2006 due to strong marketing efforts related to the opening of new branches during 2006 and de novo expansion into the Kalamazoo and West Lafayette areas. Additionally, increases were experienced in loan and lease collection and repossession expense, net occupancy expense, and professional fees in the first quarter of 2007, as compared to the first quarter of 2006.

These increases in noninterest expense were slightly offset by decreases in intangible asset amortization (due mainly to the effects of the complete amortization of intangible assets associated with acquisitions which occurred during 2001) supplies and communication, furniture and equipment expense, and other expense for the period ending March 31, 2006 from March 31, 2007.

INCOME TAXES

The provision for income taxes for the three months ended March 31, 2007, was $4.06 million, compared to $5.07 million for the same period in 2006. The effective tax rate was 32.25% for the quarter ended March 31, 2007, compared to 33.77% for the same quarter in 2006. The effective tax rate decreased 152 basis points from March 2006 to March 2007. This decrease was due to a combination of lower pretax income and higher tax-exempt income for the first three months of 2007. Both of these changes have the impact of lowering the effective tax rate.  The provision for income taxes for the three months ended March 31, 2007 and 2006, is at a rate which management believes approximates the effective rate for the year.

ITEM 6. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of 1st Source Corporation

We have audited management’s assessment, included in the accompanying Report of Management, that 1st Source Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). 1st Source Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that 1st Source Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, 1st Source Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of 1st Source Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flow for each of the three years in the period ended December 31, 2006 and our report dated February 23, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 23, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of 1st Source Corporation

We have audited the accompanying consolidated statements of financial condition of 1st Source Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flow for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Source Corporation and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B to the financial statements, in 2006 the Company changed its method of acounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of 1st Source Corporation's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 23, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31 (Dollars in thousands)	2006	2005
ASSETS
Cash and due from banks	$118,131	$124,817
Federal funds sold and interest bearing deposits with other banks	64,979	68,578
Investment securities available-for-sale
(amortized cost of $709,091 and $637,878 at December 31, 2006 and 2005, respectively)	708,672	632,625
Mortgages held for sale	50,159	67,224
Loans and leases, net of unearned discount:
Commercial and agricultural loans	478,310	453,197
Auto, light truck and environmental equipment	317,604	310,786
Medium and heavy duty truck	341,744	302,137
Aircraft financing	498,914	459,645
Construction equipment financing	305,976	224,230
Loans secured by real estate	632,283	601,077
Consumer loans	127,706	112,359
Total loans and leases	2,702,537	2,463,431
Reserve for loan and lease losses	(58,802)	(58,697)
Net loans and leases	2,643,735	2,404,734
Equipment owned under operating leases, net	76,310	58,250
Net premises and equipment	37,326	37,710
Accrued income and other assets	108,003	117,339
Total assets	$3,807,315	$3,511,277
LIABILITIES
Deposits:
Noninterest bearing	$339,866	$393,494
Interest bearing	2,708,418	2,352,093
Total deposits	3,048,284	2,745,587
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	195,262	230,756
Other short-term borrowings	27,456	46,713
Total short-term borrowings	222,718	277,469
Long-term debt and mandatorily redeemable securities	43,761	23,237
Subordinated notes	59,022	59,022
Accrued expenses and other liabilities	64,626	60,386
Total liabilities	3,438,411	3,165,701
SHAREHOLDERS' EQUITY
Preferred stock; no par value
Authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock; no par value
Authorized 40,000,000 shares; issued 23,781,518 shares in 2006 and 23,778,780 shares in 2005
less unearned shares (262,986 -- 2006 and 260,248 -- 2005)*	8,336	7,578
Capital surplus	280,827	214,001
Retained earnings	99,572	139,601
Cost of common stock in treasury (1,022,435 shares -- 2006, and 782,429 shares -- 2005)*	(19,571)	(12,364)
Accumulated other comprehensive loss	(260)	(3,240)
Total shareholders' equity	368,904	345,576
Total liabilities and shareholders' equity	$3,807,315	$3,511,277
*Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.
The accompanying notes are a part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (Dollars in thousands, except per share data)	2006	2005	2004
Interest income:
Loans and leases	$181,363	$147,814	$129,059
Investment securities, taxable	19,816	14,777	16,361
Investment securities, tax-exempt	5,183	5,275	5,065
Other	2,632	666	952
Total interest income	208,994	168,532	151,437
Interest expense:
Deposits	85,067	56,341	41,698
Short-term borrowings	11,011	8,628	6,079
Subordinated notes	4,320	4,008	3,863
Long-term debt and mandatorily redeemable securities	2,163	1,127	1,109
Total interest expense	102,561	70,104	52,749
Net interest income	106,433	98,428	98,688
(Recovery of) provision for loan and lease losses	(2,736)	(5,855)	229
Net interest income after (recovery of) provision for loan and lease losses	109,169	104,283	98,459
Noninterest income:
Trust fees	13,806	12,877	12,361
Service charges on deposit accounts	19,040	17,775	16,228
Mortgage banking income	11,637	10,868	9,553
Insurance commissions	4,574	4,133	3,695
Equipment rental income	18,972	16,067	18,856
Other income	6,554	6,463	6,759
Investment securities and other investment gains (losses)	2,002	350	(4,719)
Total noninterest income	76,585	68,533	62,733
Noninterest expense:
Salaries and employee benefits	66,605	69,767	63,083
Net occupancy expense	7,492	7,749	7,196
Furniture and equipment expense	12,316	11,418	10,290
Depreciation - leased equipment	14,958	12,895	15,315
Professional fees	3,998	3,362	6,563
Supplies and communications	5,496	5,462	5,708
Business development and marketing expense	4,008	3,630	3,613
Loan and lease collection and repossession expense	704	(1,094)	4,946
Other expense	10,634	10,250	10,377
Total noninterest expense	126,211	123,439	127,091
Income before income taxes	59,543	49,377	34,101
Income taxes	20,246	15,626	9,136
Net income	$39,297	$33,751	$24,965
Basic net income per common share*	$1.74	$1.48	$1.10
Diluted net income per common share*	$1.72	$1.46	$1.08
*Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.
The accompanying notes are a part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

					Cost of	Accumulated
					Common	Other
		Common	Capital	Retained	Stock	Comprehensive
(Dollars in thousands, except per share data)	Total	Stock	Surplus	Earnings	in Treasury	Income (Loss),Net
Balance at January 1, 2004	$314,691	$7,578	$214,001	$100,534	$(9,777)	$2,355
Comprehensive income, net of tax:
Net income	24,965	-	-	24,965	-	-
Change in unrealized gains of
available-for-sale securities, net of tax	(2,652)	-	-	-	-	(2,652)
Total comprehensive income	22,313	-	-	-	-	-
Issuance of 227,231 common shares per
stock based compensation awards, including
related tax effects	3,253	-	-	(970)	4,223	-
Cost of 214,295 shares of common
stock acquired for treasury	(4,958)	-	-	-	(4,958)	-
Cash dividend ($.382 per share)*	(8,699)			(8,699)	-	-
Balance at December 31, 2004	$326,600	$7,578	$214,001	$115,830	$(10,512)	$(297)
Comprehensive income, net of tax:
Net income	33,751	-	-	33,751	-	-
Change in unrealized losses of
available-for-sale securities, net of tax	(2,943)	-	-	-	-	(2,943)
Total comprehensive income	30,808	-	-	-	-	-
Issuance of 51,433 common shares per
stock based compensation awards, including
related tax effects	528	-	-	159	369	-
Cost of 111,475 shares of common
stock acquired for treasury	(2,221)	-	-	-	(2,221)	-
Cash dividend ($.445 per share)*	(10,139)	-	-	(10,139)	-	-
Balance at December 31, 2005	$345,576	$7,578	$214,001	$139,601	$(12,364)	$(3,240)
Comprehensive income, net of tax:
Net income	39,297	-	-	39,297	-	-
Change in unrealized losses of
available-for-sale securities, net of tax	2,980	-	-	-	-	2,980
Total comprehensive income	42,277	-	-	-	-	-
Issuance of 95,032 common shares per
stock based compensation awards, including
related tax effects	814	-	-	364	450	-
Cost of 335,038 shares of common
stock acquired for treasury	(7,657)	-	-	-	(7,657)	-
Cash dividend ($.534 per share)*	(12,094)	-	-	(12,094)	-	-
10% common stock dividend
($12 cash paid in lieu of fractional shares)	(12)	758	66,826	(67,596)	-	-
Balance at December 31, 2006	$368,904	$8,336	$280,827	$99,572	(19,571)	$(260)
*Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.
The accompanying notes are a part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

Year Ended December 31 (Dollars in thousands)	2006	2005	2004
Operating activities:
Net income	$39,297	$33,751	$24,965
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for loan and lease losses	(2,736)	(5,855)	229
Depreciation of premises and equipment	4,797	5,002	4,813
Depreciation of equipment owned and leased to others	14,958	12,895	15,315
Amortization of investment security premiums and accretion of discounts, net	(259)	4,471	6,553
Amortization of mortgage servicing rights	4,587	6,782	7,384
Mortgage servicing asset impairment recoveries	(12)	(2,271)	(275)
Deferred income taxes	(3,921)	(2,908)	5,346
Realized investment securities (losses) gains	(2,002)	(350)	4,719
Change in mortgages held for sale	17,065	(11,513)	4,504
Change in interest receivable	(3,616)	(1,876)	1,036
Change in interest payable	10,577	3,265	490
Change in other assets	8,378	(1,347)	(1,431)
Change in other liabilities	(4,270)	8,391	(8,871)
Other	1,253	827	233
Net change in operating activities	84,096	49,264	65,010
Investing activities:
Proceeds from sales of investment securities	65,682	28,806	21,683
Proceeds from maturities of investment securities	322,073	315,660	211,562
Purchases of investment securities	(456,706)	(196,061)	(274,976)
Net change in short-term investments	3,599	151,552	(218,776)
Loans sold or participated to others	-	286	(557)
Net change in loans and leases	(236,266)	(182,668)	(35,908)
Net change in equipment owned under operating leases	(33,015)	(23,887)	7,732
Purchases of premises and equipment	(5,553)	(5,858)	(3,736)
Net change in investing activities	(340,186)	87,830	(292,976)
Financing activities:
Net change in demand deposits, NOW accounts and savings accounts	(101,390)	(132,699)	309,534
Net change in certificates of deposit	404,087	71,284	10,254
Net change in short-term borrowings	(54,751)	(22,193)	(110,497)
Proceeds from issuance of long-term debt	21,922	5,368	1,357
Proceeds from issuance of subordinated notes	-	-	30,929
Payments on subordinated notes	-	-	(28,351)
Payments on long-term debt	(1,306)	(274)	(6,224)
Net proceeds from issuance of treasury stock	814	528	3,253
Acquisition of treasury stock	(7,657)	(2,221)	(4,958)
Cash dividends	(12,315)	(10,325)	(8,863)
Net change in financing activities	249,404	(90,532)	196,434
Net change in cash and cash equivalents	(6,686)	46,562	(31,532)
Cash and cash equivalents, beginning of year	124,817	78,255	109,787
Cash and cash equivalents, end of year	$118,131	$124,817	$78,255
Supplemental Information:
Cash paid for:
Interest	$91,985	$66,839	$52,259
Income taxes	29,364	12,002	6,216
The accompanying notes are a part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Accounting Policies

The principal line of business of 1st Source and our subsidiaries is banking and closely related activities. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

Principles of Consolidation— The financial statements consolidate 1st Source and our subsidiaries (principally the Bank and Trustcorp). All significant intercompany balances and transactions have been eliminated. For purposes of the parent company only financial information presented in Note T, investments in subsidiaries are carried at equity in our underlying net assets.

Use of Estimates in the Preparation of Financial Statements— Financial statements prepared in accordance with U. S. generally accepted accounting principles require our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow— For purposes of the consolidated and parent company only statements of cash flows, we consider cash and due from banks as cash and cash equivalents.

Securities— Securities that we have the ability and positive intent to hold to maturity are classified as investment securities held-to-maturity. Held-to-maturity investment securities, when present, are carried at amortized cost. We currently hold no securities classified as held-to-maturity. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or for other factors, are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on these securities are reported net of applicable taxes, as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

The fair value is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as length of time the fair value has been below cost, the expectation for that security's performance, the credit worthiness of the issuer, and our intent and ability to hold the security for a time necessary to recover the amortized cost. A decline in value that is determined to be other-than-temporary is recorded as a loss in the Consolidated Statements of Income.

Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account securities and are carried at fair value with unrealized gains and losses reported in earnings. At December 31, 2006, we did not have any securities classified as trading securities. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

Loans and Leases— Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Interest income is accrued as earned based on unpaid principal balances. Origination fees and direct loan and lease origination costs are deferred and the net amount amortized to interest income over the estimated life of the related loan or lease. Loan commitment fees are deferred and amortized into other income over the commitment period.

Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Interest income on direct financing leases is recognized over the term of the lease to achieve a constant periodic rate of return on the outstanding investment.

The accrual of interest on loans and leases is discontinued when a loan or lease becomes contractually delinquent for 90 days, except for residential mortgage loans and consumer loans that are well secured and in the process of collection. Residential mortgage loans are placed in nonaccrual at the time the loan is placed in foreclosure. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the reserve for loan and lease losses. However, in some cases, management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal and accrued interest. When a loan or lease is classified as nonaccrual and the future collectibility of the recorded loan or lease balance is doubtful, collections on interest and principal are applied as a reduction to principal outstanding.

A loan or lease is considered impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan or lease agreement. Interest on impaired loans and leases, which are not classified as nonaccrual, is recognized on the accrual basis. Beginning January 1, 2006, we began evaluating only those loans and leases exceeding $100,000 for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114) which requires an allowance to be established as a component of the allowance for loan and lease losses when it is probable all amounts due will not be collected pursuant to the contractual terms of the loan and lease and the recorded investment in the loan or lease exceeds its fair value. Prior to January 1, 2006, we did not have a minimum threshold in place for the purpose of evaluating impairment.

1st Source, through our subsidiary Trustcorp, sells mortgage loans to the Government National Mortgage Association (GNMA) in the normal course of business and retains the servicing rights. The GNMA programs under which the loans are sold allow us to repurchase individual delinquent loans that meet certain criteria from the securitized loan pool. At our option, and without GNMA's prior authorization, we may repurchase a delinquent loan for an amount equal to 100% of the remaining principal balance on the loan. Under SFAS No. 140, once we have the unconditional ability to repurchase a delinquent loan, we are deemed to have regained effective control over the loan and we are required to recognize the loan on our balance sheet and record an offsetting liability, regardless of our intent to repurchase the loan. At December 31, 2006 and 2005, residential real estate portfolio loans included $2.42 million and $18.09 million, respectively, of loans available for repurchase under the GNMA optional repurchase programs with the offsetting liability recorded within other short-term borrowings.

Mortgage Banking Activities— Loans held for sale are primarily composed of performing one-to-four family residential mortgage loans originated for resale and carried at the lower of cost or fair value as determined on an aggregate basis. Fair value is determined using available secondary market prices for loans with similar coupons, maturities, and credit quality.

We recognize the rights to service mortgage loans for others as separate assets, whether the servicing rights are acquired through a separate purchase or through the sale of originated loans with servicing rights retained. We allocate a portion of the total cost of a mortgage loan to servicing rights based on the relative fair value. The fair value of the servicing rights is based on market prices, when available, or is determined by estimating the present value of future net servicing income, taking into consideration market loan prepayment speeds and discount rates. These assets are amortized as reductions of mortgage servicing fee income over the estimated servicing period in proportion to the estimated servicing income to be received. Gains and losses on the sale of mortgage servicing rights are recognized as noninterest income in the period in which such rights are sold.

Mortgage servicing assets are evaluated for impairment in accordance with SFAS No. 140. For purposes of impairment measurement, mortgage servicing assets are stratified based on the predominant risk characteristics of the underlying servicing, principally by loan type and interest rate. The fair value of each tranche of the servicing portfolio is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. If temporary impairment exists within a tranche, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the fair value. If it is later determined all or a portion of the temporary impairment no longer exists for a particular tranche, the valuation allowance is reduced through a recovery of income.

Mortgage servicing assets are also reviewed for other-than-temporary impairment. Other-than-temporary impairment exists when recoverability of a recorded valuation allowance is determined to be remote considering historical and projected interest rates, prepayments, and loan pay-off activity. When this situation occurs, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the mortgage servicing asset. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the mortgage servicing asset and the valuation allowance, precluding subsequent recoveries.

As part of mortgage banking operations, we enter into commitments to purchase or originate loans whereby the interest rate on these loans is determined prior to funding ("rate lock commitments"). Similar to loans held for sale, the fair value of rate lock commitments is subject to change primarily due to changes in interest rates. Under our risk management policy, these fair values are hedged primarily by selling forward contracts on agency securities. The rate lock commitments on mortgage loans intended to be sold and the related hedging instruments are recorded at fair value with changes in fair value recorded in current earnings. The fair value of rate lock commitments is determined using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The benefit of servicing rights inherent in the loans underlying the rate lock commitments is not recognized until these loans are funded and sold.

Reserve for Loan and Lease Losses— The reserve for loan and lease losses is maintained at a level believed to be adequate by management to absorb probable losses inherent in the loan and lease portfolio. The determination of the reserve requires significant judgment reflecting management’s best estimate of probable loan and lease losses related to specifically identified loans and leases as well as probable losses in the remainder of the various loan and lease portfolios. The methodology for assessing the appropriateness of the reserve consists of several key elements, which include: specific reserves for identified special attention loans and leases (classified loans and leases and internal watch list credits), percentage allocations for special attention loans and leases without specific reserves, formula reserves for each business lending division portfolio including a higher percentage reserve allocation for special attention loans and leases without a specific reserve and reserves for pooled homogenous loans and leases. Management’s evaluation is based upon a continuing review of these portfolios, estimates of future customer performance, collateral values and disposition and forecasts of economic and geopolitical events, all of which are subject to judgment and will change.

Specific reserves are established for certain business and specialty finance credits based on a regular analysis of special attention loans and leases. This analysis is performed by the Credit Policy Committee, the Loan Review Department, Credit Administration, and the Loan Workout Departments. The specific reserves are based on an analysis of underlying collateral values, cash flow considerations and, if applicable, guarantor capacity.

The formula reserves determined for each business lending division portfolio are calculated quarterly by applying loss factors to outstanding loans and leases and certain unfunded commitments based upon a review of historical loss experience and qualitative factors, which include but are not limited to, economic trends, current market risk assessment by industry, recent loss experience in particular segments of the portfolios, movement in equipment values collateralizing specialized industry portfolios, concentrations of credit, delinquencies, trends in volume, experience and depth of relationship managers and division management, and the effects of changes in lending policies and practices, including changes in quality of the loan and lease origination, servicing and risk management processes. Special attention loans and leases without specific reserves receive a higher percentage allocation ratio than credits not considered special attention.

Pooled loans and leases are smaller credits and are homogenous in nature, such as consumer credits and residential mortgages. Pooled loan and lease loss reserves are based on historical net charge-offs, adjusted for delinquencies, the effects of lending practices and programs and current economic conditions, and projected trends in the geographic markets which we serve.

A comprehensive analysis of the reserve is performed by management on a quarterly basis. Although management determines the amount of each element of the reserve separately and relies on this process as an important credit management tool, the entire reserve is available for the entire loan and lease portfolio. The actual amount of losses incurred can vary significantly from the estimated amounts both positively and negatively. Management’s methodology includes several factors intended to minimize the difference between estimated and actual losses. These factors allow management to adjust our estimate of losses based on the most recent information available.

Loans and leases, which are deemed uncollectible, are charged off and deducted from the reserve, while recoveries of amounts previously charged off are credited to the reserve. A (recovery of) provision for loan and lease losses is credited or charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

Equipment Owned Under Operating Leases— We finance various types of construction equipment, medium and heavy duty trucks, and automobiles under leases classified as operating leases. Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Lease terms range from three to seven years. Leased assets are being depreciated on a straight-line method over the lease term to the estimate of the equipment’s fair market value at lease termination, also referred to as "residual" value. These residual values are reviewed periodically to ensure the recorded amount does not exceed the fair market value at the lease termination.

Other Real Estate— Other real estate acquired through partial or total satisfaction of nonperforming loans is included in other assets and recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property less cost to sell, and the carrying value of the loan charged to the reserve for loan losses. Subsequent changes in value are reported as adjustments to the carrying amount and are recorded in noninterest expense on the income statement. Gains or losses not previously recognized resulting from the sale of other real estate are recognized on the date of sale. As of December 31, 2006 and 2005, other real estate had carrying values of $0.80 million and $0.96 million, respectively.

Repossessed Assets— Repossessed assets may include fixtures and equipment, inventory and receivables, and aircraft, construction equipment, and vehicles acquired through foreclosure or in lieu of foreclosure from our business banking activities and our specialty finance activities. Repossessed assets are included in other assets at the lower of cost or fair value of the equipment or vehicle. We estimate fair value based on the best estimate of an orderly liquidation value. Valuation resources typically include vehicle and equipment dealers, valuation guides, and other third parties, including appraisers. At the time of foreclosure, the recorded amount of the loan or lease is written down, if necessary, to the fair value of the equipment or vehicle by a charge to the reserve for loan and lease losses. Subsequent write-downs are included in noninterest expense. Gains or losses not previously recognized resulting from the sale of repossessed assets are recognized on the date of sale. Repossessed assets totaled $0.97 million and $4.28 million, as of December 31, 2006 and 2005, respectively.

Premises and Equipment— Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed by the straight-line method, primarily with useful lives ranging from three to 31.5 years. Maintenance and repairs are charged to expense as incurred, while improvements, which extend the useful life, are capitalized and depreciated over the estimated remaining life.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, we recognize a loss in the amount of the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis. Impairment losses are recorded in other noninterest expense in the income statement.

Goodwill and Intangibles— Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Goodwill is reviewed at least annually for impairment. Intangible assets that have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. All of our other intangible assets have finite lives and are amortized on a straight-line basis over varying periods not exceeding seven years. We performed the required annual impairment test of goodwill during the first quarter of 2006 and determined that no impairment exists.

Venture Capital Investment— We account for our investments in venture capital partnerships on the equity method based upon the guidance included in EITF D-46. The venture capital partnerships which we have investments in, account for their investments at fair value pursuant to the guidance in the AICPA Investment Company Guide. As a result, our investments in these venture capital partnerships reflect the underlying fair value of the partnerships’ investments. We account for our investments in venture capital partnerships that are owned three percent and greater under this method. We account for our investments in venture capital partnerships that are owned less than three percent at the lower of cost or market. Venture capital investments in partnerships are included in other assets on the balance sheet. The balances as of December 31, 2006 and 2005 were $2.31 million and $2.72 million, respectively.

Short-Term Borrowings— Our short-term borrowings consist of Federal funds purchased, securities sold under agreement to repurchase, commercial paper, U.S. Treasury demand notes, Federal Home Loan Bank notes, and borrowings from non-affiliated banks. Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings mature within one to 365 days of the transaction date. Commercial paper matures within seven to 270 days. Other short-term borrowings on the balance sheet include our liability related to mortgage loans available for repurchase under GNMA optional repurchase programs.

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral obtained or requested to be returned to us as deemed appropriate.

Trust Fees— Trust fees are recognized on the accrual basis.

Income Taxes— 1st Source and our subsidiaries file a consolidated Federal income tax return. The provision for incomes taxes is based upon income in the financial statements, rather than amounts reported on our income tax return.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Net Income Per Common Share— Net income per common share is computed in accordance with SFAS No. 128, "Earnings per Share."  Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, which were as follows (in thousands): 2006, 22,537; 2005, 22,755; and 2004, 22,780. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, plus the dilutive effect of outstanding stock options. The weighted-average number of common shares, increased for the dilutive effect of stock options, used in the computation of diluted earnings per share were as follows (in thousands): 2006, 22,830; 2005, 23,053; and 2004, 23,083.

Stock-Based Employee Compensation— Prior to January 1, 2006, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and related interpretations. We generally would have recognized compensation expense for stock options only if we granted options with a discounted exercise price or modified the terms of previously issued options, and would have recognized the related compensation expense ratably over the associated service period, which was generally the option vesting term. Because the exercise price of the employee stock options granted always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted.

We adopted the provisions of SFAS No. 123(R) on January 1, 2006. SFAS No. 123(R) eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for our purposes, is the date of grant. We transitioned to fair-value based accounting for stock-based compensation using the modified prospective application and, therefore, have not restated results for prior periods. This transition method applies to new awards for service periods beginning on or after January 1, 2006, and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (generally referring to non-vested award) which were granted prior to January 1, 2006 will be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS No. 123(R).

SFAS No. 123(R), requires pro forma disclosures of net income and earnings per share for all periods prior to the adoption of the fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note K - Employee Stock Benefit Plans use the fair value method of SFAS 123 to measure compensation expense for stock-based employee compensation plans for years prior to 2006.

Segment Information— In our management's opinion, 1st Source has two principal business segments, namely: commercial banking (conducted through its wholly-owned subsidiary, 1st Source Bank) and mortgage banking (conducted through its wholly-owned subsidiary, Trustcorp). While our chief decision makers monitor the revenue streams of various products and services, the identifiable segments' operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of our financial service operations are considered by management to be aggregated in one reportable operating segment.

Derivative Financial Instruments— We occasionally enter into derivative financial instruments as part of our interest rate risk management strategies. These derivative financial instruments consist primarily of interest rate swaps. Under the guidance of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, all derivative instruments are recorded on the balance sheet, as either an asset or liability, at their fair value. The accounting for the gain or loss resulting from the change in fair value depends on the intended use of the derivative. For a derivative used to hedge changes in fair value of a recognized asset or liability, or an unrecognized firm commitment, the gain or loss on the derivative will be recognized in earnings together with the offsetting loss or gain on the hedged item. This results in an earnings impact only to the extent that the hedge is ineffective in achieving offsetting changes in fair value. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in earnings. For a derivative used to hedge changes in cash flows associated with forecasted transactions, the gain or loss on the effective portion of the derivative will be deferred, and reported as accumulated other comprehensive income, a component of shareholders’ equity, until such time the hedged transaction affects earnings. For derivative instruments not accounted for as hedges, changes in fair value are recognized in noninterest income/expense. Deferred gains and losses from derivatives that are terminated are amortized over the shorter of the original remaining term of the derivative or the remaining life of the underlying asset or liability.

Note B — Recent Accounting Pronouncements

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements: In September 2006, the U.S. Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 108 (SAB No. 108), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 eliminates the diversity of practice surrounding how public companies quantify financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company's financial statements and the related financial statement disclosures. SAB No. 108 must be applied to annual financial statements for their first fiscal year ending after November 15, 2006. SAB No. 108 did not have a material impact on our financial condition or results of operations.

Fair Value Measurements: In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. We have not yet determined the impact that the implementation of SFAS No. 157 will have on our results of operations or financial condition. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  This standard requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.  The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. SFAS No. 158 did not have a material impact on our financial condition or results of operation. Our accrued postretirement benefit cost was not material at December 31, 2006, 2005, and 2004; therefore, additional disclosure is not provided.  The new measurement date requirement applies for fiscal years ending after December 15, 2008. We do not expect the measurement date of this statement to have a material impact on our financial condition or results of operations.

Accounting for Uncertainty in Income Taxes: In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the provisions of this interpretation to have a material impact on our financial condition or results of operations.

Share-Based Payment: SFAS No. 123(R),"Share-Based Payment," establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. SFAS No. 123(R) eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant. We adopted the provisions SFAS No.123(R) on January 1, 2006. Details related to the adoption of SFAS No.123(R) and the impact on our financial statements is more fully discussed in Note K - Employee Stock Benefit Plans.

Accounting for Servicing of Financial Assets: In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140.” SFAS No.156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No.156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. Our adoption of this statement in 2006 did not have a material impact on our financial condition, results of operations, or cash flows.

Accounting for Certain Hybrid Financial Instruments: In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133 , “Accounting for Derivative Instruments and Hedging Activities,” by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No.133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides such beneficial interests are not subject to SFAS No.133. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125,” by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. This statement is effective for financial instruments acquired or issued after the beginning of our fiscal year 2007. We do not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

Reclassifications— Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on total assets, shareholders’ equity or net income as previously reported. We declared a 10% stock dividend on July 27, 2006; therefore, all share and per share information has been adjusted accordingly.

Note C — Investment Securities

Investment securities available-for-sale were as follows:
	Amortized	Gross	Gross
(Dollars in thousands)	Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2006
U.S. Treasury and government agencies securities	$386,678	$67	$(2,442)	$384,303
States and political subdivisions	182,356	266	(1,882)	180,740
Mortgage-backed securities	79,648	490	(960)	79,178
Other securities	60,409	4,328	(286)	64,451
Total investment securities available-for-sale	$709,091	$5,151	$(5,570)	$708,672
December 31, 2005
U.S. Treasury and government agencies securities	$357,754	$-	$(5,543)	$352,211
States and political subdivisions	179,797	80	(2,144)	177,733
Mortgage-backed securities	58,039	162	(849)	57,352
Other securities	42,288	3,307	(266)	45,329
Total investment securities available-for-sale	$637,878	$3,549	$(8,802)	$632,625

The contractual maturities of investments in securities available-for-sale at December 31, 2006, are shown below. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized
(Dollars in thousands)	Cost	Fair Value
Due in one year or less	$401,078	$399,631
Due after one year through five years	153,970	151,137
Due after five years through ten years	38,156	38,308
Due after ten years	-	-
Mortgage-backed securities	79,648	79,178
Equity securities	36,239	40,418
Total investment securities available for sale	$709,091	$708,672

At December 31, 2006, the mortgage-backed securities we held consisted primarily of FNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government. At December 31, 2006, other securities we held consisted primarily of commercial paper, other equity investments, FNMA and FHLMC preferred securities, and FHLB securities.

Gross realized losses of $0.45 million, $0.64 million, and $4.62 million and gross gains of $0.61 million, $0.17 million, and $0.15 million were recognized on investment securities available-for-sale, in 2006, 2005, and 2004, respectively. We did not record any gross losses for other-than-temporary impairment on any securities for 2006. We recorded gross losses of $0.61 million in other-than-temporary impairment on preferred stock issued by the FNMA and the FHLMC in 2005. There were no trading securities outstanding at December 31, 2006 or 2005. We recorded $0.04 million for realized and unrealized losses on trading securities in 2004.

The following tables summarize our gross unrealized losses and fair value by investment category and age:

	Less than 12 Months		12 months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
December 31, 2006
U.S. Treasury and government agencies securities	$139,532	$(58)	$137,416	$(2,384)	$276,948	$(2,442)
States and political subdivisions	21,702	(65)	112,493	(1,817)	134,195	(1,882)
Mortgage-backed securities	17,585	(105)	27,013	(855)	44,598	(960)
Other securities	2,236	(56)	6,302	(230)	8,538	(286)
Total temporarily impaired securities	$181,055	$(284)	$283,224	$(5,286)	$464,279	$(5,570)

December 31, 2005
U.S. Treasury and government agencies securities	$76,363	$(153)	$255,799	$(5,390)	$332,162	$(5,543)
States and political subdivisions	99,320	(1,105)	48,301	(1,039)	147,621	(2,144)
Mortgage-backed securities	22,175	(344)	15,766	(505)	37,941	(849)
Other securities	3,409	(84)	3,369	(182)	6,778	(266)
Total temporarily impaired securities	$201,267	$(1,686)	$323,235	$(7,116)	$524,502	$(8,802)

At December 31, 2006, we did not believe any individual unrealized loss represented other-than-temporary impairment. The unrealized losses were primarily attributable to changes in interest rates. We have both the intent and the ability to hold these securities for a time necessary to recover the amortized cost.

At December 31, 2006 and 2005, investment securities with carrying values of $286.60 million and $318.51 million, respectively, were pledged as collateral to secure government deposits, security repurchase agreements, and for other purposes.

Note D — Loans and Lease Financings

Total loans and leases outstanding were recorded net of unearned income and deferred loan fees and costs at December 31, 2006 and 2005, and totaled $2.70 billion and $2.46 billion, respectively. At December 31, 2006 and 2005, net deferred loan and lease costs were $6.46 million and $5.66 million, respectively.

The loan and lease portfolio includes direct financing leases, which are included in auto, light truck and environmental equipment, medium and heavy duty truck, aircraft financing, and construction equipment financing on the consolidated balance sheet.

A summary of the gross investment in lease financing and the components of the investment in lease financing at December 31, 2006 and 2005, follows:
(Dollars in thousands)	2006	2005
Direct finance leases:
Rentals receivable	$153,058	$104,918
Estimated residual value of leased assets	54,060	56,437
Gross investment in lease financing	207,118	161,355
Unearned income	(31,773)	(18,444)
Net investment in lease financing	$175,345	$142,911

At December 31, 2006, the minimum future lease payments receivable for each of the years 2007 through 2011 were $42.52 million, $34.24 million, $26.92 million, $19.43 million, and $11.17 million, respectively.

We and our subsidiaries have extended, and expect to extend in the future, loans to officers, directors, and principal holders of equity securities of 1st Source and our subsidiaries and to our associates. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties and are consistent with sound banking practices and within applicable regulatory and lending limitations. The aggregate dollar amounts of these loans were $8.99 million and $17.48 million at December 31, 2006 and 2005, respectively. During 2006, $9.89 million of new loans were made and repayments and other reductions totaled $18.38 million.

Note E — Reserve for Loan and Lease Losses

Changes in the reserve for loan and lease losses for each of the three years ended December 31 are shown below.

(Dollars in thousands)	2006	2005	2004
Balance, beginning of year	$58,697	$63,672	$70,045
(Recovery of) provision for loan and lease losses	(2,736)	(5,855)	229
Charge-offs	(3,954)	(5,572)	(14,681)
Recoveries	6,795	6,452	8,079
Balance, end of year	$58,802	$58,697	$63,672

At December 31, 2006 and 2005, nonaccrual and restructured loans and leases, substantially all of which are collateralized, were $15.58 million and $16.55 million, respectively. Interest income for the years ended December 31, 2006, 2005, and 2004, would have increased by approximately $1.28 million, $1.38 million, and $2.27 million, respectively, if these loans and leases had earned interest at their full contract rate.

As of December 31, 2006 and 2005, impaired loans and leases totaled $12.32 million and $16.87 million, respectively, of which $3.73 million and $3.07 million had corresponding specific reserves for loan and lease losses totaling $0.49 million and $2.52 million, respectively. The remaining balances of impaired loans and leases had no specific reserves for loan and lease losses associated with them. As of December 31, 2006, a total of $10.72 million of the impaired loans and leases were nonaccrual loans and leases. For 2006, 2005, and 2004 the average recorded investment in impaired loans and leases was $11.39 million, $27.65 million and $51.14 million, respectively, and interest income recognized on impaired loans and leases totaled $0.56 million, $1.01 million, and $2.55 million, respectively.

Note F — Operating Leases

We finance various types of construction equipment, medium and heavy duty trucks, automobiles, and miscellaneous production equipment under leases principally classified as operating leases. These operating leases are reported at cost, net of accumulated depreciation. These operating lease arrangements require the lessee to make a fixed monthly rental payment over a specified lease term, typically from three to seven years. These operating lease assets are recorded net of accumulated depreciation in the consolidated balance sheet. Rental income is earned on the operating lease assets and reported as noninterest income. These operating lease assets are depreciated over the term of the lease to the estimated fair value of the asset at the end of the lease. The depreciation of these operating lease assets is reported as a component of noninterest expense. At the end of the lease, the operating lease asset is either purchased by the lessee or returned to us.

Operating lease equipment at December 31, 2006 and 2005, was $76.31 million and $58.25 million, respectively, net of accumulated depreciation of $27.76 million and $29.79 million, respectively. Depreciable lives for operating lease equipment generally range from three to seven years.

The minimum future lease rental payments due from clients on operating lease equipment at December 31, 2006, totaled $62.50 million, of which $18.47 million is due in 2007, $16.41 million in 2008, $12.67 million in 2009, $8.76 million in 2010, $4.28 million in 2011, $1.62 million in 2012, and $0.29 million in 2013. Depreciation expense related to operating lease equipment for the year ended December 31, 2006 was $14.96 million.

Note G — Premises and Equipment

Premises and equipment as of December 31 consisted of the following:
(Dollars in thousands)	2006	2005
Land	$7,063	$6,884
Buildings and improvements	43,111	42,616
Furniture and equipment	32,948	33,205
Total premises and equipment	83,122	82,705
Accumulated depreciation and amortization	(45,796)	(44,995)
Net premises and equipment	$37,326	$37,710

Depreciation and amortization of properties and equipment totaled $4.80 million in 2006, $5.00 million in 2005, and $4.81 million in 2004.

Note H - Mortgage Servicing Assets

The unpaid principal balance of residential mortgage loans serviced for third parties was $0.65 billion at December 31, 2006, compared to $1.54 billion at December 31, 2005, and $1.91 billion at December 31, 2004.

Changes in the carrying value of mortgage servicing assets and the associated valuation allowance follow:
(Dollars in thousands)	2006	2005
Mortgage servicing assets:
Balance at beginning of period	$19,393	$23,715
Additions	8,023	10,012
Amortization	(4,411)	(6,782)
Sales	(15,415)	(7,552)
Carrying value before valuation allowance at end of period	7,590	19,393
Valuation allowance:
Balance at beginning of period	(30)	(2,301)
Impairment recoveries	12	2,271
Balance at end of period	$(18)	$(30)
Net carrying value of mortgage servicing assets at end of period	$7,572	$19,363
Fair value of mortgage servicing assets at end of period	$10,624	$23,967

Mortgage servicing assets are evaluated for impairment and a valuation allowance is established through a charge to income when the carrying value of the mortgage servicing assets exceeds the fair value and the impairment is determined to be temporary. Other-than-temporary impairment is recognized when the recoverability of a recorded valuation allowance is determined to be remote taking into consideration historical and projected interest rates and loan pay-off activity. When this situation occurs, the unrecoverable portion of the valuation allowance is applied as a direct write-down to the carrying value of the mortgage servicing asset. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the mortgage servicing asset and the valuation allowance, precluding subsequent recoveries. During 2006, management determined that it was not necessary to permanently write-down any previously established valuation allowance. At December 31, 2006, the fair value of mortgage servicing assets exceeded the carrying value reported in the consolidated balance sheet by $3.05 million. This difference represents increases in the fair value of certain mortgage servicing assets accounted for under SFAS No. 140 that could not be recorded above cost basis.

The key economic assumptions used to estimate the value of the mortgage servicing rights as of December 31 follow:
	2006	2005
Expected weighted-average life (in years)	3.06	3.01
Weighted-average constant prepayment rate (CPR)	12.24%	12.66%
Weighted-average discount rate	8.37%	8.71%

Funds held in trust at 1st Source for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced for others, were approximately $7.67 million and $21.08 million at December 31, 2006 and December 31, 2005, respectively.

Note I — Intangible Assets and Goodwill

At December 31, 2006, intangible assets consisted of goodwill of $18.85 million and other intangible assets of $0.57 million, net of accumulated amortization of $12.34 million. At December 31, 2005, intangible assets consisted of goodwill of $18.85 million and other intangible assets of $2.53 million, net of accumulated amortization of $10.43 million. Intangible asset amortization was $1.91 million, $2.66 million, and $2.63 million for 2006, 2005, and 2004, respectively. Amortization on other intangible assets is expected to total $0.20 million, $0.10 million, $0.10 million, $0.09 million, and $0.07 million in 2007, 2008, 2009, 2010, and 2011, respectively.

A summary of core deposit intangible and other intangible assets as of December 31 follows:
(Dollars in thousands)	2006	2005
Core deposit intangibles:
Gross carrying amount	$5,710	$5,762
Less: accumulated amortization	(5,143)	(4,260)
Net carrying amount	$567	$1,502
Other intangibles:
Gross carrying amount	$7,201	$7,201
Less: accumulated amortization	(7,201)	(6,174)
Net carrying amount	$-	$1,027

Note J — Long-Term Debt and Mandatorily Redeemable Securities

Details of long-term debt and mandatorily redeemable securities as of December 31, 2006 and 2005, are as follows:
(Dollars in thousands)	2006	2005
Term loan	$10,000	$10,000
Federal Home Loan Bank borrowings (4.73%-6.54%)	26,028	5,989
Mandatorily redeemable securities	6,181	6,273
Other long-term debt	1,552	975
Total long-term debt and mandatorily redeemable securities	$43,761	$23,237

Annual maturities of long-term debt outstanding at December 31, 2006, for the next five years beginning in 2007, are as follows (in thousands): $10,407; $15,394; $10,396; $280; and $201.

At December 31, 2006, the $10.00 million term loan bore a fixed interest rate of 4.76%. Interest is payable quarterly with principal due at the October 31, 2007, maturity. The Term Loan Agreement contains, among other provisions, certain covenants relating to existence and mergers, capital structure, and financial requirements.

At December 31, 2006, the Federal Home Loan Bank borrowings represented a source of funding for certain residential mortgage activities and consisted of eight fixed rate notes with maturities ranging from 2008 to 2022. These notes were collateralized by $35.14 million of certain real estate loans.

Mandatorily redeemable securities as of December 31, 2006, of $6.18 million reflected the "book value" shares under the 1st Source Executive Incentive Plan. See Note K - Employee Stock Benefit Plans for additional information. Dividends paid on these shares and increases in book value per share are recorded as other interest expense. Total interest expense recorded for 2006, 2005, and 2004 was $0.66 million, $0.54 million, and $0.38 million, respectively.

Note K — Employee Stock Benefit Plans

As of December 31, 2006, we had five stock-based employee compensation plans. These plans include two stock option plans, namely, the 1992 Stock Option Plan, and the 2001 Stock Option Plan; two executive stock award plans, namely, the Executive Incentive Plan, and the Restricted Stock Award Plan; and the Employee Stock Purchase Plan. These stock-based employee compensation plans were established to help retain and motivate key employees. All of the plans have been approved by the shareholders of 1st Source Corporation. The Executive Compensation and Human Resources Committee (the "Committee") of the 1st Source Corporation Board of Directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award under the stock-based compensation plans.

A combined summary of activity regarding our active stock option plans and executive stock award plans is presented in the following table.
		Non-Vested Stock
		Awards Outstanding		Stock Options Outstanding
			Weighted-		Weighted-
	Shares	Number of	Average		Average
	Available	Shares	Grant-Date	Number of	Exercise
	for Grant		Fair Value	Shares	Price
Balance, January 1, 2004	2,414,159	317,858	$12.77	849,560	$19.30
Shares authorized --2004 EIP	35,174	-	-	-	-
Granted	(37,374)	37,374	14.11	-	7.63
Stock options exercised	-	-	-	(228,532)	-
Stock awards vested	-	(16,235)	15.61	-	-
Forfeited	1,440	(10,377)	9.66	(3,330)	21.82
Canceled	-	-	-	-	-
Balance, December 31, 2004	2,413,399	328,620	12.88	617,698	23.61
Shares authorized --2005 EIP	71,963	-	-	-	-
Granted	(83,974)	83,974	15.16	-	-
Stock options exercised	-	-	-	(29,721)	11.31
Stock awards vested	-	(14,892)	15.39	-	-
Forfeited	9,570	(24,653)	12.08	(7,129)	27.21
Canceled	-	-	-	-	-
Balance, December 31, 2005	2,410,958	373,049	13.35	580,848	24.19
Shares authorized --2006 EIP	76,442	-	-	-	-
Granted	(97,123)	94,264	16.65	2,859	29.46
Stock options exercised	-	-	-	(71,062)	12.54
Stock awards vested	-	(37,269)	15.57	-	-
Forfeited	17,382	(19,896)	13.46	(23,170)	20.74
Canceled	-	-	-	-	-
Balance, December 31, 2006	2,407,659	410,148	$13.90	489,475	$26.04

Stock Option Plans— Our incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and the 2001 Stock Option Plan (the "2001 Plan"). As of December 31, 2006, there were 421,936 stock options remaining exercisable under the 1992 Plan, all of which will expire in January 2011. We have not issued any awards from the 1992 Plan since 2001, as the 1992 Plan was terminated, except for outstanding options, after the 2001 Plan was approved by the shareholders. Options under the 2001 Plan vest in one to eight years from date of grant. As of December 31, 2006, there were 67,539 stock options available for issuance upon exercise and 2,122,618 available for issuance under the 2001 Plan.

Each award from all plans is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Committee determines. The option price is equal to the fair market value of a share of 1st Source Corporation's common stock on the date of grant. Options granted expire at such time as the Committee determines at the date of grant and in no event does the exercise period exceed a maximum of ten years, except for reload options under the 2001 Plan, which are given the remaining term of the original grant. Upon merger, consolidation, or other corporate consolidation in which 1st Source Corporation is not the surviving corporation, as defined in the plans, all outstanding options immediately vest.

Proceeds from stock option exercises totaled $0.91 million in 2006, $0.34 million in 2005, and $1.74 million in 2004. During 2006, 71,062 shares were issued in connection with stock option exercises from available treasury shares. All shares issued in connection with stock option exercises and non-vested stock awards are issued from available treasury stock.

The total intrinsic value of outstanding stock options and outstanding exercisable stock options was $2.98 million and $2.64 million at December 31, 2006. The total intrinsic value of stock options exercised was $0.96 million in 2006, $0.29 million in 2005, and $3.36 million in 2004. The total fair value of share awards vested was $0.67 million during 2006 $0.46 million in 2005, and $0.31 million in 2004.

Other information regarding stock options outstanding and exercisable as of December 31, 2006, is as follows:

	Options Outstanding			Options Exercisable
		Weighted-Average
	Number of	Remaining Contractual	Weighted-Average	Number of	Weighted-Average
Range of Exercise Prices	Shares	Life (Years)	Exercise Price	Shares	Exercise Price
$ 12.04 to $ 17.99	46,162	4.01	$13.89	32,412	$14.67
$ 18.00 to $ 26.99	59,587	3.89	20.93	55,003	20.93
$ 27.00 to $ 29.46	383,726	1.61	28.30	380,867	28.29

As stated in Note A - Accounting Policies, effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R). SFAS 123(R) requires that stock-based compensation to employees be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for 1st Source, is the date of grant. Stock-based compensation expense is recognized ratably over the requisite service period for all awards. As a result of applying the provisions of SFAS 123(R) during 2006, we recognized additional stock-based compensation expense related to stock options of $61,606 (not subject to tax). The increase in stock-based compensation expense related to stock options had an immaterial impact on basic or diluted earnings per share during 2006. Cash flows from financing activities for 2006 were not affected by stock option exercises during 2006.

The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model. Expected volatility is based on the historical volatility estimated over a period of at least equal to the estimated term of the options. In estimating the fair value of stock options under the Black-Scholes valuation model, separate groups of employees that have similar historical exercise behavior are considered separately. The expected term of the options granted is derived based on past experience and represents the period of time that options granted are expected to be outstanding. The following weighted-average assumptions were used in the option pricing model for options granted in 2006 (no options were granted in 2004 or 2005): a risk-free interest rate of 4.87%; an expected dividend yield of 2.02%; an expected volatility factor of 35.73%; and an expected option life of 5.23 years. The weighted-average grant date per share fair value of options granted in 2006 was $9.75.

The following pro forma information presents net income and earnings per share for 2005 and 2004 as if the fair value method of SFAS No. 123 had been used to measure compensation cost for the stock option plans.

Year Ended December 31 (Dollars in thousands, except per share data)	2005	2004
Net income, as reported	$ 33,751	$ 24,965
Add:
Stock-based employee compensation expense included in reported net income,
net of related tax effects	2,875	1,392
Deduct:
Stock-based employee compensation expense determined under fair value based
method for all awards, net of related tax effects	(2,998)	(1,586)
Pro forma net income	$ 33,628	$ 24,771
Earnings per share:
Basic — as reported *	$ 1.48	$ 1.10
Basic — pro forma *	$ 1.48	$ 1.09
Diluted — as reported *	$ 1.46	$ 1.08
Diluted — pro forma *	$ 1.46	$ 1.07
*Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.

Stock Award Plans— Our incentive stock award plans include the Executive Incentive Plan (EIP) and the Restricted Stock Award Plan (RSAP). The EIP is also administered by the Committee. Awards under the EIP include "book value" shares and "market value" shares of common stock. These shares are awarded annually based on weighted performance criteria and generally vest over a period of five years. The EIP book value shares may only be sold to 1st Source and such sale is mandatory in the event of death, retirement, disability, or termination of employment. The RSAP is designed for key employees. Awards under the RSAP are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares granted under the RSAP vest over a five to ten-year period and vesting is based upon meeting certain various criteria, including continued employment with 1st Source.

Stock-based compensation expense totaled $0.41 million in 2006, $4.66 million in 2005, and $2.26 million in 2004. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $0.16 million in 2006, $1.79 million in 2005, and $0.86 million in 2004. Unrecognized stock-based compensation expense related to stock options totaled $88,345 at December 31, 2006. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 2.8 years. Unrecognized stock-based compensation expense related to non-vested stock awards was $276,970 at December 31, 2006. At such date, the weighted-average period over which this unrecognized expense was expected to be recognized was 5.34 years.

The fair value of non-vested stock awards for the purposes of recognizing stock-based compensation expense is market price of the stock on the measurement date, which, for our purposes is the date of the award.

Employee Stock Purchase Plan— We offer an Employee Stock Purchase Plan (ESPP) for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock, so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. The purchase price for shares offered is the lower of the closing market bid price for the offering date or the average market bid price for the five business days preceding the offering date. The purchase price and discount to the actual market closing price on the offering date for the 2006, 2005, and 2004 offerings were $25.70 (3.45%), $21.84 (2.02%), and $22.38 (3.69%), respectively. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option or take the funds out of the program. The most recent offering began June 1, 2006 and runs through June 2, 2008, with $282,136 in stock value to be purchased at $25.70 per share. The fair value of the employees’ purchase rights for the 2006, 2005, and 2004 offerings was estimated using the Black-Scholes model. The following assumptions were used in the model in each of the last three years: a risk-free interest rate of 5.04% for 2006; 3.40% for 2005; and 2.52% for 2004; an expected dividend yield of 2.02% for 2006; 2.17% for 2005; and 1.66% for 2004; an expected volatility factor of 18.77% for 2006; 27.49% for 2005; and 44.20% for 2004; and an expected life of 2.0 years for 2006, 2005, and 2004. The fair value for shares offered in 2006, 2005, and 2004 was $4.28, $3.44, and $5.81, respectively.

Note L — Subordinated Notes

As of December 31, 2006, we sponsored three trusts, 1st Source Capital Trust II, III and IV (Capital Trusts) of which 100% of the common equity is owned by 1st Source. The Capital Trusts were formed for the purpose of issuing corporation-obligated mandatorily redeemable capital securities (the capital securities) to third-party investors and investing the proceeds from the sale of the capital securities solely in junior subordinated debt securities of 1st Source (the subordinated notes). The subordinated notes held by each Capital Trust are the sole assets of that Capital Trust.

Distributions on the capital securities issued by Capital Trust II, III and IV are payable quarterly at a rate per annum equal to the interest rate being earned by the Capital Trust on the subordinated notes held by that Capital Trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated notes. We have entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities subject to the terms of each of the guarantees.

The capital securities held by the Capital Trusts qualify as Tier 1 capital under Federal Reserve Board guidelines. On March 1, 2005, the Federal Reserve issued rules that retain Tier 1 capital treatment for trust preferred securities but with stricter limits. Under the final rules, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements will retain its current limit of 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. These new rules have no impact on our Tier 1 capital.

The subordinated notes are summarized as follows, at December 31, 2006:
	Amount of
	Subordinated	Interest	Maturity
(Dollars in thousands)	Notes	Rate	Date
March 1997 issuance-floating rate	$17,784	7.25%	03/31/27
November 2002 issuance-floating rate	10,310	6.95%	11/15/32
September 2004 issuance-fixed rate	30,928	7.66%	12/15/34
Total	$59,022

The March 1997 floating rate issuance interest rate is equal to the sum of the three-month Treasury adjusted to a constant maturity, plus 2.25%. The November 2002 issuance interest rate is fixed at 6.95% until November 15, 2007, at which time it will become floating at an interest rate equal to LIBOR, plus 3.35%.

Effective October 1, 2006, we amended the 1st Source Corporation Employees’ Profit Sharing Plan and Trust, which was renamed the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan (as amended, the “Plan”). The Plan includes an employee stock ownership component, which is designed to invest in and hold 1st Source common stock, and a 401(k) plan component, which holds all Plan assets not invested in 1st Source common stock. The Plan now also includes a number of new features that encourage diversification of investments with more opportunities to change investment elections and contribution levels.

Employees are eligible to participate in the Plan on the first day of employment. After one year and 1,000 hours of service worked, we are required under the 401(k) component of the Plan to match dollar for dollar participant contributions up to 4% of compensation, plus 50 cents per dollar of the next 2% deferrals. We will also contribute to the Plan an amount designated as a fixed profit sharing contribution. The amount of fixed profit sharing contribution is equal to two percent of compensation. Additionally, each year we may, in our sole discretion, make additional contributions to the 401(k) component of the Plan. As of December 31, 2006, there were 1,312,203 shares of 1st Source Corporation common stock held in relation to employee benefit plans.

Our contribution is allocated among the participants on the basis of compensation. Each participant’s account is credited with cash or shares of 1st Source common stock based on that participant’s compensation earned during the year. After completing five years of service in which they worked at least 1,000 hours per year, a participant will be completely vested in their Plan account. Plan participants are entitled to receive distributions from their Plan accounts only upon termination of service, which includes retirement or death.

Contribution expense for the years ended December 31, 2006, 2005, and 2004, amounted to $2.39 million, $2.32 million, and $1.66 million, respectively.

Contributions to the defined contribution money purchase pension plan are based on 2% of participants’ eligible compensation. For the years ended December 31, 2006, 2005, and 2004, total pension expense for this plan amounted to $0.85 million, $0.91 million, and $0.72 million, respectively.

Trustcorp contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. Contribution expense for this plan for the years ended December 31, 2006, 2005, and 2004, amounted to $0.09 million, $0.14 million, and $0.13 million, respectively.

In addition to the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan, we provide certain health care and life insurance benefits for substantially all of our retired employees. All of our full-time employees become eligible for these retiree benefits upon reaching age 55 with 20 years of credited service. The medical plan pays a stated percentage of eligible medical expenses reduced for any deductibles and payments made by government programs and other group coverage. The lifetime maximum benefit payable under the medical plan is $15,000 and for life insurance is $3,000.

Our net periodic postretirement benefit cost recognized in the consolidated financial statements for the years ended December 31, 2006, 2005, and 2004 amounted to $0.12 million, $0.33 million, and $0.10 million, respectively. Our accrued postretirement benefit cost was not material at December 31, 2006, 2005, and 2004.

Note N — Income Taxes

Income tax expense was comprised of the following:
Year Ended December 31 (Dollars in thousands)	2006	2005	2004
Current:
Federal	$22,350	$16,625	$2,920
State	1,781	1,909	870
Total current	24,131	18,534	3,790
Deferred:
Federal	(3,434)	(2,644)	4,610
State	(451)	(264)	736
Total deferred	(3,885)	(2,908)	5,346
Total provision	$20,246	$15,626	$9,136

The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35%) to income before income taxes are as follows:
	2006		2005		2004
		Percent of		Percent of		Percent of
		Pretax		Pretax		Pretax
Year Ended December 31 (Dollars in thousands)	Amount	Income	Amount	Income	Amount	Income
Statutory federal income tax	$20,840	35.0%	$17,282	35.0%	$11,935	35.0%
(Decrease) increase in income taxes resulting from:
Tax-exempt interest income	(1,669)	(2.8)	(1,749)	(3.5)	(1,782)	(5.2)
State taxes, net of federal income tax benefit	865	1.5	1,069	2.2	1,044	3.1
Dividends received deduction	(270)	(0.5)	(188)	(0.4)	(1,607)	(4.7)
Other	480	0.8	(788)	(1.6)	(454)	(1.4)
Total	$20,246	34.0%	$15,626	31.7%	$9,136	26.8%
The tax expense (benefit) applicable to securities gains and losses for the years 2006, 2005, and 2004 was $1,758,000, $134,000, and $(1,808,000), respectively.

Deferred tax assets and liabilities as of December 31, 2006 and 2005 consisted of the following:
(Dollars in thousands)	2006	2005
Deferred tax assets:
Reserve for loan and lease losses	$22,551	$23,060
Accruals for employee benefits	3,827	5,120
Net unrealized losses on securities available-for-sale	159	2,013
Securities valuation reserve	1,319	1,150
Other	1,403	1,010
Total deferred tax assets	29,259	32,353
Deferred tax liabilities:
Differing depreciable bases in premises and leased equipment	32,108	34,433
Mortgage servicing	3,394	7,534
Capitalized loan costs	2,307	2,168
Differing bases in assets related to acquisitions	433	728
Other	2,060	564
Total deferred tax liabilities	40,302	45,427
Net deferred tax liability	$11,043	$13,074

Note O — Contingent Liabilities, Commitments, and Financial Instruments with Off-Balance-Sheet Risk

Contingent Liabilities —1st Source and our subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based upon present information including the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on our consolidated financial position or results of operation.

Commitments — 1st Source and our subsidiaries are obligated under operating leases for certain office premises and equipment. In 1982, we sold the headquarters building and entered into a leaseback agreement with the purchaser. At December 31, 2006, the remaining term of the lease was five years with options to renew for up to 15 additional years. Approximately 30% of the facility is subleased to other tenants.

Future minimum rental commitments for all noncancellable operating leases total approximately, $2.68 million in 2007, $2.31 million in 2008, $2.05 million in 2009, $1.72 million in 2010, $1.60 million in 2011, and $1.48 million, thereafter. As of December 31, 2006, future minimum rentals to be received under noncancellable subleases totaled $3.03 million.

Rental expense of office premises and equipment and related sublease income were as follows:
Year Ended December 31 (Dollars in thousands)	2006	2005	2004
Gross rental expense	$3,250	$3,574	$3,075
Sublease rental income	(1,626)	(1,809)	(1,558)
Net rental expense	$1,624	$1,765	$1,517

Financial Instruments with Off-Balance-Sheet Risk —To meet the financing needs of our clients, 1st Source and our subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business. These off-balance-sheet financial instruments include commitments to originate, purchase and sell loans, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments and standby letters of credit is represented by the dollar amount of those instruments. We use the same credit policies and collateral requirements in making commitments and conditional obligations as we do for on-balance-sheet instruments.

Loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Trustcorp and the Bank grant mortgage loan commitments to borrowers, subject to normal loan underwriting standards. The interest rate risk associated with these loan commitments is managed by entering into contracts for future deliveries of loans.

Letters of credit are conditional commitments issued to guarantee the performance of a client to a third party. The credit risk involved and collateral obtained in issuing letters of credit are essentially the same as those involved in extending loan commitments to clients.

As of December 31, 2006 and 2005, 1st Source and our subsidiaries had commitments outstanding to originate and purchase mortgage loans aggregating $113.25 million and $130.73 million, respectively. Outstanding commitments to sell loans aggregated $73.87 million at December 31, 2006, and $98.39 million at December 31, 2005. Standby letters of credit totaled $83.15 million and $76.43 million at December 31, 2006 and 2005, respectively. Standby letters of credit have terms ranging from six months to one year.

Note P — Derivative Financial Instruments

We have certain interest rate derivative positions that are not designated as hedging instruments. These derivative positions relate to transactions in which we enter into an interest rate swap with a client while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each transaction, we agree to pay interest to the client on a notional amount at a variable interest rate and receive interest from the client on a same notional amount at a fixed interest rate. At the same time, we agree to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our client to effectively convert a variable rate loan to a fixed rate. Because we act as an intermediary for our client, changes in the fair value of the underlying derivative contracts offset each other and do not impact our results of operations. At December 31, 2006, the notional amount of non-hedging interest rate swaps was $14.55 million.

Note Q — Regulatory Matters

We are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets and of Tier I capital to average assets. We believe that we meet all capital adequacy requirements to which we are subject.

 The most recent notification from the Federal bank regulators categorized the Bank, the largest of our subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" we must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that we believe will have changed the institution’s category.

As discussed in Note L, the capital securities held by the Capital Trusts qualify as Tier 1 capital under Federal Reserve Board guidelines.

The actual and required capital amounts and ratios for 1st Source Corporation and 1st Source Bank, as of December 31, 2006, are presented in the table below:

					To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Adequacy		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Consolidated	$448,496	14.23%	$252,194	8.00%	$315,242	10.00%
1st Source Bank	426,858	13.73%	248,691	8.00%	310,864	10.00%
Tier I Capital (to Risk-Weighted Assets):
Consolidated	406,996	12.91%	126,097	4.00%	189,145	6.00%
1st Source Bank	387,145	12.45%	124,346	4.00%	186,518	6.00%
Tier I Capital (to Average Assets):
Consolidated	406,996	10.93%	148,928	4.00%	186,160	5.00%
1st Source Bank	387,145	10.56%	146,581	4.00%	183,226	5.00%

The Bank is required to maintain noninterest bearing cash balances with the Federal Reserve Bank. The average balance of these deposits for the years ended December 31, 2006 and 2005, were approximately $6.23 million and $8.45 million, respectively.

Dividends that may be paid by a subsidiary bank to the parent company are subject to certain legal and regulatory limitations and also may be affected by capital needs, as well as other factors. Without regulatory approval, the Bank can pay dividends in 2007 of up to $67.14 million, plus an additional amount equal to its net profits for 2007, as defined by statute, up to the date of any such dividend declaration.

Our mortgage subsidiary, Trustcorp, is required to maintain minimum net worth capital requirements established by various governmental agencies. Trustcorp's net worth requirements are governed by the Department of Housing and Urban Development and GNMA. As of December 31, 2006, Trustcorp met its minimum net worth capital requirements.

Note R — Fair Values of Financial Instruments

The fair values of our financial instruments as of December 31, 2006 and 2005 are summarized in the table below.
	2006		2005
	Carrying or		Carrying or
(Dollars in thousands)	Contract Value	Fair Value	Contract Value	Fair Value
Assets:
Cash and due from banks	$118,131	$118,131	$124,817	$124,817
Federal funds sold and interest bearing deposits with other banks	64,979	64,979	68,578	68,578
Investment securities, available-for-sale	708,672	708,672	632,625	632,625
Mortgages held for sale	50,159	50,159	67,224	67,448
Loans and leases, net of reserve for loan and lease losses	2,643,735	2,608,909	2,404,734	2,380,891
Interest rate swaps	122	122	65	65
Liabilities:
Deposits	$3,048,284	$3,048,971	$2,745,587	$2,750,212
Short-term borrowings	222,718	222,718	277,469	277,469
Long-term debt and mandatorily redeemable securities	43,761	43,502	23,237	23,065
Subordinated notes	59,022	60,768	59,022	58,619
Interest rate swaps	122	122	65	65
Off-balance-sheet instruments *	-	(346)	-	(431)
* Represents estimated cash outflows required to currently settle the obligations at current market rates.

We used the following methods and assumptions in estimating the fair value of our financial instruments:

Cash and Cash Equivalents— The carrying values reported in the consolidated statements of financial condition for cash and due from banks, Federal funds sold and interest bearing deposits with other banks approximate fair values for these assets.

Investment Securities— Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated based on quoted market prices of comparable investments.

Loans and Leases— For variable rate loans and leases that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain real estate loans (e.g., one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans and leases are estimated using discounted cash flow analyses which use interest rates currently being offered for loans and leases with similar terms to borrowers of similar credit quality.

Mortgages Held for Sale— The fair value of loans held for sale is determined based upon the market sales price of similar loans.

Deposits— The fair values for all deposits other than time deposits are equal to the amounts payable on demand (the carrying value). Fair values of variable rate time deposits are equal to their carrying values. Fair values for fixed rate time deposits are estimated using discounted cash flow analyses using interest rates currently being offered for deposits with similar remaining maturities.

Short-Term Borrowings— The carrying values of Federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, including our liability related to mortgage loans available for repurchase under GNMA optional repurchase programs, approximate their fair values.

Long-Term Debt and Mandatorily Redeemable Securities— The fair values of long-term debt are estimated using discounted cash flow analyses, based on our current estimated incremental borrowing rates for similar types of borrowing arrangements. The carrying values of mandatorily redeemable securities are based on approximate fair values.

Subordinated Notes— Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated based on calculated market prices of comparable securities.

Interest Rate Swaps— The carrying value of interest rate swaps is equal to the fair value. The fair value is based on the estimated amount we would receive or pay to terminate the contract, taking into account the current interest rate.

Off-Balance-Sheet Instruments— Contract and fair values for certain of our off-balance-sheet financial instruments (guarantees and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Limitations— Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other such factors.

These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. These estimates are subjective in nature and require considerable judgment to interpret market data. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange, nor are they intended to represent the fair value of 1st Source as a whole. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of the respective balance sheet date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

Other significant assets, such as mortgage banking operation, premises and equipment, other assets, and liabilities not defined as financial instruments, are not included in the above disclosures. In addition, for investment and mortgage-backed securities, the income tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates. Also, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Note S — Subsequent Event

On February 19, 2007, we entered into a definitive agreement of merger with FINA Bancorp, Inc. (FINA), in which 1st Source will acquire FINA in an exchange of cash and stock. FINA headquartered in Valparaiso, Indiana, owns First National Bank, Valparaiso, a full service bank with approximately $620.00 million in assets. The merger, approved by the directors of both companies, is valued at approximately $135.00 million, or $3,206.57 per FINA share. The price represents approximately 196% of book value and 41.5 times 2006 earnings before securities losses. 1st Source will pay a minimum of 40% and a maximum of 42% of the purchase price in shares of 1st Source common stock, and the remainder of the purchase price will be paid in cash. The precise exchange ratio will be established at closing based on 1st Source’s stock price prior to the completion of the merger. FINA shareholders will be able to choose whether to receive 1st Source common stock or cash pursuant to election procedures described in the definitive agreement, subject to 1st Source’s ability to reallocate elections on a proportionate basis. The merger is subject to customary closing conditions, including regulatory approval and is expected to be completed in the second quarter of 2007. We believe the purchase of FINA is a natural extension of our service area and is consistent with our growth market expansion initiatives.

Note T — 1st Source Corporation (Parent Company Only) Financial Information
STATEMENTS OF FINANCIAL CONDITION

December 31 (Dollars in thousands)	2006	2005
ASSETS
Cash	$1	$1
Short-term investments with bank subsidiary	14,442	11,562
Investment securities, available-for-sale
(amortized cost of $17,112 and $12,893 at December 31, 2006 and 2005, respectively)	19,697	15,282
Investments in:
Bank subsidiaries	402,805	376,538
Non-bank subsidiaries	10,202	9,544
Loan receivables:
Non-bank subsidiaries	3,030	6,000
Premises and equipment, net	2,143	2,143
Other assets	7,660	8,074
Total assets	$459,980	$429,144
LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper borrowings	$11,472	$4,800
Other liabilities	3,209	3,033
Long-term debt and mandatorily redeemable securities	76,395	75,735
Total liabilities	91,076	83,568
Shareholders’ equity	368,904	345,576
Total liabilities and shareholders’ equity	$459,980	$429,144

STATEMENTS OF INCOME

Year Ended December 31 (Dollars in thousands)	2006	2005	2004
Income:
Dividends from bank and non-bank subsidiaries	$15,045	$11,552	$9,749
Rental income from subsidiaries	2,542	2,472	829
Other	4,134	3,286	2,721
Total income	21,721	17,310	13,299
Expenses:
Interest on long-term debt and mandatorily redeemable securities	5,495	5,040	4,869
Interest on commercial paper and other short-term borrowings	418	73	10
Rent expense	1,059	1,059	1,059
Other	1,148	2,352	2,705
Total expenses	8,120	8,524	8,643
Income before income tax benefit and equity in undistributed income of subsidiaries	13,601	8,786	4,656
Income tax benefit	220	897	2,269
Income before equity in undistributed income of subsidiaries	13,821	9,683	6,925
Equity in undistributed income of subsidiaries:
Bank subsidiaries	23,448	24,057	19,832
Non-bank subsidiaries	2,028	11	(1,792)
Net income	$39,297	$33,751	$24,965

STATEMENTS OF CASH FLOW

Year Ended December 31 (Dollars in thousands)	2006	2005	2004
Operating activities:
Net income	$39,297	$33,751	$24,965
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(25,476)	(24,068)	(18,040)
Depreciation of premises and equipment	289	305	283
Realized and unrealized investment securities (gains) losses	(517)	(72)	851
Other	(1,124)	(218)	523
Net change in operating activities	12,469	9,698	8,582
Investing activities:
Proceeds from sales and maturities of investment securities	1,817	15,356	6,645
Purchases of investment securities	(3,754)	(10,361)	-
Net change in premises and equipment	(288)	(118)	(264)
Change in short-term investments with bank subsidiary	(2,880)	(6,329)	(2,080)
Change in loans made to subsidiaries, net	2,970	1,000	(285)
Capital contributions to subsidiaries	1,400	(1,460)	-
Return of capital from subsidiaries	-	-	500
Net change in investing activities	(735)	(1,912)	4,516
Financing activities:
Net change in commercial paper and other short-term borrowings	6,673	3,964	(146)
Proceeds from issuance of subordinated notes	-	-	30,929
Payments on subordinated notes	-	-	(28,351)
Proceeds from issuance of long-term debt	874	311	18
Payments on long-term debt	(123)	(44)	(5,048)
Net proceeds from issuance of treasury stock	814	528	3,253
Acquisition of treasury stock	(7,657)	(2,221)	(4,958)
Cash dividends	(12,315)	(10,325)	(8,863)
Net change in financing activities	(11,734)	(7,787)	(13,166)
Net change in cash and cash equivalents	-	(1)	(68)
Cash and cash equivalents, beginning of year	1	2	70
Cash and cash equivalents, end of year	$1	$1	$2

UNAUDITED INTERIM FINANCIAL STATEMENTS MARCH 31, 2007

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$70,962	$118,131
Federal funds sold and
interest bearing deposits with other banks	136,409	64,979
Investment securities available-for-sale
(amortized cost of $643,334 and $709,091
at March 31, 2007 and December 31, 2006, respectively)	643,915	708,672
Mortgages held for sale	41,649	50,159
Loans and leases - net of unearned discount:
Commercial and agricultural loans	508,976	478,310
Auto, light truck and environmental equipment	308,341	317,604
Medium and heavy duty truck	336,254	341,744
Aircraft financing	501,838	498,914
Construction equipment financing	326,779	305,976
Loans secured by real estate	644,819	632,283
Consumer loans	124,408	127,706
Total loans and leases	2,751,415	2,702,537
Reserve for loan and lease losses	(58,702)	(58,802)
Net loans and leases	2,692,713	2,643,735
Equipment owned under operating leases, net	75,541	76,310
Net premises and equipment	36,925	37,326
Accrued income and other assets	104,971	108,003
Total assets	$3,803,085	$3,807,315

LIABILITIES
Deposits:
Noninterest bearing	$404,350	$339,866
Interest bearing	2,629,081	2,708,418
Total deposits	3,033,431	3,048,284

Federal funds purchased and securities
sold under agreements to repurchase	204,389	195,262
Other short-term borrowings	18,085	27,456
Long-term debt and mandatorily redeemable securities	43,604	43,761
Subordinated notes	59,022	59,022
Accrued expenses and other liabilities	69,496	64,626
Total liabilities	3,428,027	3,438,411

SHAREHOLDERS' EQUITY
Preferred stock; no par value
Authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock; no par value
Authorized 40,000,000 shares; issued 23,791,790 at March 31, 2007 and 23,781,518 at December 31, 2006, less unearned shares
(273,258 at March 31, 2007 and 262,986 at December 31, 2006)	8,336	8,336
Capital surplus	280,827	280,827
Retained earnings	105,231	99,572
Cost of common stock in treasury (1,008,838 shares at March 31, 2007, and
1,022,435 shares at December 31, 2006)	(19,697)	(19,571)
Accumulated other comprehensive income (loss)	361	(260)
Total shareholders' equity	375,058	368,904
Total liabilities and shareholders' equity	$3,803,085	$3,807,315

The accompanying notes are a part of the consolidated financial statements.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2007	2006
Interest income:
Loans and leases	$48,274	$40,888
Investment securities, taxable	5,730	3,925
Investment securities, tax-exempt	1,417	1,267
Other	532	316
Total interest income	55,953	46,396
Interest expense:
Deposits	25,270	17,033
Short-term borrowings	2,690	2,760
Subordinated notes	1,094	1,050
Long-term debt and mandatorily redeemable securities	627	454
Total interest expense	29,681	21,297
Net interest income	26,272	25,099
Recovery of provision for loan and lease losses	(623)	(300)
Net interest income after
recovery of provision for loan and lease losses	26,895	25,399
Noninterest income:
Trust fees	3,643	3,391
Service charges on deposit accounts	4,570	4,386
Mortgage banking income	571	1,757
Insurance commissions	1,638	1,682
Equipment rental income	5,098	4,220
Other income	1,719	1,486
Investment securities and other investment gains	247	2,083
Total noninterest income	17,486	19,005
Noninterest expense:
Salaries and employee benefits	17,566	15,514
Net occupancy expense	1,936	1,867
Furniture and equipment expense	3,094	3,134
Depreciation - leased equipment	4,076	3,382
Supplies and communication	1,272	1,363
Other expense	3,856	4,146
Total noninterest expense	31,800	29,406
Income before income taxes	12,581	14,998
Income tax expense	4,058	5,065

Net income	$8,523	$9,933

Per common share*:
Basic net income per common share	$0.38	$0.44
Diluted net income per common share	$0.37	$0.43
Dividends	$0.140	$0.127
Basic weighted average common shares outstanding*	22,504,799	22,647,585
Diluted weighted average common shares outstanding*	22,797,557	22,960,502

* The computation of per share data and shares outstanding gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.
The accompanying notes are a part of the consolidated financial statements.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(Unaudited - Dollars in thousands, except per share amounts)

						Net
						Unrealized
						Appreciation
					Cost of	(Depreciation)
					Common	of Securities
		Common	Capital	Retained	Stock	Available-
	Total	Stock	Surplus	Earnings	in Treasury	For-Sale
Balance at January 1, 2006	$345,576	$7,578	$214,001	$139,601	($12,364)	($3,240)
Comprehensive Income, net of tax:
Net Income	9,933	-	-	9,933	-	-
Change in unrealized depreciation
of available-for-sale securities, net of tax	190	-	-	-	-	190
Total Comprehensive Income	10,123	-	-	-	-	-
Issuance of 37,107 common shares
under stock based compensation plans,
including related tax effects	402	-	-	163	239	-
Cost of 229,269 shares of common
stock acquired for treasury	(5,857)	-	-	-	(5,857)	-
Cash dividend ($0.127 per share)*	(2,894)	-	-	(2,894)	-	-
Balance at March 31, 2006	$347,350	$7,578	$214,001	$146,803	($17,982)	($3,050)

Balance at January 1, 2007	$368,904	$8,336	$280,827	$99,572	($19,571)	($260)
Comprehensive Income, net of tax:
Net Income	8,523	-	-	8,523	-	-
Change in unrealized appreciation
of available-for-sale securities, net of tax	621	-	-	-	-	621
Total Comprehensive Income	9,144	-	-	-	-	-
Issuance of 30,355 common shares
under stock based compensation plans,
including related tax effects	340	-	-	292	48	-
Cost of 16,758 shares of common
stock acquired for treasury	(174)	-	-	-	(174)	-
Cash dividend ($0.14 per share)	(3,156)	-	-	(3,156)	-	-
Balance at March 31, 2007	$375,058	$8,336	$280,827	$105,231	($19,697)	$361

*Per share data gives retroactive recognition to a 10% stock dividend declared on July 27, 2006.
The accompanying notes are a part of the consolidated financial statements.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - Dollars in thousands)
	Three Months Ended March 31,
	2007	2006
Operating activities:
Net income	$8,523	$9,933
Adjustments to reconcile net income to net cash
from/(used in) operating activities:
Recovery of provision for loan and lease losses	(623)	(300)
Depreciation of premises and equipment	1,215	1,263
Depreciation of equipment owned and leased to others	4,076	3,382
Change in investment security premiums
and discounts, net	(64)	358
Amortization of mortgage servicing rights	639	1,576
Mortgage servicing asset impairment recoveries	(1)	(9)
Change in deferred income taxes	(1,354)	(815)
Realized investment securities gains	(247)	(2,083)
Change in mortgages held for sale	8,510	862
Change in interest receivable	938	1,055
Change in interest payable	1,162	2,041
Change in other assets	1,455	(1,066)
Change in other liabilities	4,683	(962)
Other	177	361
Net change in operating activities	29,089	15,596

Investing activities:
Proceeds from sales of investment securities	-	516
Proceeds from maturities of investment securities	154,101	64,567
Purchases of investment securities	(88,034)	(77,682)
Net change in short-term investments	(71,429)	41,577
Loans sold or participated to others	-	508
Net change in loans and leases	(48,354)	(15,881)
Net change in equipment owned under operating leases	(3,307)	(4,540)
Purchases of premises and equipment	(839)	(1,159)
Net change in investing activities	(57,862)	7,906

Financing activities:
Net change in demand deposits, NOW
accounts and savings accounts	(17,684)	(251,123)
Net change in certificates of deposit	2,830	183,957
Net change in short-term borrowings	(244)	3,380
Proceeds from issuance of long-term debt	-	10,273
Payments on long-term debt	(255)	(194)
Net proceeds from issuance of treasury stock	340	402
Acquisition of treasury stock	(174)	(5,856)
Cash dividends	(3,209)	(2,946)
Net change in financing activities	(18,396)	(62,107)

Net change in cash and cash equivalents	(47,169)	(38,605)

Cash and cash equivalents, beginning of year	118,131	124,817

Cash and cash equivalents, end of period	$70,962	$86,212

The accompanying notes are a part of the consolidated financial statements.

1ST SOURCE CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1. Basis of Presentation

The accompanying unaudited consolidated financial statements reflect all adjustments (all of which are normal and recurring in nature) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, the results of operations, changes in shareholders’ equity, and cash flows for the periods presented. These unaudited consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with U. S. generally accepted accounting principles have been omitted. The Notes to the Consolidated Financial Statements appearing in 1st Source Corporation’s Annual Report on Form 10-K (2006 Annual Report), which include descriptions of significant accounting policies, should be read in conjunction with these interim financial statements. The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U. S. generally accepted accounting principles for complete financial statements. Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation.

Note 2. Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB No. 115” (SFAS No. 159). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option permits companies to choose to measure eligible items at fair value at specified election dates. Companies will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. SFAS No. 159 requires additional disclosures related to the fair value measurements included in the companies financial statements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted; however, we will adopt SFAS No. 159 on January 1, 2008. We are evaluating the impact of SFAS No. 159 on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We adopted the provisions FIN No. 48 on January 1, 2007. Details related to the adoption of FIN No. 48 and the impact on our financial statements are more fully discussed in Note 6 - Uncertainty in Income Taxes.

SFAS No. 123(R),"Share-Based Payment," establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. SFAS No. 123(R) eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant. We adopted the provisions SFAS No.123(R) on January 1, 2006. Details related to the adoption of SFAS No.123(R) and the impact on our financial statements is more fully discussed in our 2006 Annual Report on Form 10-K in Note K - Employee Stock Benefit Plans.

Reclassifications— Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on total assets, shareholders’ equity or net income as previously reported. We declared a 10% stock dividend on July 27, 2006; therefore, all share and per share information has been adjusted accordingly.

Note 3. Reserve for Loan and Lease Losses

The reserve for loan and lease losses is maintained at a level believed to be adequate by management to absorb probable losses inherent in the loan and lease portfolio. The determination of the reserve requires significant judgment reflecting management’s best estimate of probable loan and lease losses related to specifically identified loans and leases as well as probable losses in the remainder of the various loan and lease portfolios. The methodology for assessing the appropriateness of the reserve consists of several key elements, which include: specific reserves for identified special attention loans and leases (classified loans and leases and internal watch list credits), percentage allocations for special attention loans and leases without specific reserves, formula reserves for each business lending division portfolio, including a higher percentage reserve allocation for special attention loans and leases without a specific reserve, and reserves for pooled homogeneous loans and leases. Management’s evaluation is based upon a continuing review of these portfolios, estimates of future customer performance, collateral values and dispositions and forecasts of future economic and geopolitical events, all of which are subject to judgment and will change.

Note 4. Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of our customers, 1st Source Corporation and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business. These off-balance-sheet financial instruments include commitments to originate, purchase and sell loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments and standby letters of credit is represented by the dollar amount of those instruments. We use the same credit policies and collateral requirements in making commitments and conditional obligations as we do for on-balance-sheet instruments.

  We occasionally enter into derivative financial instruments as part of our interest rate risk management strategies. These derivative financial instruments consist of interest rate swaps. As of March 31, 2007, the notional amount of non-hedging interest rate swaps was $60.00 million.

Trustcorp Mortgage Company and 1st Source Bank (Bank), subsidiaries of 1st Source Corporation, grant mortgage loan commitments to borrowers, subject to normal loan underwriting standards. The interest rate risk associated with these loan commitments is managed by entering into contracts for future deliveries of loans. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

We issue letters of credit which are conditional commitments that guarantee the performance of a customer to a third party. The credit risk involved and collateral obtained in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

As of March 31, 2007 and December 31, 2006, 1st Source had commitments outstanding to originate and purchase mortgage loans aggregating $141.16 million and $113.25 million, respectively. Outstanding commitments to sell mortgage loans aggregated $87.84 million at March 31, 2007, and $73.87 million at December 31, 2006. Standby letters of credit totaled $83.38 million and $83.15 million at March 31, 2007, and December 31, 2006, respectively. Standby letters of credit have terms ranging from six months to one year.

Note 5. Stock-Based Compensation

As of March 31, 2007, we had five stock-based employee compensation plans, which are more fully described in Note K of the Consolidated Financial Statements in 1st Source’s Annual Report on Form 10-K for the year ended December 31, 2006. These plans include two stock option plans, the Employee Stock Purchase Plan, the Executive Incentive Plan, and the Restricted Stock Award Plan.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method and, therefore, have not restated results for prior periods. Under this transition method, stock-based compensation expense for the first quarter of 2006 included compensation expense for all stock-based compensation awards granted prior to, but that remained unvested as of, January 1, 2006. Compensation expense was based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123.

Prior to January 1, 2006, we accounted for stock-based compensation under the recognition, measurement and pro forma disclosure provisions of APB No. 25, the original provisions of SFAS No. 123, and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). In accordance with APB No. 25, we generally would have recognized compensation expense for stock awards on the grant date and we generally would have recognized compensation expense for stock options only when we granted options with a discounted exercise price or modified the terms of previously issued options, and would have recognized the related compensation expense ratably over the associated service period, which was generally the option vesting term.

Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006, is based on the grant-date fair value. For all awards except stock option awards, the grant date fair value is either the fair market value per share or book value per share (corresponding to the type of stock awarded) as of the grant date. For stock option awards, the grant date fair value is estimated using the Black-Scholes option pricing model. For all awards we recognize these compensation costs only for those shares expected to vest on a straight-line basis over the requisite service period of the award, for which we use the related vesting term. We estimate forfeiture rates based on historical employee option exercise and employee termination experience. We have identified separate groups of awardees that exhibit similar option exercise behavior and employee termination experience and have considered them as separate groups in the valuation models and expense estimates.

As a result of our January 1, 2006, adoption of SFAS No.123(R), the impact to the Consolidated Financial Statements on income before income taxes and on net income were additions of $1.15 million and $0.71 million at March 31, 2006, respectively. The cumulative effect of the change in accounting for the three months ended March 31, 2006 was $0.66 million before income taxes and $0.40 million, after income taxes. The impact on both basic and diluted earnings per share for the three months ended March 31, 2006 was $0.02 per share. In addition, prior to the adoption of SFAS No. 123(R), we presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS No. 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows.

The stock-based compensation expense recognized in the condensed consolidated statement of operations for the three months ended March 31, 2007 and 2006 was based on awards ultimately expected to vest, and accordingly has been adjusted by the amount of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based partially on historical experience.

The aggregate intrinsic value in the table below represents the total pretax intrinsic value (the difference between 1st Source’s closing stock price on the last trading day of the first quarter of 2007 (March 31, 2007) and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2007, this amount changes based on the fair market value of 1st Source’s stock. Total intrinsic value of options exercised for the three months ended March 31, 2007 was $267 thousand. Total fair value of options vested and expensed was $21 thousand, net of tax, for the three months ended March 31, 2007.

	March 31, 2007
			Average
		Weighted	Remaining	Total
		Average	Contractual	Intrinsic
	Number of	Grant-date	Term	Value
	Shares	Fair Value	(in years)	(in 000's)

Options outstanding, beginning of quarter	489,475	$26.04
Granted	2,696	28.40
Exercised	(20,654)	15.63
Forfeited	-	-
Options outstanding, end of quarter	471,517	$26.51	1.93	$662

Vested and expected to vest at March 31, 2007	471,517	$26.51	1.93	$662
Exercisable at March 31, 2007	447,628	$26.99	1.69	$443

The following weighted-average assumptions were used to estimate the fair value of options granted during the three months ended March 31, 2007:

Risk-free interest rate	4.10%
Expected dividend yield	1.94%
Expected volatility factor	30.46%
Expected option life	4.67 years

No options were granted during the three months ended March 31, 2006.

As of March 31, 2007, there was $611,412 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 7.89 years.

The following table summarizes information about stock options outstanding at March 31, 2007:

		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	of shares	Contractual	Exercise	of shares	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$11.31 to $17.99	29,508	5.49	$13.38	15,758	$14.55
$18.00 to $26.99	55,587	3.58	21.06	51,003	21.07
$27.00 to $28.40	386,422	1.43	28.30	380,867	28.29

The fair value of each stock option was estimated on the date of grant using the Black-Scholes option-pricing model with the weighed average assumptions included on the table above, under the header “Stock Based Option Valuation and Expense Information under SFAS No.123(R).”

Note 6. Uncertainty in Income Taxes

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN No. 48, we recognized no change in the liability for unrecognized tax benefits.
The total amount of unrecognized tax benefits at January 1, 2007, was $5.79 million. Of that amount, $3.33 million would affect the effective tax rate if recognized. We recognize interest and penalties through the income tax provision. The total amount of interest and penalties on the date of adoption was $0.87 million.

Tax years that remain open and subject to audit include federal 2003-2006 years and Indiana 2002-2006 years. Additionally, we have an open tax examination with the Indiana Department of Revenue for the tax years 2002-2004. Indiana is currently proposing adjustments for certain apportionment issues. We are appealing these adjustments.

Note 7. Subsequent Events

Definitive Agreement of Merger with FINA Bancorp, Inc.

On February 19, 2007, we entered into a definitive agreement of merger with FINA Bancorp, Inc. (FINA), in which 1st Source will acquire FINA in an exchange of cash and stock. FINA headquartered in Valparaiso, Indiana, owns First National Bank, Valparaiso, a full service bank with approximately $620.00 million in assets. The merger, approved by the directors of both companies, is valued at approximately $135.00 million, or $3,206.57 per FINA share. The price represents approximately 196% of book value and 41.5 times 2006 earnings before securities losses. 1st Source will pay a minimum of 40% and a maximum of 42% of the purchase price in shares of 1st Source common stock, and the remainder of the purchase price will be paid in cash. The precise exchange ratio will be established at closing based on 1st Source’s stock price prior to the completion of the merger. FINA shareholders will be able to choose whether to receive 1st Source common stock or cash pursuant to election procedures described in the definitive agreement, subject to 1st Source’s ability to reallocate elections on a proportionate basis. The merger is subject to customary closing conditions, including regulatory approval. The Federal Reserve Board of Governors has indicated that as a condition to its approval of the merger, we may be required to divest one or more branches located in Starke County, Indiana so that our market share in Starke County after the merger does not exceed set limits. We do not expect that this condition will have a material impact on the merger transaction which is expected to be completed in the second quarter of 2007. We believe the purchase of FINA is a natural extension of our service area and is consistent with our growth market expansion initiatives.

Trustcorp Mortgage Company

  During the first quarter of 2007 we determined that 1st Source Bank would acquire the business of Trustcorp Mortgage Company; both are wholly owned subsidiaries of 1st Source Corporation. We believe that this will allow us to focus our home mortgage efforts in the Bank’s retail footprint in Indiana and Michigan and provide a foundation for broadening direct relationships with our clients. 1st Source Bank and Trustcorp Mortgage Company presently hold a strong mortgage origination market share within the Bank’s traditional 15 county market of Northern Indiana and Southwestern Michigan. This market will continue to be the focus of the Bank’s home mortgage business. The acquisition is expected to be completed in the second quarter of 2007.

ITEM 7.  SHAREHOLDER AND MANAGEMENT INFORMATION

Voting Securities and Principal Holders Thereof

Beneficial owners of more than 5% of the Common Stock outstanding at February 20, 2007:
Name and Address	Type of Ownership	Amount	% of Class
Ernestine M. Raclin(1)	Direct	226,575	0.97%
100 North Michigan Street	Indirect (2)	6,039,523	25.98%
South Bend, IN 46601	Total	6,266,098	26.95%

Christopher J. Murphy III	Direct	834,195	3.59%
100 North Michigan Street	Indirect (3)	2,241,611	9.64%
South Bend, IN 46601	Total	3,075,806	13.23%

Dimensional Fund Advisors, Inc.	Direct (4)	1,704,234	7.33%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

1st Source Bank as Trustee for the 1st Source	Direct	1,306,832	5.62%
Corporation Employee Stock Ownership and Profit Sharing Plan Trust

(1)Mrs. Raclin is the mother-in-law of Mr. Murphy.

(2)Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

(3)Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy’s wife and children, or in trust or limited partnerships for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts. Due to the structure of various trusts and limited partnerships, 731,839 shares are shown both in Mr. Murphy’s and Mrs. Raclin’s ownership.

(4)As reported in Form 13G filed February 9, 2007, Dimensional Fund Advisors, Inc., in its role as investment advisors for various clients, had sole dispositive and/or voting power of the of shares.

Directors

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2007 Annual Meeting, four (4) directors were elected for terms expiring in 2008 or 2010, or until the qualification and election of a successor.

The following information is submitted for each director and each non-director executive officer.

				Beneficial Ownership
				of Equity Securities(1)
			Year in Which
			Directorship	Common	% of
Name	Age	Principal Occupation(3)	Assumed	Stock	Class
		Nominees for Election to the Board of Directors
Term Expiring in April, 2008
Toby S. Wilt	62	Chairman, Christie Cookie Company (gourmet foods);	2002	11,000	*
		President, TSW Investment Company; Director, Outback
		Steakhouse, Inc.; and Director, TLC Vision Corporation

				Beneficial Ownership
				of Equity Securities(1)
			Year in Which
			Directorship	Common	% of
Name	Age	Principal Occupation(3)	Assumed	Stock	Class
		Nominees for Election to the Board of Directors (continued)
Terms Expiring in April, 2010
Daniel B. Fitzpatrick	49	Chairman and Chief Executive Officer, Quality Dining, Inc.	1995	23,278	*
		(quick service and casual dining restaurant operator)
Wellington D. Jones III	62	Executive Vice President, 1st Source Corporation, and President	1998	250,530	1.08%
		and Chief Operating Officer, 1st Source Bank
Dane A. Miller, Ph.D.	61	Formerly, President and Chief Executive Officer, Biomet, Inc.	1987	20,684	*
		(medical products and technology)

		Directors Continuing in Office
Terms Expiring in April, 2008
Lawrence E. Hiler	61	Chairman, Hiler Industries (metal castings)	1992	2,382	*
Rex Martin	55	Chairman and Chief Executive Officer, NIBCO, Inc.	1996	3,044	*
		(copper and plastic plumbing parts manufacturer)
Christopher J. Murphy III	60	Chairman of the Board, President, and Chief Executive Officer,	1972	3,075,806 (2)	13.23%
		1st Source Corporation; and Chairman of the Board and
		Chief Executive Officer, 1st Source Bank
Timothy K. Ozark	57	Chairman and Chief Executive Officer,	1999	5,830	*
		Aim Financial Corporation(mezzanine funding and leasing)
Terms Expiring in April, 2009
Terry L. Gerber	66	President and Chief Executive Officer,	2004	11,774	*
		Gerber Manufacturing Company, Inc.(clothing manufacturer)
William P. Johnson	64	Chief Executive Officer, Flying J, LLC (consulting);	1996	19,016	*
		prior thereto, Chief Executive Officer, Goshen Rubber Co. Inc.
		(rubber and plastic parts manufacturer); and Director,
		Coachmen Industries, Inc.
Craig A. Kapson	56	President, Jordan Automotive Group (automotive dealerships)	2004	27,222	*
John T. Phair	57	President, Holladay Properties (real estate development)	2004	35,689	*
Mark D. Schwabero	54	President, Outboard Business Unit, Mercury Marine	2004	3,121	*
		(marine propulsion systems); prior thereto, President
		and Chief Executive Officer, Hendrickson International
		(heavy-duty transportation products)

		Non-Director Executive Officers
Richard Q. Stifel	65	Executive Vice President, Loan		121,041	*
		Services Group and Chief Credit Officer,
		1st Source Bank (since 1992)
Allen R. Qualey	54	President and Chief Operating Officer,		119,009	*
		Specialty Finance Group, 1st Source Bank (since 1997)
John B. Griffith	49	Senior Vice President, General Counsel		17,660	*
		and Secretary, 1st Source Corporation and 1st Source Bank (since 2001)
Larry E. Lentych	60	Senior Vice President, Treasurer and Chief Financial Officer,		84,523	*
		1st Source Corporation and 1st Source Bank (since 1988)
All Directors and Executive Officers as a Group (18 persons)				3,831,609	16.48%

* Represents holdings of less than 1%.
(1)Based on information furnished by the directors and executive officers as of February 20, 2007.
(2)The amounts shown include shares of Common Stock held directly or indirectly in the following amount by the spouse and other family members of the immediate household of Christopher J. Murphy III, who disclaims beneficial ownership of such securities: 2,241,611 shares. Voting authority for 1,043,804 shares owned indirectly by Mr. Murphy is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.
(3)The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held in other registered corporations are also disclosed.

Directors and officers of 1st Source and their affiliates were customers of and had transactions with 1st Source and its subsidiaries in the ordinary course of business during 2006 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

1st Source’s Loan Policy requires prior board approval is required for aggregate extensions of credit to executive officers and directors in excess of $500,000, with any interested director abstaining from the vote. Loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than the amount the executive officer may borrow from 1st Source. Finally, within 10 days of the date of the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive must make a written report to the Board.

Mr. Kapson is President and a principal shareholder of Jordan Motors, Inc., an automobile dealership. 1st Source Bank has established an ongoing relationship with Jordan Motors in which Jordan Motors facilitates the purchase of automobiles by car rental companies that are commercial lending customers of the Bank. Where the customer chooses to utilize this arrangement, the purchase price of such vehicles is funded by the Bank as a loan to the customer on customary terms. During 2006, the Bank loaned customers approximately $4.0 million for the purchase of automobiles from Jordan Motors, which amount included service fees paid to Jordan of less than $13,000 in the aggregate. Also during 2006, the Bank purchased vehicles in an aggregate amount of approximately $862,000 from Jordan Motors for lease to various commercial finance customers of the Bank on customary terms. Revenues from all of the foregoing represented less than 0.003% of 2006 revenues of Jordan Motors.

Board Committees and Other Corporate Governance Matters

In January 2004, the Board of Directors adopted Corporate Governance Guidelines to ensure and document the Company’s existing high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.

Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing standards of the Nasdaq Stock Market. The Board has determined, after careful review, that each member of the Board is independent as defined in the Company’s Corporate Governance Guidelines, with the exception of Mr. Murphy and Mr. Jones, who are employed by the Company. Accordingly, twelve out of the fourteen current members of the Board are independent directors.

Board Committees — 1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of board members of both organizations. Executive and Governance, Nominating, Audit, and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members	Functions	2006 Meetings
Executive and Governance(2)	Christopher J. Murphy III	• Serve as senior committee with oversight responsibility	2
	William P. Johnson(1)	for effective governance of the Company.
	Rex Martin	• Power to act for the Board of Directors between meetings
	Timothy K. Ozark	subject to certain statutory limitations.
	Toby S. Wilt	• Identify and monitor the appropriate structure of the Board.
• Select Board members for committee assignments.

Nominating(2)	William P. Johnson(1)	• Identify, evaluate, recruit and select qualified candidates for	1
	Rex Martin	election, re-election or appointment to the Board
	Timothy K. Ozark	of Directors.
	Toby S. Wilt	• See also “Nominating Committee Information” below.

Audit(2)	David C. Bowers(1)	• Select the Company’s independent registered public accounting firm.	6
	Daniel B. Fitzpatrick	• Review the scope and results of the audits by the internal audit staff
	Terry L. Gerber	and the independent registered public accounting firm.
	Lawrence E. Hiler	• Review the adequacy of the accounting and financial controls
	Dane A. Miller	and presents the results to the Board of Directors with respect
	Timothy K. Ozark	to accounting practices and internal procedures. Also makes
	Mark D. Schwabero	recommendations for improvements in such procedures.
	Toby S. Wilt	• See also “Report of the Audit Committee” below.

Committee	Members	Functions	2006 Meetings
Executive Compensation	Timothy K. Ozark(1)	• Determine compensation for senior management personnel,	2
and Human Resources(2)	William P. Johnson	review the Chief Executive Officer and manage the
	Rex Martin	Company’s stock plans.
	Toby S. Wilt	• Establish wage and benefit policies for the Company and its subsidiaries.
• Review human resource guidelines, policies and procedures.
• See also “Report of the Executive Compensation and Human Resource
Committee” below.
 (1)Committee chairman
 (2)The charter of the committee is available on the Company’s website at www.1stsource.com.

Meetings of the Board Of Directors and Directors’ Compensation— The Board of Directors held six meetings in 2006. The only incumbent director attending fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the board of 1st Source on which he served was Dane A. Miller. Directors receive fees in the amount of $16,000 per year, $1,000 per board meeting and $750 per committee meeting attended ($1,000 per Audit Committee meeting attended). Committee chairpersons receive an additional $250 per meeting attended (an additional $750 per Audit Committee meeting attended). Total fees paid in 2006 were $446,500.

Compensation Discussion & Analysis

Compensation Philosophy and Program

The Executive Compensation and Human Resource Committee of the Board of Directors, comprised entirely of independent directors, among other things administers the Company’s executive compensation program. The purpose of the Executive Compensation and Human Resource Committee is described in its charter as follows:

•	To determine compensation for senior management personnel;
•	Review the Chief Executive Officer;
•	Establish wage and benefit policies for the Company;
•	Review general human resources guidelines, policies and procedures; and
•	Oversee the Company’s stock and benefit plans.

In addition, the Executive Compensation and Human Resource Committee generally reviews the recommendations of the Chief Executive Officer with regard to other executive officers and with regard to cash and stock incentives in the Executive Incentive Plan for officers in the Company.

The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and that the Company succeeds best when the officers work together in this partnership. The Company believes that executive compensation programs should be designed to attract, retain and motivate executive officers and key employees who will make a valuable contribution to the whole enterprise. The Company accomplishes this through its compensation packages that include cash bonuses and equity compensation that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, thereby aligning the executive’s interests with the interests of the Company’s shareholders.

Components of Compensation

To that end, the Executive Compensation and Human Resource Committee has implemented a compensation program for executive officers that includes the following components:
  Base Salaries: Annual base salary is designed to compensate 1st Source executives for their qualifications, responsibilities and performance. Salaries are administered under the 1st Source Salary Administration Program for all exempt employees. Through this program, positions are rated under direction of the Human Resources Department and placed in a salary range. Annually, management establishes a salary performance grid that sets the range of merit increases that may be given to exempt personnel, including officers, depending on their individual performance and position in the respective salary range (i.e. lower, middle or upper third). The salary performance grid is reviewed, adjusted and approved annually by the Executive Compensation and Human Resource Committee based on market and industry information, including data from SNL, Watson Wyatt, Crowe Chizek, the Indiana Chamber of Commerce and other publicly available sources. An officer’s annual salary will increase based on his or her position in the salary range and his or her individual performance rating determined through the annual review process. The categories for performance under the Company’s Salary Administration Program are:

o	Substantially and consistently exceeds job requirements;
o	Often exceeds job requirements;
o	Meets and sometimes exceeds job requirements;
o	Meets some job requirements, improvement is required; and
o	Does not meet minimal job requirements.

Generally, management awards salary increases as determined under these guidelines in conformance with the approved salary grid. All of the named executive officers, including the Chief Executive Officer, are eligible to receive annual increases through this Salary Administration process.

•
Annual Executive Incentive Plan Awards: The Company pays incentive compensation under its Executive Incentive Plan to all of the named executive officers. The Executive Incentive Plan bonuses are determined annually following the close of each year.

o
Calculation of Amount of Awards: Each executive is assigned a “partnership level” that is a percentage of the midpoint of the salary range or his or her annual base salary. Based on the executive’s individual performance, an executive may earn between 100% and 300% of their “partnership level” as incentive compensation. The actual amount received by the executive as incentive compensation is based upon the executive’s performance against a set of individual performance goals developed by the executive’s immediate supervisor and the executive early each calendar year. In assessing performance against these performance goals, the Company considers the level of achievement against each objective, and whether significant or unforeseen circumstances altered the expected difficulty of achieving the results. The amount is then adjusted based upon overall corporate performance against its annual profit plan. This “partnership level” percentage rises 2.5% for every 1% the corporation exceeds its profit plan and decreases 2.5% for every 1% the corporation falls short of its profit plan.

o
Method of Payment and Forfeiture: 50% of the Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in book value stock that is subject to forfeiture over a five-year period based on the executive remaining with the Company and on the continued financial performance of the Company. The Company believes that this form of equity-based compensation will encourage its executives to make sound business decisions that will grow the Company, strengthen its financial position and discourage decisions designed for short-term gain only. The Company acknowledges that these equity awards could become a significant portion of an individual’s net worth over time. The Company has chosen book value stock as the method of compensation because it is the one value that management of the Company can affect by its collective decisions. The earnings of the Company are either added to the book value per share or are paid out as dividends on all outstanding shares (including book value shares still subject to forfeiture). In this way, the value of the book value shares are protected from fluctuations in the stock market that are unrelated to performance of the Company. The executive generally is required to hold the book value shares until retirement except that seven years after the forfeiture risk has lapsed the executive may sell 50% of these vested book value shares back to the Company at its then book value for specific purposes: purchase of a personal residence or second home, college education tuition, or financial hardship.

•	Five-Year Long-Term Incentive Awards:

o
Calculation of Amount of Awards: The Company further rewards its executives for good long-term actions with the five-year, long-term incentive awards. Every five years, the Company establishes a set of corporate goals. These change from time to time, but usually include a growth goal, a return on equity goal and some credit and operating performance goals. The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its five-year plan and the executive’s average award over the prior five years. The final bonus amounts are determined by multiplying the result of that calculation by the the executive’s assigned “partnership level” for long-term incentive award purposes.

o
Method of Payment: Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives. The remainder of the long-term award is paid to executives in market value stock, with 10% vesting at the time of the award. The remaining market value stock is subject to forfeiture over a nine-year period based upon the continued growth of the Company.

Chief Executive Officer Performance and Compensation

Mr. Murphy’s compensation includes the same components described above for all executive officers of the Company. In addition, Mr. Murphy participates in the 1998 Performance Compensation Plan that is described below. Mr. Murphy’s performance is evaluated by the Executive Compensation and Human Resources Committee each year against a series of objectives set in the Company’s annual budget plan and in the Company’s long-term strategic plan as approved each year by the Board of Directors.

•
Base Salary: Each year, the Executive Compensation and Human Resources Committee reviews reports by SNL, Watson Wyatt and the National Executive and Senior Management Compensation Survey published by Compensation Data Surveys, Dolan Technologies Corporation, comparing compensation among comparable banks and also proxy statements for many of the companies identified. These reports are used by the Executive Compensation and Human Resources Committee to evaluate Mr. Murphy’s pay package against other pay packages for Chief Executive Officers with similar tenure at peer banks in terms of size and complexity. The Executive Compensation and Human Resources Committee checks comparables to ensure fairness as to aggregate compensation and its components. These are looked at in a general sense. The Executive Compensation and Human Resources Committee applies the salary grid used by the Company for all exempt employees when determining Mr. Murphy’s base salary increase.

•
Base Salary Increases: The Executive Compensation and Human Resources Committee reviewed Mr. Murphy’s salary in February 2005. Under his Employment Agreement, the terms of which are summarized on page 10 of this proxy statement, Mr. Murphy has had a right to receive a minimum annual increase of 5%. In 2003 and 2004, Mr. Murphy waived his right to receive an annual increase of 5% based upon the Company’s performance in 2002 and 2003 and had no increase for either year. In February 2005, the Executive Compensation and Human Resources Committee assessed Mr. Murphy’s performance in dealing with the challenges facing the Company and his leadership efforts and granted him a 5% increase. In February 2006, Mr. Murphy again waived his right to a minimum 5% annual increase, and was evaluated based on the 1st Source Salary Administration Program described above, receiving a 3.7% increase. Mr. Murphy has relieved the company of any obligation for future annual increases. Annually, Mr. Murphy is reviewed on his success in achieving the Company’s business plan and budget for the year with special focus on the Company’s return on equity and absolute earnings. He is also responsible for the overall performance of the Company relative to its operating and strategic plans and for representing it to various constituencies, for its community participation and for ensuring the development of a culture of independence, integrity and long-term success. Based on Mr. Murphy’s 2006 performance and the Company’s performance against its annual profit plan and using the salary performance grid, the Executive Compensation and Human Resources Committee granted Mr. Murphy a 3.2% increase.

•	Annual Executive Incentive Plan Award

o
Calculation of Amount of Award. Mr. Murphy’s base award is calculated based on a “partnership level” of 25% of his base salary. That base bonus is subject to increase or decrease based upon performance of the Company as described above. The Company performed above its plan for the year 2006. Mr. Murphy generally met his qualitative and other quantitative objectives, which included return on assets, return on equity, credit quality and growth objectives, Based upon the formula tied to those objectives, Mr. Murphy was awarded $445,301 for his performance in 2006 under the Executive Incentive Plan.

o
Method of Payment. Consistent with the Executive Incentive Plan, 50% of the award was paid in cash to Mr. Murphy at the time the award was made. The other 50% of Mr. Murphy’s award is determined in book value stock, but paid to Mr. Murphy in cash as the forfeiture period elapses. Mr. Murphy and his family own a substantial amount of Company stock. As shown on page 2 of this proxy statement, Mr. Murphy owns over three million shares of Company stock directly or indirectly and therefore is already significantly invested in the Company. The Executive Compensation and Human Resources Committee believes Mr. Murphy’s interest as an owner are significantly enough aligned with the shareholders that the Executive Incentive Plan’s stock components can be paid in cash as the forfeiture risk lapses.

•	Five-year Long-term Incentive Award:

o
Calculation of Amount of Award: The Company largely achieved its long-term credit quality goals and partially achieved its profitability goals for the five-year period ended December 31, 2005. Based upon the mathematical formula applied to the Company’s performance and the average of Mr. Murphy’s annual incentive award over that five-year period, Mr. Murphy received a bonus of $74,536 in 2006.

o
Method of Payment: Under the Executive Incentive Plan, 32.5% of this award was paid in cash at the time of the award, and the remaining 67.5% will be subject to forfeiture over the next nine years based upon the Company’s performance. During this period, the “at risk” portion of the award is delineated in market value stock but is paid in cash to Mr. Murphy as the forfeiture restriction lapses for the same reason that the Executive Incentive Plan’s annual award is eventually settled in cash.

Mr. Murphy also participates in the 1998 Performance Compensation Plan. This plan was designed so that a program could be available to the Executive Compensation and Human Resources Committee for awarding bonuses that are specifically mathematically-based and qualify for full deduction under the tax rules described below. For officers, bonus awards may approach the $1,000,000 level. This program may be used to replace or supplement the Executive Incentive Plan. Thus far, the Executive Compensation and Human Resources Committee has not deemed it necessary to use this plan for anyone other than Mr. Murphy.

•
1998 Performance Compensation Plan Award: Mr. Murphy was eligible for a cash bonus under the 1998 Performance Compensation Plan based on the Company’s earning goals established by the Executive Compensation and Human Resources Committee at the beginning of 2006. The Executive Compensation and Human Resources Committee determined that these goals were attained. For 2006, the award level was set up to 2.5% of net income, which is the same percentage as the seven previous years. Under the terms of the plan, Mr. Murphy earned a bonus of $500,000, or approximately 1.27% of net income.

Tax Deductibility of Pay

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Executive Compensation and Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility. The Executive Compensation and Human Resources Committee will continue to review and monitor the deductibility of compensation.

SUMMARY COMPENSATION TABLE

			Stock	Option	Non-Equity
			Awards	Awards	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	($) (1)	($)(2)	Compensation($)	Compensation($)(3)	Total
Christopher J. Murphy III	2006	$614,077	$111,015	$-	$722,651	$107,547	$1,555,290
Chairman, President & CEO,
1st Source, and Chairman
& CEO, 1st Source Bank

Larry E. Lentych	2006	207,385	23,367	-	45,847	35,037	311,636
Senior Vice President,
Treasurer and
Chief Financial Officer

Wellington D. Jones III	2006	340,846	50,204	-	97,369	60,392	548,811
Executive Vice President,
1st Source, and President
& COO, 1st Source Bank

John B. Griffith	2006	257,369	34,461	37,632	61,863	32,212	423,537
Senior Vice President,
General Counsel and
Secretary

Richard Q. Stifel	2006	234,332	142,149 (4)	-	52,878	37,254	466,613
Executive Vice President,
Business Banking Group,
1st Source Bank

(1) Amounts included in Stock Awards for 2006 are computed based on the 2006 annual expense that would have been included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method. These amounts are computed using grant date fair values for each individual grant classified as an equity award under SFAS 123R and settlement date fair values for each individual grant classified as a liability award under SFAS 123R.
(2) Amounts included in Option Awards for 2006 are computed based on the 2006 annual expense included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method and the grant date fair value for the applicable grant. Valuation assumptions for this grant were included in the weighted average computation of assumptions for 2001 stock option grants in Note H to 1st Source’s 2001 Annual Report.
(3) Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined	Dividends on			Other Amounts
Name	Contribution Retirement Plans	Stock Awards	Directors’ Fees	Perquisites	of $10,000 or Less	Total
Mr. Murphy	$25,900	$13,381	$16,000	$47,142 (5)(6)	$5,124	$107,547
Mr. Lentych	25,900	6,429	—	*	2,708	35,037
Mr. Jones	25,900	13,807	16,000	*	4,685	60,392
Mr. Griffith	25,900	4,040	—	*	2,272	32,212
Mr. Stifel	25,900	6,486	—	*	4,868	37,254
* Not included - total of perquisites and benefits is less than $10,000

(4) Mr. Stifel turned age 65, which is considered normal retirement age for Executive Incentive Plan purposes, during 2006. Accordingly, for purposes of this table and in accordance with the requirements of SFAS 123R, the entire fair value of stock awards made to him during 2006 ($50,599) and the fair value of stock awards made to him prior to 2006 but unvested as of January 1, 2006 ($90,550) have been included in his Stock Awards amount for 2006. Only the fair value of stock awards made prior to 2006 and that vested for 2006 performance has been included for the other named individuals. Mr. Stifel’s amount is $118,910 higher than it would have been had it been computed on the same basis as the other individuals in the table.
(5) Mr. Murphy’s perquisites included personal usage of the company plane ($34,348), company car mileage and country club dues. These are valued at the incremental cost of the personal usage to the Company. For personal usage of the company plane, the incremental cost is the variable hourly cost.
(6) Mr. Murphy reimbursed the Company $5,000 for other miscellaneous incalculable personal benefits.
(7) There were no bonus awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts			Estimated Future Payouts
		Under Equity Incentive Plan			Under Equity Incentive Plan
		“Book Value” Awards (#Shares)			“Market Value” Awards (#Shares)
								Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock Awards
Christopher J. Murphy III	2/9/2006		9,040			2,445		$196,498
Larry E. Lentych	2/9/2006		1,566			613		38,705
Wellington D. Jones III	2/9/2006		4,215			1,572		102,282
John B. Griffith	2/9/2006		2,443			618		52,157
Richard Q. Stifel	2/9/2006		2,408			617		51,600

Note: There were no non-equity incentive plan awards with future payouts made during 2006. Also, there were no other stock awards or option awards made during 2006.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements:

Mr. Murphy, Mr. Lentych, Mr. Jones and Mr. Stifel signed employment agreements in April 1998. Mr. Griffith signed an employment agreement in March 2001. Mr. Murphy’s agreement, including subsequent changes agreed to with the Executive Compensation and Human Resources Committee, provides for a $620,000 base salary at December 31, 2006, with annual increases as the Committee may deem appropriate each year, and cash bonus payments under the Executive Incentive Plan and Long-Term Executive Award Program and the 1998 Performance Compensation Plan.

Under the other four agreements, Mr. Jones, Mr. Lentych, Mr. Stifel and Mr. Griffith receive base salaries of $345,000, $210,000, $238,065 and $260,000, respectively, at December 31, 2006, with annual increases each year as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan and the Long-Term Executive Award Program. The agreements permit gross-up payments necessary to cover possible excise tax payments by the Executives and to reimburse the Executives for legal fees that might be expended in enforcing the agreements’ provisions or contesting tax issues relating to the agreements’ parachute provisions.

Mr. Murphy’s agreement is a five-year agreement which is extended an additional year each year unless either party gives notice not to extend. The agreements for Mr. Jones, Mr. Lentych and Mr. Stifel expire on December 31, 2007. Mr. Griffith’s agreement expires on March 31, 2007. In each case the Executive’s agreement will be extended from year to year thereafter unless either party gives notice not to extend. If an Executive terminates employment because of any adverse change in his status, he will continue to receive his base salary for a period of twelve months after his termination. If an Executive terminates employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50%, or in the case of Mr. Murphy, 20% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested Board of Directors election, or any approval of any transaction which results in a disposition of substantially all of the assets of 1st Source), he will receive severance pay in cash equal to 2.99 times his “Annualized Includable Compensation” (as defined under the Internal Revenue Code of 1986, as amended.)

The agreements include restrictive covenants which require, among other things, that the Executives not compete with 1st Source in bank or bank-related services within certain designated counties of Indiana and not divulge confidential information or trade secrets for a twenty-four month period (in the agreement of Mr. Griffith, an unlimited period with respect to confidential information or trade secrets) after termination of employment. In the event of disability, an Executive will receive his base salary for up to one year, in addition to other disability programs in effect for all officers of 1st Source.

Bonus Plan:

Bonuses under 1st Source’s Executive Incentive Plan (EIP) are determined annually following the close of the year. The bonus is calculated based on the officer’s “partnership level” adjusted for the Company’s performance relative to plan and for the individual’s personal performance relative to weighted objectives set by the individual with his or her supervisor at the beginning of the year. For the named executives, the base bonus is calculated at a “partnership level” ranging from 15% to 25% of their salaries. For each 1% that the Company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%. Finally, this possible bonus is adjusted by the individual’s performance ranging from 0% to 300% of the possible bonus.

Under the terms of the EIP, 50% of an Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in “Book Value” stock which is subject to forfeiture over the succeeding five (5) years. “Book Value” shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time. The forfeiture lapses ratably for each year the employee remains with the Company and for each year, or period of years, the Company grows its net income by a targeted minimum per year. During this period, the “at risk” portion of the bonus, delineated in book value stock, is transferred to the participant as the forfeiture period lapses. In Mr. Murphy’s case, while determined in book value stock, the award is paid in cash as the forfeiture lapses.

Due to the Company’s performance in 2002, the remaining 20% of the award made in 1997 would be forfeited. In early 2003 Mr. Murphy asked that the forfeiture period for these awards be extended for four (4) years for all members of the Executive Incentive Plan except those most senior officers (including Mr. Murphy and Mr. Jones) of the Corporation with credit and management authority bearing full responsibility for the Company’s performance. The recommendation for the extension was made in an effort to encourage the management team throughout the Company to accelerate their efforts to return 1st Source to its historic earnings levels. This extension was approved by the Board of Directors and the shareholders. The Board and Shareholders also approved extensions of the forfeiture period for the awards made in 1998, 1999, 2000 and 2001 by four (4) years for all members of the Executive Incentive Plan except Mr. Murphy, who forfeited the remaining 20% and 60%, respectively of the 1997 and 1998 award in January 2003 and January 2004 and the remaining 100% of the 1999, 2000 and 2001 awards in January 2005, January 2006 and January 2007, respectively. All other members of the Executive Incentive Plan forfeited the remaining 20% of the 1997 awards in January 2007.

Mr. Murphy was also eligible for a cash bonus under the 1998 Performance Compensation Plan based on goals established at the beginning of 2006. For 2006, the award level set was up to 2.5% of net income, or the same percentage as set for the seven (7) previous years. Based on Mr. Murphy’s performance, Mr. Murphy earned a bonus of approximately 1.27% of net income, or $500,000.

The stock award amounts shown in the Stock Awards column of the Summary Compensation Table represent the 2006 annual expense that would have been included in 1st Source’s financial statements under SFAS 123R using the modified prospective transition method for awards related to periods before 2006. The option award amount shown in the Option Awards column of the Summary Compensation Table represents the expense of the related option award computed in accordance with SFAS 123R for 2006. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash awards under the Plan and the 1998 Performance Compensation Plan award. Estimated future payout amounts for 2006 book value and market value stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.

Recipients of unvested book value and market value shares granted under the Executive Incentive Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan
			Incentive					Incentive	Awards:
			Plan Awards:					Plan	Market or
	Number of	Number of	Number of				Market	Awards:	Payout
	Securities	Securities	Securities			Number of	Value of	Number of	Value of
	Underlying	Underlying	Underlying			Shares of	Shares of	Unearned	Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Shares	Shares That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exerciseable	Unexerciseable	Options	Price	Date	Vested (1)	Vested	Not Vested (1)	Vested
Christopher J. Murphy III	133,403	-	-	$28.30	7/21/2008
“Book Value” Shares								18,500	$303,400
“Market Value” Shares						8,588	$275,923

Larry E. Lentych	40,021	-	-	28.30	7/21/2008
“Book Value” Shares								10,800	177,120
“Market Value” Shares						1,519	48,805

Wellington D. Jones III	66,702	-	-	28.30	7/21/2008
“Book Value” Shares								22,926	375,986
“Market Value” Shares						3,834	123,186

John B. Griffith	22,916	4,584	-	20.86	7/2/2011
“Book Value” Shares								6,722	110,241
“Market Value” Shares						1,095	35,182

Richard Q. Stifel	40,021	-	-	28.30	7/21/2008
“Book Value” Shares								11,161	183,040
“Market Value” Shares						1,503	48,291
(1) Vesting dates for these awards are as follows:
	“Book Value” Shares	“Market Value” Shares
Mr. Murphy	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Lentych	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Jones	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Griffith	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Stifel	12/2006 - 12/2010	12/2006 - 12/2014

Note: Shares vesting based on calendar year results (e.g., 12/2006 above generally is based on 2006 results) are not released until financial results are publicly announced early in the following year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of “Book	Number of “Market
	Shares Acquired	Value Realized	Value” shares	Value” Shares Acquired	Value Realized
Name	on Exercise	on Exercise	acquired on vesting	on Vesting	on Vesting
Christopher J. Murphy III	-	-	1,011	1,840	$ 57,442
Larry E. Lentych	6,603	$ 84,271	563	392	17,531
Wellington D. Jones III	5,327	38,938	1,117	762	34,416
John B. Griffith	-	-	768	1,206	39,252
Richard Q. Stifel	8,988	134,479	503	298	14,473

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Total
David C. Bowers	$ 41,500	$ 41,500
Daniel B. Fitzpatrick	33,000	33,000
Terry L. Gerber	36,500	36,500
Lawrence E. Hiler	35,500	35,500
William P. Johnson	37,750	37,750
Wellington D. Jones III	See Summary Compensation Table
Craig A. Kapson	35,000	35,000
Rex Martin	33,250	33,250
Dane A. Miller, Ph.D.	27,000	27,000
Christopher J. Murphy III	See Summary Compensation Table
Timothy K. Ozark	39,250	39,250
John T. Phair	31,000	31,000
Mark D. Schwabero	33,000	33,000
Toby S. Wilt	31,750	31,750

Note: There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings, or other compensation paid to non-employee directors in 2006

Executive Compensation and Human Resources Committee

Timothy K. Ozark, Chairman
William P. Johnson	Rex Martin
Toby S. Wilt

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Executive Compensation and Human Resources Committee of the Board of Directors during the last fiscal year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors
The Indiana Business Corporation Law provides in regard to indemnification of directors and officers as follows:
     23-1-37-8 Indemnification of director against liability
     Sec. 8.(a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if;
(1)	the individual’s conduct was in good faith; and

(2)	the individual reasonably believed;
	(A)	in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and

	(B)	in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(3)	in the case of any criminal proceeding, the individual either;
	(A)	had reasonable cause to believe the individual’s conduct was lawful; or

	(B)	had no reasonable cause to believe the individual’s conduct was unlawful.
     (b) A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).
     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
     23-1-37-9 Mandatory indemnification of director against expense
     Sec. 9. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
     23-1-37-13 Officers, employees or agents; indemnification and advance of expense
     Sec. 13. Unless a corporation’s articles of incorporation provide otherwise:
     (1) an officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;
     (2) the corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and
     (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
     23-1-37-15 Indemnification rights under articles of incorporation, by-laws or resolutions
     Sec. 15. (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:
     (1) a corporation’s articles of incorporation or bylaws;
     (2) a resolution of the board of directors or of the shareholders; or
     (3) any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.
     (b) If the articles of incorporation, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

     (c) This chapter does not limit a corporation’s power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person’s appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.
     The Articles of Incorporation of the Registrant provides:
“The Corporation shall, to the fullest extent permitted in and in the manner provided by Chapter 37 of the Act, indemnify every person who is or was a Director of the Corporation. The Corporation may advance expenses to every person who is or was a Director of the Corporation to the fullest extent permitted in and in the manner provided by Chapter 37 of the Act. The Corporation shall indemnify and advance expenses to every person who is or was an Officer of the Corporation to the same extent as if such person were a Director of the Corporation. The foregoing indemnification and advance of expenses for Directors and Officers of the Corporation shall apply when such persons are serving in their official capacity with the Corporation, when serving at the Corporation’s request while a Director or Officer of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, and when serving as a director or officer of any corporation at least eighty percent (80%) of the voting capital stock of which is owned of record by the Corporation. All references in this paragraph to Chapter 37 of the Act shall be deemed to include any amendment or successor thereto. Nothing contained in this paragraph shall limit or preclude the exercise of any right relating to indemnification or advance of expenses to any person who is or was a Director or Officer of the Corporation or the ability of the Corporation to otherwise indemnify or advance expenses to any such person. The foregoing provisions shall be binding upon any successor to the Corporation so that each person who is or was a Director or Officer of the Corporation shall be in the same position with respect to any resulting, surviving, or succeeding entity as he or she would have been had the separate legal existence of the Corporation continued; provided, that unless expressly provided or agreed otherwise, this sentence shall be applicable only to Directors and Officers acting in such capacity prior to termination of the separate legal existence of the Corporation. If any word, clause, or sentence of the foregoing provisions regarding indemnification or advancement of expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. This paragraph shall be interpreted and enforced so as to give maximum rights to indemnification and advance of expenses to each person who is or was a Director or Officer of the Corporation. If any Court holds any word, clause, or sentence of this paragraph invalid, the Court is authorized and empowered to rewrite these provisions to achieve such purpose.”

Article VIII of the Code of By-Laws of the Registrant provides as follows:

Section 8.01 Indemnification:

A. Every person who is or was a Director or Officer of the Corporation shall be indemnified by the Corporation against all liability, including any obligation to pay a judgment, settlement, penalty, excise tax, or fine, and against reasonable expenses, including counsel fees, actually incurred by such person in his or her Official Capacity, provided that such person is determined in the manner specified in D below to have met the standard of conduct specified in E below. Upon demand for such indemnification, the Corporation shall proceed as provided in D below to determine whether such person is so entitled to indemnification.

B. Every person who is or was a Director or Officer of the Corporation shall be indemnified by the Corporation against reasonable expenses, including counsel fees, actually incurred by such person in connection with any Proceeding to which such person was a party because of such person serving in his or her Official Capacity if such person was wholly successful, on the merits or otherwise, in the defense of such Proceeding.

C. The Corporation may, upon authorization of those entitled to select counsel under D.(3) below, pay for or reimburse the reasonable expenses, including counsel fees, incurred by any person who is or was a Director or Officer of the Corporation in connection with any Proceeding to which such person is a Party because of such person serving in his or her Official Capacity in advance of final disposition of the Proceeding if:

(1) The person furnishes the Corporation a written affirmation of the person's good faith belief that the person has met the standard of conduct specified in E below;

(2) The person furnishes the Corporation an unlimited general written undertaking, executed personally or on the person's behalf, to repay the advance if it is ultimately determined that the person did not meet such standard of conduct; and

(3) A determination is made in the manner specified in D below that the facts then known to those making the determination would not preclude indemnification under A above.

D. The determination shall be made by any one of the following procedures, as selected by the Board of Directors by majority vote of the entire Board of Directors:

(1) By the Board of Directors by majority vote of a quorum consisting of Directors not at the time parties to the proceeding as to which indemnification or advancement of expenses is at issue.

(2) If a quorum cannot be obtained under Subdivision (1), by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are Parties may participate), consisting solely of two or more Directors not at the time Parties to the Proceeding.

(3) By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in Subdivision (1) or (2); or, if a quorum of the Board of Directors cannot be obtained under Subdivision (1) and a committee cannot be designated under Subdivision (2), by special legal counsel selected by majority vote of the full Board of Directors (in which selection Directors who are Parties may participate).

(4) By a majority vote of shareholders excluding shares owned or controlled by Directors or Officers who at the time of the vote are Parties to the Proceeding.

E. The standard of conduct for any act or omission is as follows:

(1) In the case of any criminal Proceeding, the person either had reasonable cause to believe that the person's conduct was lawful, or, had no reasonable cause to believe the person's conduct was unlawful.

(2) In all other cases, either (a)(i) the person's conduct was in good faith, and (ii) the person reasonably believed that the person's conduct was in the Corporation's best interest, or, in the situation described in F.(3)(c) below, the person reasonably believed that the person's conduct was not opposed to the Corporation's best interests; or (b) the person's breach of or failure to act in accordance with the standard set forth in E.(2)(a) above did not constitute willful misconduct or recklessness. A person's conduct with respect to an employee benefit plan for a purpose which the person reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of E.(2)(b).

(3) The termination of a Proceeding by judgment, order, agreement, or settlement, or upon conviction or a plea of nolo contendere, or the equivalent of any of the foregoing, is not, of itself, determinative that the person did not meet the standard of conduct.

F. As used hereinabove with respect to indemnification, the following terms have the following meanings:

(1) DIRECTOR means an individual who is or was a director of the Corporation. "Director" includes the heirs, estate, executors, administrators, and personal representatives of a Director.

(2) OFFICER means an individual who is or was an officer of the Corporation. "Officer" includes the heirs, estate, executors, administrators, and personal representatives of an Officer.

(3) OFFICIAL CAPACITY means: (a) when used with respect to a Director, the position of Director of the Corporation; (b) when used with respect to an Officer, the office in the Corporation held by an Officer, and (c) when used with respect to a Director or Officer, any service by a person while a Director or Officer of the Corporation at the Corporation's specific request, as a Director, Officer, partner, trustee, employee, or agent of the Corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. For these purposes, a person is considered to be serving an employee benefit plan at the Corporation's specific request of the person's duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

(4) PARTIES means persons who were, are, or are threatened to be named defendant or respondent in a Proceeding.

(5) PROCEEDING means any threatened, pending, or completed action, suit, proceeding, or appeal therefrom, whether civil, criminal, administrative, regulatory, or investigative, and whether formal or informal.

G. The Corporation reserves the right to purchase and maintain insurance for the matters covered by these provisions and to the extent of such insurance payments these provisions shall not be effective.

Item 21. Exhibits and Financial Statement Schedules.

An index to Exhibits appears at pages II-8 hereof.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on May 4, 2007.

1ST SOURCE CORPORATION (Registrant)
By:	/s/ Christopher J. Murphy, III
Christopher J. Murphy, III, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher J. Murphy III	Chairman of the Board,	May 4, 2007
Christopher J. Murphy III	President and Chief Executive Officer

/s/ Wellington D. Jones III	Executive Vice President	May 4, 2007
Wellington D. Jones III	and Director

/s/ Larry E. Lentych	Treasurer, Chief Financial Officer	May 4, 2007
Larry E. Lentych	and Principal Accounting Officer

/s/ John B. Griffith	Secretary	May 4, 2007
John B. Griffith	and General Counsel

/s/ David C. Bowers*	Director	May 4, 2007
David C. Bowers

/s/ Daniel B. Fitzpatrick*	Director	May 4, 2007
Daniel B. Fitzpatrick

/s/ Terry L. Gerber*	Director	May 4, 2007
Terry L. Gerber

/s/ Lawrence E. Hiler*	Director	May 4, 2007
Lawrence E. Hiler

/s/ William P. Johnson*	Director	May 4, 2007
William P. Johnson

/s/ Craig A. Kapson*	Director	May 4, 2007
Craig A. Kapson

/s/ Rex Martin*	Director	May 4, 2007
Rex Martin

/s/ Dane A. Miller*	Director	May 4, 2007
Dane A. Miller

/s/ Timothy K. Ozark*	Director	May 4, 2007
Timothy K. Ozark

/s/ John T. Phair*	Director	May 4, 2007
John T. Phair

/s/ Mark D. Schwabero*	Director	May 4, 2007
Mark D. Schwabero

/s/ Toby S. Wilt*	Director	May 4, 2007
Toby S. Wilt

*
By:	/s/ John B. Griffith
John B. Griffith, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

2.1
Agreement and Plan of Merger dated as of February 19, 2007, as amended April 10, 2007, by and among 1st Source Corporation, FINA Bancorp, Inc., Hickory Acquisition, Inc. and Wayne B. Welter, as shareholders’ agent, included as Appendix A to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2
Shareholder Voting Agreement dated as of February 19, 2007, by and among 1st Source Corporation and each of the signatories thereto, included as Appendix C to the proxy statement/prospectus constituting Part I of this registration statement.

3.1	Articles of Incorporation of 1st Source Corporation as amended April 30, 1996, filed as an exhibit to Form 10-K dated December 31, 1996, and incorporated herein by reference.

3.2	By-Laws of 1st Source, as amended January 29, 2004, and filed as an exhibit to Form 10-K dated December 31, 2003, and incorporated herein by reference.

4.1	Form of Common Stock Certificates of Registrant filed as exhibit to Registration Statement 2-40481 and incorporated herein by reference.

4.2(a)	Form of Floating Rate Cumulative Trust Preferred Securities Indenture, dated March 21, 1997, filed as exhibit to Form 10-K, dated December 31, 1997, and incorporated herein by reference.

4.2(b)	Form of Floating Rate Cumulative Trust Preferred Securities Trust Agreement, dated March 21, 1997, filed as exhibit to Form 10-K, dated December 31, 1997, and incorporated herein by reference.

4.2(c)	Form of Floating Rate Cumulative Trust Preferred Securities Guarantee Agreement, dated March 21, 1997, filed as exhibit to Form 10-K, dated December 31, 1997, and incorporated herein by reference.

4.3	Agreement to Furnish Long-term Debt Instruments, dated February 11, 2003, filed as an exhibit to Form 10-K, dated December 31, 2002, and incorporated herein by reference.

5.1	Opinion and consent of John B. Griffith, as to the legality of the securities being registered.

8.1	Opinion of Krieg DeVault LLP, regarding certain federal income tax consequences relating to the merger.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of John B. Griffith (included as part of the opinion filed as Exhibit 5.1).

23.3	Consent of Krieg DeVault LLP (included as part of its opinion filed as Exhibit 8.1).*

23.4	Consent of AFSI, LLC

24.1	Power of Attorney.*

99.1	Form of Proxy for Special Meeting of FINA Bancorp.

99.2	Form of Letter of Transmittal and Election for Shareholders of FINA Bancorp.

99.3	Form of Letter of Transmittal for Non-Electing Shareholders of FINA Bancorp.

99.4	Voting Instruction Letter to Participants in the First National Bank, Valparaiso Employee Stock Ownership Plan

99.5	Voting Instruction Card for Participants in the First National Bank, Valparaiso Employee Stock Ownership Plan

* Previously filed.